     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 1998


                                                      REGISTRATION NO. 333-49863
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 3 TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          EL PASO NATURAL GAS COMPANY*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                   4922                                  74-0608280
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NO.)

                             1001 LOUISIANA STREET

                              HOUSTON, TEXAS 77002
                                 (713) 420-2131
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                    BRITTON WHITE, JR.                                        CHARLES M. DARLING, IV
                 EXECUTIVE VICE PRESIDENT                                  PRESIDENT AND GENERAL COUNSEL
                    AND GENERAL COUNSEL                                     DEEPTECH INTERNATIONAL INC.
                EL PASO NATURAL GAS COMPANY                                      600 TRAVIS STREET
                   1001 LOUISIANA STREET                                            SUITE 7400
                   HOUSTON, TEXAS 77002                                        HOUSTON, TEXAS 77002
                      (713) 420-2131                                              (713) 224-7400

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                 GARY P. COOPERSTEIN, ESQ.                                     RICK L. BURDICK, ESQ.
         FRIED, FRANK, HARRIS, SHRIVER & JACOBSON                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                    ONE NEW YORK PLAZA                                         711 LOUISIANA STREET
                 NEW YORK, NEW YORK 10004                                           SUITE 1900
                      (212) 859-8000                                           HOUSTON, TEXAS 77002
                                                                                  (713) 220-5800

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the merger (the "Merger") of DeepTech International Inc. ("DeepTech") with (i) El Paso Natural Gas Company ("El Paso") or a subsidiary thereof pursuant to the Agreement and Plan of Merger (the "Original Merger Agreement"), dated as of February 27, 1998, or (ii) if stockholders of DeepTech approve the amended merger contemplated by the Original Merger Agreement, as amended by Amendment No. 1 dated as of June 16, 1998 (as so amended, the "Amended Merger Agreement"), a new El Paso holding company or a subsidiary of the new El Paso holding company pursuant to the Amended Merger Agreement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------

    * As more fully described in this Registration Statement, subject to the approval of the Amended Merger Agreement by DeepTech stockholders, El Paso intends to adopt a holding company structure prior to the Merger whereby El Paso and its subsidiaries would become direct and indirect subsidiaries of El Paso Energy Corporation ("El Paso Energy"), a newly formed Delaware holding company. If the DeepTech stockholders approve the Amended Merger Agreement, the holding company reorganization is expected to occur prior to the effective time of the Merger, in which case El Paso Energy will file an amendment to this Registration Statement pursuant to Rule 414 under the Securities Act adopting this Registration Statement as its own registration statement and setting forth any material changes made in connection with or resulting from the succession.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          DEEPTECH INTERNATIONAL INC.
                                7500 CHASE TOWER
                               600 TRAVIS STREET
                              HOUSTON, TEXAS 77002
Dear Stockholder:

   On February 27, 1998, DeepTech International Inc. entered into an Agreement and Plan of Merger (the "Original Merger Agreement") with El Paso Natural Gas Company and El Paso Acquisition Company, a wholly owned subsidiary of El Paso, pursuant to which DeepTech would merge with El Paso, or under certain circumstances, with El Paso Acquisition Company. The holders of a majority of DeepTech's common stock have already approved the merger and accordingly no further action by the stockholders of DeepTech is necessary for this merger to occur. Subsequent to the date this merger was approved, El Paso determined to reorganize its corporate structure to establish a new El Paso holding company. The Board of Directors of DeepTech has approved an amendment dated as of June 16, 1998 to the Original Merger Agreement (as amended, the "Amended Merger Agreement"), subject to approval by DeepTech stockholders. If the Amended Merger Agreement is approved by DeepTech stockholders, El Paso intends to effect its holding company reorganization prior to the merger with DeepTech, in which case DeepTech would merge either with the new holding company, El Paso Energy Corporation, or, under certain circumstances, with El Paso Acquisition Company. If the Amended Merger Agreement is not approved by DeepTech stockholders, El Paso will not effect the holding company reorganization prior to the merger, and the merger will be consummated in accordance with the terms of the Original Merger Agreement.

   DeepTech intends to solicit written consents from stockholders to approve the Amended Merger Agreement and, if written consents are not promptly obtained, to solicit proxies in connection with a meeting of stockholders of DeepTech to be held on August 14, 1998 at DeepTech International Inc., 7500 Chase Tower, 600 Travis Street, Houston, Texas 77002 for the purpose of approving the Amended Merger Agreement. This meeting will only be held if DeepTech has not previously received written consents from the holders of a majority of the outstanding shares of DeepTech common stock approving the Amended Merger Agreement.

   The Amended Merger Agreement provides for the substitution of the new holding company, El Paso Energy Corporation, in place of El Paso Natural Gas Company as a party to the merger agreement and the substitution of the common stock of El Paso Energy Corporation as consideration in the merger, in lieu of the common stock of El Paso Natural Gas Company. The terms of the El Paso Energy Corporation common stock and the rights of former DeepTech stockholders as stockholders of El Paso Energy Corporation would be substantially identical to the terms of the El Paso Natural Gas Company common stock and the rights of former DeepTech stockholders as stockholders of El Paso Natural Gas Company. The remaining terms of the merger will be substantially identical, whether the merger is consummated in accordance with the Original Merger Agreement or in accordance with the Amended Merger Agreement.

   In connection with the merger, you have the right to specify (i) the number of shares of DeepTech common stock you own that you would like to convert into the right to receive cash consideration and (ii) the number of such shares which you would like to convert into the right to receive stock consideration. As described in more detail in the enclosed Proxy Statement/Prospectus, depending upon the number of shares of DeepTech common stock which elect stock or cash, the merger may be either a tax-free or a taxable transaction. In either case, you may specify, by completion of the appropriate box on the enclosed Form of Election, that (x) if the average of the closing prices of a share of El Paso common stock on the New York Stock Exchange during the ten consecutive trading days ending on and including the trading day immediately prior to the effective time of the merger is less than $25.00, your share or shares of DeepTech common stock will be converted into the right to receive cash consideration, notwithstanding your election to receive stock, and (y) if the average price during such specified ten-day period is greater than $37.50, your share or shares of DeepTech common stock will be converted into the right to receive the stock consideration, notwithstanding your election to receive cash.

   If you make no election, your shares of DeepTech common stock will be treated as if they were covered by a stock election for purposes of the merger agreement. If the merger is a taxable transaction, regardless of any election you have made, you will receive cash for your shares of DeepTech common stock unless you specify by marking the appropriate box on the Form of Election that you wish to receive El Paso common stock in a taxable transaction. You should not mark this box on the Form of Election unless you wish to receive stock in a taxable transaction.

   The material terms of the merger and the transactions contemplated by the merger agreement and other agreements related to DeepTech and certain of its subsidiaries are as follows:

   (i) DeepTech will sell to its subsidiary, Tatham Offshore, Inc., $8 million of debt owed to it by its wholly owned subsidiary, DeepFlex Production Services, Inc., and its subsidiaries in exchange for (x) the stock of Tatham Offshore Development, Inc. (a subsidiary of Tatham Offshore which owns an interest in an undeveloped oil and gas property in the Gulf of Mexico) and (y) the cancellation of reversionary interests in certain oil and gas properties owned by Leviathan Gas Pipeline Partners, L.P.;

   (ii) DeepFlex will deliver to DeepTech the shares of Tatham Offshore common and preferred stock which DeepFlex owns in exchange for $12 million of debt owed by DeepFlex to DeepTech;

   (iii) DeepTech will contribute to DeepFlex the remaining balance of approximately $61.4 million of debt owed by DeepFlex to DeepTech;

   (iv) DeepTech will contribute the stock of DeepFlex to Tatham Offshore. DeepFlex, through its subsidiaries, owns all of the assets of DeepTech's offshore contract drilling services business;

   (v) DeepTech will effect a rights offering to DeepTech stockholders of the Tatham Offshore common and preferred stock owned by DeepTech. DeepTech will retain $75 million of the net rights offering proceeds and will contribute the balance (other than amounts necessary to satisfy certain tax payment obligations of Tatham Offshore) to Tatham Offshore;

   (vi) El Paso will acquire the minority interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. held by certain members of DeepTech management and third parties for an aggregate of $55 million in cash;

   (vii) DeepTech will merge with and into El Paso (or, if the Amended Merger Agreement has been approved and the El Paso holding company reorganization has occurred, El Paso Energy) or, under certain circumstances, with El Paso Acquisition Company; and

   (viii) Tatham Offshore will transfer certain oil and gas properties owned by it to a subsidiary of Leviathan in exchange for 7,500 shares of Tatham Offshore's 9% Senior Convertible Preferred Stock owned by Leviathan and the satisfaction of all accrued and unpaid dividends on the Senior Convertible Preferred Stock owed to Leviathan.

   The consummation of the merger is subject to customary conditions precedent and requires consent from the holders of DeepTech's 12% Senior Secured Notes due 2000 and Senior Subordinated Notes due 2000. DeepTech has received the requisite consents from the holders of DeepTech's 12% Senior Secured Notes and Senior Subordinated Notes.

   If the merger is a taxable transaction and you (i) have not executed a written consent or voted in favor of the merger and (ii) are required under the merger agreement to accept cash for your shares of DeepTech common stock (other than cash exchanged for fractional shares), you will be entitled to appraisal rights. To exercise such right, you must send to DeepTech within 20 days after the date of mailing of this letter (or, if the Amended Merger Agreement is approved by DeepTech stockholders no later than the earlier of (a) 20 days after the date of mailing of notice of such approval and of the availability of appraisal rights or (b) the date of the DeepTech stockholders' meeting) a notice stating that you demand the appraisal of your shares. Within 120 days after the effective date of the merger, you may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock. Notwithstanding the foregoing, any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms offered pursuant to the merger.

   This Proxy Statement/Prospectus is being provided to DeepTech stockholders for the purposes of, among others, (i) soliciting the approval by DeepTech stockholders of the Amended Merger Agreement and the merger contemplated thereby and (ii) providing each DeepTech stockholder an opportunity to elect the type of consideration he or she wishes to receive in the merger. The attached Proxy Statement/Prospectus contains a more detailed description of the merger and the transactions contemplated by the merger agreement. We encourage you to read the Proxy Statement/Prospectus thoroughly.

                                        Very truly yours,

                                        /s/ Thomas P. Tatham

                                        THOMAS P. TATHAM
                                        CHAIRMAN OF THE BOARD
Houston, Texas
July 15, 1998

   This Proxy Statement/Prospectus and the accompanying Form of Election and Proxy Card are first being mailed to stockholders of DeepTech on or about July 15, 1998.
                            ------------------------
THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY 15, 1998.

                          DEEPTECH INTERNATIONAL INC.
                               600 TRAVIS STREET
                                   SUITE 7400
                              HOUSTON, TEXAS 77002
                                 (713) 224-7400
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 14, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of stockholders of DeepTech International Inc. ("DeepTech") will be held at DeepTech International Inc., 7500 Chase Tower, 600 Travis Street, Houston, Texas 77002, on August 14, 1998, at 9:00 a.m., local time, for the following purposes:

     1. To approve the Agreement and Plan of Merger, dated as of February 27, 1998, as amended by Amendment No. 1 ("Amendment No. 1") dated as of June 16, 1998 (as amended, the "Amended Merger Agreement"), among DeepTech, El Paso Natural Gas Company ("El Paso"), El Paso Acquisition Company, a wholly owned subsidiary of El Paso ("Merger Sub") and El Paso Energy Corporation, a wholly owned subsidiary of El Paso ("El Paso Energy"), and the merger (the "Merger") of DeepTech with El Paso Energy or a subsidiary of El Paso Energy, and the transactions contemplated by the Amended Merger Agreement; and

     2. To transact any other business which may be properly brought before the Special Meeting or any adjournment or postponement thereof.

     The holders of a majority of DeepTech's common stock have already approved the merger of DeepTech with El Paso Natural Gas Company or a subsidiary thereof pursuant to the original Agreement and Plan of Merger dated as of February 27, 1998 (the "Original Merger Agreement") and accordingly no further action by the stockholders of DeepTech is necessary for this merger to occur. The Board of Directors of DeepTech has approved Amendment No. 1 to the Original Merger Agreement, subject to approval of the Amended Merger Agreement by DeepTech stockholders. If the Amended Merger Agreement is approved by DeepTech stockholders, El Paso intends to effect its holding company reorganization prior to the merger with DeepTech, in which event DeepTech would merge either with the new holding company, El Paso Energy, or, under certain circumstances, with El Paso Acquisition Company. If the Amended Merger Agreement is not approved by DeepTech stockholders, El Paso will not effect the holding company reorganization prior to the merger, and the merger will be consummated in accordance with the terms of the Original Merger Agreement.

     DeepTech intends to solicit written consents from stockholders to approve the Amended Merger Agreement and, if written consents are not promptly obtained, to solicit proxies in connection with the Special Meeting. The Special Meeting will only be held if DeepTech has not previously received written consents from the holders of a majority of the outstanding shares of DeepTech common stock approving the Amended Merger Agreement.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE AMENDED MERGER AGREMENT AND THE MERGER CONTEMPLATED THEREBY WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS.

     The affirmative vote or consent of the holders of at least a majority of the outstanding stock of DeepTech entitled to vote is required to approve the Amended Merger Agreement and the merger contemplated thereby.

     Only stockholders of record at the close of business on July 2, 1998 are entitled to give written consents in connection with the approval of the Amended Merger Agreement and the merger contemplated thereby and to notice of, and to vote at, the Special Meeting (if held) and at any and all adjournments or postponements thereof. Reference is made to the attached Proxy Statement/Prospectus for a more complete description of the Amended Merger Agreement and the transactions contemplated in connection therewith.

                                          By Order of the Board of Directors

                                          /s/ DONALD V. WEIR
                                          --------------------------------------
                                          Donald V. Weir
                                          Assistant Secretary

Houston, Texas
July 15,1998

                               TABLE OF CONTENTS

Available Information.......................................    1
Incorporation of Documents by Reference.....................    2
Questions and Answers About the Merger and Related
  Transactions..............................................    4
Diagram of Election Choices.................................   10
Summary.....................................................   12
The Merger and Related Transactions.........................   32
The Written Consents and the Special Meeting................   51
The Merger Agreement........................................   53
The Contribution Agreement..................................   66
The Standby Agreement and the Purchase Commitment
  Agreement.................................................   68
The Tax Sharing Agreement...................................   69
The Redemption Agreement....................................   69
Stockholder Agreements......................................   70
Purchase of Minority Interests..............................   70
Interests of Certain Persons in the Merger..................   70
Material U.S. Federal Income Tax Consequences of the
  Merger....................................................   71
Comparison of the Rights of Holders of El Paso Common Stock
  and DeepTech Common Stock.................................   74
The Exchange Ratio..........................................   82
Market Price and Dividend Information.......................   83
Selected Historical Consolidated Financial Data of El
  Paso......................................................   84
Selected Historical Consolidated Financial Data of
  DeepTech..................................................   85
Unaudited Pro Forma Condensed Consolidated Financial
  Statements of DeepTech International Inc. and
  Subsidiaries..............................................   86
Experts.....................................................   92
Legal Matters...............................................   92
Stockholder Proposals.......................................   92

Appendices:

A-1 -- Merger Agreement
A-2 -- Amendment No. 1 to the Merger Agreement
B -- Contribution Agreement
C -- Fairness Opinion of Chase Securities, Inc.

Annex:

I --Section 262 of the Delaware General Corporation Law

                             AVAILABLE INFORMATION

     Each of El Paso, DeepTech and Leviathan Gas Pipeline Partners, L.P. ("Leviathan"), of which Leviathan Gas Pipeline Company is the general partner and the holder of a 27.3% ownership interest (DeepTech, which holds an 85% interest in Leviathan Gas Pipeline Company, is the holder of an effective 23.2% ownership interest in Leviathan), is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements, and other information regarding registrants (including El Paso, DeepTech and Leviathan) that file electronically with the Commission (at http://www.sec.gov). The common stock of El Paso and the common units and preference units of Leviathan are listed on the New York Stock Exchange and the common stock of DeepTech is listed on the Nasdaq National Market, and reports, proxy statements and other information (i) relating to El Paso and Leviathan can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and (ii) relating to DeepTech can be inspected at the offices of NASD Operations, 1735 K Street, N.W., Washington, D.C.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Commission by El Paso, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and the exhibits thereto for further information. Exhibits to the Registration Statement that are omitted from this Proxy Statement/Prospectus may also be obtained at the Commission's World Wide Web site described above. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and readers are referred to the copy so filed for more detailed information, each such statement being qualified in its entirety by such reference.

     El Paso has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to El Paso and DeepTech has supplied all such information relating to DeepTech and Leviathan.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER OF SHARES OF DEEPTECH COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS SENT, UPON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO EL PASO, TO NORMA F. DUNN, VICE PRESIDENT, INVESTOR AND PUBLIC RELATIONS, EL PASO NATURAL GAS COMPANY, 1001 LOUISIANA STREET, HOUSTON, TEXAS 77002, TELEPHONE
(713) 420-2131 AND, IN THE CASE OF DOCUMENTS RELATING TO DEEPTECH OR LEVIATHAN, TO DEEPTECH INTERNATIONAL INC., 7500 CHASE TOWER, 600 TRAVIS STREET, HOUSTON, TEXAS 77002, ATTN: DENNIS KUNETKA, SENIOR VICE PRESIDENT -- INVESTOR AND PUBLIC RELATIONS, TELEPHONE (713) 224-7400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NOT LATER THAN JULY 21, 1998.

     If the Amended Merger Agreement described herein is approved by written consent of DeepTech stockholders, DeepTech will supplementally notify DeepTech stockholders of such approval, and this Proxy Statement/Prospectus as so supplemented will constitute the Information Statement/Prospectus with respect to the Amended Merger Agreement and the transactions contemplated thereby.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE A PROSPECTUS WITH RESPECT TO THE RIGHTS OFFERING (AS DEFINED HEREIN) OR THE SHARES OF CAPITAL STOCK OF TATHAM OFFSHORE, INC. ("TATHAM OFFSHORE") WHICH MAY BE ACQUIRED UPON EXERCISE OF THE RIGHTS (AS DEFINED HEREIN). THE RIGHTS OFFERING IS BEING MADE PURSUANT TO A SEPARATE REGISTRATION STATEMENT OF TATHAM OFFSHORE AND NEITHER EL PASO NOR DEEPTECH MAKES ANY RECOMMENDATION TO HOLDERS OF RIGHTS AS TO WHETHER THEY SHOULD EXERCISE OR SELL ANY RIGHTS OR ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF INFORMATION RELATING TO TATHAM OFFSHORE, THE RIGHTS OFFERING OR THE RIGHTS.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE BY THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EL PASO OR DEEPTECH. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:

EL PASO COMMISSION FILINGS (FILE NO. 1-2700)

     1. the El Paso Proxy Statement on Schedule 14A dated February 6, 1998;

     2. the El Paso Proxy Statement on Schedule 14A dated April 6, 1998;

     3. the El Paso Annual Report on Form 10-K for the year ended December 31, 1997;

     4. the El Paso Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     5. the El Paso Current Reports on Form 8-K dated December 26, 1996 and March 17, 1998 and Form 8-K/A dated January 21, 1997 and January 22, 1997; and

     6. the El Paso Registration Statement on Form 8-A, as amended to date, filed with respect to the El Paso Common Stock.

DEEPTECH COMMISSION FILINGS (FILE NO. 1-959)

     1. the DeepTech Proxy Statement on Schedule 14A dated November 24, 1997;

     2. the DeepTech Annual Report on Form 10-K/A for the year ended June 30, 1997;

     3. the DeepTech Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998;

     4. the DeepTech Current Reports on Form 8-K dated July 23 and December 31, 1997; and

     5. the DeepTech Registration Statement on Form 8-A, as amended to date, filed with respect to the DeepTech Common Stock.

LEVIATHAN COMMISSION FILINGS (FILE NO. 1-11680)

     1. the Leviathan Annual Report on Form 10-K for the year ended December 31, 1997;

     2. the Leviathan Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; and

     3. the Leviathan Registration Statement on Form 8-A, as amended to date, filed with respect to the Leviathan preference units and common units.

     All reports and other documents filed by El Paso, DeepTech or Leviathan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the effective time of the merger described herein shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
                            AND RELATED TRANSACTIONS

Q:  WHAT IS THE PROPOSED MERGER?

A: The proposed merger is a merger of DeepTech with El Paso or, if the merger is restructured under certain circumstances, a subsidiary of El Paso. If the amended merger agreement described herein is approved by DeepTech stockholders, El Paso intends to reorganize its corporate structure prior to the merger into a holding company structure as described below, in which case the proposed merger would become a merger of DeepTech with a new El Paso holding company or, if the merger is restructured under certain circumstances, a subsidiary of the new El Paso holding company. Prior to the merger, DeepTech will dispose of its existing assets other than its general and limited partnership interests in Leviathan, through the contribution of its offshore drilling services business to its subsidiary, Tatham Offshore, Inc., and a rights offering to DeepTech stockholders of the shares of Tatham Offshore owned by DeepTech. As a result, at the time of the merger, DeepTech will have no material assets other than its Leviathan interests and cash.

    This Proxy Statement/Prospectus is being provided to DeepTech stockholders for the purpose of, among other things, (i) soliciting the approval by DeepTech stockholders of the amended merger agreement and the merger contemplated thereby and (ii) providing each DeepTech stockholder an opportunity to elect the type of consideration he or she wishes to receive in the merger.

Q:  WHY IS DEEPTECH MERGING WITH EL PASO?

A: DeepTech is merging with El Paso because DeepTech's Board of Directors, after consultation with financial and legal advisors, believes that the current activity in oil and gas mergers and acquisitions has resulted in favorable prices for companies such as DeepTech. In addition, the DeepTech Board believes that DeepTech's prospects for continued performance as an independent company were not as good as they would be when combined with El Paso. Furthermore, the tax structure of the transaction and the fact that DeepTech stockholders have the right to take El Paso stock or cash in the transaction all make the transaction more favorable to the DeepTech stockholders. This was deemed to be particularly true given the values DeepTech had been offered in connection with other proposals for transactions such as the merger.

Q:  WHAT WILL A DEEPTECH STOCKHOLDER RECEIVE IN THE MERGER?

A: For each of your shares of DeepTech common stock, you will receive, at your election, (i) a fraction of a share of common stock of El Paso, equal to or greater than 0.3733 shares of El Paso common stock but in no event greater than 0.56 of a share of El Paso common stock (subject to adjustments as described below) depending upon the average of the closing sales prices of a share of El Paso common stock on the New York Stock Exchange during the ten consecutive trading days ending on and including the trading day immediately prior to the effective time of the merger, or (ii) $14.00 in cash, without interest. If the average price of El Paso common stock is at least $25.00 and not more than $37.50, then for each of your shares of DeepTech common stock you will receive a fraction of a share of El Paso common stock determined by dividing $14.00 by the average El Paso stock price during the specified ten-day period. If the average price of the El Paso common stock is less than $25.00, you will receive 0.56 of a share of El Paso common stock for each of your shares of DeepTech common stock. If the average price of El Paso common stock is more than $37.50, you will receive 0.3733 of a share of El Paso common stock for each of your shares of DeepTech common stock.

    The number of shares of El Paso common stock or cash to be received by each DeepTech stockholder will also be adjusted appropriately to reflect any change in the number of shares of DeepTech common stock outstanding on a fully diluted basis, including shares of DeepTech common stock issuable upon the exercise of options or warrants, between the date of the merger agreement and the effective time of the merger.

Each share of El Paso common stock issued to holders of DeepTech common stock in the merger will be issued together with one-half of an associated preferred stock purchase right under the Amended and Restated Shareholder Rights
     Agreement, dated as of July 23, 1997, as amended from time to time, between El Paso and The First National Bank of Boston, as rights agent. El Paso will not issue fractional shares of El Paso common stock in the merger. Instead, El Paso will pay a cash adjustment to holders who would otherwise receive fractional shares of El Paso common stock equal to the product of such fraction of a share and the average El Paso common stock price.

Q:  WHAT IS THE "EXCHANGE RATIO"?

A: The Exchange Ratio is the fraction of a share of El Paso common stock which a DeepTech stockholder will receive for each share of DeepTech common stock which is converted into El Paso common stock in the merger. As described above, when the average El Paso stock price is equal to or greater than $25.00 but less than or equal to $37.50, the Exchange Ratio will be determined by dividing $14.00 by the average closing price of El Paso common stock during the specified ten-day period (subject to adjustments as described above). When the average El Paso stock price is less than $25.00, the Exchange Ratio will be 0.56 and when the average El Paso stock price is more than $37.50, the Exchange Ratio will be 0.3733.

    Holders of DeepTech common stock may call 1-800-414-2879 at any time between the date of this Proxy Statement/Prospectus and the election record date (as described below) to obtain information including the average price and the Exchange Ratio if each were calculated on the date of the call.

Q:  WHAT IS THE EL PASO HOLDING COMPANY REORGANIZATION? HOW WOULD IT AFFECT ME?

A: The El Paso holding company reorganization is the formation of a new Delaware holding company whose charter, By-laws and capitalization will be substantially identical to El Paso's. The holding company reorganization will allow El Paso to restructure its current businesses into separate regulated and unregulated groups of subsidiaries.

    If DeepTech stockholders approve the amended merger agreement, the holding company reorganization is expected to be consummated prior to the merger, in which case any shares issued in the merger will be shares of common stock of the new El Paso holding company. The terms of these shares and your rights as a shareholder of the new El Paso holding company would be substantially identical to the terms of the El Paso common stock and your rights as a shareholder of the existing El Paso. The holding company reorganization will not affect the tax consequences of the merger.

Q: WHAT APPROVAL BY DEEPTECH STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THE MERGER?

A: The holders of a majority of the outstanding shares of DeepTech common stock have already approved the original merger agreement and the merger contemplated thereby by action by written consent. This merger does not require any further vote under Delaware law.

    The amended merger agreement and the merger contemplated thereby require the approval of the holders of a majority of the outstanding shares of DeepTech common stock. DeepTech intends to solicit written consents to approve the amended merger agreement and, if DeepTech does not obtain these consents promptly, to solicit proxies in connection with a special meeting of stockholders which would be held on August 14, 1998 if DeepTech has not received the requisite written consents.

Q: WHAT WILL HAPPEN IF DEEPTECH STOCKHOLDERS DO NOT APPROVE THE AMENDED MERGER AGREEMENT?

A: El Paso will not effect its holding company reorganization prior to the merger, and DeepTech will merge with the existing El Paso parent entity or a subsidiary of El Paso, in accordance with the terms of the original merger agreement.

Q:  CAN I REVOKE MY WRITTEN CONSENT OR PROXY?

A: The written consents with respect to the original merger agreement and the merger contemplated thereby have become effective and accordingly these consents are irrevocable. You may revoke your written consent with respect to the amended merger agreement at any time prior to the delivery to DeepTech of written consents executed by the holders of record of a majority of the outstanding shares of DeepTech common stock, by delivering a signed notice of revocation to DeepTech. There are three ways in which you may revoke your proxy relating to the special meeting, if it is held. First, you may submit a written notification stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. DeepTech stockholders choosing either of these methods should send their notice of revocation or new proxy card to the person at DeepTech indicated on page 1. As a third method, you may attend the DeepTech special meeting and vote in person. If you wish to vote in person at the DeepTech special meeting after you have submitted a proxy card (and have not revoked such proxy), you still must provide a written notification stating that you would like to revoke your proxy. If you hold your shares in "street name" through a nominee or broker, you must follow directions received from your broker to cast or change your vote.

Q:  WHAT DO I NEED TO DO NOW?

A: Please mail your signed written consent and proxy card in the enclosed postage prepaid return envelope as soon as possible. Since a majority of the voting shares of DeepTech must approve the merger, it is important that DeepTech stockholders return their signed written consents and proxy cards. YOUR VOTE IS VERY IMPORTANT. You must also complete, sign and mail the form of election in the enclosed return envelope to indicate whether you prefer to receive shares of El Paso common stock or cash for all or any part of your shares of DeepTech common stock.

    In order to be effective, the form of election must be submitted to the exchange agent listed on the return envelope no later than the Election Record Date, which is 5:00 p.m., New York City time, on the twentieth day following the date of mailing of the Form of Election and must be accompanied by the stock certificates representing the shares of DeepTech common stock for which the election is being made or an appropriate guarantee of delivery as set forth in the form of election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

Q:  WHAT SHOULD I DO IF I WANT TO RECEIVE CASH IN THE MERGER?

A: If you want to receive cash for any of your shares, you must complete Box A in the form of election indicating the number of your DeepTech shares for which you wish to receive cash.

    Even if you elect to receive cash in the merger, by checking Box C(2) on the form of election, you may automatically convert your cash election to a stock election if the average closing price of El Paso common stock for the specified ten-day period is greater than $37.50 (so that, based upon the Exchange Ratio, the fraction of share of El Paso common stock which would be issued for each DeepTech share would have a value of more than $14.00).

Q:  WHAT SHOULD I DO IF I WANT TO RECEIVE EL PASO COMMON STOCK IN THE MERGER?

A: If you want to receive El Paso common stock for any of your shares, you should complete Box B in the form of election indicating the number of your DeepTech shares for which you wish to receive El Paso common stock.

    Even if you elect to receive El Paso common stock in the merger, by checking Box C(1) on the form of election, you may automatically convert your stock election to a cash election if the average closing price of El Paso common stock during the specified ten-day period is less than $25.00 (so that, based upon the Exchange Ratio, the fraction of a share of El Paso common stock which would be issued for each DeepTech share would have a value of less than $14.00).

    In addition, if the merger is a taxable transaction, regardless of any election you may have made, you will receive cash for your DeepTech shares unless you specify by marking Box D on the form of election that you wish to receive El Paso common stock in a taxable transaction. You should not mark this box on the form of election unless you wish to receive stock in a taxable transaction.

Q:  WHAT WILL HAPPEN IF I FAIL TO SUBMIT A VALID FORM OF ELECTION?

A: If you do not submit a valid form of election, or withdraw your election, you will receive El Paso common stock for your DeepTech shares, unless the merger is a taxable transaction, in which case you will receive cash for your shares.

Q: CAN I CHANGE OR REVOKE MY ELECTION AFTER I HAVE MAILED MY SIGNED FORM OF ELECTION?

A: Yes. You can change your election at any time on or prior to the Election Record Date by delivering a written notice to the exchange agent on or prior to the Election Record Date accompanied by a properly completed form of election.

    You can revoke your election by delivering a written notice to the exchange agent on or prior to the Election Record Date or by withdrawing your stock certificates previously deposited with the exchange agent prior to the Election Record Date. You can withdraw any revocation of an election by notice of such withdrawal delivered to the exchange agent on or prior to the Election Record Date.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES WHEN I RETURN MY FORM OF ELECTION?

A: Yes. A form of election will not be effective unless accompanied by the stock certificates representing the shares of DeepTech common stock for which the election is being made or an appropriate guarantee of delivery from a member of any registered national securities exchange or of the National Association of Securities Dealers Inc. or a commercial bank or trust company having an office or correspondent in the United States. The exchange agent will hold the certificates on your behalf. If for any reason the merger is not consummated, the exchange agent will return your stock certificates to you.

Q: UNDER WHAT CIRCUMSTANCES WILL THE MERGER BE RESTRUCTURED? HOW WOULD IT AFFECT ME?

A: Under the merger agreement, there is no limit on the number of shares of DeepTech common stock which may be converted into the cash consideration or the stock consideration. If more than 50% of the total merger consideration consists of cash, El Paso and DeepTech will restructure the form of the merger as a merger of a subsidiary of El Paso with and into DeepTech. This restructuring is to ensure that, regardless of whether stockholders of DeepTech elect to receive stock or cash in the merger, DeepTech will not incur any corporate level income tax by reason of the merger. If the merger is restructured, the merger will be a taxable transaction for all DeepTech stockholders, whether you elect to receive cash or El Paso common stock.

    If the merger is a taxable transaction, regardless of any election you may have made, you will receive cash for your shares of DeepTech common stock unless you specify by marking Box D on the form of election that you wish to receive El Paso common stock in a taxable transaction. You should not mark Box D on the form of election unless you wish to receive stock in a taxable transaction.

    Except for the effects upon the election procedure and the tax consequences to DeepTech stockholders just described, this restructuring will not alter any of the material terms of the merger agreement.

    In addition, El Paso has the right under the merger agreement to restructure the merger as a merger of DeepTech with and into a subsidiary of El Paso. This restructuring will not alter any of the material terms of the merger, including the tax consequences to DeepTech stockholders.

Q: HOW WILL DEEPTECH DISPOSE OF THE ASSETS WHICH EL PASO IS NOT ACQUIRING THROUGH THE MERGER?

A: DeepTech will dispose of these assets prior to the merger through the following steps:

    - DeepTech will sell to its subsidiary, Tatham Offshore, Inc., $8 million of debt owed to it by its wholly owned subsidiary, DeepFlex Production Services, Inc., and its subsidiaries in exchange for (i) the stock of Tatham Offshore Development, Inc. (a subsidiary of Tatham Offshore which owns interests in certain undeveloped oil and gas properties in the Gulf of Mexico) and (ii) the cancellation of reversionary interests in certain oil and gas properties owned by Leviathan.

    - DeepFlex will deliver to DeepTech the shares of common and preferred stock of Tatham Offshore which DeepFlex owns in exchange for $12 million of debt owed by DeepFlex to DeepTech.

    - DeepTech will contribute to DeepFlex the remaining balance of approximately $61.4 million of debt owed by DeepFlex to DeepTech.

    - DeepTech will contribute the stock of DeepFlex to Tatham Offshore. DeepFlex, through its subsidiaries, owns all of the assets of DeepTech's offshore contract drilling services business.

    - DeepTech will effect a rights offering to the stockholders of DeepTech of the Tatham Offshore common and preferred stock owned by DeepTech. DeepTech will retain $75 million of the net rights offering proceeds and will contribute the balance (other than amounts necessary to satisfy certain tax payment obligations of Tatham Offshore) to Tatham Offshore.

    - El Paso will acquire the minority interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. (each a subsidiary of DeepTech) held by certain members of DeepTech management and third parties for an aggregate of $55 million in cash.

    - Tatham Offshore will transfer certain oil and gas properties owned by it to a subsidiary of Leviathan in exchange for 7,500 shares of Tatham Offshore's 9% Senior Convertible Preferred Stock owned by Leviathan and the satisfaction of all accrued and unpaid dividends on the 9% Senior Convertible Preferred Stock owed to Leviathan.

Q:  WHAT IS THE RIGHTS OFFERING?

A: The rights offering is the distribution to stockholders of record of DeepTech on the date fixed by the Board of Directors of DeepTech of rights to buy each stockholder's proportionate share of the Tatham Offshore common and preferred stock owned by DeepTech.


    The rights offering will be open to holders of rights generally for a period fixed by the Tatham Offshore board of directors which will expire on August 14, 1998 unless extended by the board of directors of Tatham Offshore.


    At any time during the rights offering, any holder of rights may exercise his/her rights by paying the subscription price of $3.25 for the underlying shares of Tatham Offshore common and preferred stock comprising each right. Because DeepTech will list the rights on the Nasdaq over the counter market, holders of rights may also have the option of selling their rights on the Nasdaq over the counter market.

    Holders of rights have no obligation to purchase the Tatham Offshore stock. To assure the completion of the rights offering, Tatham Brothers, LLC, an affiliate of Mr. Thomas P. Tatham, the Chairman of the Board and Chief Executive Officer of DeepTech, has agreed to buy such number of unsubscribed Tatham Offshore common and preferred stock in the rights offering as will result in DeepTech receiving net proceeds from the rights offering of not less than $75 million. In addition, Tatham Brothers will have the right to purchase any unpurchased shares in the rights offering. Tatham Offshore will purchase any shares of Tatham Offshore common and preferred stock not purchased by Tatham Brothers in the rights offering.

Q:  HOW CAN I LEARN MORE ABOUT THE RIGHTS OFFERING?

A: The rights offering is described in detail in a separate registration statement which Tatham Offshore has filed with the Securities and Exchange Commission.

Q:  WILL DEEPTECH STOCKHOLDERS HAVE APPRAISAL RIGHTS IN THE MERGER?

A: Under Delaware corporate law, DeepTech stockholders will not have rights to an appraisal of the value of their shares in connection with the merger, except in a case in which the merger is restructured as a taxable transaction as described above. In that situation, a DeepTech stockholder who (i) did not execute a written consent or vote in favor of the merger,
    (ii) is required under the merger agreement to accept cash for his/her shares of DeepTech common stock (other than cash exchanged for fractional shares), (iii) held his/her shares of DeepTech common stock through the effective time of the merger and

(iv) exercises and perfects dissenters' right will be entitled to receive payment of the fair value of his/her shares.

Q:  HOW WILL THE MERGER BE TREATED FOR ACCOUNTING PURPOSES?

A: The merger will be accounted for as a purchase of DeepTech by El Paso, which means the purchase price, including costs directly related to the merger, will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of completion of the merger. To the extent the purchase price exceeds the fair value of DeepTech's identified net assets, the excess will be recorded as cost in excess of net assets acquired and amortized to expense over a period of no more than 40 years. Results of operations of DeepTech will be included in El Paso's financial statements after the closing of the merger.

Q:  WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO
    ME?

A: The merger generally will not subject stockholders of DeepTech to U.S. federal income tax to the extent they receive El Paso common stock pursuant to the merger. DeepTech stockholders that receive both cash and El Paso common stock will recognize gain, if any, but not loss, equal to the lesser of the cash received and the gain realized, computed separately for each block of DeepTech common stock exchanged in the merger. If a DeepTech stockholder receives only cash in the merger, or if the merger is restructured as a taxable transaction as described above, DeepTech stockholders will generally recognize gain or loss equal to the difference between the value of the consideration received in the merger (the cash and/or the El Paso common stock) and the stockholder's basis in the DeepTech stock surrendered. In general, any gain recognized in the merger by a DeepTech stockholder will be capital gain, although under unusual circumstances it could be ordinary income.

    To review the tax consequences to DeepTech stockholders of the merger in greater detail, see pages 71 to 73.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: El Paso and DeepTech are working towards quickly completing the merger. Regulatory approvals and DeepTech debtholder approvals must be obtained prior to the consummation of the merger. Subject to such approvals, El Paso and DeepTech anticipate completing the merger in August 1998.

                       WHO CAN HELP ANSWER MY QUESTIONS?

    If you have more questions about the merger or the related transactions, you should contact:

                          DEEPTECH INTERNATIONAL INC.
                                7500 CHASE TOWER
                               600 TRAVIS STREET
                              HOUSTON, TEXAS 77002
                            ATTN: DENNIS A. KUNETKA
                  SENIOR VICE PRESIDENT -- INVESTOR RELATIONS
                         TELEPHONE NO.: (713) 224-7400

     IF YOU WOULD LIKE ADDITIONAL COPIES OF THE PROXY STATEMENT/PROSPECTUS,
                              YOU SHOULD CONTACT:

                        CHASEMELLON SHAREHOLDER SERVICES
                              450 WEST 33RD STREET
                              NEW YORK, N.Y. 10001
                         TELEPHONE NO.: (800) 414-2879

     The following diagrams illustrate the various election choices available to DeepTech stockholders in connection with the merger.

                  DIAGRAM OF ELECTION CHOICES -- CASH ELECTION
                            (IE., BOX A IS CHECKED)

                 DIAGRAM OF ELECTION CHOICES -- STOCK ELECTION
                            (IE., BOX B IS CHECKED)

                                    SUMMARY

     This summary highlights certain information from this document and may not contain all of the information that is important to you. To understand the merger and related transactions fully and for a more complete description of the legal terms of the merger and related transactions, you should read carefully this entire document and the documents referred to in the "Incorporation of Documents by Reference" section at the beginning of this document.

THE COMPANIES

EL PASO NATURAL GAS COMPANY
1001 LOUISIANA
HOUSTON, TEXAS 77002
(713) 420-2131

     El Paso is a diversified energy company with principal operations consisting of the interstate and intrastate transportation, gathering and processing of natural gas, the marketing of natural gas and other commodities, and the development and operations of energy infrastructure facilities worldwide. El Paso, a Delaware corporation and incorporated in 1928, has been doing business under the name El Paso Energy Corporation since April 22, 1996.

EL PASO ACQUISITION COMPANY
1001 LOUISIANA
HOUSTON, TEXAS 77002
(713) 420-2131

     El Paso Acquisition Company is a wholly owned subsidiary of El Paso, incorporated in Delaware on February 13, 1998 for the purpose of the merger. Prior to the consummation of the merger, El Paso Acquisition Company will not engage in any activity other than activities related to the transactions contemplated by the merger agreement.

DEEPTECH INTERNATIONAL INC.
7500 CHASE TOWER
600 TRAVIS STREET
HOUSTON, TEXAS 77002
(713) 224-7400

     DeepTech is a diversified energy company engaged, through its subsidiaries, in offshore contract drilling services and the acquisition, development, production, processing, transportation and marketing of, and the exploration for, oil and gas located primarily offshore the United States in the Gulf of Mexico and offshore eastern Canada. As explained in this Proxy Statement/Prospectus, prior to the merger, DeepTech will contribute its offshore contract drilling services business to Tatham Offshore, Inc. and will dispose of its Tatham Offshore stock through a rights offering to DeepTech stockholders. As a result, at the time of the merger, DeepTech will have no material assets other than its interests in Leviathan and cash.

HOLDING COMPANY REORGANIZATION (SEE PAGES 45 TO 46)

     If DeepTech stockholders approve the amended merger agreement, El Paso intends to adopt a holding company structure prior to the merger whereby El Paso and its subsidiaries would become direct and indirect subsidiaries of El Paso Energy Corporation, a newly formed Delaware holding company. Pursuant to the holding company reorganization, holders of shares of El Paso common stock would become holders on a share-for-share basis of shares of common stock of El Paso Energy with the result that El Paso Energy would replace El Paso as the publicly held corporation, and all stockholders of El Paso immediately prior to such reorganization would own the same number of shares of common stock of El Paso Energy immediately after the reorganization. If DeepTech stockholders approve the amended merger agreement and the holding company reorganization occurs prior to the effective time of the merger, unless the context otherwise requires, all references to El Paso will be deemed references to El Paso Energy and references to El Paso common stock will be deemed references to El Paso Energy common stock.

                  THE WRITTEN CONSENTS AND THE SPECIAL MEETING

WRITTEN CONSENTS (SEE PAGE 51)

     DeepTech intends to solicit written consents of DeepTech stockholders to approve the amended merger agreement and, if the written consents are not promptly obtained from the holders of record of a majority of the outstanding shares of DeepTech common stock, to solicit proxies for a special meeting of DeepTech stockholders which will be held only if the requisite written consents have not previously been obtained.

     If the Amended Merger Agreement is approved by written consent of DeepTech stockholders, DeepTech will supplementally notify DeepTech stockholders of such approval, and this Proxy Statement/Prospectus as so supplemented will constitute the Information Statement/Prospectus with respect to the Amended Merger Agreement and the transactions contemplated thereby.

PURPOSE OF THE WRITTEN CONSENTS AND THE SPECIAL MEETING (SEE PAGE 51)

     The purpose of the solicitation of the written consents and the special meeting is to (i) seek DeepTech stockholder approval of a proposal to approve the amended merger agreement and the related merger and (ii) if the special meeting is held, transact such other business as may properly come before the special meeting or at any adjournments or postponements thereof. See "THE WRITTEN CONSENTS AND THE SPECIAL MEETING -- Purpose of the Written Consents and the Special Meeting."

RECORD DATE; SHARES ENTITLED TO VOTE (SEE PAGE 51)

     Only holders of record of shares of DeepTech common stock at the close of business on July 2, 1998 are entitled to act by written consent and to receive notice of and to vote at the special meeting. On such date, there were 26,856,378 shares of common stock outstanding. Each share of DeepTech common stock will be entitled to one vote in connection with the written consent and on each matter to be acted upon at the special meeting. See "THE WRITTEN CONSENTS AND THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

VOTE REQUIRED (SEE PAGE 51)

     On February 27, 1998, DeepTech obtained written consents from the holders of a majority of the outstanding shares of DeepTech common stock approving the original merger agreement and the merger contemplated thereby. Under Delaware law, DeepTech is not required to obtain any further stockholder approval in connection with the original merger agreement and the merger contemplated thereby.

     The affirmative vote or consent of the holders of a majority of the outstanding shares of DeepTech entitled to vote is required to approve the amended merger agreement and the related merger. An abstention or a failure to vote or consent with respect to the amended merger agreement and the related merger will have the effect of a vote cast against the proposal. Brokers who hold outstanding stock of DeepTech as nominees will not have discretionary authority to vote or give consents with respect to such shares in the absence of instructions from the beneficial owners thereof. See "THE WRITTEN CONSENTS AND THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote" and "-- Proxies."

DATE, TIME AND PLACE OF MEETING (SEE PAGE 51)

     If necessary, the special meeting of DeepTech shareholders will be held on August 14, 1998, at DeepTech International Inc., 7500 Chase Tower, 600 Travis Street, Houston, Texas 77002 commencing at 9:00 a.m. local time. See "THE WRITTEN CONSENTS AND THE SPECIAL MEETING -- Date, Time and Place of Meeting."

SECURITY OWNERSHIP OF MANAGEMENT

     As of the record date, the directors and executive officers of DeepTech owned approximately 43% of the outstanding stock of DeepTech entitled to act by written consent and to vote at the special meeting. Each of the directors and executive officers of DeepTech has advised DeepTech that he or she plans to vote or give a written consent or to direct all outstanding stock of DeepTech owned by him or her and entitled to vote to be voted or to cause a consent to be executed in favor of the amended merger agreement and the merger contemplated thereby.

                      THE MERGER AND RELATED TRANSACTIONS

     The merger agreement, Amendment No. 1 to the merger agreement and the contribution and distribution agreement are attached as Appendices A-1, A-2 and B, respectively, to this Proxy Statement/Prospectus. We encourage you to read carefully the merger agreement and the contribution and distribution agreement as they are the legal documents that govern the merger and the related transactions.

THE MERGER AND RELATED TRANSACTIONS (SEE PAGES 32 TO 50)

     The proposed merger is a merger of DeepTech with El Paso or, if the merger is restructured under certain circumstances, with a subsidiary of El Paso. If DeepTech stockholders approve the amended merger agreement, El Paso intends to reorganize its corporate structure prior to the merger into a holding company structure as described below, in which case the proposed merger will become a merger of DeepTech with a new El Paso holding company or, if the merger is restructured under certain circumstances, a subsidiary of the new El Paso holding company. Prior to the merger, DeepTech will dispose of its existing assets other than its general and limited partnership interests in Leviathan, through the contribution of its offshore drilling services business to its subsidiary, Tatham Offshore, and a rights offering to DeepTech stockholders of the shares of Tatham Offshore owned by DeepTech. As a result, at the time of the merger, DeepTech will have no material assets other than its Leviathan interests and cash.

     DeepTech will dispose of certain assets which El Paso is not acquiring prior to the merger through the following steps:

     - DeepTech will sell to Tatham Offshore $8 million of debt owed to it by its wholly owned subsidiary, DeepFlex, and its subsidiaries in exchange for (i) the stock of Tatham Offshore Development, Inc. (a subsidiary of Tatham Offshore which owns an interest in the Sunday Silence field, an undeveloped oil and gas property in the Gulf of Mexico) and (ii) the cancellation of reversionary interests in certain oil and gas properties owned by Leviathan.

     - DeepFlex will deliver to DeepTech the shares of Tatham Offshore common and preferred stock which DeepFlex owns in exchange for $12 million of debt owed by DeepFlex to DeepTech.

     - DeepTech will contribute to DeepFlex the remaining balance of approximately $61.4 million of debt owed by DeepFlex to DeepTech.

     - DeepTech will contribute the stock of DeepFlex to Tatham Offshore. DeepFlex, through its subsidiaries, owns all of the assets of DeepTech's offshore contract drilling services business.

     - DeepTech will effect a rights offering to DeepTech stockholders of the Tatham Offshore common and preferred stock owned by DeepTech. DeepTech will retain $75 million of the net rights offering proceeds and will contribute the balance (other than amounts necessary to satisfy certain tax payment obligations of Tatham Offshore) to Tatham Offshore.

     - El Paso will acquire the minority interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. (each, a subsidiary of DeepTech) held by certain members of DeepTech management and third parties for an aggregate of $55 million in cash.

     - Tatham Offshore will transfer certain oil and gas properties owned by it to a subsidiary of Leviathan in exchange for 7,500 shares of Tatham Offshore's 9% Senior Convertible Preferred Stock owned by Leviathan and the satisfaction of all accrued and unpaid dividends on the 9% Senior Convertible Preferred Stock owed to Leviathan.

WHAT DEEPTECH STOCKHOLDERS WILL RECEIVE (SEE PAGES 53 TO 54)

     As a result of the merger, as illustrated in the table on page 82, each DeepTech stockholder will receive, at such stockholder's election, for each share of DeepTech common stock, (i) no less than 0.3733 or more than 0.56 of a share of El Paso common stock (subject to adjustments described below) depending upon the average of the closing sales prices of a share of El Paso common stock on the New York Stock Exchange

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

during the ten consecutive trading days ending on and including the trading day immediately prior to the effective time of the merger, or (ii) $14.00 in cash, without interest.

     If the average price of El Paso common stock is at least $25.00 and not more than $37.50, then for each of your shares of DeepTech common stock for which you elect to receive stock you will receive a fraction of a share of El Paso common stock determined by dividing $14.00 by the average closing price of El Paso common stock during the specified ten-day period.

     If the average price of the El Paso common stock is less than $25.00, you will receive 0.56 of a share of El Paso common stock for each of your shares of DeepTech common stock for which you elect to receive stock. If the average price of El Paso common stock is more than $37.50, you will receive 0.3733 of a share of El Paso common stock for each of your shares of DeepTech common stock for which you elect to receive stock.

     The number of shares of El Paso common stock or cash to be received by each DeepTech stockholder will also be adjusted appropriately to reflect any change in the number of shares of DeepTech common stock outstanding on a fully diluted basis, including shares of DeepTech common stock issuable upon the exercise of options or warrants, between the date of the merger agreement and the effective time of the merger.

     Each share of El Paso common stock issued to holders of DeepTech common stock in the merger will be issued together with one-half of an associated preferred stock purchase right under the Amended and Restated Shareholder Rights Agreement, dated as of July 23, 1997, as amended from time to time, between El Paso and The First National Bank of Boston, as rights agent. El Paso will not issue fractional shares of El Paso common stock in the merger. Instead, El Paso will pay a cash adjustment to holders who would otherwise receive fractional shares of El Paso common stock equal to the product of such fraction of a share and the average El Paso common stock price.

     If DeepTech stockholders approve the amended merger agreement and the holding company reorganization occurs prior to the effective time of the merger, all references in this Proxy Statement/Prospectus to El Paso will be deemed references to El Paso Energy and references to El Paso common stock will be deemed references to El Paso Energy common stock. Each share of El Paso Energy common stock issued to holders of DeepTech common stock in the merger will be issued together with one associated preferred stock purchase right under the Shareholder Rights Agreement between El Paso Energy and BankBoston, N.A., as rights agent.

OWNERSHIP OF EL PASO FOLLOWING THE MERGER

     The shares of El Paso common stock that El Paso will issue to DeepTech stockholders in connection with the merger will constitute a maximum of approximately 10% of all of the outstanding El Paso common stock after the merger based on the number of shares of El Paso and DeepTech common stock outstanding on June 30, 1998 (assuming an exchange ratio of 0.4480).

OPINION OF DEEPTECH'S FINANCIAL ADVISOR (SEE PAGES 38 TO 43)

     In deciding to approve the merger, the DeepTech Board considered the opinion of its financial advisor as to the fairness of the exchange ratio from a financial point of view. DeepTech received an opinion from its financial advisor, Chase Securities, Inc., to the effect that, as of the date of such opinion, the exchange ratio is fair from a financial point of view to DeepTech stockholders. The opinion of Chase Securities, Inc. is attached as Appendix C to this Proxy Statement/Prospectus. Stockholders are encouraged to read this opinion.

ACCOUNTING TREATMENT (SEE PAGE 43)

     The merger will be accounted for as a purchase of DeepTech by El Paso, which means the purchase price, including costs directly related to the merger, will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of completion of the merger. To the extent the purchase price exceeds the fair value of DeepTech's identified net assets, the excess will be recorded as cost in excess of net assets acquired and amortized to expense over a period of no more than 40 years. Results of operations of DeepTech will be included in El Paso's financial statements after the closing of the merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGES 71 TO 73)

     The merger generally will not subject stockholders of DeepTech to U.S. federal income tax to the extent they receive El Paso common stock pursuant to the merger. DeepTech stockholders that receive both cash and El Paso common stock will recognize gain, if any, but not loss, equal to the lesser of the cash received and the gain realized, computed separately for each block of DeepTech common stock exchanged in the merger. If a DeepTech stockholder receives only cash in the merger, or if the merger is restructured as a taxable transaction described below, DeepTech stockholders will generally recognize gain or loss equal to the difference between the value of the consideration received in the merger (the cash and/or the El Paso common stock) and the stockholder's basis in the DeepTech stock surrendered. In general, any gain recognized in the merger by a DeepTech stockholder will be capital gain, although under unusual circumstances it could be ordinary income.

     To review the tax consequences to DeepTech stockholders of the merger in greater detail, see pages 71 to 73.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO STOCKHOLDERS WILL DEPEND ON THEIR INDIVIDUAL CIRCUMSTANCES. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO THEM OF THE MERGER.

BOARD OF DIRECTORS AND MANAGEMENT OF EL PASO FOLLOWING THE MERGER (SEE PAGE 44)

     If the proposed merger is approved and consummated, holders of DeepTech common stock who do not receive cash in the merger will become stockholders of El Paso, which will be under the direction of the board of directors and management of El Paso.

GOVERNMENTAL AND REGULATORY APPROVALS (SEE PAGE 44)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, required us to furnish certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and requires that a specified waiting period expire or be terminated before the merger can be completed. On March 18, 1998, El Paso and DeepTech each filed Premerger Notification and Report Forms with the Federal Trade Commission and the Antitrust Division. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on April 18, 1998. However, early termination of the waiting period was granted by the staff of the Federal Trade Commission effective on March 30, 1998. After the expiration of the waiting period, the Antitrust Division of the Department of Justice and the Federal Trade Commission have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE 83)

     Shares of El Paso and DeepTech common stock are listed on the New York Stock Exchange and the Nasdaq National Market, respectively. On February 26, 1998, the last full trading day on the Nasdaq National Market and the New York Stock Exchange prior to the public announcement of the merger, DeepTech common stock closed at $12 7/8 per share and El Paso common stock closed at $33.50 per share (adjusted to give retroactive effect to a two-for-one stock split effected by El Paso on April 1, 1998). On July 13, 1998, DeepTech common stock closed at $14 per share and El Paso common stock closed at $36 3/8 per share. Assuming the average price of El Paso common stock is 36 3/8, the equivalent value of a share of DeepTech common stock was $14.00 on such date.

LISTING OF EL PASO COMMON STOCK (SEE PAGE 44)

     El Paso will list the shares of El Paso common stock to be issued in connection with the merger on the New York Stock Exchange.

SPECIAL CASH RIGHTS; RESTRUCTURING OF MERGER (SEE PAGES 55 TO 56)

     Under the merger agreement, there is no limit on the number of shares of DeepTech common stock which may be converted into the cash consideration or the stock consideration. If more than 50% of the total merger consideration consists of cash, El Paso and DeepTech will restructure the form of the merger as a merger of a subsidiary of El Paso with and into DeepTech. This restructuring is to ensure that, regardless of whether stockholders of DeepTech elect to receive stock or cash in the merger, DeepTech will not incur any corporate level income tax by reason of the merger. If the merger is restructured, the merger will be a taxable transaction for all DeepTech stockholders, whether you elect to receive cash or El Paso common stock.

     If the merger is a taxable transaction, regardless of any election you may have made, you will receive cash for your shares of DeepTech common stock unless you specify by marking Box D on the form of election that you wish to receive El Paso common stock in a taxable transaction. You should not mark this box on the form of election unless you wish to receive stock in a taxable transaction.

     Except for the effects upon the election procedure and the tax consequences to DeepTech stockholders just described, this restructuring will not alter any of the material terms of the merger agreement.

     In addition, El Paso has the right under the Merger Agreement to restructure the merger as a merger of DeepTech with and into a subsidiary of El Paso. This restructuring will not alter any of the material terms of the merger, including the tax consequences to DeepTech stockholders.

APPRAISAL AND DISSENTERS RIGHTS (SEE PAGES 47 TO 50)

     Under Delaware corporate law, DeepTech stockholders will not have rights to an appraisal of the value of their shares in connection with the merger, except in a case in which the merger is restructured as a taxable transaction as described above. In that situation, a DeepTech stockholder who (i) did not execute a written consent or vote in favor of the merger, (ii) is required under the merger agreement to accept cash for his/her shares of DeepTech common stock (other than cash exchanged for fractional shares), (iii) held his/her shares of DeepTech common stock through the effective time of the merger and (iv) exercises and perfects dissenters' right will be entitled to receive payment of the fair value of his/her shares.

ELECTION PROCEDURES (SEE PAGES 54 TO 55)

     In order to indicate whether you prefer to receive shares of El Paso common stock or cash for all or any part of your shares of DeepTech common stock, you must:

     - properly complete and sign the form of election;

     - enclose your DeepTech stock certificates or an appropriate guarantee of delivery along with the form of election; and

     - return the form of election to the exchange agent no later than Election Record Date (which is set forth on the form of election).

     You will also have an option to elect automatically to change your election if the average El Paso common stock price is more than $37.50 or less than $25.00, by marking Box C on the form of election. If the average closing price of El Paso common stock during the specified ten-day period is greater than $37.50 and you have marked Box C(2) on the form of election, any cash election made by you will be treated as a stock election. Conversely, if the average price of El Paso common stock during the specified ten-day period is less than $25.00 and you have marked Box C(1) on the form of election, any stock election made by you will be treated as a cash election.

     If you do not indicate how you want your shares of DeepTech common stock to be converted, or if you revoke or withdraw your election by the Election Record Date, your shares of DeepTech common stock will be converted into the right to receive shares of El Paso common stock (unless the merger is a taxable transaction, in which case your shares will be converted into the right to receive cash).

     See the diagrams on pages 10 and 11 which illustrate the various election choices available to DeepTech stockholders in connection with the merger.

     In order to make a valid election, each DeepTech stockholder must deliver to the exchange agent a properly completed form of election accompanied by such DeepTech stockholder's certificates for shares of DeepTech common stock no later than 20 days after the later of (i) the date of mailing of this Proxy Statement/Prospectus to DeepTech stockholders and (ii) the date of mailing of the rights offering prospectus to DeepTech stockholders. Some time interval between the Election Record Date and the closing of the merger is necessary (i) to permit delivery of certificates in accordance with the guaranteed delivery procedure contemplated by the form of election and (ii) to enable El Paso to tabulate the elections and determine whether the merger is required to be restructured as the taxable merger. In addition, the closing of the merger is subject to the satisfaction or waiver of certain conditions, including the completion of the rights offering and the receipt of consents from holders of notes under DeepTech's indenture and senior subordinated promissory note to the contribution and the rights offering and certain amendments to the indenture and the senior subordinated note. DeepTech currently expects that the rights offering will expire on August 14, 1998 unless extended by the board of directors of Tatham Offshore and El Paso and DeepTech are not currently aware of any circumstance which is likely to result in any other condition to the merger not being satisfied as of such date. If any condition is not satisfied as of such date, it is possible that there could be a significant time interval between the Election Record Date and the closing date of the merger. There can be no assurance that the market value of El Paso common stock will not vary significantly between the Election Record Date and the closing of the merger. DeepTech stockholders cannot change or withdraw their elections after the Election Record Date.

CONDITIONS PRECEDENT TO THE MERGER (SEE PAGES 63 TO 64)

     The completion of the merger depends upon meeting a number of conditions, including the following:

     - the effectiveness of the registration statement relating to the issuance of El Paso common stock in the merger and the absence of a stop order suspending such effectiveness;

     - the absence of any injunction or other court order which would prohibit or prevent the merger;

     - the authorization for listing on the New York Stock Exchange of the El Paso common stock to be issued in the merger;

     - if applicable, the receipt of a legal opinion to the effect that the receipt of El Paso common stock in the merger will be tax-free to DeepTech's stockholders;

     - the contribution of DeepTech's offshore contract drilling services businesses to Tatham Offshore and the completion of the rights offering;

     - the receipt of consents from holders of notes under DeepTech's indenture and senior subordinated promissory note to the contribution and the rights offering and certain amendments to the indenture and the senior subordinated promissory note;

     - El Paso, DeepTech and El Paso Acquisition Company must perform all of their obligations under the merger agreement;

     - the representations and warranties of El Paso, El Paso Acquisition Company and DeepTech must be accurate and each of El Paso, El Paso Acquisition Company and DeepTech must certify that its representations and warranties contained in the merger agreement are true and correct;

     - El Paso must receive all required consents, waivers, approvals, authorizations or orders and make all filings required for the consummation of the merger and related transactions, except where failure to obtain would not adversely affect the closing of the merger;

     - DeepTech must receive all required consents or approval to the merger and related transactions from nongovernmental third parties, except where failure to obtain, individually or in the aggregate, would not have a material adverse effect on DeepTech and its subsidiaries or a material adverse effect upon the consummation of the transactions contemplated by the merger agreement;

     - the absence of any pending litigation by any governmental entity challenging, prohibiting or imposing limitations on the merger or the transactions contemplated by the merger agreement or seeking to impose material damages; and

     - each party selling common stock of Leviathan Holdings Company, Offshore Gas Marketing, Inc. or Offshore Gas Processors, Inc. must perform its obligations under the relevant purchase and sale agreements.

     Certain of these conditions may be waived by the company entitled to assert the condition. DeepTech has received the requisite consents from holders of notes under DeepTech's indenture and senior subordinated promissory note to the contribution and the rights offering and certain amendments to the indenture and the senior subordinated promissory note.

TERMINATION OF THE MERGER AND PAYMENT OF FEES (SEE PAGES 64 TO 65)

     El Paso and DeepTech can agree in writing to terminate the merger agreement at any time without completing the merger.

     Either of El Paso or DeepTech may terminate the merger agreement if:

     - either El Paso or DeepTech breaches its representations, warranties or obligations under the merger agreement in a manner that would cause the conditions to the merger agreement relating to representations, warranties and obligations not to be satisfied and the breach cannot be cured within ten business days after the receipt of notice of the breach;

     - any permanent order, decree, ruling or other act of a court restraining or preventing the consummation of the merger has become final and non-appealable; or

     - the merger has not been consummated by June 30, 1998, except that neither El Paso nor DeepTech may terminate the merger agreement if its breach is the reason the transaction has not been completed and the breach cannot be cured within ten business days after the receipt of notice of the breach. In addition, El Paso has the option to extend this date to September 30, 1998. In that case, El Paso will permanently waive the conditions to the merger except those relating to: (i) the effectiveness of the registration statement; (ii) the absence of any injunction or other court order preventing consummation of the merger; (iii) the listing of the shares of El Paso common stock to be issued in the merger on the New York Stock Exchange; (iv) any party (except for a party who is not an employee of DeepTech) selling common stock of Leviathan Holdings Company, Offshore Gas Marketing, Inc. or Offshore Gas Processors, Inc. performing its obligations under the relevant purchase and sale agreement; (v) DeepTech's performance of its obligations under the merger agreement; and (vi) the accuracy of DeepTech's representations and warranties but only if either (x) DeepTech has failed to provide a certificate as to the accuracy of its representations and warranties as required by the merger agreement or (y) DeepTech knew that its certificate was inaccurate.

     Prior to the time written consents had been signed by the holders of a majority of the then outstanding shares of DeepTech common stock approving the original merger, DeepTech had the right to terminate the merger agreement and enter into a written agreement with a third party who proposed an alternative transaction which the DeepTech Board determined was superior to the original merger. On February 27, 1998, the holders of a majority of the outstanding shares of DeepTech common stock as of such date signed written consents approving the original merger. Therefore, DeepTech no longer has the right to terminate the merger agreement for a superior proposal.

     On June 30, 1998, El Paso exercised its right to extend the drop dead date (i.e. June 30, 1998) to September 30, 1998 in accordance with the merger agreement.

     If the merger agreement is terminated because of a willful breach by a party of its representations, warranties or obligations, the breaching party will be required to reimburse, up to $5 million, the non-breaching party's out-of-pocket costs and expenses.

AMENDMENT NO. 1 TO THE MERGER AGREEMENT (SEE PAGE 65)

     Amendment No. 1 was executed as of June 16, 1998 among El Paso, DeepTech,El Paso Acquisition Company and El Paso Energy. The purpose of Amendment No. 1 is to add El Paso Energy as a party to the merger agreement, to provide for the issuance of El Paso Energy common stock in the merger and to provide for El Paso Energy to perform the obligations of El Paso under the merger agreement if the holding company reorganization occurs prior to the effective time of the merger. Except as described above, the terms of the merger are substantially unchanged from the terms of the original merger agreement.

CONTRIBUTION AGREEMENT (SEE PAGES 66 TO 68)

  The Rights Offering

     The Contribution and Distribution Agreement, dated February 27, 1998, by and among DeepTech, DeepFlex, El Paso and Tatham Offshore, sets forth the mechanics of a rights offering and the transfer of DeepFlex, and therefore DeepTech's offshore contract drilling services business, to Tatham Offshore. Pursuant to the Contribution and Distribution Agreement, DeepTech will effect a rights offering to the stockholders of DeepTech of the Tatham Offshore common and preferred stock owned by DeepTech. DeepTech will retain the first $75 million of the net rights offering proceeds and to the extent any underlying shares remain unpurchased by Tatham Brothers, LLC pursuant to the Standby Agreement (discussed below), Tatham Offshore will purchase such shares for cash at the subscription price of $3.25 for a fraction of such shares, of Tatham Offshore and DeepTech will contribute such amount to Tatham Offshore, except for amounts necessary to satisfy certain estimated tax payment obligations of Tatham Offshore, to the extent Tatham Offshore has not previously paid them. The first $75 million of the net rights offering proceeds and such estimated tax payment amount will be held in escrow pursuant to an escrow agreement between the parties. Accordingly, to the extent the holders of rights purchase more than $75 million of the underlying shares in the rights offering, the net proceeds of such purchases will be for the benefit of Tatham Offshore and will be used for general corporate purposes.

  The Contribution

     Prior to the effective time of the merger,

     - DeepTech will sell to Tatham Offshore $8 million of debt owed by DeepFlex and its subsidiaries in exchange for (x) the stock of Tatham Offshore Development, Inc. and (y) the cancellation of reversionary interests in certain oil and gas properties owned by Leviathan.

     - DeepFlex will deliver to DeepTech shares of common and preferred stock of Tatham Offshore owned by DeepFlex in exchange for $12 million of debt owed by DeepFlex to DeepTech.

     - DeepTech will contribute to DeepFlex the remaining balance of approximately $61.4 million of debt owed by DeepFlex to DeepTech.

     - DeepTech will dispose of its offshore contract drilling services business by contributing to Tatham Offshore the stock of DeepFlex.

CONDITIONS TO THE CONTRIBUTION AND RIGHTS OFFERING (SEE PAGES 66 TO 67)

     The completion of the contribution and the rights offering depends upon the satisfaction of a number of conditions, including the following:

     - the contribution and the rights offering must comply with the applicable federal and state securities laws and any applicable Nasdaq National Market regulations.

     - the effectiveness of the registration statement relating to the rights offering and the absence of a stop order suspending such effectiveness.

     - the absence of any injunction or order which would prevent the consummation of the merger.

     - in the case of the rights offering only, DeepTech must receive at least $75 million in net rights offering proceeds, and certain tax obligations under the Tax Sharing Agreement must be paid by Tatham Offshore or retained by DeepTech from any net rights offering proceeds in excess of $75 million, or such amounts must be deposited in an escrow account in accordance with the Contribution and Distribution Agreement.

     The Contribution and Distribution Agreement requires El Paso and Tatham Offshore to indemnify each other for certain losses, expenses, claims, damages and liabilities. Subject to certain exceptions, all intercompany agreements and arrangements between Tatham Offshore and its subsidiaries and DeepTech and its subsidiaries will terminate on the effective time of the merger and intercompany accounts will be settled at the closing of the merger.

THE STANDBY AGREEMENT AND THE PURCHASE COMMITMENT AGREEMENT (SEE PAGE 68)

     The Standby Agreement, dated as of February 27, 1998, was executed in connection with the merger and the related transactions and is by and among DeepTech, Mr. Tatham, Tatham Brothers, El Paso and Tatham Offshore. Pursuant to the Standby Agreement, to the extent that any underlying shares of common and preferred stock of Tatham Offshore in the rights offering are not subscribed for by holders of DeepTech common stock, Tatham Brothers has committed to purchase in the conditional subscription, at a subscription price of $3.25 for the underlying shares of Tatham Offshore common and preferred stock purchasable under each right, such number of unsubscribed underlying shares in the rights offering as will result in DeepTech receiving net proceeds from the rights offering of not less than $75 million. In addition, Tatham Brothers has the right to purchase any underlying shares of common and preferred stock of Tatham Offshore which DeepTech holds after the rights offering and the conditional subscription at the subscription price. Mr. Tatham has unconditionally guaranteed Tatham Brothers' performance under the Standby Agreement, which guarantee is backed by a letter of credit from NationsBank, N.A. In consideration of Mr. Tatham's guarantee of the standby commitment as described above, under the terms of a Repayment Agreement between Mr. Tatham and Tatham Brothers, dated February 27, 1998, (i) Tatham Brothers granted to Mr. Tatham an option to purchase up to a one-third membership interest in Tatham Brothers for $1,000 through the issuance of new membership units and (ii) Mr. Tatham has the right, but not the obligation, to lend to Tatham Brothers all sums necessary for Tatham Brothers to fulfill its obligations under the standby commitment.

     Pursuant to the Purchase Commitment Agreement, dated February 27, 1998 by and between Tatham Offshore and Tatham Brothers, in consideration of Tatham Brothers' standby commitment, Tatham Offshore has agreed to pay to Tatham Brothers a fee equal to the product of (i) 23,076,923 and (ii) the fee multiplier. The "fee multiplier" means, with respect to the date of the closing of the rights offering, (a) if prior to July 1, 1998, $0.25, (b) if on or after July 1, 1998 through July 31, 1998, $0.275, (c) if on or after August 1, 1998 through August 31, 1998, $0.30 or (d) if on or after September 1, 1998, $0.325. Such fee is payable by Tatham Offshore in cash, or at its election in shares of common stock of Tatham Offshore. In connection with the standby commitment, Tatham Offshore has agreed to grant Tatham Brothers certain registration rights with respect to the underlying shares of Tatham Offshore common and preferred stock, including three demand registrations and unlimited piggyback registration rights for five years.

STOCKHOLDER AGREEMENTS (SEE PAGE 70)

     Pursuant to the Stockholder Agreements, dated February 27, 1998, between El Paso and each of Thomas P. Tatham, Charles M. Darling, IV, Donald V. Weir, Grant
E. Sims, Lehman Brothers Holdings, Inc. and DLJ Capital Corp. (each a stockholder of DeepTech), each such stockholder has agreed, among other things,
(a) to vote all voting securities of DeepTech owned by such stockholder in favor of the original merger; (b) not to vote any of such voting securities in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of DeepTech under the original merger agreement; and (c) vote all of such voting securities against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the original merger.

     Each such stockholder has signed a written consent approving the original merger and has agreed not to revoke such consent before the merger agreement is terminated.

     Because shares of El Paso common stock received by certain stockholders who executed a consent approving the original merger and agreeing not to revoke such consent before the merger agreement is terminated may be deemed to be "restricted securities" under the Securities Act of 1933, as amended, El Paso has agreed to file and keep continuously effective pursuant to the Securities Act a shelf registration statement, for a period of one year from the effective time of the merger, to permit the sale or other disposition of any shares of El Paso common stock that have been acquired by such stockholders.

     The Stockholder Agreements also provide that El Paso will purchase any interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. owned by such stockholders.

PURCHASE OF MINORITY INTERESTS (SEE PAGE 70)

     Under the Stockholder Agreements between El Paso and each of Thomas P. Tatham, Donald V. Weir, Charles M. Darling, IV and Grant E. Sims and the Stock Purchase Agreements between El Paso and each of John H. Gray, James H. Lytal, Donald A. Sanders, Ben T. Morris, Michael T. Willis and Donald V. Weir, these stockholders have agreed to sell all of their common stock and other interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. to El Paso concurrently with the closing of the merger for an aggregate purchase price of $55 million, of which more than $54 million represents the purchase price for the minority interests in Leviathan Holdings Company.

REDEMPTION AGREEMENT (SEE PAGE 69)

     Tatham Offshore and Flextrend Development Company, L.L.C., a subsidiary of Leviathan, have entered into a Redemption Agreement, dated February 27, 1998. The Redemption Agreement provides for an exchange of certain of Tatham Offshore's oil and gas properties for 7,500 shares of Tatham Offshore's Series B 9% Senior Convertible Preferred Stock owned by Leviathan on the later of July 1, 1998 or one business day after the closing of the rights offering.

TAX SHARING AGREEMENT (SEE PAGE 69)

     The Tax Sharing Agreement to be executed in connection with the merger and related transactions by and among Tatham Offshore, DeepTech and DeepFlex, establishes the manner in which the parties will allocate the responsibilities, liabilities and benefits relating to or affecting the payment of federal, state, local or foreign income and other taxes, licenses and fees following the date the contribution of the stock of DeepFlex to Tatham Offshore is effected.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGES 70 TO 71)

     Mr. Thomas P. Tatham, the Chief Executive Officer and Chairman of the Board of DeepTech, has executed a Standby Agreement with Tatham Offshore, Tatham Brothers and other parties pursuant to which Mr. Tatham will guarantee the standby underwriting commitment obligations of the standby purchaser, Tatham Brothers, in connection with the rights offering. In consideration for his guarantee of the obligations of Tatham Brothers, Mr. Tatham will receive an option to purchase a one-third equity interest in Tatham Brothers. At the time of the execution of the Standby Agreement, Mr. Tatham was, and he still is, the President of Tatham Brothers. In exchange for its commitment to underwrite the rights offering, Tatham Brothers will receive (i) a commitment fee of between $5,769,230 and $7,500,000 and (ii) certain registration rights with respect to the underlying shares, including three demand registrations and unlimited piggyback registration rights for five years. Mr. Tatham is, and will remain, a part of the management team at Tatham Offshore after the merger.

     Messrs. Weir, Gray, Tatham, Lytal, Sims and Darling, who are all officers and/or directors of DeepTech or its subsidiaries, have agreed to sell their interests in Leviathan Holdings Company, Offshore Gas Marketing Inc. and Offshore Gas Processors, Inc. to El Paso for an aggregate of approximately $52 million.

     In considering the recommendations of the DeepTech Board of Directors and the independent committee of the DeepTech Board of Directors regarding the merger, DeepTech stockholders should be aware that certain DeepTech officers and directors have employment agreements, interests under benefit plans or other arrangements that provide them with interests in the merger and related transactions that are different from, and in addition to, the interests of DeepTech stockholders generally.

     El Paso has entered into employment agreements with Grant E. Sims and James
H. Lytal, the Chief Executive Officer and the President, respectively, of Leviathan, effective as of the closing of the merger. Messrs. Sims and Lytal will continue to serve as the Chief Executive Officer and the President, respectively, of Leviathan after the merger for five years commencing from the effective time of the merger.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

     Each company has made forward-looking statements in this document (and in documents that are incorporated by reference in this document) that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso, DeepTech or the combined company following the merger. Also, when words such as "believes," "expects," "anticipates" or similar expressions are used, they are intended to identify forward-looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this document and in the documents which are incorporated by reference herein, could affect the future financial results of El Paso, DeepTech or the combined company following the merger and could cause those results to differ materially from those expressed in the forward-looking statements contained or incorporated by reference in this document.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The El Paso common stock is listed and traded on the New York Stock Exchange and the DeepTech common stock is listed and traded on the Nasdaq National Market. The following table sets forth the high and low trading prices per share of each of the El Paso common stock and the DeepTech common stock on the New York Stock Exchange and Nasdaq National Market, respectively, for the periods indicated as reported in published financial sources and the dividends paid per share for such periods:

                                                 EL PASO                         DEEPTECH
                                                  COMMON          EL PASO         COMMON         DEEPTECH
                                               STOCK PRICES*     DIVIDENDS     STOCK PRICES      DIVIDENDS
                                            ------------------    DECLARED    ---------------    DECLARED
             CALENDAR QUARTER               HIGH         LOW     PER SHARE*   HIGH      LOW      PER SHARE
             ----------------               -----      -------   ----------   -----    ------    ---------
1996
  First Quarter...........................   $19 1/16  $14 5/16   $0.17375    $ 6 5/8  $ 4 1/8      --
  Second Quarter..........................    19 1/2    17 1/8     0.17375      6 1/8    4 1/2      --
  Third Quarter...........................    22 15/16  18 7/8     0.17375      8        5 3/8      --
  Fourth Quarter..........................    26 5/8    22 1/16    0.17375      7 3/8    5 3/8      --
1997
  First Quarter...........................    28 1/2    24 7/16    0.18250      7        5 3/4      --
  Second Quarter..........................    30 5/16   27 1/8     0.18250      8 3/8    6          --
  Third Quarter...........................    30 11/32  26 1/2     0.18250     11 7/8    7 5/8      --
  Fourth Quarter..........................    33 3/4    28 11/16   0.18250     14 1/8   10          --
1998
  First Quarter...........................    35 5/8    31 1/8     0.19125     14 3/8   10 1/8      --
  Second Quarter..........................    38 15/16  35 7/16    0.19125     14 3/4   13 1/4      --
  Third Quarter (through July 10, 1998)...    38 5/8    36            --       14 1/16  13 7/8      --

     On February 26, 1998, the last full trading day prior to the first public announcement of the execution of the merger agreement, the reported high and low sale prices per share and closing price per share of El Paso common stock and DeepTech common stock on the New York Stock Exchange and the Nasdaq National Market, respectively, were as follows:

                                                                   FEBRUARY 26, 1998
                                                              ---------------------------
                                                               HIGH       LOW      CLOSE
                                                              -------   -------   -------
El Paso*....................................................  $33 3/4   $33 1/4   $33 1/2
DeepTech....................................................   13 1/8    12 3/8    12 7/8

     On July 13, 1998, the reported high and low sale prices per share and closing price per share of El Paso common stock and DeepTech common stock on the New York Stock Exchange and the Nasdaq National Market, respectively, were as follows:

                                                                       JULY 13, 1998
                                                              ------------------------------
                                                                HIGH        LOW       CLOSE
                                                              ---------   --------   -------
El Paso.....................................................  $36 13/16   $36 3/16   $36 3/8
DeepTech....................................................   14          14         14

     WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF EL PASO COMMON STOCK AND DEEPTECH COMMON STOCK.
---------------

* Adjusted to give retroactive effect to a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on April 1, 1998 to holders of record of El Paso common stock on March 13, 1998.

                           COMPARATIVE PER SHARE DATA

                                  (UNAUDITED)

     The following table sets forth certain historical per share data for El Paso and DeepTech and unaudited pro forma and equivalent pro forma combined per share data after giving effect to the proposed merger at the assumed exchange ratio of 0.4480 shares of El Paso common stock for each share of DeepTech common stock which assumes a per share price of El Paso common stock of $31.25. These data should be read in conjunction with the selected historical consolidated financial data and the unaudited pro forma combined financial statements included in this Proxy Statement/Prospectus and the separate historical consolidated financial statements of El Paso and DeepTech and the notes thereto incorporated by reference in this Proxy Statement/ Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position presented and should not be construed as indicative of future operations.

                                                              AS OF OR FOR THE     AS OF OR FOR THE
                                                             THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                               MARCH 31, 1998      DECEMBER 31, 1997
                                                             ------------------    -----------------
El Paso -- Historical Per El Paso Common Share(a):
  Basic earnings per common share..........................        $ 0.50               $ 1.64
  Diluted earnings per common share........................          0.48                 1.59
  Cash dividends declared..................................          0.19                 0.73
  Book value...............................................         16.73                16.38
DeepTech -- Historical Per DeepTech Common Share:
  Basic and diluted loss per common share..................        $(0.08)              $(0.93)
  Cash dividends declared..................................            --                   --
  Book value...............................................          1.50                 0.71
DeepTech -- Pro Forma Per DeepTech Common Share:
  Basic and diluted loss per common share..................        $(0.15)              $(0.47)
  Cash dividends declared..................................            --                   --
  Book value...............................................          0.49(b)               N/A
Unaudited Pro Forma Combined Per Share Data(a)(c):
  Basic earnings per common share..........................        $ 0.42               $ 1.37
  Diluted earnings per common share........................          0.40                 1.34
  Cash dividends declared..................................          0.19                 0.73
  Book value...............................................         17.48                  N/A
DeepTech Equivalent Unaudited Pro Forma Combined Per Share
  Data(a)(d):
  Basic earnings per common share..........................        $ 0.19               $ 0.62
  Diluted earnings per common share........................          0.18                 0.60
  Cash dividends declared..................................          0.09                 0.33
  Book value...............................................          7.83                  N/A

---------------

(a) All common share and per share amounts have been adjusted to give retroactive effect to a two-for-one stock split effected by El Paso in the form of a 100 percent stock dividend distributed on April 1, 1998 to holders of record of El Paso common stock on March 13, 1998.

(b) The DeepTech unaudited pro forma book value was calculated by dividing the DeepTech pro forma net equity of $12.2 million by 24,920,057 outstanding shares of DeepTech at March 31, 1998. However, from April 1, 1998 through May 31, 1998, DeepTech options and warrants have been exercised to purchase 637,988 shares of DeepTech common stock at an average price of $4.47 per share, resulting in $2.9 million of additional equity and a revised pro forma book value of $0.59 per share. Additional warrants and options to acquire 3,733,550 shares of DeepTech common stock at prices ranging from $4.00 per share to $13.50 per share (or an average price of $5.11 per share) remain outstanding. If all of the remaining warrants and options are exercised prior to the Merger (all of the warrants and options are "in-the-money"), pro forma book value of DeepTech would be $1.17 per share.

(c) The unaudited pro forma combined per share data assume that 50 percent of the aggregate merger consideration is paid in cash and 50 percent in El Paso common stock. An assumed per share price of $31.25 was used to calculate the assumed El Paso common stock issued. Pro forma earnings per common share was determined by combining, for each period, the net income of El Paso and the pro forma net income of DeepTech, reducing the pro forma combined net income for the amortization of excess purchase price of $3 million for the three month period and $12 million for the year end period and dividing the resulting total by the average number of shares outstanding for each period increased by

    6.6 million shares assumed issued in the transaction. The following table illustrates values based on other selected assumptions.

                                                          AS OF OR FOR THE     AS OF OR FOR THE
                                                         THREE MONTHS ENDED    FISCAL YEAR ENDED
                                                           MARCH 31, 1998      DECEMBER 31, 1997
                                                         -------------------   -----------------
  Share price of $31.25 assuming aggregate merger
    consideration is 100% stock
      Basic earnings per common share..................        $ 0.40                $1.30
      Diluted earnings per common share................          0.38                1.27
      Book value.......................................         18.16                 N/A
  Share price of $18.00 assuming aggregate merger
    consideration is 50% stock and 50% cash
      Basic earnings per common share..................        $ 0.42                $1.37
      Diluted earnings per common share................          0.40                1.33
      Book value.......................................         16.82                 N/A
  Share price of $18.00 assuming aggregate merger
    consideration is 100% stock
      Basic earnings per common share..................        $ 0.39                $1.29
      Diluted earnings per common share................          0.38                1.26
      Book value.......................................         16.89                 N/A
  Share price of $44.00 assuming aggregate merger
    consideration is 50% stock and 50% cash
      Basic earnings per common share..................        $ 0.42                $1.38
      Diluted earnings per common share................          0.40                1.34
      Book value.......................................         17.92                 N/A
  Share price of $44.00 assuming aggregate merger
    consideration is 100% stock
      Basic earnings per common share..................        $ 0.40                $1.31
      Diluted earnings per common share................          0.39                1.28
      Book value.......................................         19.00                 N/A

(d) The DeepTech equivalent unaudited pro forma combined per share data are calculated by multiplying the unaudited pro forma combined per share data by the exchange ratio of 0.4480, which is calculated based on an assumed per share price of El Paso common stock of $31.25.

            SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA OF EL PASO

     The summary financial data set forth below have been derived from the financial statements of El Paso for each of the five fiscal years ended December 31, 1997 and the unaudited three-month periods ended March 31, 1998 and March 31, 1997. The financial statements for each of the five fiscal years for the period ended December 31, 1997, have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary consolidated financial data set forth below as of and for each of the three-month periods ended March 31, 1998 and 1997 were derived from the unaudited condensed financial statements of El Paso and its consolidated subsidiaries. In the opinion of El Paso's management, the summary consolidated financial data of El Paso as of and for the three-month periods ended March 31, 1998 and 1997, include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the three-month period ended March 31, 1998 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with the historical financial statements and notes thereto contained in the El Paso Annual Report on Form 10-K for the year ended December 31, 1997 and the El Paso Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                                 FIRST QUARTER
                                                ENDED MARCH 31,
                                                  (UNAUDITED)                YEAR ENDED DECEMBER 31,
                                                ----------------   --------------------------------------------
                                                 1998      1997     1997    1996(A)   1995(A)    1994     1993
                                                ------    ------   ------   -------   -------   ------   ------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIO)
Operating Results Data:
  Operating revenues..........................  $1,619    $1,831   $5,638   $3,012    $1,038    $  870   $  909
  Depreciation, depletion and amortization....      65        67      236      101        72        65       54
  Litigation special charge...................      --        --       --       --        --        15       --
  Employee separation and asset impairment
    charge....................................      --        --       --       99        --        --       --
  Operating income............................     141       139      521      170       212       222      229
  Income before income taxes and minority
    interest..................................      99        87      340       65       133       148      151
  Income tax expense..........................      35        34      129       25        48        58       59
  Minority interest...........................       6         6       25        2        --        --       --
  Net income available to common stock........      58        47      186       38        85        90       92
  Basic earnings per common share(b)..........    0.50      0.43     1.64      .53      1.24      1.23     1.23
  Diluted earnings per common share(b)........    0.48      0.42     1.59      .52      1.24      1.23     1.23
  Cash dividends declared per share of common
    stock(b)..................................     .19       .18      .73      .70       .66       .61      .55
  Basic average common shares
    outstanding(b)............................   115.9     111.2    114.0     72.3      69.0      73.3     74.4
  Diluted average common shares
    outstanding(b)............................   121.7     113.2    117.4     73.2      69.0      73.3     74.4
  Ratio of earnings to combined fixed charges
    and preferred stock dividend
    requirements..............................    2.36      2.35     2.26     1.59      2.51      2.87     3.04
Financial Position Data:
  Total assets................................  $9,591    $8,746   $9,532   $8,843    $2,535    $2,332   $2,270
  Short-term debt (including current
    maturities of long-term debt).............     751       541      885      841       285       114        7
  Long-term debt..............................   2,115     2,194    2,119    2,215       772       779      796
  Minority interest...........................     365       340      365      335        --        --       --
  Stockholders' equity........................   2,017     1,833    1,959    1,638       712       710      708

---------------
(a) Reflects the acquisitions in September 1995 of Eastex Energy Inc., December 1995 of Premier Gas Company, June 1996 of Cornerstone Natural Gas, Inc., and December 1996 of El Paso Tennessee Pipeline Co.

(b) All common share and per share amounts have been adjusted to give retroactive effect to a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on April 1, 1998 to holders of record of El Paso common stock on March 13, 1998.

      SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DEEPTECH

     The summary selected historical consolidated financial data set forth below at and for each of the nine months ended March 31, 1998 and 1997 and for each of the three fiscal years ended June 30, 1997, 1996 and 1995 and at June 30, 1997 and 1996 were derived from the consolidated financial statements and notes thereto that are incorporated by reference in this Proxy Statement/Prospectus. The consolidated financial data at June 30, 1995 were derived from DeepTech's historical consolidated financial statements.

                                             NINE MONTHS ENDED
                                                 MARCH 31,                YEAR ENDED JUNE 30,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)

                                              (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
Operating Results Data:
  Operating revenue....................   $111,161      $107,384     $134,117   $ 55,434   $ 25,440
  Operating expenses, excluding losses
     of equity investees...............     91,611        96,008      127,259     48,196     21,483
  Losses of equity investees...........      2,410           244       17,736      1,859     13,909
  Net income (loss)....................      1,581         3,297      (19,834)     3,642     (8,428)
  Weighted average number of common
     shares outstanding................     20,904        17,713       18,027     16,327     15,315
  Basic net income (loss) per common
     share.............................       0.08          0.19        (1.10)      0.22      (0.55)
  Average number of shares outstanding
     assuming dilution.................     24,464        20,325       18,027     16,942     15,315
  Diluted net income (loss) per common
     share.............................       0.06          0.16        (1.10)      0.21      (0.55)
  Cash dividends declared per common
     share.............................         --            --           --         --         --

                                                 MARCH 31,                      JUNE 30,
                                         -------------------------   ------------------------------
                                            1998          1997         1997       1996       1995
                                         -----------   -----------   --------   --------   --------
                                         (UNAUDITED)   (UNAUDITED)

                                                               (IN THOUSANDS)
Financial Position Data:
  Total assets.........................   $234,465      $198,340     $228,218   $156,433   $127,693
  Long-term debt.......................     96,414       155,460      164,561     97,534     91,381
  Minority interest in consolidated
     subsidiaries......................        347           483          344        186        639
  Stockholders' equity.................     37,378        23,204        5,539     12,282      2,382

                    SUMMARY UNAUDITED PRO FORMA CONSOLIDATED
                           FINANCIAL DATA OF DEEPTECH

     The unaudited pro forma consolidated financial information at and for the three months ended March 31, 1998 and for the twelve months ended December 31, 1997 is based on assumptions and adjustments described on pages 86 through 91 and is not necessarily indicative of the results of operations that may be achieved in the future.

                                                                UNAUDITED          UNAUDITED
                                                                PRO FORMA          PRO FORMA
                                                               THREE MONTHS      TWELVE MONTHS
                                                                  ENDED              ENDED
                                                              MARCH 31, 1998   DECEMBER 31, 1997
                                                              --------------   -----------------
                                                                        (IN THOUSANDS)
Operating Results:
  Operating revenue.........................................     $12,165           $106,879
  Operating expenses, excluding losses of equity
     investees..............................................      14,076            106,364
  Losses of equity investees................................         565                343
  Net loss..................................................      (3,448)            (9,141)
  Weighted average number of common shares outstanding......      22,473             19,466
  Basic and diluted net loss per common share...............       (0.15)             (0.47)
  Cash dividends declared per common share..................          --                 --

                                                                UNAUDITED
                                                                PRO FORMA
                                                              MARCH 31, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Financial Position Data:
  Total assets..............................................     $137,312(a)
  Long-term debt............................................       96,414
  Minority interests in consolidated subsidiaries...........           97
  Stockholders' equity......................................       12,240(a)

---------------

(a) From April 1, 1998 through May 31, 1998, options and warrants totaling 637,988 have been exercised to purchase an equivalent number of shares of DeepTech common stock at an average price of $4.47 per share resulting in $2.9 million of additional cash and equity. As of June 1, 1998, DeepTech had outstanding warrants and options to acquire 3,733,550 shares of common stock at prices ranging from $4.00 per share to $13.50 per share (or a weighted average price of $5.11 per share) resulting in potential proceeds of $19.1 million.

     The following charts illustrate the corporate structure of DeepTech before and after giving effect to the merger and related transactions.

                          DEEPTECH INTERNATIONAL INC.
                     CORPORATE STRUCTURE BEFORE THE MERGER
                            AND RELATED TRANSACTIONS
                           [Corporate Structure Chart]

                          DEEPTECH INTERNATIONAL INC.
                     CORPORATE STRUCTURE BEFORE THE MERGER
                            AND RELATED TRANSACTIONS

                          [Corporate Structure Chart]

                      THE MERGER AND RELATED TRANSACTIONS

     The discussion in this Proxy Statement/Prospectus of the Merger (as defined below), related transactions and the principal terms of the Merger Agreement and the Contribution and Distribution Agreement and certain related agreements is subject to, and qualified in its entirety by reference to, the Merger Agreement, Amendment No. 1 to the Merger Agreement and the Contribution and Distribution Agreement, copies of which are attached to this Proxy Statement/Prospectus as Appendices A-1, A-2 and B, respectively, and are incorporated herein by reference. Unless the context otherwise requires, as used herein the term "El Paso" refers to El Paso Natural Gas Company and its subsidiaries and the term "DeepTech" refers to DeepTech International Inc. and its subsidiaries.

THE MERGER

     On February 27, 1998, El Paso, El Paso Acquisition Company, a wholly owned subsidiary of El Paso ("Merger Sub") and DeepTech executed an Agreement and Plan of Merger (the "Original Merger Agreement"), pursuant to which DeepTech will be combined with El Paso pursuant to a merger (the "Original Merger") between DeepTech and El Paso or, under certain circumstances, Merger Sub. See "THE MERGER AGREEMENT -- Special Cash Rights; Restructuring of Merger." On June 16, 1998, El Paso, Merger Sub, El Paso Energy Corporation, a wholly owned subsidiary of El Paso ("El Paso Energy") and DeepTech executed Amendment No. 1 ("Amendment No. 1") to the Original Merger Agreement (as so amended, the "Amended Merger Agreement"). Pursuant to Amendment No. 1, if DeepTech stockholders approve the Amended Merger Agreement and the holding company reorganization occurs prior to the Effective Time (as defined below), DeepTech will merge (the "Amended Merger," and together with the "Original Merger," the "Merger") with El Paso Energy, or under certain circumstances, a subsidiary of El Paso Energy. See "THE MERGER AGREEMENT -- Amendment No. 1." The Merger will become effective upon the filing of the Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware. Subject to receipt of requisite regulatory approval, the filing of the Certificate of Merger will occur as soon as practicable following the satisfaction or waiver of the conditions set forth in the Merger Agreement. As used in the Merger Agreement and herein, the time at which the Merger becomes effective will be the "Effective Time." As used in this Proxy Statement/Prospectus, references to the "Merger Agreement" mean either the Original Merger Agreement or the Amended Merger Agreement, whichever is applicable. See "THE MERGER AGREEMENT -- Conditions Precedent."

     In the Merger, each share of common stock, par value $0.01 per share, of DeepTech (the "DeepTech Common Stock") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of DeepTech and those owned by El Paso) will be converted into the right to receive, at the election of the holder thereof, (i) a fraction of a share of common stock, par value $3.00 per share (the "El Paso Common Stock"), of El Paso (a "Stock Election"), including the associated El Paso Rights (as defined below) (collectively, the "Stock Consideration"), with a value of $14.00 per share, based upon the average of the closing sales prices of a share of El Paso Common Stock on the New York Stock Exchange (the "NYSE") during the ten consecutive trading days ending on and including the trading day immediately prior to the Effective Time (the "Average Price") (provided that, if the Average Price is more than $37.50, the Average Price will be deemed for this purpose to be $37.50, and if the Average Price is less than $25.00, the Average Price will be deemed for this purpose to be $25.00) (the "Exchange Ratio"); or (ii) $14.00 in cash (a "Cash Election"), without interest (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"). The Stock Consideration and the Cash Consideration will be adjusted to reflect any change in the number of shares of DeepTech Common Stock outstanding on a fully diluted basis between the date of the Merger Agreement and the Effective Time. The Stock Consideration will also be adjusted to reflect any changes in the El Paso Common Stock between the date of the Merger Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, combination, exchange of El Paso Common Stock or similar transaction. The calculation of the Average Price for purposes of determining the Exchange Ratio described above takes into account the effect of the 2-for-1 stock split of El Paso Common Stock on April 1, 1998 (the "El Paso Stock Split").

     Each share of El Paso Common Stock issued to holders of DeepTech Common Stock in the Merger will be issued together with one-half of an associated preferred stock purchase right ("El Paso Rights") under the Amended and Restated Shareholder Rights Agreement (the "El Paso Rights Agreement"), dated as of July 23, 1997, between El Paso and The First National Bank of Boston as Rights Agent. Cash will be paid in lieu of fractional share of El Paso Common Stock.

     If DeepTech stockholders approve the Amended Merger Agreement and the holding company reorganization occurs prior to the Effective Time of the Merger, all references in this Proxy Statement/Prospectus to El Paso will be deemed references to El Paso Energy and references to El Paso Common Stock will be deemed references to El Paso Energy common stock. Each share of El Paso Energy common stock issued to holders of DeepTech Common Stock in the Merger will be issued together with one associated preferred stock purchase right under the Shareholder Rights Agreement between El Paso Energy and BankBoston, N.A., as rights agent.

     The shares of El Paso Common Stock issued to DeepTech stockholders in connection with the Merger will constitute a maximum of approximately 10% of all of the outstanding El Paso Common Stock after the Merger based on the number of shares of El Paso Common Stock and DeepTech Common Stock outstanding on June 30, 1998 (assuming an Exchange Ratio of 0.4480). The current El Paso stockholders will hold approximately 90% of the outstanding shares of El Paso Common Stock after the Merger.

     Each outstanding and unexercised option (each, a "DeepTech Option") to purchase shares of DeepTech Common Stock will be assumed by El Paso in the Merger and converted into an option to purchase shares of El Paso Common Stock (each, a "Substitute Option"), or (ii) at the option of the holder of such DeepTech Option, exercisable by written notice to DeepTech prior to the Effective Time, will be canceled immediately prior to the Effective Time in exchange for a payment in cash (a "Cash-out Option"). The cash payment for each Cash-out Option will be equal to the product of (x) the number of shares of DeepTech Common Stock subject to such DeepTech Option and (y) the excess of the Cash Consideration over the exercise price per share of DeepTech Common Stock subject to such DeepTech Option. Assuming that none of the DeepTech Option holders elect to receive cash with respect to their DeepTech Options, approximately 1,015,000 shares of El Paso Common Stock will be subject to such converted options based on the number of shares of DeepTech Common Stock subject to the existing DeepTech Options multiplied by the Exchange Ratio (assuming an Exchange Ratio of 0.4480), and the exercise price with respect thereto would equal the exercise price under the DeepTech Options divided by the Exchange Ratio.

     Each warrant (a "Warrant") to purchase shares of DeepTech Common Stock outstanding immediately prior to the Effective Time pursuant to any of the warrant agreements (the "Warrant Agreements") between certain individuals and DeepTech will remain outstanding after the Effective Time and will represent the right to receive, upon exercise of such Warrant, solely the Merger Consideration receivable by a holder of the number of shares of DeepTech Common Stock for which such Warrant is exercisable immediately prior to the Merger. For the purpose of determining the form of Merger Consideration receivable in respect of any such Warrant, such Warrant will be treated in the same manner as any share of DeepTech Common Stock as to which a Stock Election has been made. A maximum of approximately 76,000 shares of El Paso Common Stock would be subject to such Warrants based on the number of shares of DeepTech Common Stock subject to the existing Warrants multiplied by the Exchange Ratio (assuming an Exchange Ratio of 0.4480).

BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE DEEPTECH BOARD

     In March of 1997, Mr. Ralph Eads, who at that time was a director of DeepTech, began discussions with Mr. William Wise, Chairman and Chief Executive Officer of El Paso, Mr. Brent Austin, Executive Vice President and Chief Financial Officer of El Paso, and Mr. Robert Phillips, President of El Paso Field Services Company regarding a possible transaction between DeepTech and El Paso. In a subsequent discussion with El Paso management, Mr. Eads provided El Paso with his opinion as to what form of transaction would be best for the stockholders of DeepTech. Donaldson, Lufkin & Jenrette Securities Corporation, Mr. Eads' employer, has an ongoing investment banking relationship with El Paso.

     On July 24, 1997, Messrs. Thomas P. Tatham and Charles M. Darling, IV of DeepTech met with El Paso's Chairman, Mr. William Wise, and Mr. Eads. At this meeting Mr. Wise informed Mr. Tatham that El Paso was interested in acquiring either DeepTech or Leviathan.

     DeepTech's Board of Directors (the "DeepTech Board") had considered from time to time the state of the merger and acquisition activity in the oil and gas industry. Following the expression of interest from El Paso, the DeepTech Board determined that DeepTech should engage in a "market check" to determine the value of DeepTech. Accordingly, the DeepTech Board authorized Messrs. Tatham and Grant E. Sims to contact selected third parties to determine what interest they would have with respect to the possible sale or merger of either DeepTech or Leviathan in the event that DeepTech chose to go forward (the "Possible Transaction"). In giving such authorization, the DeepTech Board emphasized that Messrs. Tatham and Sims should concentrate on potential purchasers that were in the energy business. Shortly thereafter, Messrs. Tatham and Sims contacted at least five large energy companies that they determined to be the best strategic fit for DeepTech. Three of these companies seriously considered entering into a Possible Transaction. Two of these companies, one being El Paso, ultimately provided definitive proposals to purchase either DeepTech or Leviathan.

     In the fall of 1997, Mr. Wise presented Mr. Tatham with a proposal in which El Paso would purchase all of DeepTech, including its interest in Tatham Offshore. Mr. Tatham considered such offer and discussed it with various members of the DeepTech Board. After due consideration, the DeepTech Board determined that such offer did not attribute sufficient value to DeepTech's two semi-submersible drilling rigs. Therefore, Mr. Tatham informed Mr. Wise that the DeepTech Board was not prepared to accept such an offer.

     Sometime thereafter, Mr. Tatham met with Mr. Wise to discuss the Possible Transaction and whether such Possible Transaction would include DeepTech's two semi-submersible drilling rigs and its common and preferred stock of Tatham Offshore.

     In response to this meeting, on December 18, 1997, Mr. Wise sent a letter to Mr. Tatham proposing a Possible Transaction by which DeepTech would merge with El Paso pursuant to a merger in which DeepTech stockholders would receive $14.00 in El Paso Common Stock or cash after DeepTech had disposed of the two drilling rigs and its Tatham Offshore stock.

     On December 19, 1997, the DeepTech Board met to discuss the latest El Paso proposal as well as another proposal from a major industry participant. After extensive discussion, it became apparent that the competing proposal was clearly inferior to El Paso's in terms of both value and structure. The DeepTech Board decided to appoint an independent committee (the "Independent Committee") headed by Ms. Nancy Quinn as Chairperson to (i) determine if it was in the best interest of DeepTech and its stockholders for DeepTech to continue to pursue its business strategy as currently contemplated or to pursue a strategic alliance, a business combination or the sale of a substantial portion of, or all or substantially all of, its assets, including reviewing and analyzing the fairness of the proposal from El Paso, (ii) evaluate the terms of the proposal from El Paso and any other proposal, with a view towards identifying the best available transaction for all stockholders, and, if appropriate, any arrangements related to the foregoing and (iii) report their conclusions and recommendations to the DeepTech Board. Furthermore, the DeepTech Board instructed Mr. Tatham to continue negotiations, and in connection therewith, to enter into an agreement providing for an exclusive period of negotiation and a mechanism for each party to conduct a due diligence review.

     Immediately after this DeepTech Board meeting, Ms. Quinn initiated regular discussions with Mr. Rick L. Burdick of Akin, Gump, Strauss, Hauer & Feld, L.L.P., DeepTech's outside counsel, and representatives of Chase Securities Inc. ("Chase Securities"), a candidate to become the Independent Committee's financial advisor, to monitor the status of negotiations between DeepTech and El Paso regarding the Possible Transaction. She reported such discussions to the other members of the Independent Committee.

     On December 22, 1997, DeepTech and El Paso entered into a letter agreement providing for an exclusive period of negotiation, access to books and records for due diligence and confidentiality. The letter agreement further contemplated the negotiation of definitive merger agreements.

     Thereafter, during the last days of December and throughout January, a due diligence team from El Paso headed by Mr. Phillips and Mr. Mark Leland, Vice President of El Paso Field Services Company, engaged in a due diligence review of DeepTech's business, including a review of its prospects and its engineering, financial, legal, tax and accounting matters. In addition, these representatives discussed various organizational, financial and structural issues with respect to the proposed transaction.

     In late December 1997, El Paso delivered initial drafts of a merger agreement and related documents to DeepTech and its counsel. Beginning in early January 1998, Messrs. Wise, Austin, Phillips and Leland of El Paso, Messrs. Tatham, Darling and Sims of DeepTech and their respective counsel engaged in negotiations regarding the draft merger agreement and related documents.

     During the first two weeks of January 1998, Ms. Quinn was in regular communication with Messrs. Burdick, Tatham, Darling and Sims about the details and status of the negotiations. On January 14 and 15, 1998, Ms. Quinn attended meetings in Houston, Texas with Messrs. Tatham, Darling, Sims and Weir. In addition, Mr. Burdick and representatives of Chase Securities attended portions of such meetings. During those meetings, Ms. Quinn discussed the ongoing negotiations between DeepTech and El Paso with those members of management and was briefed on the issues outstanding between the parties with respect to the Possible Transaction. After those meetings, Ms. Quinn reported the status of the negotiations and the important outstanding issues to the other members of the Independent Committee.

     On January 20, 1998, the Independent Committee held a meeting to further discuss the Possible Transaction. In addition to the members of the Independent Committee, Messrs. Robert K. Payson and Donald J. Wolfe, Jr. of the Delaware law firm of Potter Anderson & Corroon LLP ("Potter Anderson"), which had been retained on January 12, 1998 as special counsel to the Independent Committee, attended such meeting. Potter Anderson has acted and continues to act as special Delaware corporate counsel to El Paso for certain matters, and this was disclosed by Potter Anderson to the Independent Committee.

     At that meeting, the Independent Committee discussed various topics related to the Possible Transaction, including (i) the status of negotiations and (ii) the range of compensation that would be paid to Chase Securities for formally serving as the Independent Committee's financial advisor. In addition, Messrs. Payson and Wolfe advised the members of the Independent Committee on their fiduciary obligations to DeepTech in connection with any Possible Transaction.

     At about 4:30 p.m. on the day of the meeting, Mr. Kevin McQuilkin, Vice President of Chase Securities and other representatives of Chase Securities (including its counsel) joined the meeting. The members of the committee confirmed Chase Securities' expertise in valuations in the oil and gas industry and its prior relationships with DeepTech and El Paso. However, the Independent Committee members requested that Chase Securities reconsider Chase Securities' proposed compensation. After that discussion, the Chase Securities representatives left the meeting. Ms. Quinn then requested that Mr. Payson negotiate a final engagement letter (subject to agreement as to compensation) between the Independent Committee and Chase Securities pursuant to which Chase Securities would formally serve as the Independent Committee's independent financial advisor. Ms. Quinn and the representatives of Chase Securities agreed on a fee and Chase Securities executed an engagement letter with DeepTech which had been negotiated by Mr. Payson and representatives of Chase Securities.

     After thorough deliberation and discussion, the Independent Committee members noted that on a preliminary basis (i) the El Paso proposal appeared to present the best value obtainable for DeepTech and (ii) the tax implications of the El Paso proposal appeared to be the most advantageous among all of the transactions proposed to date. The Independent Committee reviewed a list of open issues which had been provided by Mr. Burdick and instructed counsel to negotiate a right of termination in the event that a superior transaction was presented to DeepTech after the DeepTech Board approval, but before closing, of a transaction with El Paso. Ms. Quinn advised the other members of the Independent Committee that she would keep them informed about the continuing negotiations between DeepTech and El Paso.

     Between January 21 and February 5, 1998, Ms. Quinn had numerous conversations with Mr. Burdick, Messrs. Tatham, Darling and Sims of DeepTech and representatives of Chase Securities, and the other Independent Committee members regarding the El Paso proposal. The primary focus of these conversations was to develop a complete understanding of, and provide input on, the principal terms and conditions of the proposed business combination between DeepTech and El Paso as they evolved throughout the negotiations.

     The Independent Committee met again on February 5, 1998, which meeting Mr. Payson attended. Mr. Payson reported to the Independent Committee that in connection with his efforts to re-negotiate the provision discussed in the previous Independent Committee meeting, El Paso's counsel had advised him on El Paso's behalf that if DeepTech demanded flexibility from El Paso on that particular issue, then El Paso would withdraw or materially and adversely alter its proposal. Notwithstanding such position, Mr. Payson had been able to negotiate a right of termination in the event that a superior offer was received by DeepTech prior to the approval of the proposed transaction with El Paso by the holders of a majority of the outstanding shares of DeepTech.

     At about 6 p.m. that day, representatives of Chase Securities joined the meeting and distributed a book prepared by them to each committee member and Mr. Payson containing statistics and analyses of the businesses of DeepTech and El Paso. A lengthy discussion ensued among the group regarding: (i) the terms and structure of the Merger, (ii) the current environment of the oil and gas industry, (iii) the strategic rationale for the proposed merger, (iv) the tax consequences of the Merger, and (v) the reasons for the Merger. At the conclusion of that discussion, Chase Securities advised the Independent Committee that, in their opinion, the proposed transaction between DeepTech and El Paso was fair from a financial point of view. The representatives of Chase Securities then left the meeting. See "-- Opinion of DeepTech's Financial Advisor".

     The members of the committee then discussed Chase Securities' presentation and opinion, the background of the proposed business combination with El Paso (including prior expressions of interest from and discussions with third parties), the current terms and conditions of the proposal and the advice by counsel. The Independent Committee then unanimously agreed to recommend to the DeepTech Board the proposed business combination between DeepTech and El Paso as being fair to, and in the best interest of, DeepTech's stockholders.

     On February 6, 1998, the DeepTech Board met to discuss the status of the negotiations with El Paso. Messrs. Burdick and Payson were present at the meeting. Prior to the meeting, Mr. Tatham had given to the directors copies of
(i) the letter dated December 18, 1997 from Mr. Wise to Mr. Tatham and the letter dated December 22, 1997 from Mr. Tatham to Mr. Wise regarding the proposed business combination of the two companies, (ii) an outline of the terms of the Merger, and (iii) drafts of the definitive agreements with respect to the Merger. At the meeting, Mr. Tatham and Mr. Burdick gave a presentation regarding the proposed transaction to the directors. This presentation included a summary of: (i) the terms and structure of the Merger, (ii) the tax consequences of the Merger, and (iii) an expected timetable for the Merger.

     After the presentation by Messrs. Tatham and Burdick, representatives of Chase Securities joined the meeting and distributed a book prepared by them to each of the directors containing statistics and analyses of the businesses of DeepTech and El Paso. Following a detailed presentation by Chase Securities of its financial analyses (see "-- Opinion of DeepTech's Financial Advisor"), and discussion among the directors and the representatives of Chase Securities, Chase Securities delivered its written opinion that the consideration to be received by the holders of DeepTech Common Stock in connection with Merger was fair, from a financial point of view, to such holders.

     Following the presentation by Chase Securities, Ms. Quinn, on behalf of the Independent Committee, reported that such committee, at its meeting on February 5, 1998, had unanimously concluded that the Merger was fair to, and in the best interests of, DeepTech's common stockholders, and recommended its approval to the DeepTech Board.

     Following the recommendation of the Independent Committee, DeepTech's Board unanimously voted in favor of the Merger and the transactions contemplated thereby. In reaching its determination, the DeepTech Board consulted with Messrs. Tatham, Darling, Sims and Weir, as well as its financial and legal advisors, and considered the following material factors:

     - the prospects for DeepTech's continued performance as an independent company;

     - the results of the "market check" completed by Mr. Tatham and Mr. Sims;

     - the alternative proposal DeepTech had received;

     - the ability of DeepTech stockholders to take El Paso stock or cash in the transaction;

     - the fact that DeepTech stockholders would be able to substantially preserve their ownership interests in DeepTech's offshore contract drilling services business and Tatham Offshore; and

     - the opinion of Chase Securities to the DeepTech Board that as of such date and, based upon and subject to, certain matters stated therein, from a financial point of view, the merger consideration offered to DeepTech's stockholders was fair to such stockholders.

See "-- Opinion of DeepTech's Financial Advisor" for a discussion of Chase Securities' opinion, which is subject to certain limitations, qualifications and assumptions. A copy of Chase Securities' opinion is included as Appendix C to this Proxy Statement/Prospectus and should be read carefully in its entirety.

     The DeepTech Board also considered other factors such as (i) the strategic, operational and financial opportunities available to DeepTech in the normal course of its business compared to those that might be available following the Merger, (ii) the historical and current market prices of DeepTech Common Stock and El Paso Common Stock and (iii) the proposed structure of the transaction and the other terms of the Merger Agreement and related agreements.

     Furthermore, the DeepTech Board deliberated on the potential risks and disadvantages of the Merger, including the risk (i) that the operations of the two companies would not be successfully integrated, and (ii) that the business combination may not be completed as a result of a failure to satisfy the conditions precedent to the Merger. In the judgment of the DeepTech Board, the potential benefits of the Merger outweighed the potential risks and disadvantages.

     Although the foregoing discussion of the factors that the DeepTech Board considered in reaching its decision is not exhaustive, it is believed to include all of the material factors the DeepTech Board considered. Because of the variety of factors considered in connection with its evaluation of the Possible Transaction and the terms of the Merger Agreement, the DeepTech Board did not deem it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors it considered in reaching its conclusions. Moreover, individual directors may have given different weights to different factors.

     From February 6, 1998 through February 27, 1998, DeepTech and El Paso continued to negotiate various tax and other structure related provisions. Throughout this process, Mr. Tatham provided the DeepTech Board members with ongoing drafts of the merger documents.

     On the evening of February 27, 1998, the DeepTech Board met telephonically to again ratify their approval and authorization of (i) the Merger as contemplated by the final merger documents and (ii) the execution of such final merger documents by the executive officers of DeepTech. Ms. Quinn gave a full report to the DeepTech Board on the results of the negotiation of the remaining tax and structural issues as well as the final changes to the terms and conditions of the Merger. After several questions and a discussion, the DeepTech Board concluded that the transaction remained substantially the same as previously approved. The DeepTech Board unanimously ratified their prior approval and authorization.

     On June 16, 1998, the parties executed Amendment No. 1 to the Merger Agreement.

OPINION OF DEEPTECH'S FINANCIAL ADVISOR

     At the February 5, 1998 meeting of the Independent Committee, Chase rendered to the Independent Committee an oral opinion, which was followed by an oral presentation to the DeepTech Board on February 6, 1998 and confirmed by delivery of its written opinion dated February 6, 1998 (the "Chase Opinion"), to the effect that, as of such date, and based upon and subject to various qualifications and assumptions described therein, the Consideration to be received by the holders of DeepTech Common Stock in connection with the Original Merger is fair, from a financial point of view, to such holders. As used in the Chase Opinion, the term "Consideration" means the cash or El Paso Common Stock and the rights issued pursuant to a Rights Offering to be received by the holders of DeepTech Common Stock in connection with the Original Merger.

     THE FULL TEXT OF THE CHASE OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF DEEPTECH ARE URGED TO READ THE CHASE OPINION IN ITS ENTIRETY. NO LIMITATIONS WERE IMPOSED BY DEEPTECH UPON CHASE WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED BY CHASE IN RENDERING ITS OPINION. CHASE WAS NOT REQUESTED TO, AND DID NOT, GENERALLY SOLICIT OFFERS FROM THIRD PARTIES TO ACQUIRE ALL OR PART OF DEEPTECH. THE CHASE OPINION, WHICH IS ADDRESSED TO THE INDEPENDENT COMMITTEE AND THE DEEPTECH BOARD, IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF DEEPTECH COMMON STOCK, OF THE CONSIDERATION TO BE RECEIVED BY SUCH HOLDERS IN CONNECTION WITH THE ORIGINAL MERGER, AND DOES NOT EXPRESS ANY OPINION AS TO THE UNDERLYING DECISION BY DEEPTECH TO ENGAGE IN THE ORIGINAL MERGER OR CONSUMMATE ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY. THE CHASE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF DEEPTECH COMMON STOCK AS TO WHETHER SUCH HOLDER SHOULD ELECT TO RECEIVE CASH OR EL PASO COMMON STOCK IN CONNECTION WITH THE ORIGINAL MERGER. THE SUMMARY OF THE CHASE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. THE CHASE OPINION DOES NOT CONSTITUTE AN OPINION AS TO THE PRICE AT WHICH THE SHARES OF EL PASO COMMON STOCK OR THE TATHAM OFFSHORE CAPITAL STOCK WILL ACTUALLY TRADE FOLLOWING CONSUMMATION OF THE ORIGINAL MERGER, NOR DOES THE CHASE OPINION CONSTITUTE AN OPINION AS TO WHETHER A HOLDER OF A RIGHT SHOULD EXERCISE SUCH RIGHT.

     In connection with the Chase Opinion, Chase, among other things, (i) reviewed a draft of the Original Merger Agreement and a draft of the Contribution and Distribution Agreement in the form provided to it and assumed that the final forms of the Original Merger Agreement and the Contribution and Distribution Agreement would not vary in any regard material to Chase's analysis; (ii) reviewed certain publicly available business and financial information that Chase deemed relevant relating to DeepTech, El Paso, Tatham Offshore and Leviathan, as well as the respective industries in which they operate; (iii) discussed, with members of management of DeepTech, Leviathan and El Paso, DeepTech's, Leviathan's and El Paso's respective operations, historical financial statements and future prospects, as well as such other matters as Chase deemed necessary or appropriate; (iv) reviewed certain internal non-public financial and operating data provided to it by or on behalf of the management of DeepTech, Leviathan and El Paso relating to their respective businesses, including certain forecast and projection information as to future financial results of such businesses; (v) compared the financial and operating performance of DeepTech, Leviathan and El Paso with publicly available information concerning certain other companies Chase deemed comparable and reviewed the relevant stock market information for such other companies; (vi) reviewed the financial terms of certain recent business combinations and acquisition transactions Chase deemed reasonably comparable to the Original Merger and otherwise relevant to its inquiry; and (viii) made such other analyses and examinations as Chase deemed necessary or appropriate.

     Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available, for purposes of the Chase Opinion, and further relied upon the assurances of management of DeepTech, Leviathan and El Paso that they were not aware of any facts that would make such information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of DeepTech, Leviathan or El Paso, nor did it conduct a physical inspection of the properties and facilities of DeepTech, Leviathan or El Paso. Chase assumed that the financial forecast and projection information provided to it by or on behalf of DeepTech, Leviathan and El Paso were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DeepTech, Leviathan and El Paso, respectively, as to the future financial performance of such companies.

     For purposes of the Chase Opinion, Chase assumed that the representations and warranties of each party contained in the Original Merger Agreement are true and correct in all material respects, and that each party will perform in all material respects all of the covenants and agreements required to be performed by it under the Original Merger Agreement and that all conditions to the consummation of the Original Merger will be satisfied without waiver thereof. The Chase Opinion is necessarily based on market, economic and other conditions as they existed and could be evaluated on the date of the Chase Opinion.

     The following summarizes the material analyses performed by Chase and reviewed with the Independent Committee at its meeting on February 5, 1998 in connection with Chase's presentation and its opinion to the Independent Committee on such date:

DeepTech Valuation Analysis -- General

     In connection with the Chase Opinion, Chase performed various financial analyses with respect to each of the principal business segments of DeepTech. Such analyses, which are summarized below, indicated a potential value range of $140.0 million to $175.0 million for DeepTech's beneficial interest in the Leviathan Common Units, $150.0 million to $185.0 million for DeepTech's beneficial interest in Leviathan Gas Pipeline Company, the general partner of Leviathan (the "Leviathan General Partner"), $170.0 million to $230.0 million for DeepTech's interest in DeepFlex and $20.0 million to $30.0 million for DeepTech's interest in Tatham Offshore. Chase computed the sum of such value ranges and then subtracted the outstanding indebtedness of DeepTech as of December 31, 1997, and calculated an estimated value range for the DeepTech Common Stock of $12.54 to $17.90 per share. Each step of this analysis involved various complex judgments and determinations as to the most appropriate and relevant assumptions and financial analyses, as well as the application of various methods to the particular circumstances involved. The value ranges produced by such analyses are therefore only estimates, and should not be taken to represent definitive determinations of value.

     Leviathan Common Units (DeepTech Beneficial Interest) Valuation
Analysis -- General. Chase performed a variety of analyses in order to estimate the potential value of DeepTech's beneficial interest in the Leviathan Common Units. In order to estimate the potential value of such beneficial interest, Chase determined the potential value range for the outstanding Common Units of Leviathan and multiplied that range by DeepTech's beneficial interest in such units.

     Leviathan Common Units (DeepTech Beneficial Interest) -- Selected Comparable Company Analysis. Chase reviewed certain publicly available financial and operating data of selected publicly traded master limited partnerships ("MLPs") engaged in the pipeline business (Buckeye Partners, L.P., Kaneb Pipeline Partners, L.P., Kinder Morgan Energy Partners, L.P., Lakehead Pipe Line Partners, L.P., Northern Border Partners, L.P., and Teppco Partners, L.P.) to determine a range of certain financial multiples for such companies. Historical financial information used in connection with the percentages, multiples and ratios provided below with respect to the selected comparable companies was as of the date of the most recent financial statements publicly available for each MLP.

     Chase calculated and compared various financial multiples and ratios for each of the selected companies using latest twelve months ("LTM") ended September 30, 1997 reported financial statements and estimated calendar year 1998 financial performance based on publicly available equity analyst research reports. Such analysis indicated that for the selected MLPs Total Enterprise Value (defined as total market value of common equity plus the liquidation value of outstanding preferred equity plus net outstanding indebtedness) as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from 8.5x to 18.9x, Total Enterprise Value, as a multiple of estimated 1998 cash distributions in respect of common partnership units ranged from 12.7x to 16.6x, and ratios of LTM cash distributions to market price as of February 4, 1998 ranged from 6.4% to 7.3%. Based on its selected comparable company analysis, Chase estimated a valuation range for DeepTech's beneficial interest in the Leviathan Common Units of $140.0 million to $180.0 million. In order to determine Leviathan's estimated 1998 cash distributions for comparison purposes, Chase used projections provided to it by Leviathan.

     Leviathan Common Units (DeepTech Beneficial Interest) -- Selected Transactions Analysis. Chase analyzed certain publicly available information relating to six selected transactions in the pipeline industry since 1996. The selected transactions reviewed were Shell Oil Co./Tejas Gas Corp., Koch Midstream Enterprises, Inc./Delhi Gas Pipeline Corp., Tejas Gas Corp./Transok, Inc., Kinder Morgan Energy Partners, L.P./Santa Fe Pacific Pipeline Partners, L.P., KN Energy, Inc./MidCon Corp. and Duke Power Co./PanEnergy Corp. Chase's analysis indicated that for the selected transactions Total Enterprise Value ranged from 8.6x to 13.9x LTM EBITDA. Based on its selected transactions analysis, Chase estimated a valuation range for DeepTech's beneficial interest in the Leviathan Common Units of $130.0 million to $190.0 million.

     Leviathan Common Units (DeepTech Beneficial Interest) -- Discounted Cash Flow Analysis. Chase performed a discounted cash flow analysis of the estimated cash distributions in respect of DeepTech's beneficial interest in the Leviathan Common Units on a stand-alone basis for the five fiscal years ending December 31, 2002. This analysis was based upon certain financial projections provided to Chase by Leviathan. Chase applied discount rates ranging from 6.0% to 8.0% and terminal value multiples of projected cash distributions in 2002 of 13.0x, 14.5x and 16.0x. Based upon its discounted cash flow analysis, Chase estimated a valuation range for DeepTech's beneficial interest in the Leviathan Common Units of $140.0 million to $170.0 million.

     Leviathan General Partner (DeepTech Beneficial Interest) Valuation
Analysis -- General. Chase performed a variety of analyses in order to estimate the potential value of DeepTech's beneficial interest in the Leviathan General Partner. In order to estimate the potential value of such beneficial interest, Chase determined the potential value range for the Leviathan General Partner and multiplied that range by DeepTech's beneficial interest in such entity.

     Leviathan General Partner (DeepTech Beneficial Interest) -- Selected Transactions Analysis. Chase analyzed certain publicly available information relating to two selected pipeline transactions involving the purchase of an MLP's general partnership interest. The selected transactions reviewed were Kinder Morgan Energy Partners, L.P./Santa Fe Pacific Pipeline Partners, L.P. and Kinder Morgan Energy Partners, L.P./Enron Liquids Co. Chase's analysis indicated that for the selected transactions the purchase price ranged from 21.0x to 23.0x LTM cash distributions in respect of general partnership interests. Based on its selected transactions analysis, Chase estimated a valuation range for DeepTech's beneficial interest in the Leviathan General Partner of $180.0 million to $200.0 million.

     Leviathan General Partner (DeepTech Beneficial Interest) -- Discounted Cash Flow Analysis. Based on projections provided to it by Leviathan, Chase performed a discounted cash flow analysis of the estimated cash distributions in respect of DeepTech's beneficial interest in the Leviathan General Partner for the five fiscal years ending December 31, 2002. Distributions to DeepTech were based on projections provided by Leviathan, DeepTech's beneficial interest in the Leviathan General Partner, and the schedule of incentive distributions to the Leviathan General Partner as stated in the Partnership Agreement of Leviathan. Chase applied assumed discount rates ranging from 6% to 8% and terminal value multiples of estimated cash distributions in respect of the Leviathan General Partner interest in 2002 of 21.0x, 22.0x and 23.0x. Based upon its discounted cash flow analysis, Chase estimated a valuation range for DeepTech's beneficial interest in the Leviathan General Partner of $130.0 million to $170.0 million.

     DeepFlex -- Selected Comparable Company Analysis. Chase reviewed certain publicly available financial and operating data of selected publicly traded companies whose business may be classified as operating drilling rigs on a contract basis (Atwood Oceanics, Inc., Cliffs Drilling Company, Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Global Marine Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, R&B Falcon Corporation, and Transocean Offshore Inc.) to determine a range of certain financial multiples for such companies. Historical financial information used in connection with the percentages, multiples and ratios provided below with respect to the selected comparable companies was as of the date of the most recent financial statements publicly available for each company.

     Chase calculated and compared various financial multiples and ratios for each of the selected companies using estimated calendar year 1998 and 1999 financial performance based on publicly available equity analyst research reports. Such analysis indicated that Total Enterprise Value ranged from 5.6x to 8.8x 1998 estimated EBITDA and from 3.7x to 6.6x 1999 estimated EBITDA, and that the ratio of common stock market price as of February 4, 1998 to 1998 estimated earnings per share ("P/E Ratio") ranged from 10.0x to 15.8x. Based on its selected comparable company analysis, Chase estimated a valuation range for DeepFlex of $190.0 million to $240.0 million. In order to determine DeepFlex's estimated 1998 and 1999 EBITDA for comparison purposes, Chase used projections provided to it by DeepTech.

     DeepFlex -- Selected Transactions Analysis. Chase analyzed certain publicly available information relating to 10 selected transactions in the drilling rig contracting industry since 1993. The selected transactions reviewed were Sonat Offshore Drilling, Inc./Transocean A/S, ENSCO International Inc./Dual Drilling Co., Diamond Offshore Drilling, Inc./Arethusa (Offshore) Ltd., Energy Service Company, Inc./Penrod Holding Corp., Pride Petroleum Services, Inc./Forasol-Foramer NV, Falcon Drilling Co./Reading & Bates Corp., Parker Drilling Co./Mallard Bay Drilling Inc., Parker Drilling Co./Hercules Offshore Corp./Hercules Rig Corp., Noble Drilling Corp./Neddrill Holding BV and Noble Drilling Corp./Chiles Offshore Corp. Chase's analysis indicated that for the selected transactions Total Enterprise Value ranged from 6.6x to 30.7x LTM EBITDA and equity consideration ranged from 1.1x to 4.2x book value. Based on its selected transactions analysis, Chase estimated a valuation range for DeepFlex of $200.0 million to $340.0 million.

     DeepFlex -- Discounted Cash Flow Analysis. Based on projections provided to it by DeepTech and DeepFlex, Chase performed a discounted cash flow analysis of the projected free cash flows of DeepFlex without giving effect to the Original Merger for the six fiscal years ending December 31, 2003. Chase applied assumed discount rates of 12.0%, 14.0% and 16.0% and terminal value multiples of EBITDA in 2003 of 4.0x, 5.0x and 6.0x. Based upon its discounted cash flow analysis, Chase estimated a valuation range for DeepFlex of $210.0 million to $250.0 million.

     DeepFlex -- Asset Appraisals. Chase reviewed independent asset appraisals prepared for DeepTech as of July 1996 and September 1996 for DeepFlex's two second generation semi-submersible oil rigs, the Laffit Pincay and the Bill Shoemaker. Chase reviewed the asset appraisals, DeepTech's description of capital improvements since the appraisals, and the relationship between drilling rig contract day rates at the time of the appraisals and at the time of the opinion. Based on these appraisals, Chase estimated a valuation range for the Laffit Pincay and Bill Shoemaker of $169 million to $197 million.

     Tatham Offshore -- Reserve Valuation Analysis. Chase evaluated Tatham Offshore's financial condition and reviewed independent engineering reports prepared for DeepTech regarding Tatham Offshore's oil and gas producing properties. Based upon the valuations contained in such reports, Chase estimated a valuation range for Tatham Offshore of $20.0 million to $30.0 million.

El Paso Common Stock Valuation Analysis

     El Paso Common Stock -- Selected Comparable Company Analysis. Chase reviewed certain publicly available financial and operating data of selected publicly traded companies whose major lines of business may be classified as interstate natural gas transmission and distribution (The Coastal Corporation, Columbia Energy Group, Consolidated Natural Gas Company, Sonat Inc., TransCanada PipeLines Limited, and The Williams Companies Inc.) to determine a range of certain financial multiples for such companies. Historical financial information used in connection with the percentages, multiples and ratios provided below with respect to the selected comparable companies was as of the date of the most recent financial statements publicly available for each company.

     Chase calculated and compared various financial multiples and ratios for each of the selected companies using LTM September 30, 1997 reported financial statements and estimated calendar year 1998 financial performance based on publicly available equity analyst research reports. Such analysis, which was based in part on projections provided to Chase by El Paso management, indicated that Total Enterprise Value ranged from 6.5x to 8.4x LTM EBITDA, and from 5.2x to 6.9x 1998 estimated EBITDA, LTM P/E Ratios ranged from 10.3x to 21.6x, and price to estimated 1998 earnings ranged from 15.0x to 23.2x. Based on its selected comparable company analysis, Chase estimated a valuation range for the El Paso Common Stock of $27.50 to $32.50 per share (adjusted to give effect to the El Paso two-for-one stock split). In order to determine El Paso's estimated 1998 EBITDA for comparison purposes, Chase used projections provided to it by El Paso.

     El Paso Common Stock -- Discounted Cash Flow Analysis. Based on projections provided to it by El Paso, Chase performed a discounted cash flow analysis of the projected free cash flow without giving effect to the Original Merger for the five fiscal years ending December 31, 2002. Chase assumed discount rates ranging from 9.0% to 12.0% and terminal value multiples of 2002 EBITDA of 6.0x, 7.0x and 8.0x. Based on its discounted cash flow analysis, Chase estimated a valuation range for the El Paso Common Stock of $22.50 to $27.50 per share (adjusted to give effect to the El Paso two-for-one stock split).

     El Paso Common Stock -- Analyst Estimates. Chase reviewed eleven equity research analyst reports regarding the El Paso Common Stock. Chase observed that of the eleven analysts, eight recommended the purchase of the El Paso Common Stock and three recommended that investors hold the El Paso Common Stock. In addition, Chase observed the target prices that analysts predicted for the El Paso Common Stock over the next twelve months. The estimated prices ranged from $38.75 per share to $41.00 per share (adjusted to give effect to the El Paso two-for-one stock split).

Pro Forma Earnings Analysis.

     Based on management projections, Chase calculated the pro forma earning per share ("EPS") effects of the Original Merger and compared the results to El Paso's stand alone estimated EPS for estimated fiscal years ending 1998 and 1999. Chase, in its analysis, calculated the impact on EPS for each the following election scenarios (assuming cash payments to be financed by indebtedness having an interest rate of 7.5% per annum): (i) DeepTech shareholders elect to receive 100% El Paso Common Stock; (ii) DeepTech stockholders elect to receive 50% cash and 50% El Paso Common Stock; and (iii) DeepTech stockholders elect to receive 100% cash. Under each scenario, Chase calculated that the Original Merger would increase El Paso's forecasted 1998 and 1999 EPS.

Historical Conversion Ratio Analysis.

     Chase reviewed and compared the historical trading prices for the DeepTech Common Stock and the El Paso Common Stock for the three year period ended February 3, 1998. This analysis was used to calculate the ratio of the per unit price of the DeepTech Common Stock to the per unit price of the El Paso Common Stock (on a split-adjusted basis). Such analysis indicated implied conversion ratios which ranged from 0.35 to 0.10. In addition, such analysis indicated average implied conversion ratios for the twelve, twenty-four and thirty-six month periods ending February 3, 1998 of 0.157, 0.152 and 0.162 respectively. As of the date of the Chase Opinion, the estimated transaction conversion ratio was 0.215.

     The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the opinion of Chase, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Chase Opinion. Chase did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support the Chase Opinion. The Chase Opinion necessarily involved examining complex considerations and making complex judgments concerning differences in the potential financial and operating characteristics of the comparable companies and precedent transactions and of other factors in relation to the trading and acquisition values of the comparable companies. In arriving at its opinion, Chase considered the results of all such analyses and did not attribute particular weight to any one analysis or factor considered by it.

     No other company utilized as a comparison in the comparable company analyses summarized above is identical to DeepTech, Leviathan, DeepFlex or El Paso, and no transaction utilized as a comparison in the comparable transaction analyses summarized above is identical to the Original Merger. In evaluating comparable companies and transactions, Chase made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DeepTech, such as the impact of competition on DeepTech and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of DeepTech or the industry, or in the financial markets in general.

     The analyses performed by Chase, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Chase's analysis of the fairness, from a financial point of view, to the holders of DeepTech Common Stock, of the consideration to be received by such holders in connection with the Original Merger. The foregoing summary does not purport to be a complete description of the analyses prepared by Chase.

     Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to DeepTech, Leviathan and El Paso and their respective affiliates or subsidiaries. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of DeepTech, Leviathan, El Paso or their respective affiliates or subsidiaries for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     DeepTech engaged Chase as the financial advisor to the Independent Committee because Chase is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Original Merger. The terms of the engagement of Chase by DeepTech are set forth in a letter agreement, dated February 3, 1998, between Chase and DeepTech (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, a fee of $750,000 was payable to Chase on the date on which Chase advised the Independent Committee that it was prepared to deliver the Chase Opinion. In addition, DeepTech has agreed to reimburse Chase for its reasonable expenses, including without limitation reasonable fees and disbursements of its legal counsel and other professional advisors, and to indemnify Chase against certain liabilities relating to or arising out of its engagement.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase of DeepTech by El Paso, which means the purchase price, including costs directly related to the Merger, will be allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of completion of the Merger. To the extent the purchase price exceeds the fair value of DeepTech's identified net assets, the excess will be recorded as cost in excess of net assets acquired and amortized to expense over a period of no more than 40 years. Results of operations of DeepTech will be included in El Paso's financial statements after the closing of the Merger (the "Closing").

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     See "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

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

BOARD OF DIRECTORS AND MANAGEMENT OF EL PASO FOLLOWING THE MERGER

     If the proposed Merger is approved and consummated, holders of DeepTech Common Stock who do not receive cash for all shares of DeepTech Common Stock in the Merger will become stockholders of El Paso, which will be under the direction of the Board of Directors (the "El Paso Board") and management of El Paso.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until the following steps have been taken: (1) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"); and
(2) required waiting periods have expired or terminated.

     El Paso and DeepTech each filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on March 18, 1998. Early termination of the waiting period was granted by the staff of the FTC effective on March 30, 1998.

     At any time before or after the consummation of the Merger and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of all or part of the assets of El Paso or DeepTech. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.

     If the Antitrust Division, or any other federal or state antitrust authority, were to challenge the Merger, the consummation of the Merger could be postponed beyond June 30, 1998 (the "Drop Dead Date"), in which event, either El Paso or DeepTech may terminate the Merger Agreement, pursuant to its terms, at any time after June 30, 1998, subject to El Paso's right to extend the Drop Dead Date in accordance with the Merger Agreement. See "THE MERGER
AGREEMENT -- Termination, Amendment and Waiver."

     On June 30, 1998, El Paso exercised its right to extend the Drop Dead Date to September 30, 1998 in accordance with the Merger Agreement.

STOCK EXCHANGE LISTING

     It is a condition to the Merger that, upon consummation of the Merger, the shares of El Paso Common Stock to be issued by El Paso in connection with the Merger will be authorized for listing on the NYSE, subject to official notice of issuance.

DELISTING AND DEREGISTRATION OF DEEPTECH COMMON STOCK

     If the Merger is consummated, the DeepTech Common Stock will be delisted from the Nasdaq National Market (the "NASDAQ").

TREATMENT OF STOCK CERTIFICATES

     After the Effective Time, each certificate previously representing shares of DeepTech Common Stock (a "DeepTech Certificate") will automatically, with no further action by the holder thereof, represent the right to receive the Merger Consideration and cash for fractional shares of El Paso Common Stock for each share of DeepTech Common Stock held. Boston EquiServe, L.P. is the transfer agent (the "Exchange Agent") and registrar for El Paso Common Stock. Promptly after the Effective Time, the Exchange Agent will distribute to each holder of shares of DeepTech Common Stock converted into the right to receive the Cash Consideration or the Stock Consideration, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more DeepTech Certificates for cancellation, a check for the amount of cash to which such holder is entitled and certificates representing the shares of El Paso Common Stock to which such holder is entitled. As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of DeepTech Common Stock outstanding immediately prior to the Effective Time (other than any holder who previously surrendered all its DeepTech Certificates with a Form of Election or pursuant to a guarantee of delivery set forth in a Form of Election) a letter of transmittal with instructions for use in exchanging its DeepTech Certificates for certificates representing shares of El Paso Common Stock.

RELATED TRANSACTIONS

     For a description of the related transactions to the Merger, see "THE CONTRIBUTION AGREEMENT," "THE STANDBY AGREEMENT AND THE PURCHASE COMMITMENT AGREEMENT," "THE TAX SHARING AGREEMENT," "THE REDEMPTION AGREEMENT" and "PURCHASE OF MINORITY INTERESTS."

WRITTEN CONSENTS; SPECIAL MEETING

     The holders of a majority of DeepTech's common stock have already approved the Original Merger Agreement and the Original Merger and accordingly no further action by the stockholders of DeepTech is necessary for this merger to occur. The Board of Directors of DeepTech has approved the Amended Merger Agreement and the Amended Merger, subject to approval by DeepTech stockholders. If the Amended Merger Agreement is approved by DeepTech stockholders, El Paso intends to effect its holding company reorganization prior to the merger with DeepTech, in which case DeepTech would merge either with the new holding company, El Paso Energy, or, under certain circumstances, with El Paso Acquisition Company. If the Amended Merger Agreement is not approved by DeepTech stockholders, El Paso will not effect the holding company reorganization prior to the merger, and the merger will be consummated in accordance with the terms of the Original Merger Agreement.

     DeepTech intends to solicit written consents from stockholders to approve the Amended Merger Agreement and, if written consents are not promptly obtained, to solicit proxies in connection with the Special Meeting for the purpose of approving the Amended Merger Agreement. The Special Meeting will only be held if DeepTech has not previously received written consents from the holders of a majority of the outstanding shares of DeepTech common stock approving the Amended Merger Agreement.

HOLDING COMPANY REORGANIZATION

     If DeepTech stockholders approve the Amended Merger Agreement and the Amended Merger, El Paso intends to adopt prior to the Effective Time, subject to certain conditions, a holding company structure whereby El Paso and its subsidiaries would become direct and indirect subsidiaries of El Paso Energy, a newly formed Delaware holding company. Pursuant to the holding company reorganization, holders of shares of El Paso Common Stock would become holders on a share-for-share basis of shares of common stock of El Paso Energy (the "El Paso Energy Common Stock") with the result that El Paso Energy would replace El Paso as the publicly held corporation, and all stockholders of El Paso immediately prior to such reorganization would own the same number of shares of El Paso Energy Common Stock immediately after the reorganization. The change to a holding company structure would be tax free for federal income tax purposes to stockholders of El Paso and may be effected without a vote of stockholders under applicable Delaware law.

     The holding company reorganization is subject to the satisfaction of certain conditions, including among other things: (i) approval of the holding company common stock and preferred stock purchase rights for trading on the NYSE; (ii) a favorable no-action ruling from the Commission concerning the absence of a requirement for a registration under the Securities Act of 1933, as amended (the "Securities Act"), of the El Paso Energy Common Stock to be issued in the reorganization and certain other securities law issues; and (iii) a favorable private letter ruling from the Internal Revenue Service or opinion of counsel, in either case, substantially to the effect that the change to the holding company structure will be tax free for federal income tax purposes to stockholders. No assurance can be given that the conditions to forming the holding company structure will be satisfied or, if satisfied, that the holding company structure will be implemented.

     If DeepTech stockholders approve the Amended Merger Agreement and the Amended Merger and the holding company reorganization occurs prior to the effective time of the Merger, in this Proxy Statement/Prospectus references to El Paso shall be deemed references to El Paso Energy and references to El Paso Common Stock shall be deemed references to El Paso Energy Common Stock.

LEGAL PROCEEDINGS

     In November 1993, TransAmerican Natural Gas Corporation ("TransAmerican") filed a complaint in a Texas state court, TransAmerican Natural Gas Corporation ("TransAmerican") v. El Paso Natural Gas Company, et al., alleging fraud, tortious interference with contractual relationships, negligent misrepresentation, economic duress, civil conspiracy, and violation of state antitrust laws arising from a settlement agreement entered into by El Paso, TransAmerican, and others in 1990 to settle litigation then pending and other potential claims. The complaint, as amended, seeks actual damages of $1.5 billion and exemplary damages of $6 billion. El Paso is defending the matter in the State District Court of Dallas County, Texas. In April 1996, a former employee of TransAmerican filed a related case in Harris County, Texas, Vickroy
E. Stone v. Godwin & Carlton, P.C., et al. (including El Paso), seeking indemnification and other damages in unspecified amounts relating to litigation consulting work allegedly performed for various entities, including El Paso, in cases involving TransAmerican. El Paso filed a Motion for Summary Judgment in the TransAmerican case arguing that plaintiff's claims are barred by a prior release executed by TransAmerican, by statutes of limitations, and by the final court judgment ending the original litigation in 1990. Following a hearing in January 1998, the court granted summary judgment in El Paso's favor on TransAmerican's claims based on economic duress and negligent misrepresentation, but denied the motion as to the remaining claims. In February 1998, El Paso filed a Motion for Summary Judgment in the Stone litigation arguing that all claims are baseless, barred by statutes of limitations, subject to executed releases, or have been assigned to TransAmerican. In June 1998, the court granted El Paso's motion in its entirety dismissing the Stone litigation against it. The trial in TransAmerican is set to commence in March 1999. Based on information available at this time, management believes that the claims asserted against it in both cases have no factual or legal basis and that the ultimate resolution of these mattes will not have a material adverse effect on El Paso's financial position, results of operations, or cash flows.

     On February 12, 1998, the United States and the State of Texas filed in a United States District Court a Comprehensive Environmental Response, Compensation and Liability Act cost recovery action, United States v. Atlantic Richfield Co., et al against fourteen companies including the following affiliates of El Paso: Tennessee Gas Pipeline Company ("TGP"), El Paso Tennessee Pipeline Co. ("EPTPC"), EPEC Corporation, EPEC Polymers, Inc. and the dissolved Petro-Tex Chemical Corporation, relating to the Sikes Disposal Pits Superfund Site ("Sikes") located in Harris County, Texas. Sikes was an unpermitted waste disposal site during the 1960s that accepted waste hauled from numerous Houston Ship Channel industries. The suit alleges that the former Tenneco Chemicals, Inc. and Petro-Tex Chemical Corporation arranged for disposal of hazardous substances at Sikes. TGP, EPTPC, EPEC Corporation and EPEC Polymers, Inc. are alleged to be derivatively liable as successors or as parent corporations. The suit claims that the United States and the State of Texas have expended over $125 million in remediating the site, and seeks to recover that amount plus interest. Other companies named as defendants include Atlantic Richfield Company, Crown Central Petroleum Corporation, Occidental Chemical Corporation, Exxon Corporation, Goodyear Tire & Rubber Company, Rohm & Haas Company, Shell Oil Company and Vacuum Tanks, Inc. These defendants have filed their answers and third-party complaints have been filed seeking contribution from twelve other entities believed to be PRPs at Sikes. Although factual investigation relating to Sikes is in very preliminary stages, El Paso believes that the amount of material disposed at Sikes from the Tenneco Chemicals, Inc. or Petro-Tex Chemical Corporation facilities, if any, was small, possibly de minimis. However, the government plaintiffs have alleged that the defendants are each jointly and severally liable for the entire remediation costs and have also sought a declaration of liability for future response costs such as groundwater monitoring. While the outcome of this matter cannot be predicted with certainty, management does not expect this matter to have a material adverse effect on El Paso's financial position, results of operations, or cash flows.

     TGP is a party in proceedings involving federal and state authorities regarding the past use by TGP of a lubricant containing a polychlorinated biphenyl(s) ("PCBs") in its starting air systems. TGP has executed a consent order with the United States Environmental Protection Agency ("EPA") governing the remediation of certain of its compressor stations and is working with the relevant states regarding those remediation activities. TGP is also working with the Pennsylvania and New York environmental agencies to specify the remediation requirements at the Pennsylvania and New York stations. Remediation activities in Pennsylvania are complete with the exception of some long-term groundwater monitoring requirements. Remediation and characterization work at the compressor stations under its consent order with the EPA and the jurisdiction of the New York Department of Environmental Conservation is ongoing. Management believes that the ultimate resolution of these matters will not have a material adverse effect on El Paso's financial position, results of operations, or cash flows.

     In Commonwealth of Kentucky, Natural Resources and Environmental Protection Cabinet v. Tennessee Gas Pipeline Company (Franklin County Circuit Court, Docket No. 88-C1-1531, November 16, 1988), the Kentucky environmental agency alleged that TGP discharged pollutants into the waters of the state without a permit and disposed of PCBs without a permit. The agency sought an injunction against future discharges, sought an order to remediate or remove PCBs, and sought a civil penalty. TGP has entered into agreed orders with the agency to resolve many of the issues raised in the original allegations, has received water discharge permits for its Kentucky stations from the agency, and continues to work to resolve the remaining issues. The relevant Kentucky compressor stations are scheduled to be characterized and remediated under the consent order with the EPA. Management believes that the resolution of this issue will not have a material adverse effect on El Paso's financial position, results of operations, or cash flows.

     El Paso is a named defendant in numerous lawsuits and a named party in numerous governmental proceedings arising in the ordinary course of business. While the outcome of such lawsuits or other proceedings against El Paso cannot be predicted with certainty, management currently does not expect these matters to have a material adverse effect on El Paso's financial position, results of operations, or cash flows.

APPRAISAL AND DISSENTERS RIGHTS

     Under Delaware corporate law, DeepTech stockholders will not have rights to an appraisal of the value of their shares in connection with the merger, except in a case in which the merger is restructured as a taxable transaction as described above. In that situation, a DeepTech stockholder who (i) did not execute a written consent or vote in favor of the merger, (ii) is required under the merger agreement to accept cash for his/her shares of DeepTech common stock (other than cash exchanged for fractional shares), (iii) held his/her shares of DeepTech common stock through the effective time of the merger and (iv) exercises and perfects dissenters' rights (the "Appraisal Rights") in accordance with the procedures set forth in Section 262 of the Delaware General Corporation Law (the "DGCL"), and summarized herein, will be entitled to receive payment of the fair value of his/her shares (the "Appraisal Shares"). See "THE MERGER AGREEMENT -- Special Cash Rights; Restructuring of Merger" and "-- Dissenting Shares."

     The failure of a DeepTech stockholder to follow the appropriate procedures set forth in Section 262 of the DGCL ("Section 262"), and summarized herein, will result in the termination or waiver of the stockholder's Appraisal Rights. A person having a beneficial interest in shares of DeepTech Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect Appraisal Rights.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY IN ANNEX I. ALL REFERENCES IN SECTION 262 AND THIS SUMMARY TO A "STOCKHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF DEEPTECH COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the DGCL, eligible holders of shares of DeepTech Common Stock who follow the procedures set forth in Section 262 will be entitled to have their Appraisal Shares appraised by the Delaware Chancery Court and to receive payment in cash of the "fair value" of such Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court. If the Merger is not consummated, no DeepTech stockholder will be entitled to Appraisal Rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation must notify each of its stockholders, as determined on the record date for such meeting, not less than twenty (20) days prior to the meeting that appraisal rights are available. The corporation must also include a copy of Section 262 in such notice. Where a proposed merger is approved by the written consent of stockholders (as the Original Merger has been approved and the Amended Merger may be approved if the consent solicitation pursuant to this Proxy Statement/Prospectus is successful), either before or within 10 days after the effective date of the merger, the corporation must notify each of its stockholders entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders and include in such notice a copy of Section 262. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving corporation the appraisal of such holder's shares. If such notice did not state the effective date of the merger, the surviving corporation must send a second notice specifying such effective date within 10 days after such date.

     This Proxy Statement/Prospectus constitutes notice to the holders of DeepTech Common Stock of their Appraisal Rights as required by Section 262.
Section 262 is attached to this Proxy Statement/Prospectus as Annex I. This Proxy Statement/Prospectus also constitutes notice of (i) the approval of the Original Merger Agreement by written consent, and (ii) the Special Meeting at which the Amended Merger Agreement will be voted upon unless it has already been approved by written consent. As required by Section 262, if the Original Merger is consummated, stockholders will receive a second notice stating the effective date of such merger, and if the amended Merger is approved by written consent, stockholders will receive notice of such approval and of the effective date of the merger.

     Any DeepTech stockholder who wishes to exercise his, her or its Appraisal Rights, or who wishes to preserve his, her or its right to do so, should review the following discussion and Annex I carefully. Failure to comply timely and properly with the procedures specified in Section 262 will result in the loss of Appraisal Rights.

     A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE APPRAISAL RIGHTS MUST (1) NOT HAVE EXECUTED A WRITTEN CONSENT OR VOTED IN FAVOR OF THE MERGER, (2) BE REQUIRED UNDER THE MERGER AGREEMENT TO ACCEPT CASH FOR HIS/HER/ITS SHARES OF DEEPTECH COMMON STOCK (OTHER THAN CASH EXCHANGED FOR FRACTIONAL SHARES) AND (3) DELIVER TO DEEPTECH WITHIN 20 DAYS AFTER THE DATE OF MAILING OF THIS PROXY STATEMENT/PROSPECTUS (OR, IF THE AMENDED MERGER AGREEMENT IS APPROVED BY DEEPTECH STOCKHOLDERS NO LATER THAN THE EARLIER OF (A) 20 DAYS AFTER THE DATE OF MAILING OF NOTICE OF SUCH APPROVAL OR (B) THE DATE OF THE DEEPTECH STOCKHOLDERS' MEETING), A WRITTEN DEMAND FOR APPRAISAL. A HOLDER OF APPRAISAL SHARES WISHING TO EXERCISE SUCH HOLDER'S APPRAISAL RIGHTS MUST BE THE RECORD HOLDER OF SUCH APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE AND MUST CONTINUE TO HOLD SUCH APPRAISAL SHARES OF RECORD UNTIL THE CONSUMMATION OF THE MERGER. ACCORDINGLY, A HOLDER OF APPRAISAL SHARES WHO IS THE RECORD HOLDER OF APPRAISAL SHARES ON THE DATE THE WRITTEN DEMAND FOR APPRAISAL IS MADE, BUT WHO THEREAFTER TRANSFERS SUCH APPRAISAL SHARES PRIOR TO THE CONSUMMATION OF THE MERGER, WILL LOSE ANY RIGHT TO APPRAISAL IN RESPECT OF SUCH APPRAISAL SHARES.

     Only a holder of record of Appraisal Shares is entitled to assert Appraisal Rights for the Appraisal Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record and must reasonably inform the corporation of the identity of such holder and that such holder intends to demand appraisal of such holder's shares. If the Appraisal Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Appraisal Shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Appraisal Shares as a nominee for several beneficial owners may exercise appraisal rights with respect to the Appraisal Shares held for one or more beneficial owners while not exercising such rights with respect to the Appraisal Shares held for other beneficial owners; in such case, the written demand should set forth the number of Appraisal Shares as to which appraisal is sought. When no number of Appraisal Shares is expressly mentioned, the demand will be presumed to cover all Appraisal Shares held in the name of the record owner. Stockholders who hold their Appraisal Shares in brokerage accounts or other nominee forms and who wish to exercise Appraisal Rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     ALL WRITTEN DEMANDS FOR APPRAISAL SHOULD BE SENT OR DELIVERED TO DEEPTECH INTERNATIONAL INC., 7500 CHASE TOWER, 600 TRAVIS STREET, HOUSTON, TEXAS 77002,
ATTN: DENNIS KUNETKA, SENIOR VICE PRESIDENT -- INVESTOR AND PUBLIC RELATIONS.

     Within ten (10) days after the consummation of the Merger, the combined company will provide notice of the date on which the Merger was consummated to each stockholder who has properly asserted Appraisal Rights under Section 262 and has not executed a written consent or voted in favor of the Merger.

     Within 120 days after the consummation of the Merger but not thereafter, the combined company or any stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Chancery Court demanding a determination of the fair value of the Appraisal Shares. It is not anticipated that the combined company will file an appraisal petition and, accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their Appraisal Rights within the time prescribed in Section
262. At any time within sixty (60) days from the consummation of the Merger, a stockholder may withdraw his, her or its demand for appraisal, and accept the terms offered under the Merger Agreement.

     Within 120 days after the consummation of the Merger, any stockholder who has complied with the requirements for exercise of Appraisal Rights will be entitled, upon written request, to receive from the combined company a statement setting forth the aggregate number of Appraisal Shares and the aggregate number of holders of such Appraisal Shares not voted in favor of the Merger and with respect to which demands for appraisal have been received. The combined company must mail the statement within ten (10) days after it has received a written request or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Chancery Court will determine the stockholders entitled to Appraisal Rights and will appraise the fair value of their Appraisal Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering whether to seek appraisal should be aware that the fair value of their Appraisal Shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their Appraisal Shares. Investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings.

     The Delaware Chancery Court will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Appraisal Shares have been appraised. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. The Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the Appraisal Shares entitled to appraisal.

     Any holder of Appraisal Shares who had duly demanded an appraisal in compliance with Section 262 will not, after the consummation of the Merger, be entitled to vote the Appraisal Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Appraisal Shares (except dividends or other distributions payable to holders of record of Appraisal Shares as of a record date prior to the consummation of the Merger).

     If any stockholder who properly demands appraisal of his, her or its Appraisal Shares under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its Appraisal Rights, the Appraisal Shares of such stockholder will be converted into the right to receive the consideration receivable with respect to such Appraisal Shares in accordance with the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the consummation of the Merger, or if the stockholder delivers to El Paso a written withdrawal of his, her or its demand for appraisal. Any such attempt to withdraw an appraisal demand more than sixty (60) days after the consummation of the Merger will require the written approval of El Paso.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH APPRAISAL SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, DEEPTECH STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

     See "COMPARISON OF THE RIGHTS OF HOLDERS OF EL PASO COMMON STOCK AND DEEPTECH COMMON STOCK."

                  THE WRITTEN CONSENTS AND THE SPECIAL MEETING

GENERAL

     The holders of a majority of DeepTech's common stock have already approved the Original Merger Agreement and the Original Merger and accordingly no further action by the stockholders of DeepTech is necessary for this merger to occur. The Board of Directors of DeepTech has approved the Amended Merger Agreement and the Amended Merger, subject to approval by DeepTech stockholders. If the Amended Merger Agreement is approved by DeepTech stockholders, El Paso intends to effect its holding company reorganization prior to the merger with DeepTech, in which case DeepTech would merge either with the new holding company, El Paso Energy, or, under certain circumstances, with El Paso Acquisition Company. If the Amended Merger Agreement is not approved by DeepTech stockholders, El Paso will not effect the holding company reorganization prior to the merger, and the merger will be consummated in accordance with the terms of the Original Merger Agreement.

     DeepTech intends to solicit written consents from stockholders to approve the Amended Merger Agreement and, if written consents are not promptly obtained, to solicit proxies in connection with the Special Meeting for the purpose of approving the Amended Merger Agreement. The Special Meeting will only be held if DeepTech has not previously received written consents from the holders of a majority of the outstanding shares of DeepTech common stock approving the Amended Merger Agreement.

     If the Amended Merger Agreement is approved by written consent of DeepTech stockholders, DeepTech will supplementally notify DeepTech stockholders of such approval, and this Proxy Statement/Prospectus as so supplemented will constitute the Information Statement/Prospectus with respect to the Amended Merger Agreement and the transactions contemplated thereby.

RECORD DATE; SHARES ENTITLED TO VOTE

     Only holders of record of shares of DeepTech Common Stock at the close of business on July 2, 1998 are entitled to act by written consent and to receive notice of and to vote at the Special Meeting. On July 2, 1998 (the "Record Date"), there were 26,856,378 outstanding shares of DeepTech Common Stock. Each share of DeepTech Common Stock is entitled to one vote in connection with the written consent and on each matter to be acted upon at the Special Meeting. No shares of DeepTech preferred stock were outstanding as of the Record Date. The affirmative vote or consent of the holders of a majority of the shares of DeepTech Common Stock entitled to vote is required to approve the Amended Merger Agreement and the Merger.

PURPOSE OF THE WRITTEN CONSENTS AND THE SPECIAL MEETING

     The purpose of the solicitation of the written consents and the Special Meeting is to (i) seek DeepTech stockholders' approval of the proposal to approve the Amended Merger Agreement and the Amended Merger and (ii) if the Special Meeting is held, transact such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof.

DATE, TIME AND PLACE OF MEETING

     If necessary, the Special Meeting will be held at 9:00 a.m., local time, on August 14, 1998, at DeepTech International Inc., 7500 Chase Tower, 600 Travis Street, Houston, Texas 77002 for the purposes set forth in the Notice of Special Meeting and as described below.

PROXIES

     If the Special Meeting is held, all shares of DeepTech Common Stock represented by properly executed proxies received prior to or at the Special Meeting and not duly and timely revoked will be voted in accordance with the instructions indicated on such proxies. An abstention or a failure to vote or consent with respect to the Amended Merger Agreement and the Merger will have the effect of a vote cast against the proposal. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the number of shares represented and entitled to vote at the Special Meeting, will not be voted. A proxy marked "ABSTAIN" will have the effect of a vote against the proposal. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote) will be counted for purposes of determining whether there is a quorum at the Special Meeting.

     If the Special Meeting is held, the DeepTech Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. Such adjournments may be for the purpose of soliciting additional proxies. DeepTech does not currently intend to seek an adjournment of the Special Meeting.

BROKERS AND NOMINEES

     In accordance with rules of the NASD, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the proposal to approve the Amended Merger Agreement and the Amended Merger and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote or give a written consent with respect to such shares with respect to the approval and adoption of such proposal.

REVOCATION OF WRITTEN CONSENT AND PROXIES

     The written consents with respect to the Original Merger Agreement and the Original Merger have become effective and accordingly those consents are irrevocable. Any written consent given pursuant to this solicitation may be revoked at any time prior to the date on which DeepTech receives written consents from the holders of record as of the Record Date of a majority of the outstanding shares of DeepTech Common Stock. Any proxy given pursuant to this solicitation may be revoked at any time before such proxy is voted. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. There are three ways in which DeepTech stockholders may revoke their proxies relating to the special meeting, if it is held. First, DeepTech stockholders may submit a written notification stating that such DeepTech stockholders would like to revoke their proxies. Second, DeepTech stockholders may complete and submit a new proxy card. DeepTech stockholders choosing either of these methods should send their notice of revocation or new proxy card to the person at DeepTech indicated on page 1. As a third method, DeepTech stockholders may attend the DeepTech special meeting and vote in person. If DeepTech stockholders wish to vote in person at the DeepTech special meeting after they have submitted their proxy cards (and have not revoked such proxies), they still must provide a written notification stating that they would like to revoke their proxies. If DeepTech stockholders hold their shares in "street name" through a nominee or broker, they must follow directions received from their broker to cast or change their votes.

COSTS OF SOLICITATION

     The cost of soliciting proxies will be borne by DeepTech. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners and DeepTech will, upon request, reimburse them for their reasonable expenses. To the extent necessary in order to ensure sufficient representation at its Special Meeting, DeepTech may request by telephone, telegram or in person the return of proxy cards.

     DEEPTECH STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. SEE "THE MERGER AGREEMENT -- DEEPTECH COMMON STOCK ELECTIONS" REGARDING THE PROCEDURES TO BE FOLLOWED TO MAKE VALID ELECTIONS IN CONNECTION WITH THE MERGER.

                              THE MERGER AGREEMENT

     The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement and Amendment No. 1, which are incorporated by reference herein and attached as Appendices A-1 and A-2 to this Proxy Statement/Prospectus. Certain defined terms used in the description of the Merger Agreement and Amendment No. 1 below which are not otherwise defined in this Proxy Statement/ Prospectus and which are defined in the Merger Agreement shall have the respective meanings set forth therein.

CERTAIN DEFINITIONS

     In the following summary, "Subsidiaries" with respect to any relevant individual or entity means any other individual or entity that directly or indirectly is controlled by such relevant individual or entity in question. "DeepTech Subsidiary" means each Subsidiary of DeepTech other than any member of the Offshore Group. The term "DeepTech Group" means DeepTech and the DeepTech Subsidiaries. The term "Offshore Group" means Tatham Offshore, DeepFlex Production Services, Inc. ("DeepFlex") and their Subsidiaries, other than Tatham Offshore Development Inc. ("Tatham Development").

GENERAL

     The Merger Agreement contemplates the Merger of DeepTech with and into El Paso, subject to restructuring of the Merger under certain circumstances described below. The Merger will become effective in accordance with the Certificate of Merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that such filing will be made immediately after the Closing, which Closing, in turn, should occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. The Merger Agreement contemplates that El Paso will use its best efforts to have the shares of El Paso Common Stock to be issued in connection with the Merger approved for listing on the NYSE.

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time, (a) each issued and outstanding share of DeepTech Common Stock (excluding shares held in the treasury of DeepTech or shares owned by El Paso or any of its Subsidiaries) will be converted into the right to receive, at the election of the holder, (i) a fraction of a share of El Paso Common Stock, including the associated El Paso Rights, with a value of $14.00 per share, based upon the Average Price of a share of El Paso Common Stock (provided that, if the Average Price is more than $37.50, the Average Price will be deemed for this purpose to be $37.50, and if the Average Price is less than $25.00, the Average Price will be deemed for this purpose to be $25.00); or (ii) $14.00 in cash, without interest, (b) each share of DeepTech Common Stock owned by El Paso or any of its Subsidiaries or held in the treasury of DeepTech will be canceled and retired, (c) each issued and outstanding share of the capital stock of El Paso will remain outstanding and will represent one validly issued, nonassessable share of El Paso Common Stock, (d) each outstanding and unexercised DeepTech Option to purchase shares of DeepTech Common Stock will be assumed by El Paso and converted into a Substitute Option, or, at the option of the holder of such DeepTech Option exercisable by written notice to DeepTech prior to the Effective Time, will be canceled immediately prior to the Effective Time in exchange for a payment in cash and (e) each Warrant to purchase shares of DeepTech Common Stock outstanding immediately prior to the Effective Time will remain outstanding and will thereafter represent the right to receive, upon exercise of such Warrant, solely the Merger Consideration receivable by a holder of the number of shares of DeepTech Common Stock for which such Warrant is exercisable immediately prior to the Merger. For the purpose of determining the form of Merger Consideration receivable in respect of any Warrant, each Warrant will be treated in the same manner as any share of DeepTech Common Stock as to which a Stock Election has been made. El Paso will assume the observance and performance of the covenants and conditions of and all the obligations and liabilities under the Warrant Agreements. The calculation of the Average Price for purposes of determining the Exchange Ratio described above takes into account the effect of the El Paso two-for-one stock split.

     The Stock Consideration and the Cash Consideration will be adjusted to reflect any change in the number of shares of DeepTech Common Stock outstanding on a fully diluted basis between the date of the Merger Agreement and the Effective Time. The Stock Consideration will also be adjusted to reflect any changes in the El Paso Common Stock between the date of the Merger Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, combination, exchange of El Paso Common Stock or similar transaction.

     The number of shares of El Paso Common Stock to be subject to a Substitute Option will be determined by multiplying the number of shares of DeepTech Common Stock subject to the related DeepTech Option by the Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under the DeepTech Option divided by the Exchange Ratio. The cash payment for each Cash-out Option will be equal to the product of (x) the number of shares of DeepTech Common Stock subject to such Cash-out Option and (y) the excess of the Cash Consideration over the exercise price per share of DeepTech Common Stock subject to such Cash-out Option. El Paso will provide to DeepTech at the Effective Time funds to make the payments pursuant to Cash-out Options exercised. Such Substitute Option or Cash-out Option will be subject to all of the other terms and conditions of the DeepTech Option to which it relates. No DeepTech Option will be accelerated by reason of the Merger to the extent the DeepTech Board has discretion to make a determination to cause such acceleration.

     As soon as practicable after the Effective Time, El Paso will cause to be included under a registration statement on Form S-8 of El Paso all shares of El Paso Common Stock which are subject to Substitute Options and all shares of El Paso Common Stock which were issued in exchange for DeepTech Common Stock which constituted performance shares or restricted stock of DeepTech to the extent such registration is legally required for such El Paso Common Stock to be freely tradeable by such holder, and will maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

     For a further discussion of the treatment of DeepTech Common Stock options and other employee benefit plans of DeepTech under the Merger Agreement, see "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

DEEPTECH COMMON STOCK ELECTIONS

     Pursuant to the Merger Agreement, each holder of shares of DeepTech Common Stock (other than shares that are held in the treasury of DeepTech and shares owned by El Paso or any of its Subsidiaries) will have the right to submit a request specifying the number of shares of DeepTech Common Stock which such holder desires to have converted into the right to receive either (i) the Cash Consideration or (ii) the Stock Consideration in accordance with the procedures described below. There is no limit on the number of shares of DeepTech Common Stock which may be converted into the Cash Consideration or the Stock Consideration.

          (a) Each holder of shares of DeepTech Common Stock may specify in a request made in accordance with the provisions of the Merger Agreement (an "Election") (i) the number of such shares which such holder desires to have converted into the right to receive the Cash Consideration in the Merger and (ii) the number of such shares which such holder desires to have converted into the Stock Consideration in the Merger. Each holder of shares of DeepTech Common Stock may specify, by completion of the box provided therefor on the Form of Election (as defined in subsection (b) below), that after giving effect to the El Paso Stock Split (x) in the event the Average Price is less than $25.00, such share of DeepTech Common Stock will be converted into the right to receive the Cash Consideration, notwithstanding such holder's Stock Election, and (y) in the event the Average Price is greater than $37.50, such share of DeepTech Common Stock will be converted into the right to receive the Stock Consideration, notwithstanding such holder's Cash Election. Each share of DeepTech Common Stock as to which no Election is in effect at the Election Record Date (as defined in subsection
     (c) below) or for which an Election has been made but has been revoked or withdrawn or is otherwise no longer effective will be called a "Non-Electing Share." Subject to a restructuring of the Merger under certain circumstances as described in the section, "-- Special Cash Rights; Restructuring of Merger," Non-Electing Shares will be treated for purposes of the Merger Agreement as if such shares were covered by a Stock Election.

          (b) El Paso will prepare a form (the "Form of Election") pursuant to which each holder of DeepTech Common Stock may make Elections. The Form of Election will be mailed to stockholders of record of DeepTech on the earliest practicable date on or after the latest to occur of (i) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act, (ii) the mailing of this Proxy Statement/Prospectus to stockholders of DeepTech and (iii) the mailing to stockholders of DeepTech of the prospectus (the "Rights Offering Prospectuses") of DeepTech and Tatham Offshore with respect to the offering and sale (the "Rights Offering") of the shares of common and preferred stock, or units comprising such shares (the "Offshore Shares").

          (c) An Election will have been properly made only if the exchange agent (the "Exchange Agent") has received, by 5:00 p.m., New York City time, on the date fixed as the deadline for the submission of the Form of Election (such time on such day being referred to herein as the "Election Record Date"), a properly completed and signed Form of Election accompanied by the DeepTech Certificates to which such Form of Election relates (or by an appropriate guarantee of delivery of such DeepTech Certificates as set forth in such Form of Election provided such certificates are in fact delivered by the time set forth in such guarantee of delivery).

          (d) Any holder of record of shares of DeepTech Common Stock may at any time prior to the Election Record Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Record Date accompanied by a properly completed Form of Election. El Paso will have the right in its sole discretion to permit changes in Elections after the Election Record Date.

          (e) Any holder of record of shares of DeepTech Common Stock may at any time prior to the Election Record Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Record Date or by withdrawal prior to the Election Record Date of such holder's DeepTech Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Record Date.

          (f) El Paso will have the right to make rules, not inconsistent with the terms of the Merger Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by the Merger Agreement (see "-- Special Cash Rights; Restructuring of Merger"), the issuance and delivery of certificates for El Paso Common Stock into which shares of DeepTech Common Stock are converted in the Merger and the payment for shares of DeepTech Common Stock converted into the right to receive the Cash Consideration in the Merger.

SPECIAL CASH RIGHTS; RESTRUCTURING OF MERGER

     Under the Merger Agreement, if the portion of the aggregate consideration paid or deemed paid with respect to the DeepTech Common Stock pursuant to the Merger (the "Aggregate Merger Consideration") which will be paid or deemed paid other than in the form of El Paso Common Stock (which will be deemed to include, without limitation, cash paid upon the acquisition by El Paso or any of its Subsidiaries of DeepTech Common Stock, warrants or options to purchase DeepTech Common Stock, whether pursuant to the Merger, the Stockholder Agreements or otherwise, the fair market value of the rights ("Rights") issued in the Rights Offering, any net Rights Offering proceeds in excess of $75 million (the "Excess Proceeds") distributed to Tatham Offshore and cash paid in lieu of fractional shares) (the "Aggregate Cash Consideration") will exceed 50% of the Aggregate Merger Consideration (the "Tax-Free Merger Maximum Cash Consideration"), no share of DeepTech Common Stock will be converted into the right to receive the Stock Consideration in the Merger unless (i) a valid Stock Election is in effect with respect to such share of DeepTech Common Stock at the Election Record Date and (ii) such Stock Election expressly specifies, by completion of the box provided therefor on the Form of Election, that such share of DeepTech Common Stock will be converted into the right to receive the Stock Consideration in the Merger notwithstanding that

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

the receipt of El Paso Common Stock in the Merger will be taxable to the holder of such share of DeepTech Common Stock.

     If the Aggregate Cash Consideration exceeds the Tax-Free Merger Maximum Cash Consideration, the Merger Agreement provides that, without any further action by the Board of Directors or stockholders of DeepTech or El Paso, the Merger will be restructured as a merger of Merger Sub with and into DeepTech. Such restructuring will not alter any of the material terms of the Merger, except as described under "CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

     In addition, El Paso has the right under the Merger Agreement, without any further action by the Board of Directors or stockholders of DeepTech or El Paso, to restructure the Merger as a merger of DeepTech with and into Merger Sub. Such restructuring will not alter any of the material terms of the Merger.

EFFECTIVE TIME OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement, the Merger will become effective at the date and time when the properly executed Certificate of Merger is accepted for record by the Secretary of State of the State of Delaware which Certificate of Merger will be filed as soon as practicable following fulfillment of the conditions precedent of the Merger Agreement. See "-- Conditions Precedent."

CORPORATE ORGANIZATION AND GOVERNANCE

     Certificate of Incorporation. At the Effective Time, the Restated Certificate of Incorporation of El Paso, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of El Paso after the Merger (the "Surviving Corporation") until thereafter changed or amended as provided therein or by applicable law. The Merger Agreement provides, however, that if the Aggregate Cash Consideration exceeds the Tax-Free Merger Maximum Cash Consideration, the Merger will be restructured as a merger of Merger Sub with and into DeepTech (the "Alternative Taxable Merger"), and the Certificate of Incorporation of Deeptech will be amended as set forth in the Merger Agreement. The Merger Agreement provides further that, at the option of El Paso, the Merger will be restructured as a merger of DeepTech with and into Merger Sub (the "Alternative Tax-Free Merger"), and, at the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation of DeepTech after the Merger.

     By-laws. At the Effective Time, the By-laws of El Paso, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation or by applicable law. If the Merger is restructured as either the Alternative Taxable Merger or the Alternative Tax-Free Merger, at the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the By-laws of DeepTech or Merger Sub, as the case may be, after the Merger until thereafter changed or amended as provided therein or in the Certificate of Incorporation or by applicable law.

     Board of Directors. The directors of El Paso immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. If the Merger is restructured as either the Alternative Taxable Merger or the Alternative Tax-Free Merger, the directors of Merger Sub at the Effective Time will be the directors of DeepTech or Merger Sub, as the case may be, after the Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

EXCHANGE OF SHARES

     Prior to the Effective Time, El Paso will select an Exchange Agent, which will be El Paso's Transfer Agent or such other person or persons reasonably satisfactory to DeepTech, to act as Exchange Agent for the Merger. As soon as practicable after the Effective Time, El Paso will distribute to each holder of shares of DeepTech Common Stock converted into the right to receive the Cash Consideration or the Stock Consideration pursuant to the Merger Agreement, and cash in consideration of fractional shares, upon

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

surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more DeepTech Certificates for cancellation, a check for the amount of cash to which such holder is entitled under the Merger Agreement and certificates representing the shares of El Paso Common Stock to which such holder is entitled under the Merger Agreement. Holders of unexchanged shares of DeepTech Common Stock will not be entitled to receive any dividends or other distributions payable by El Paso until their DeepTech Certificates are surrendered for exchange as provided in the Merger Agreement. Upon surrender, however, such holders of certificates for El Paso Common Stock issued in exchange therefor will receive accumulated dividends and distributions without interest, together with cash in lieu of fractional shares. Holders of unexchanged shares of DeepTech Common Stock will have no further claim upon the Exchange Agent six months after the Effective Time or for such longer time as El Paso determines and will thereafter look only to El Paso and the Surviving Corporation for payment in respect of his/her shares of DeepTech Common Stock.

     Fractional shares of El Paso Common Stock will not be issued to holders of DeepTech Common Stock. For each fractional share of El Paso Common Stock that would otherwise be issued, the holder will receive, in lieu thereof, cash adjustments from El Paso in respect of any fractional share of El Paso Common Stock that could otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Average Price.

DISSENTING SHARES

     Any shares of DeepTech Common Stock outstanding immediately prior to the Effective Time and held by a holder who (i) has not executed a written consent in favor of the Merger, (ii) is required by the terms of the Merger Agreement to accept consideration for shares of DeepTech Common Stock owned by such holder other than in the form of El Paso Common Stock and cash in lieu of fractional shares, and (iii) has demanded appraisal for such shares of DeepTech Common Stock in accordance with the Delaware General Corporation Law (the "DGCL") (the "Dissenting Shares") will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of DeepTech Common Stock will be treated as if they had been converted as of the Effective Time into a right to receive in exchange for each share of DeepTech Common Stock the Merger Consideration. DeepTech will give El Paso prompt notice of any demands received by the DeepTech for appraisal of any shares of DeepTech Common Stock, and El Paso will have the right to control all negotiations and proceedings with respect to such demands except as required by applicable law. DeepTech will not, except with the prior written consent of El Paso, make any payment with respect to, or settle or offer to settle, any such demands.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of El Paso and DeepTech, relating, among other things, to the following: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) the incorporation, existence, good standing, corporate power and similar corporate matters with respect to subsidiaries; (iv) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related agreements; (v) the absence of conflicts, violations and defaults under their certificate or articles of incorporation and by-laws and certain other agreements and documents; (vi) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vii) the absence of certain material changes or events since September 30, 1997; (viii) pending or threatened investigations or litigation; (viii) compliance with laws, ordinances and regulations; (ix) tax matters relating to the qualification of the Merger as a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"); and (x) their status under the Public Utility Holding Company Act of 1935, as amended.

     El Paso made additional representations and warranties as to the approval of the Merger and related transactions by the El Paso Board and its determination that the Merger is fair to and in the best interests of El Paso and its stockholders and made joint representations and warranties with Merger Sub as to the
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

incorporation, existence, good standing, capitalization, corporate power and similar corporate matters, authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related agreements with respect to Merger Sub.

     DeepTech made additional representations and warranties as to (i) the approval of the Merger and related transactions by DeepTech Board, its determination that the Merger is fair to and in the best interests of DeepTech and its stockholders; and its approval of the written consent (the "Consent") of the holders of a majority of the shares of DeepTech outstanding as of the record date in accordance with the DGCL for the purposes of Article VIII of the DeepTech Charter; (ii) employee benefit plans; (iii) certain additional tax matters; (iv) compliance with worker safety and environmental laws; (v) the receipt of a fairness opinion from its financial advisor; and (vi) certain matters relating to the Offshore Group. Except as described in selected sections of the Merger Agreement, no representations or warranties delivered by DeepTech in the Merger Agreement will apply to any member of the Offshore Group and its related assets, businesses, operations or information.

     All representations and warranties of El Paso and DeepTech expire at the Effective Time, or if sooner, the termination of the Merger Agreement.

CONDUCT OF BUSINESS PENDING THE MERGER

     DeepTech has agreed that prior to the Effective Time, except as contemplated by the DeepTech Disclosure Schedule, it will, and will cause each of the DeepTech Subsidiaries to, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the Merger Agreement, use its reasonable efforts to preserve intact its present business organizations and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and on-going businesses will be unimpaired at the Effective Time, and (ii) prepare and timely file all Tax Returns and amendments required to be filed by any of DeepTech and the DeepTech Subsidiaries prior to the Effective Time and pay all Taxes relating to such Tax Returns before they become delinquent.

     DeepTech has also agreed that, except as otherwise expressly permitted or contemplated by the Merger Agreement, related Agreements or the DeepTech Disclosure Schedule, it will not, and will not permit any of the DeepTech Subsidiaries to, without the prior written consent of El Paso, (i) declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property (other than (x) dividends and other distributions by direct or indirect wholly owned Subsidiaries, (y) regular quarterly cash dividends by Leviathan, Leviathan Gas Pipeline Company ("LGPC") and Leviathan Holdings Company ("Holdings") declared and paid in amounts and at times consistent with past practice and (z) the distribution of Tatham Offshore capital stock to the holders of DeepTech Common Stock in accordance with the terms of the Contribution and Distribution Agreement among DeepTech, DeepFlex, El Paso and Tatham Offshore, dated February 27, 1998 (the "Contribution Agreement"), and the Tax Sharing Agreement to be entered into among DeepTech, Tatham Offshore and DeepFlex; (ii) other than in the case of any direct or indirect wholly owned DeepTech Subsidiary, split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) redeem, purchase or otherwise acquire any shares of DeepTech Common Stock or any of its Subsidiaries or any other securities or any other securities thereof and any rights, warrants or options to acquire any such shares or other securities (other than as required by the Indenture dated as of March 21, 1994 between DeepTech and the Bank of New York, successor in interest to the First Interstate Bank of Texas, N.A. and the related loan and security documents (collectively, the "DeepTech Indenture"), the DeepTech's Senior Subordinated Promissory Note dated January 23, 1997 payable to Hare & Co. (the "Subordinated Note"), or the transactions contemplated by the Contribution Agreement; (iii) subject to certain exceptions, issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of DeepTech Common Stock upon the exercise of DeepTech Options (whether or not presently exercisable) outstanding on the date of the Merger Agreement or upon the exercise of Warrants outstanding on the date of the Merger Agreement, in each case in accordance with their current terms; (iv) amend its articles or
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

certificate of incorporation or by-laws or other comparable organizational documents; (v) acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (2) any assets, except for transactions not exceeding $100,000 individually or $1,000,000 in the aggregate; (vi) except for Permitted Encumbrances or as required by contracts and agreements set forth in the DeepTech Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to DeepTech and the DeepTech Subsidiaries taken as a whole; (vii) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any loans, advances or capital contributions to, or other investments in, any other person, or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness incurred in the ordinary course of business consistent with past practice which is prepayable at any time without premium or penalty; (viii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of DeepTech or any DeepTech Subsidiary other than as contemplated by the Merger Agreement and related agreements; (ix) except as required under any collective bargaining agreement, enter into any new (or amend any existing) employee benefit plan of DeepTech or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice except as required to comply with applicable law and except as provided in the provisions relating to employee matters (see " -- Employee Matters"); (x) take any action with respect to accounting policies or procedures for tax or accounting purposes (other than actions required to be taken by tax laws or generally accepted accounting principles) or make or change any election with respect to taxes (except that DeepTech can elect to forgo the carryback of certain net operating losses); (xi) except as disclosed to El Paso or for maintenance capital expenditures in the ordinary course of business consistent with past practice or capital expenditures to repair or replace casualty losses, make or agree to make any new capital expenditure or expenditures in excess of $100,000 individually or $1,000,000 in the aggregate; (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of DeepTech included in the DeepTech Group SEC Reports or incurred in the ordinary course of business consistent with past practice or as required by law; (xiii) settle or compromise any material federal, state, local or foreign tax liability; (xiv) except as expressly provided in the Merger Agreement, enter into, amend, terminate or waive any provision of, any agreement or arrangement with any Related Party or enter into any transaction with any Related Party; (xv) take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or (xvi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

     Notwithstanding the foregoing, (i) DeepTech has the right to take all such actions it reasonably deems necessary or appropriate to cause LGPC, Leviathan and applicable Subsidiaries of Leviathan to perform their obligations under contracts to which they are parties, (ii) LGPC and its Subsidiaries may take such actions as they reasonably deem necessary or appropriate by reason of any capital calls or equity issuances by any entities (partnerships, limited liability companies or other joint ventures) in which Leviathan or Subsidiaries of Leviathan own an interest as of the date of the Merger Agreement in order to maintain their proportionate equity interest in such entities and (iii) to the extent that DeepTech and the DeepTech Subsidiaries are required to take any action or are precluded from taking any action with respect to Viosca Knoll Gathering Company pursuant to any provision of the Merger Agreement and El Paso declines a request by DeepTech to waive the restrictions in the Merger Agreement with respect to any such action, El Paso will be deemed to have waived any and all fiduciary duties and obligations owed to El Paso or any Subsidiary thereof, in its capacity as a partner in Viosca Knoll Gathering Company, in connection with any such action by DeepTech, VK Deepwater Gathering Company, L.L.C., or any other DeepTech Subsidiaries.

ADDITIONAL AGREEMENTS

     The Merger Agreement contains certain covenants and agreements of El Paso and DeepTech customary for transactions such as those contemplated by the Merger Agreement. These relate to, among other things, (i) DeepTech allowing El Paso access, during normal business hours, to its properties, books, contracts, commitments and records, documents filed pursuant to requirements of the Commission and such other information to which El Paso may reasonably request access, subject to existing confidentiality obligations; (ii) the preparation of the Registration Statement and this Information Statement/Prospectus; (iii) DeepTech delivering an affiliate letter from each of its affiliates in the form set forth in Exhibit B to the Merger Agreement, relating to compliance with the Securities Act; (iv) listing of the El Paso Common Stock to be issued pursuant to the Merger by El Paso on the NYSE, upon official notice of issuance; (v) certain employee matters; (vi) filing of such notifications as are required to be filed under the HSR Act; (vii) using commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including the use of commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings, to lift any injunction to the Merger, to work diligently in cooperation with the other party in connection with the consummation of any repurchase offer or consent solicitation required pursuant to the DeepTech Indenture or the Subordinated Note as a consequence of the Merger, related transactions and the obtaining of the consent of the holders of the notes issued pursuant to the DeepTech Indenture and the Subordinated Note to the amendments described in Appendix A to the Merger Agreement, to obtain waivers from holders of applicable Options and Warrants with respect to any antidilution adjustment, if any, in connection with the Contribution (as defined below) and the Rights Offering in exchange for a proportionate share of the Tatham Offshore stock, to the extent deemed desirable by DeepTech, and to otherwise promptly satisfy the conditions set forth in the Merger Agreement; (viii) the taking of any further action necessary or desirable to carry out the purposes of the Merger Agreement by the officers and/or directors of El Paso and DeepTech; (ix) the conduct of business by El Paso in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code; (x) DeepTech regularly conferring with El Paso on operational matters;
(xi) advising the other party orally and in writing of any change or event that has had, or could reasonably be expected to have, a Material Adverse Effect on such party and providing copies of all filings made by such party with the Commission or other Governmental Entities in connection with the Merger Agreement and other transactions contemplated thereby; and (xii) each party keeping all information received pursuant to the Merger Agreement confidential in accordance with the confidentiality provisions of the offer letter executed December 19, 1997 between El Paso and DeepTech.

     DeepTech has also agreed, prior to the Closing, (i) to contribute to Tatham Offshore all of the outstanding shares of capital stock of Deepflex owned by DeepTech (the "Contribution"); (ii) to distribute pro rata to the holders of DeepTech Common Stock Rights to purchase all of the Offshore Shares owned or to be acquired by DeepTech in Tatham Offshore as provided in the Contribution Agreement; (iii) that DeepTech and Tatham Offshore will also execute and deliver the Tax Sharing Agreement attached as Exhibit D to the Merger Agreement immediately prior to the Contribution and will execute and deliver such other definitive documentation necessary to effectuate the Contribution and the Rights Offering and document the contractual relationship between Tatham Offshore and DeepTech (collectively, the "Offshore Documentation") as El Paso, DeepTech and Tatham Offshore will in reasonable good faith mutually agree on; (iv) that DeepTech will cause Tatham Offshore to execute and deliver the Offshore Documentation; (v) that DeepTech and Tatham Offshore will not amend, modify or waive any provisions of the Contribution Agreement or the Tax Sharing Agreement without the consent of El Paso; (vi) that DeepTech will, and will cause Tatham Offshore, promptly to prepare and to file with the Commission as soon as practical and in no event later than March 31, 1998, a registration statement under the Securities Act, with respect to the Offshore Shares issuable or deliverable upon exercise of the Rights (the "Rights Offering Registration Statements"), a portion of which will also serve as the Rights Offering Prospectuses; (vii) that DeepTech will,
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

and will cause Tatham Offshore to, use all reasonable efforts (and El Paso and DeepTech agree to cooperate with Offshore) to have the Rights Offering Registration Statements declared effective by the Commission as promptly as practical after the filing thereof, and to mail to stockholders of DeepTech, in connection with the Contribution and the Rights Offering, the Rights Offering Prospectuses; (viii) that DeepTech will, and will cause Tatham Offshore to, perform its obligations required to be performed prior to the Effective Time under the Contribution Agreement, the Offshore Documentation, the Redemption Agreement and any other agreements executed in connection with the Merger Agreement.

     DeepTech has also agreed that, between the date of the Merger Agreement and the Closing, except as contemplated by the Merger Agreement and the related agreements, (i) DeepTech and the DeepTech Subsidiaries will not invest, loan, pay or otherwise advance or contribute any funds or property to any member of the Offshore Group or pay any Taxes (as defined in the Tax Sharing Agreement) relating to the assets, business or operations of any member of the Offshore Group or forgive or capitalize any amounts owed by any member of the Offshore Group to DeepTech or any of the DeepTech Subsidiaries, (ii) immediately prior to the Effective Time, DeepTech will cause the members of the Offshore Group to (and the members of the Offshore Group will) pay in cash all amounts owed by them to DeepTech or any of the DeepTech Subsidiaries (except (x) if the transactions contemplated by the Redemption Agreement are consummated, the management fees under the First Amended and Restated Management Agreement dated November 10, 1993 between Offshore and DeepTech will be reduced by 50% effective retroactively to January 1, 1998, (y) management fees under the Management Agreement dated November 10, 1993 between DeepTech and DeepFlex, dated January 19, 1995, as amended, that accrue from December 19, 1997 through the Closing, will be contributed or forgiven at or prior to the Closing, and (z) as otherwise provided in the Contribution Agreement) and (iii) immediately prior to the Effective Time, DeepTech will cause the members of the Offshore Group to (and the members of the Offshore Group will) reimburse DeepTech for any payments of Taxes made by DeepTech or any DeepTech Subsidiaries after January 1, 1998 and prior to the Effective Time which relate to the assets, business or operations of any member of the Offshore Group.

     El Paso has executed a Waiver, dated March 31, 1998, a Waiver, dated April 3, 1998 and a Waiver dated April 8, 1998, allowing DeepTech not to comply with the covenant which requires DeepTech to file the Rights Offering Registration Statement by March 31, 1998, provided that DeepTech files the Rights Offering Registration Statement with the Commission no later than April 10, 1998.

EMPLOYEE MATTERS

     As of the Effective Time, certain employees of DeepTech and each DeepTech Subsidiary listed in the DeepTech Disclosure Schedule will continue employment with the Surviving Corporation and its Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, neither the Surviving Corporation and its Subsidiaries, on the one hand, nor any employee, on the other hand, will be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. DeepTech has agreed to make certain severance payments to terminated employees as provided in the Contribution Agreement. At the request of El Paso, DeepTech will terminate immediately prior to the Effective Time any employee of DeepTech and the DeepTech Subsidiaries listed in Section 5.5(b) of the DeepTech Disclosure Schedule. As of the Effective Time, El Paso will be the sponsor of the employee benefit plans of DeepTech sponsored by DeepTech immediately prior to the Effective Time, and El Paso will, and will cause its Subsidiaries to, satisfy all obligations and liabilities under such employee benefit plans of DeepTech; provided, however, that, except as set forth in the Merger Agreement and the DeepTech Disclosure Schedule, El Paso and its Subsidiaries will have the right on or after the Effective Time to amend, modify or terminate any employee benefit plans of DeepTech. To the extent any employee benefit plan, program or policy of El Paso or its affiliates is made available to any person who is an employee of DeepTech or any of the DeepTech Subsidiaries immediately prior to the Effective Time: (i) service with DeepTech and the DeepTech Subsidiaries by any employee prior to the Effective Time will be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes; and (ii) with respect to any welfare benefit plans to which such employees may become eligible, El Paso will cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by DeepTech and the DeepTech Subsidiaries for their employees prior to the Effective Time. At the reasonable request of El Paso, DeepTech will amend, modify or terminate any of the employee benefit plans of DeepTech at or immediately prior to the Effective Time (whichever El Paso may request) and will take such other steps as El Paso may reasonably request to facilitate the administration after the Effective Time of the compensation and benefit plans, programs and arrangements of the Surviving Corporation.

INDEMNIFICATION

     From and after the Effective Date, El Paso will indemnify, defend and hold harmless the officers, directors and employees of DeepTech and the DeepTech Subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties will be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers or employees of DeepTech and the DeepTech Subsidiaries as provided in DeepTech's charter or by-laws, as in effect as of the date of the Merger Agreement, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect thereafter. El Paso will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by DeepTech with respect to matters occurring on or prior to the Effective Time. The Merger Agreement further provides that El Paso may substitute therefor policies of at least the same coverage (with carriers comparable to DeepTech's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties, that El Paso will not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by DeepTech for its existing coverage (the "Cap") and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, El Paso will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     In the event that any action, suit, proceeding or investigation relating to the Merger Agreement or to the transactions contemplated by the Merger Agreement is commenced, whether before or after the Effective Time, El Paso, DeepTech and Merger Sub agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party, upon learning of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under the Merger Agreement, will promptly notify El Paso.

NO SHOP

     DeepTech has agreed in the Merger Agreement (i) that neither it nor any of its subsidiaries will, and it will direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction, involving, or any purchase of all or any significant portion of the assets or any equity securities of, DeepTech and the DeepTech Subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(ii) that it will immediately cease and cause to be terminated any existing activities, discussions or

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

negotiations with any parties conducted theretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken as set forth above; and
(iii) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. The Merger Agreement provides that, prior to the date of execution of the Consent (the "Consent Date"), DeepTech may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any person, if such person has submitted a written proposal to the Board of Directors of DeepTech relating to an Alternative Proposal which the Board of Directors of DeepTech believes, after consultation with its financial advisor, is superior from a financial point of view to the Merger and the Board of Directors of DeepTech determines in its good faith judgment that it is required to take such action to comply with the Board of Directors' fiduciary duty imposed by law (a "Superior Proposal"). The Board of Directors of DeepTech will provide a copy of any such written proposal to El Paso immediately after receipt thereof and thereafter keep El Paso promptly advised of any development with respect thereto and any revision of the terms of such Superior Proposal.

     The Merger Agreement provides that the foregoing does not (x) permit DeepTech to terminate the Merger Agreement, (y) permit DeepTech or any DeepTech Subsidiary to enter into any agreement with respect to an Alternative Proposal during the term of the Merger Agreement (it being agreed that during the term of the Merger Agreement, neither DeepTech nor any DeepTech Subsidiary may enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of DeepTech under the Merger Agreement.

CONDITIONS PRECEDENT

     The obligations of El Paso, DeepTech and Merger Sub to effect the Merger are subject, among other things, to the fulfillment, or, where permissible, waiver, of certain conditions, including without limitation: (i) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act; (ii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (iii) there not having been issued or in effect any preliminary or permanent injunction or order by any federal or state court in the United States of competent jurisdiction prohibiting the consummation of the Merger; (iv) the listing on the NYSE, subject only to official notice of issuance, of the shares of El Paso Common Stock to be issued pursuant to the Merger; (v) if applicable, DeepTech having received an opinion of Fried, Frank, Harris, Shriver & Jacobson ("Fried Frank"), counsel to El Paso, relating to certain tax matters; (vi) the Contribution and the Rights Offering as provided in the Merger Agreement having occurred (including the effectiveness of the Rights Offering Registration Statements and the consummation of the transactions contemplated therein) and the Offshore Documentation having been executed and delivered and being in full force and effect; and (vii) the holders of notes issued pursuant to the DeepTech Indenture and the Subordinated Note having consented to the transactions related to the Contribution and the Rights Offering and the holders of notes issued pursuant to the DeepTech Indenture and the Subordinated Note having consented to the amendments thereto as provided in the Merger Agreement. If such note holders elect to exercise their rights under the repurchase offer related to the transactions contemplated by the Merger Agreement and the related agreements, El Paso will finance DeepTech's repurchase thereof concurrently with the Closing or the consummation of such repurchase offer, if later. Although the condition that DeepTech receive a tax opinion from Fried, Frank may be waived, DeepTech does not presently intend to waive such condition. However, in the event such condition is waived, DeepTech will re-circulate the Proxy Statement/Prospectus to disclose the waiver of such condition and all other related material disclosure, including risks to its stockholders.

     DeepTech has received the requisite consents from the holders of notes issued pursuant to the DeepTech Indenture and the Subordinated Note to the transactions related to the Contribution and the Rights Offering and the amendments to the DeepTech Indenture and the Subordinated Note as provided in the Merger Agreement.

     The obligation of DeepTech to effect the Merger is also subject to the fulfillment of certain additional conditions, including (i) the accuracy of the representations and warranties of El Paso and Merger Sub and

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

the performance in all material respects of the obligations and covenants of El Paso and Merger Sub under the Merger Agreement and the receipt of a certificate of an executive officer of El Paso to such effect; (ii) the receipt of all consents, waivers, approvals, authorizations or orders required and the making of all filings required for the consummation of the transactions contemplated by the Merger Agreement, except for those the failure to obtain which would not and would not reasonably be expected to adversely affect the Closing; and (iii) El Paso having complied in all material respects with its obligations to be performed prior to the Effective Time under the agreements pursuant to which El Paso will acquire the Subsidiaries Securities (the "Subsidiaries Agreements").

     The obligation of El Paso to effect the Merger is also subject to the fulfillment of certain additional conditions, including (i) the accuracy of the representations and warranties of DeepTech and the performance in all material respects of the obligations and covenants of DeepTech under the Merger Agreement (except as permitted by the Merger Agreement) and the receipt of a certificate of an executive officer of DeepTech to such effect; (ii) the receipt of the consent or approval of each non-governmental third party whose consent or approval will be required in connection with the transactions contemplated by the Merger Agreement under any agreement or instrument of DeepTech and the DeepTech Subsidiaries, except those the failure to obtain which, individually or in the aggregate, would not be expected, in the reasonable opinion of El Paso, to have a Material Adverse Effect on DeepTech or to have a material adverse effect upon the consummation of the transactions contemplated by the Merger Agreement, (iii) the absence of pending litigation by any domestic governmental entity (x) challenging the acquisition by El Paso of any shares of DeepTech Common Stock, seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from El Paso or DeepTech any damages that are material in relation to DeepTech and the DeepTech Subsidiaries taken as a whole, (y) seeking to prohibit or limit the ownership, operation or control by DeepTech, El Paso or any of their respective Subsidiaries of any portion of the business or assets of DeepTech or El Paso and their respective Subsidiaries, or to compel DeepTech or El Paso and their respective Subsidiaries to dispose of or hold separate any portion of the combined business or assets of DeepTech or El Paso and their respective Subsidiaries, as a result of the Merger, which in either case, is material in relation to DeepTech and the DeepTech Subsidiaries taken as a whole, or (z) seeking to impose limitations on the ability of El Paso to acquire or hold, or exercise full rights of ownership of, any shares of DeepTech Common Stock, and (iv) each party selling Subsidiaries Securities pursuant to the Subsidiaries Agreements having complied in all material respects with its obligations to be performed prior to the Effective Time under the Subsidiaries Agreements.

     Prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein.

TERMINATION, AMENDMENT AND WAIVER

     Either party may terminate the Merger Agreement if (i) there has been a breach of representations, warranties, covenants or agreements by the other party, which breach would result in the condition relating to the accuracy of the representations, warranties, covenants and agreements of such party not being satisfied and such breach has not been cured within ten business days following receipt of notice of such breach by the breaching party; (ii) a permanent order, decree, ruling or other act of a court or other competent authority restraining or preventing the consummation of the Merger becoming final and non-appealable; or (iii) the Merger has not been consummated on or before June 30, 1998, unless the failure to consummate the Merger is the result of a material breach of any covenant or agreement contained in the Merger Agreement by the party seeking to terminate the Merger Agreement which has not been cured within ten business days following receipt by the breaching party of notice of such breach from the non-breaching party; provided that, at the option of El Paso, exercisable by notice in writing to DeepTech at any time on or after June 30, 1998, the earliest date on which the Merger Agreement may be terminated thereunder will be extended to September 30, 1998; and provided, further, that El Paso will have the right to exercise such option only if in the exercise notice El Paso agrees that it will permanently waive and be deemed to have waived all of its conditions to Closing except for the following: (x) the conditions described in subsections (i)-(vi) of the first paragraph and subsection (iv) of the third paragraph of "-- Conditions Precedent" above (other than, in the

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

case of the condition in subsection (iv) of the third paragraph, with respect to the Subsidiaries Agreements executed by parties who are not employees of DeepTech), (y) the condition described in subsection (i) of the second paragraph of "-- Conditions Precedent" above with respect to covenants and agreements, and
(z) the condition described in subsection (i) of the second paragraph of "-- Conditions Precedent" above with respect to representations and warranties of DeepTech only to the extent El Paso has given at least five days notice of its non binding intent to exercise El Paso's right to extend and either (i) DeepTech has not delivered an officer's certificate with respect to the accuracy of DeepTech's representations and warranties as required by the Merger Agreement or (ii) the officer's certificate was not, to DeepTech's knowledge, true and correct.

     In addition, prior to the Consent Date, DeepTech has the right to terminate the Merger Agreement if the DeepTech Board has received a Superior Proposal which the DeepTech Board has resolved to accept. Concurrently with, and as a condition to the validity of, any such purported termination, DeepTech is required to pay to El Paso the sum of $20,000,000 in cash; provided that upon the tender of such $20,000,000 payment by DeepTech, El Paso will be deemed to have waived any and all claims El Paso may have at law or in equity against DeepTech, its Subsidiaries or their respective officers, directors or employees arising out or relating to the Merger Agreement or related agreements; provided, further, that El Paso will not be deemed to have waived any claim it may have at law or in equity against a third party for tortious interference with contract arising out of or relating to any Alternative Proposal. After the Consent Date, DeepTech will have no ability to terminate the Merger Agreement if a Superior Proposal is made. The provisions described in this paragraph were negotiated by the Independent Committee of DeepTech.

     The Merger Agreement may also be terminated prior to the Effective Time by the mutual consent of DeepTech and El Paso.

     On June 30, 1998, El Paso exercised its right to extend the Drop Dead Date (i.e., June 30, 1998) to September 30, 1998 in accordance with the Amended Merger Agreement.

     If the Merger Agreement is terminated by reason of a willful breach by a party of its representations, warranties, covenants or agreements, in addition to other remedies available to the non-breaching party, the breaching party will be required to reimburse the non-breaching party for all substantiated out-of-pocket costs and expenses incurred by the non-breaching party in connection with the Merger Agreement and the transactions contemplated thereby, up to an aggregate of $5 million.

     The provisions in the Merger Agreement relating to, among other things, confidentiality, the effect of termination and abandonment, termination upon a Superior Proposal, non-survival of representations and warranties, disclosure schedules, governing law, enforcement and assignment will survive the termination of the Merger Agreement.

FEES AND EXPENSES

     Whether or not the Merger is consummated, except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, whether or not the Merger is consummated, except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fees in connection with the filing of the Registration Statement and this Proxy Statement/Prospectus with the Commission and (c) the expenses of printing and mailing the Registration Statement and this Proxy Statement/Prospectus, will be shared equally by DeepTech and El Paso.

AMENDMENT NO. 1

     Amendment No. 1 was executed as of June 16, 1998 among El Paso, DeepTech, El Paso Acquisition Company and El Paso Energy. The purpose of Amendment No. 1 is to add El Paso Energy as a party to the Merger Agreement, to provide for the issuance of El Paso Energy common stock in the Merger and to provide for the Amended Merger if the holding company reorganization occurs prior to the Effective Time. Except as described above, the terms of the Merger are substantially unchanged from the terms of the Original Merger Agreement.

                           THE CONTRIBUTION AGREEMENT

     The following summary of the terms of the Contribution Agreement is qualified in its entirety by reference to the Contribution Agreement, which is incorporated by reference herein and attached as Appendix B to this Proxy Statement/Prospectus. Certain defined terms used in the description of the Contribution Agreement below which are not otherwise defined in this Proxy Statement/Prospectus and which are defined in the Contribution Agreement shall have the respective meanings set forth therein.

     This Proxy Statement/Prospectus does not constitute a prospectus with respect to the Rights Offering (as defined below) or the shares of capital stock of Tatham Offshore which may be acquired upon exercise of the Rights (as defined below). The Rights Offering is being made pursuant to a separate registration statement of Tatham Offshore and neither El Paso nor DeepTech makes any recommendation to holders of Rights as to whether they should exercise or sell any Rights or assumes any responsibility for the accuracy or completeness of information relating to Tatham Offshore, the Rights Offering or the Rights.

THE RIGHTS OFFERING

     The Contribution and Distribution Agreement, dated February 27, 1998, by and among Tatham Offshore, DeepTech, DeepFlex, and El Paso, sets forth the mechanics of a rights offering (the "Rights Offering") pursuant to which DeepTech will distribute, pro rata to the holders of DeepTech Common Stock, rights (the "Rights") to purchase all of the common and/or preferred stock of Tatham Offshore owned by DeepTech in the Rights Offering and the transfer of DeepFlex and, at Tatham Offshore's option, either (but not both of) the FPS Laffit Pincay or the FPS Bill Shoemaker (the "Rigs"), to Tatham Offshore (the "Rig Distribution"). Pursuant to the Contribution Agreement, DeepTech will effect the Rights Offering. DeepTech will retain the first $75 million of net proceeds of the Rights Offering (the "Initial Proceeds") and to the extent any underlying Tatham Offshore shares of preferred and common stock (the "Underlying Shares") remain unpurchased by Tatham Brothers under the Standby Agreement (as defined herein), Tatham Offshore will purchase such shares for cash at the subscription price of $3.25 (the "Subscription Price") and DeepTech will contribute such amount to Tatham Offshore, except for amounts necessary to satisfy certain estimated tax payment obligations of Tatham Offshore or DeepFlex (the "Estimated Tax Amount"), to the extent Tatham Offshore has not previously paid them. The Initial Proceeds and the Estimated Tax Amount will be held in escrow pursuant to an escrow agreement between the parties. Accordingly, to the extent the Rights holders and Tatham Brothers purchase Underlying Shares in the Rights Offering which generate net proceeds to DeepTech in excess of $75 million, the net proceeds of such purchases will be for the benefit of Tatham Offshore and will be used for general corporate purposes. See "THE STANDBY AGREEMENT AND THE PURCHASE COMMITMENT AGREEMENT -- The Standby Agreement; Repayment Agreement."

THE CONTRIBUTION

     Under the Contribution Agreement, at least seven days prior to the date of the distribution (the "Distribution Date") of the Rights to the holders of record on the record date ("Record Date") of the DeepTech Common Stock: (i) Tatham Offshore will convey its interest in Tatham Development and irrevocably terminate and cancel certain oil and gas reversionary rights in exchange for $8 million of the DeepFlex Note; (ii) DeepFlex will deliver to DeepTech all of the shares of Common Stock and Series A 12% Convertible Exchangeable Preferred Stock of Tatham Offshore owned by DeepFlex in satisfaction of $12 million of the DeepFlex Note; (iii) the remaining balance of approximately $61.4 million of the DeepFlex Note will be contributed to the capital of DeepFlex; and (iv) DeepTech will dispose of its offshore contract drilling services business by contributing all of the outstanding shares of the capital stock of DeepFlex (the "DeepFlex Shares") to Tatham Offshore.

CONDITIONS TO THE CONTRIBUTION AND RIGHTS OFFERING

     The Contribution Agreement establishes certain preconditions to the consummation of both the Contribution and the Rights Offering. The Contribution and the completion of the Rights Offering will be

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

subject to the satisfaction or waiver by DeepTech and Tatham Offshore of the following conditions: (i) the Contribution and the Rights Offering being in compliance with applicable federal and state securities laws and any applicable NASDAQ regulations and the registration statements relating to the Rights Offering having been declared effective and no stop order being in effect; (ii) there being no injunction or order in effect which prevents the consummation of the Merger; and (iii) in the case of the Rights Offering only, the net proceeds actually received and retained by DeepTech are not less than $75 million and the Estimated Tax Amount having been paid by Tatham Offshore or retained by DeepTech out of the proceeds in excess of $75 million, or such amounts having been deposited in escrow in accordance with the Contribution Agreement.

OPTIONAL RIG DISTRIBUTION

     Pursuant to the Contribution Agreement, the Company had the option to require DeepTech to cause RIGCO North America, L.L.C. ("RIGCO"), the owner of the Rigs and wholly owned subsidiary of DeepFlex, to effectuate a step-up transaction in the tax basis of either the Pincay or the Shoemaker. On June 16, 1998, RIGCO caused the tax basis of the Pincay to be increased by approximately $36.0 million.

INDEMNIFICATION

     The Contribution Agreement also sets forth certain indemnification terms among the parties. Under the Contribution Agreement, from and after the Effective Time, Tatham Offshore will indemnify El Paso and its Subsidiaries and the officers, directors and employees of each such entity (the "El Paso Indemnified Group") against all losses, expenses, claims, damages and liabilities (other than income tax liabilities, which are the subject of the Tax Sharing Agreement) to which El Paso may be or become subject that relate to (i) the assets, business, operations, debts or liabilities of DeepFlex, Tatham Offshore or its subsidiaries (other than Tatham Development) (collectively, the Tatham Offshore Group"), whether arising prior to, concurrent with or after the Contribution or the Rights Offering, (ii) the failure to obtain all necessary third party consents to the Contribution or the Rights Offering (other than the failure to obtain all necessary consents under a certain Indenture and Senior Subordinated Promissory Note of DeepTech in connection with the Contribution and the Rights Offering, or the failure to obtain any other necessary third party consents as to which Tatham Offshore will notify El Paso to the extent the failure to obtain the consent is a result of El Paso's election to unreasonably withhold or delay its consent under the Merger Agreement (the "Third Party Consents")), or (iii) any filing by any member of the Tatham Offshore Group under the Securities Act or the Exchange Act (including, without limitation, this Proxy Statement/Prospectus), or any information relating to the Tatham Offshore Group contained in any filing made by any member of the DeepTech Group, in each case whether made prior to or concurrent with the Effective Time. The "DeepTech Group" includes DeepTech and its subsidiaries other than the Tatham Offshore Group.

     From and after the Effective Time, El Paso will indemnify, defend and hold the Tatham Offshore Group and the officers, directors and employees thereof (the "Offshore Indemnified Group") harmless from and against all losses, expenses, claims, damages and liabilities (other than income tax liabilities) to which such group may be or become subject that relate to (i) the assets, business, operations, debt, or liabilities of the DeepTech Group, whether arising prior to, concurrent with, or after the Contribution or the Rights Offering, (ii) the failure to obtain the Third Party Consents, or (iii) any filing by any member of the DeepTech Group (other than to the extent a filing by a member of the DeepTech Group contained or contains information relating to the Tatham Offshore Group) under the Securities Act or the Exchange Act, whether made prior to or concurrent with the Effective Time.

INTERCOMPANY ACCOUNTS

     In addition to the foregoing, the Contribution Agreement prohibits certain intercompany transactions except as listed below. Pursuant to the Contribution Agreement, the Merger Agreement and other related agreements, between the date of the Contribution Agreement and the Effective Time, no member of the DeepTech Group may invest, loan, pay or otherwise advance or contribute any funds or property (other than the accrual of (i) amounts payable under that certain First Restated Management Agreement dated November 10, 1993 between Tatham Offshore and DeepTech (the "Management Agreement"), as amended,
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

and (ii) interest on indebtedness outstanding on the date of the Contribution Agreement under the DeepFlex Note) to any member of the Tatham Offshore Group or pay any taxes relating to the assets, business or operations of any member of the Tatham Offshore Group or forgive or capitalize any amounts owed by any member of the Tatham Offshore Group to any member of the DeepTech Group. Except as contemplated by the Contribution Agreement, the Merger Agreement and the related agreements, immediately prior to the Effective Time, the members of the Tatham Offshore Group will (i) pay in cash all amounts owed by them to any member of the DeepTech Group (except that (x) amounts outstanding under the Management Agreement which relate to DeepFlex will be contributed to Tatham Offshore or forgiven, (y) if the transactions contemplated by the Redemption Agreement are consummated, the management fee payable by Tatham Offshore will be reduced by 50%, effective retroactively to January 1, 1998, and (z) except as described above with respect to the DeepFlex Note) and (ii) reimburse DeepTech for any payments of taxes made by DeepTech after January 1, 1998 and prior to the Effective Time which relate to the assets, business or operations of any member of the Tatham Offshore Group. Any amounts owing by the DeepTech Group to the Tatham Offshore Group will be offset against amounts otherwise owed to DeepTech as part of the DeepFlex Note. Other than the Tax Sharing Agreement, the Contribution Agreement and certain other agreements contemplated by the Contribution Agreement, all intercompany agreements and arrangements between any member of the Tatham Offshore Group and any member of the DeepTech Group will terminate as of the Effective Time.

          THE STANDBY AGREEMENT AND THE PURCHASE COMMITMENT AGREEMENT

THE STANDBY AGREEMENT; REPAYMENT AGREEMENT

     The Standby Agreement (the "Standby Agreement"), dated as of February 27, 1998, was executed in connection with the Merger Transactions and is by and among Tatham Offshore, DeepTech, Thomas P. Tatham, Tatham Brothers and El Paso. Pursuant to the Standby Agreement, to the extent that any Underlying Shares are not subscribed for by holders of DeepTech Common Stock in the Rights Offering, Tatham Brothers has committed to purchase in a conditional subscription, at a Subscription Price of $3.25 for the Underlying Shares purchasable under each Right, such number of unsubscribed Underlying Shares in the Rights Offering as will result in DeepTech receiving net proceeds from the Rights Offering of not less than $75 million (the "Standby Commitment"). In addition, Tatham Brothers has the right to purchase any Underlying Shares which DeepTech holds after the Rights Offering and the conditional subscription at the Subscription Price. Mr. Tatham has unconditionally guaranteed Tatham Brothers' performance of the Standby Commitment, which guarantee is backed by a letter of credit from NationsBank, N.A. In consideration of Mr. Tatham's guarantee of the Standby Commitment, under the terms of a Repayment Agreement between Mr. Tatham and Tatham Brothers, dated February 27, 1998, (i) Tatham Brothers granted to Mr. Tatham an option to purchase up to a one-third membership interest in Tatham Brothers for $1,000 through the issuance of new membership units and (ii) Mr. Tatham has the right, but not the obligation, to lend to Tatham Brothers all sums necessary for Tatham Brothers to fulfill its obligations under the Standby Commitment.

THE PURCHASE COMMITMENT AGREEMENT

     Pursuant to the Purchase Commitment Agreement, dated as of February 27, 1998 by and between Tatham Brothers and Tatham Offshore, in consideration of the Standby Commitment, Tatham Offshore will pay Tatham Brothers a fee equal to the product of (i) 23,076,923 and (ii) the Fee Multiplier. The "Fee Multiplier" means, with respect to the date of the closing of the Rights Offering, (a) if prior to July 1, 1998, $0.25, (b) if on or after July 1, 1998 through July 31, 1998, $0.275, (c) if on or after August 1, 1998 through August 31, 1998, $0.30 or (d) if on or after September 1, 1998, $0.325. Such fee is payable by Tatham Offshore in cash, or at its election in shares of common stock of Tatham Offshore. In connection with the Standby Commitment, Tatham Offshore has agreed to grant Tatham Brothers certain registration rights with respect to such Underlying Shares, including three demand registrations and unlimited piggyback registration rights for five years.

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

                           THE TAX SHARING AGREEMENT

     The Tax Sharing Agreement (the "Tax Sharing Agreement") to be executed in connection with the Merger and related transactions by and among Tatham Offshore, DeepTech and DeepFlex, establishes the manner in which the parties will allocate the responsibilities, liabilities and benefits relating to or affecting the payment of federal, state, local or foreign income and other taxes, licenses and fees ("Taxes") following the date the Contribution is effected.

     Under the Tax Sharing Agreement, the parties will be responsible for the payment of various Taxes either arising from the Merger and related transactions or regular business operations. Tatham Offshore will pay (i) all Taxes attributable to Tatham Offshore and its Subsidiaries, including under certain circumstances, Taxes arising from the Rig Distribution, (ii) Taxes of Tatham Development for periods prior to the transfer by Tatham Offshore of the outstanding shares of Tatham Development to DeepTech pursuant to the Contribution Agreement, and (iii) Taxes of DeepTech attributable to the Contribution and the Rights Offering (but not to the extent such Taxes exceed the sum of $7 million and any Taxes attributable to the value of Tatham Offshore being in excess of a notional amount to be determined according to a formula set forth in the Tax Sharing Agreement). DeepTech will pay all other Taxes attributable to DeepTech other than those described in the preceding sentence. Both Tatham Offshore and DeepFlex will cooperate with DeepTech in the filing of any consolidated Tax return covering the Taxes to be paid by DeepTech.

     The Tax Sharing Agreement provides for the allocation of any net operating losses and other available Tax attributes. Pursuant to the Tax Sharing Agreement, the net operating losses and other Tax attributes of DeepTech are allocated first to offset income of DeepTech (other than income arising from the Rights Offering and the Contribution), second to offset operating income of DeepFlex (for the period ending June 30, 1998 and (if different) the period ending on the date the Contribution is effected), third to offset gain DeepTech may recognize on the Contribution and the Rights Offering, and fourth to offset RIGCO's gain of DeepFlex on the Rig Distribution. Under the Tax Sharing Agreement, El Paso will pay Tatham Offshore for the benefit of any Tax savings resulting from the use of any remaining losses of DeepTech which are carried forward to periods after the Effective Time.

     Finally, both Tatham Offshore and DeepTech (or El Paso as successor to DeepTech) are required to provide the other party with letters of credit in the amount of $7 million to secure certain of their payment obligations under the Tax Sharing Agreement. The letters of credit are to expire after five years (but may be extended for an additional three years under certain circumstances described in the Tax Sharing Agreement).

                            THE REDEMPTION AGREEMENT

     The Redemption Agreement (the "Redemption Agreement"), dated as of February 27, 1998, is by and between Tatham Offshore and Flextrend Development Company, L.L.C. ("Flextrend"), a subsidiary of Leviathan. The Redemption Agreement provides for an exchange of certain of Tatham Offshore's oil and gas properties for 7,500 shares of Tatham Offshore's 9% Senior Convertible Preferred Stock, par value $0.01 per share (the "Senior Preferred Stock"), owned by Leviathan on the later of July 1, 1998 or one business day after the closing of the Rights Offering.

     Under the Redemption Agreement, subject to the satisfaction of the conditions contained in the Redemption Agreement, Tatham Offshore will convey to Leviathan all of Tatham Offshore's right, title and interest in Ship Shoal Block 331, West Delta Block 35, Viosca Knoll Blocks 772, 773, 774, 817, 818 and 861 and Ewing Bank Blocks 871, 914, 915 and 916 (the "Properties"). In exchange for the Properties, Leviathan will (i) convey the Senior Preferred Stock to Tatham Offshore and (ii) deem satisfied all of the accrued and unpaid dividends on the shares of the Senior Preferred Stock due to Leviathan as of the date of the exchange. Leviathan will be entitled to all revenues and will assume all of the costs, obligations and liabilities of the Properties that arise on and after January 1, 1998.

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

                             STOCKHOLDER AGREEMENTS

     Pursuant to the Stockholder Agreements (the "Stockholder Agreements"), dated February 27, 1998, between El Paso and each of Thomas P. Tatham, Charles
M. Darling IV, Donald V. Weir, Grant E. Sims, Lehman Brothers Holdings, Inc. and DLJ Capital Corp. (each, a "Stockholder"), each Stockholder has agreed, among other things, (a) to vote all voting securities ("Voting Securities") of DeepTech owned by such Stockholder in favor of the Original Merger; (b) not to vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any material covenant, representation or warranty or any other obligation of DeepTech under the Original Merger Agreement; and (c) vote all Voting Securities against any action or agreement the primary or a substantial purpose of which would be to materially impede, interfere with or attempt to discourage the Original Merger.

     Each Stockholder has signed a written consent (the "Consent") approving the Original Merger and has agreed not to revoke the Consent before the Original Merger Agreement is terminated.

     Because shares of El Paso Common Stock received by certain Stockholders who executed the Consent may be deemed to be "restricted securities" under the Securities Act, El Paso has agreed to file and keep continuously effective pursuant to the Securities Act a shelf registration statement, for a period of one year from the Effective Time, to permit the sale or other disposition of any shares of El Paso Common Stock that have been acquired by the Stockholders.

     The Stockholder Agreements also provide that El Paso will purchase any interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. owned by each Stockholder. See "PURCHASE OF MINORITY INTERESTS."

                         PURCHASE OF MINORITY INTERESTS

     Under the Stockholder Agreements between El Paso and each of Thomas P. Tatham, Donald V. Weir, Charles M. Darling IV and Grant E. Sims, and the Stock Purchase Agreements between El Paso and each of John H. Gray, James H. Lytal, Donald A. Sanders, Ben T. Morris, Michael T. Willis and Donald V. Weir, these stockholders have agreed to sell all of their common stock and other interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. to El Paso concurrently with the closing of the Merger for an aggregate purchase price of $55 million, of which more than $54 million represents the purchase price for the minority interests in Leviathan Holdings Company.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Mr. Thomas P. Tatham, the Chief Executive Officer and Chairman of the Board of DeepTech, has executed a Standby Agreement with Tatham Offshore, Tatham Brothers L.L.C. ("Tatham Brothers") and other parties pursuant to which Mr. Tatham will guarantee the standby underwriting commitment obligations of the standby purchaser, Tatham Brothers, in connection with the Rights Offering. In consideration for his guarantee of the obligations of Tatham Brothers, Mr. Tatham will receive an option to purchase a one-third equity interest in Tatham Brothers. At the time of the execution of the Standby Agreement, Mr. Tatham was, and he still is, the President of Tatham Brothers. In exchange for its commitment to underwrite the Rights Offering, Tatham Brothers will receive (i) a commitment fee of between $5,769,230 and $7,500,000 and (ii) certain registration rights with respect to the underlying shares, including three demand registrations and unlimited piggyback registration rights for five years. Mr. Tatham is, and will remain, a part of the management team at Tatham Offshore after the Merger. See "THE STANDBY AGREEMENT AND THE PURCHASE COMMITMENT AGREEMENT."

     Messrs. Weir, Gray, Tatham, Lytal, Sims and Darling, who are all officers and/or directors of DeepTech or its subsidiaries, have agreed to sell their interests in Leviathan Holdings Company, Offshore Gas Marketing Inc. and Offshore Gas Processors, Inc. to El Paso for an aggregate of approximately $52 million. See "PURCHASE OF MINORITY INTERESTS."

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

     In considering the recommendations of the Independent Committee and the DeepTech Board regarding the Merger, DeepTech stockholders should be aware that certain DeepTech officers and directors have employment agreements, interests under benefit plans or other arrangements that provide them with interests in the Merger and related transactions that are different from, and in addition to, the interests of DeepTech stockholders generally. All of the options to purchase shares of DeepTech granted pursuant to DeepTech's Amended Equity Incentive Plan, and all of the unit rights granted pursuant to Leviathan's Unit Rights Appreciation Plan (which unit rights may, in the discretion of Leviathan at the time of grant, be either an option to purchase preference units of Leviathan or a right to receive cash equal to the appreciation in the underlying preference units from the date of grant through the date of exercise), shall vest upon the closing of the Merger to the extent unvested on such date.

     On April 1, 1998, El Paso entered into five-year employment agreements with Messrs. Sims and Lytal to serve as Chief Executive Officer and President, respectively, of Leviathan upon and following the Effective Time. The agreements will become effective upon the closing of the Merger and will supersede the prior employment agreements with DeepTech.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The income tax discussion set forth in this section represents the opinion of Fried, Frank, Harris, Shriver & Jacobson as to the material federal income tax consequences of the Merger under currently applicable law based upon the Internal Revenue Code, as amended, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly retroactively, and any such change could affect the continuing validity of the discussion. The opinion is also based upon (i) certain representations of DeepTech and El Paso contained in certificates signed by appropriate officers of DeepTech and El Paso and (ii) the assumption that the Merger will be consummated in accordance with its terms. The discussion assumes that DeepTech stockholders hold their shares of DeepTech Common Stock as a capital asset, and does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons and stockholders who acquired shares of DeepTech Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. The discussion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. No rulings have been or will be sought from the Internal Revenue Service with respect to any matters relating to the Merger. DeepTech stockholders should consult their own tax advisors as to the particular tax consequences of the Merger to them, including income tax return reporting requirements and the applicability and effect of foreign, state, local and other tax laws and the effect of any proposed change in the tax law.

TAX-FREE MERGER

     If the Aggregate Cash Consideration (described under "THE MERGER
AGREEMENT -- Special Cash Rights; Restructuring of Merger") does not exceed the Tax-Free Merger Maximum Cash Consideration (described under "THE MERGER AGREEMENT -- Special Cash Rights; Restructuring of Merger"), the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the material federal income tax consequences of the Merger to DeepTech stockholders will be as follows:

          Holders of DeepTech Common Stock -- General. As discussed below, the federal income tax consequences of the Merger to a DeepTech stockholder depend on whether such stockholder receives only cash, only shares of El Paso Common Stock, or some combination thereof, in exchange for such stockholder's shares of DeepTech Common Stock, as well as for any shares of DeepTech Common Stock that such stockholder constructively owns, and may further depend on whether such stockholder actually or constructively owns any shares of El Paso Common Stock. See "-- Additional Considerations."

          Only Cash Received. Except as described below (see "-- Additional Considerations"), a DeepTech stockholder that receives solely cash in the Merger in exchange for such stockholder's shares of DeepTech Common Stock generally will recognize capital gain or loss measured by the difference between the amount of cash received and the tax basis of the shares of DeepTech Common Stock

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

     exchanged therefor. Gain or loss must be calculated separately for each block of DeepTech Common Stock held by a stockholder. Shares of DeepTech Common Stock that were acquired at the same time in a single transaction will be considered a separate "block."

          Only El Paso Common Stock Received. Except as discussed below with respect to cash received in lieu of a fractional share of El Paso Common Stock, a stockholder of DeepTech that receives only shares of El Paso Common Stock in the exchange for such stockholder's shares of DeepTech Common Stock will not recognize gain or loss as a result of receiving shares of El Paso Common Stock in the Merger. Accordingly, (i) the tax basis of the shares of El Paso Common Stock received in the Merger will be the same as the tax basis of the shares of DeepTech Common Stock exchanged therefor in the Merger (adjusted, as discussed below, with respect to fractional shares) and (ii) the holding period of the El Paso Common Stock received will include the holding period of shares of DeepTech Common Stock exchanged therefor.

          Cash and Shares of El Paso Common Stock Received. Except as discussed below (see "-- Additional Considerations") and with respect to cash received in lieu of a fractional share of El Paso Common Stock, a DeepTech stockholder that receives both cash and El Paso Common Stock in the Merger in exchange for DeepTech Common Stock will recognize capital gain, if any, but not loss in such exchange. The amount of gain, if any, recognized must be computed separately with respect to each block of DeepTech Common Stock surrendered in the Merger. With respect to each block, gain will be recognized in an amount equal to the lesser of (i) the amount of gain realized (i.e., the excess of the amount of cash and the fair market value of DeepTech Common Stock received that is allocable to such block over the tax basis of such block) and (ii) the amount of cash received that is allocable to such block. For purposes of such calculation, the aggregate amount of cash and El Paso Common Stock received by a stockholder generally will be allocated proportionally among the shares of DeepTech Common Stock surrendered in exchange therefor pursuant to the Merger. Such gain will be capital gain except as discussed below (see "-- Additional Considerations").

          The tax basis of the shares of El Paso Common Stock received will be the same as the tax basis of the shares of DeepTech Common Stock exchanged, decreased by the basis of any fractional share interest for which cash is received in the Merger, and further decreased by the amount of cash received (other than the cash received for a fractional share interest), and increased by the amount of gain recognized on the exchange (including any portion that is treated as a dividend). The holding period of the shares of El Paso Common Stock received will include the holding period of the shares of DeepTech Common Stock exchanged therefor.

          Additional Considerations. In unusual circumstances, a DeepTech stockholder that (i) receives cash in the Merger and (ii) either constructively owns shares of DeepTech Common Stock that are exchanged for shares of El Paso Common Stock in the Merger, or actually or constructively owns shares of El Paso Common Stock after the Merger (other than shares of El Paso Common Stock received in the Merger), will be required to treat any gain recognized as dividend income (rather than capital gain, if any) up to the amount of cash received in the Merger if the receipt of cash by such stockholder has the effect of a distribution of a dividend. However, in the case of a DeepTech stockholder that received solely cash in the Merger, the amount of any such dividend will not be limited to the amount of such stockholder's gain. Whether the receipt of cash has the effect of the distribution of a dividend will depend upon the stockholder's particular circumstances. The Internal Revenue Service has indicated in published rulings that a distribution that results in any actual reduction in interest of a small minority stockholder in a publicly held corporation generally will not constitute a dividend if the stockholder exercises no control with respect to corporate affairs. For these purposes, a stockholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the stockholder is a beneficiary and stock owned by certain affiliated entities. Because of the complexity of these rules, each holder of DeepTech Common Stock who receives either solely cash or a combination of cash and El Paso Common Stock in the Merger, and who believes these rules may apply to him or her, is particularly urged to contact his or her own tax advisor.

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

          Fractional Shares. If a holder of shares of DeepTech Common Stock receives cash in lieu of a fractional share of El Paso Common Stock in the Merger, such cash amount will be treated as received in exchange for a fractional share of El Paso Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of El Paso Common Stock reduced by the proportion of the holder's tax basis in shares of DeepTech Common Stock exchanged and allocable to the fractional share of El Paso Common Stock.

     The above tax opinion of Fried, Frank, Harris, Shriver & Jacobson is based on certain assumptions and upon representations contained in certificates signed by appropriate officers of DeepTech and El Paso. In addition, it is a condition to the Merger that, if applicable, Fried, Frank, Harris, Shriver & Jacobson deliver to El Paso at the Effective Time an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. Such opinion will be based upon updated representations of El Paso and DeepTech contained in certificates signed by appropriate officers of DeepTech and El Paso to be delivered to Fried, Frank, Harris, Shriver & Jacobson at the Effective Time. Neither tax opinion can be relied upon if any of such factual assumptions or representations is, or later becomes, inaccurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been requested, and the tax opinion will not be binding upon the Internal Revenue Service or the courts. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization, a stockholder of DeepTech will be taxed in the manner described below under "-- Taxable Merger."

TAXABLE MERGER

     If the Aggregate Cash Consideration exceeds the Tax-Free Merger Maximum Cash Consideration, the Merger will be restructured as described under "THE MERGER AGREEMENT -- Special Cash Rights; Restructuring of Merger," and it will be a taxable transaction to the holders of DeepTech Common Stock. A DeepTech stockholder will recognize taxable gain or loss equal to the difference between the fair market value of all property (cash and/or El Paso Common Stock) received in the Merger and the stockholders adjusted tax basis in the DeepTech Common Stock exchanged therefor. Such gain or loss will be a capital gain or loss, provided that the DeepTech Common Stock is held by such stockholder as a capital asset at the Effective Time. Gain or loss must be computed separately with respect to each block of DeepTech Common Stock exchanged in the Merger. A DeepTech stockholder who receives shares of El Paso Common Stock in the Merger will hold such shares at a basis equal to the fair market value of such shares at the Effective Time, and the holding period with respect to such shares will begin to run at the Effective Time.

WITHHOLDING

     Any cash payments to which a DeepTech stockholder or other payee is entitled pursuant to the Merger will be subject to backup withholding at a rate of 31% unless either (i) the stockholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct or (ii) an exemption from backup withholding applies under the applicable law and regulations.

     THE PRECEDING DISCUSSION IS THE OPINION OF FRIED, FRANK, HARRIS, SHRIVER & JACOBSON AS TO THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

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

             COMPARISON OF THE RIGHTS OF HOLDERS OF EL PASO COMMON
                        STOCK AND DEEPTECH COMMON STOCK

GENERAL

     As a result of the Merger, holders of DeepTech Common Stock will become holders of El Paso Common Stock and the rights of all such former DeepTech stockholders thereafter will be governed by the Restated Certificate of Incorporation of El Paso (the "El Paso Charter"), the By-laws of El Paso (the "El Paso Bylaws"), and the DGCL. The rights of the holders of DeepTech Common Stock presently are governed by the First Amended and Restated Certificate of Incorporation of DeepTech (the "DeepTech Charter"), the First Amended and Restated Bylaws of DeepTech (the "DeepTech Bylaws") and the DGCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of El Paso and DeepTech, sets forth certain differences between the El Paso Charter and the DeepTech Charter (as presently in effect) and between the El Paso By-laws and DeepTech Bylaws (as presently in effect, except as otherwise indicated). This summary is qualified in its entirety by reference to the full text of each of such documents and the DGCL. For information as to how such documents may be obtained, see "AVAILABLE INFORMATION."

     The charter, by-laws and capitalization of El Paso Energy will be identical to El Paso's, except that the name of the parent corporation will be "El Paso Energy Corporation." The description of the El Paso Charter, the El Paso By-laws and the El Paso capitalization contained herein would be applicable to the Charter, by-laws and capitalization of El Paso Energy.

AUTHORIZED CAPITAL STOCK

     El Paso. The total authorized capital stock of El Paso consists of 275,000,000 shares of El Paso Common Stock, par value $3.00 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. El Paso has designated 1,375,000 shares of preferred stock as Series A Junior Participating Preferred Stock, par value $.01 per share (the "El Paso Series A Junior Preferred Stock"), for its stockholder rights plan, none of which is outstanding. See "-- Shareholder Rights Plan."

     DeepTech. The total number of authorized shares of capital stock of DeepTech is 110,000,000 shares of stock, consisting of 100,000,000 shares of DeepTech Common Stock, and 10,000,000 shares of DeepTech Preferred Stock, par value $0.01 per share (the "DeepTech Preferred Stock").

PREEMPTIVE RIGHTS

     Under the DGCL, a stockholder does not have preemptive rights unless such rights are specifically granted in the certificate of incorporation. The El Paso Charter denies preemptive rights to its stockholders and the DeepTech Charter does not grant any preemptive rights to its stockholders.

VOTING RIGHTS

     Under the DGCL, unless otherwise provided in the certificate of incorporation and subject to other qualifications of the DGCL, each stockholder is entitled to one vote for each share of capital stock held.

     El Paso. Each holder of any class or series of El Paso stock is entitled to one vote for each share having voting power with respect to each matter upon which a vote is being taken, except as provided in the El Paso Charter. The El Paso Charter provides that holders of El Paso Series A Junior Preferred Stock are entitled to 100 votes per share on all matters submitted to a vote of the stockholders of El Paso, subject to adjustment.

     In addition, the El Paso Charter provides that holders of preferred stock of El Paso, including holders of El Paso Series A Junior Preferred Stock, shall have the right to vote separately as a class to elect two directors of El Paso during any period that dividends on such stock are in arrears in an amount equal to six quarterly dividends.

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

     DeepTech. Generally, holders of DeepTech Common Stock are entitled to one vote for each share held at all meetings of stockholders.

DIVIDENDS

     The DGCL provides that the directors of a corporation, subject to restrictions contained in its certificate of incorporation, may declare and pay dividends on the shares of its capital stock either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, unless the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     El Paso. The El Paso By-laws provide that, except as otherwise provided by statute or by the El Paso Charter, the El Paso Board may declare dividends upon the shares of its capital stock either (i) out of its surplus or (ii) if there is no surplus, out of its net profits for the fiscal year, whenever, and in such amounts as, in its opinion it is advisable. The El Paso Charter requires that dividends be paid on El Paso Series A Junior Preferred Stock in preference to the holders of El Paso Common Stock or any other junior stock of El Paso.

     The El Paso Charter provides that, whenever dividends or distributions payable on El Paso Series A Junior Preferred Stock are in arrears, and until such dividends and distributions are paid in full, El Paso shall not (i) declare or pay dividends and distributions on, redeem, purchase or otherwise acquire any shares of stock ranking junior to or on a parity with El Paso Series A Junior Preferred Stock, as the case may be, with certain exceptions, or (ii) purchase or otherwise acquire shares of El Paso Series A Junior Preferred Stock, with certain exceptions.

     DeepTech. The DeepTech Bylaws provide that dividends on the capital stock of the corporation, paid in cash, property, or securities of the Corporation and as may be limited by applicable law and applicable provisions of the Certificate of Incorporation (if any), may be declared by the DeepTech Board at any regular or special meeting.

REDEMPTION

     The DGCL provides that the stock of any class or series may be made redeemable by the corporation at its option or at the option of the holders of such stock, subject to certain limitations imposed by the DGCL, including the requirements that (i) the corporation have outstanding shares of at least one class or series of stock with full voting power which shall not be subject to redemption, (ii) redemption must be made in accordance with the certificate of incorporation, and (iii) the redemption not occur when the capital of the corporation is impaired and not cause an impairment to the capital of the corporation, with certain exceptions.

     El Paso. The El Paso Charter states that shares of El Paso Series A Junior Preferred Stock shall not be redeemable.

     DeepTech. The DeepTech Charter does not provide for redemption of stock; therefore, the provisions of the DGCL apply.

LIQUIDATION

     El Paso. The El Paso Charter provides that, upon liquidation, dissolution or winding up of the company, no distribution shall be made to the holders of shares of stock ranking junior to El Paso Series A Junior Preferred Stock until holders of El Paso Series A Junior Preferred Stock have received the required liquidation preference. Additionally, holders of El Paso Series A Junior Preferred Stock shall receive a pro rata portion of any remaining assets to be distributed.

     DeepTech.  The DeepTech Charter does not include a liquidation provision.

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

SIZE OF THE BOARD OF DIRECTORS

     El Paso. The El Paso By-laws provide for the number of directors to be not less than one and permit the El Paso Board to fix the number of directors by a vote of a majority of the directors then in office. The El Paso Board currently consists of seven directors.

     DeepTech. The DeepTech Bylaws provide for the number of directors to be not less one and permit the DeepTech Board by to fix the number of directors. The DeepTech Board currently consists of eleven directors, including one outside advisory director.

ELECTION AND CLASSIFICATION OF THE BOARD OF DIRECTORS

     El Paso. The entire El Paso Board is elected by the stockholders of El Paso at each annual meeting of stockholders for a term of one year. As discussed in "-- Voting Rights," in certain circumstances holders of preferred stock of El Paso are entitled to elect two directors to the El Paso Board.

     DeepTech. The DeepTech Board is elected by the stockholders of DeepTech at a stockholders meeting as provided in the DeepTech Charter and Bylaws. Each director holds office until his successor has been duly elected and qualified or until death, resignation or removal from office.

CUMULATIVE VOTING

     The DGCL permits a certificate of incorporation to provide for cumulative voting in the election of directors. Neither the El Paso Charter nor the DeepTech Charter permits cumulative voting.

REMOVAL OF DIRECTORS; FILLING VACANCIES

     The DGCL provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless the corporation has a classified board or has cumulative voting. Unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     El Paso. The El Paso By-laws provide that any director of El Paso may be removed, with or without cause, at any special meeting of the stockholders called for that purpose, by the affirmative vote of the holders of a majority of shares of El Paso entitled to vote for the election of such director, and the vacancy in the El Paso Board caused by any such removal may be filled by the stockholders at such a meeting. The ability of the stockholders of El Paso to remove directors, however, is limited because the stockholders cannot call a special meeting and no action by stockholders of El Paso may be taken by written consent. Vacancies and newly created directorships may be filled in the manner set forth in the DGCL.

     DeepTech. Except for such additional directors, if any, as are elected by the holders of the DeepTech Preferred Stock as provided for or fixed pursuant to the DeepTech Charter, any director may be removed from office only by the affirmative vote of the holders of 66 2/3% or more of the combined voting power of the then-outstanding shares of voting stock at a meeting of stockholders called for that purpose, voting together as a single class.

SPECIAL MEETINGS OF STOCKHOLDERS

     Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons authorized by the certificate of incorporation or the bylaws.

     El Paso. The El Paso By-laws provide that special meetings of the stockholders for any purpose may be called only by a majority of the El Paso Board, the Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board. The effect of this provision is that a stockholder could not force stockholder consideration of a proposal over the opposition of the El Paso Board, the Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board by calling a special meeting of
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

stockholders prior to the time the El Paso Board of Directors, the Chairman, the Chief Executive Officer, the President or the Vice Chairman believes such consideration to be appropriate.

     DeepTech. The DeepTech Bylaws provide that special meetings of stockholders may be called only by (i) the Chairman of the Board or (ii) the Board pursuant to a resolution adopted by a majority of the then-authorized number of directors, except in certain circumstances an additional vote of disinterested members may be required. This provision prevents a stockholder from forcing stockholder consideration of a proposal at a special meeting over the opposition of the Chairman of the Board and the DeepTech Board.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     El Paso. The El Paso Charter provides that any action by the stockholders will be taken at a meeting of stockholders and no action may be taken by written consent of stockholders entitled to vote on such action. The provisions of the El Paso Charter prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders. These provisions also would prevent the holders of a majority of the voting power of the El Paso Common Stock from unilaterally using the written consent procedure to take stockholder action.

     DeepTech. The DeepTech Charter provides that no action that is required or permitted to be taken by the stockholders of DeepTech at any annual or special meeting of stockholders may be effected by written consent in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the board of directors of DeepTech, and in certain circumstances by the affirmative vote of disinterested directors.

LIMITATION OF LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violation of certain provisions of the DGCL relating to payment of dividends and stock repurchases, (iv) any transaction from which the director derived an improper personal benefit, or (v) any act or omission prior to the adoption of such provision. Each of the El Paso Charter and the DeepTech Charter includes such a provision.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents against amounts paid and expenses incurred in connection with an action or proceeding to which such person is or is threatened to be made a party by reason of such position if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which such person had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of an undertaking from any such officer or director to reimburse the corporation if he is ultimately not entitled to indemnification) and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred. The DGCL provides that, in any action brought by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses.

     The El Paso By-laws contain substantially similar language. The DeepTech Bylaws provide for indemnification of directors and officers to the extent permitted by the DGCL only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because the director or officer has met the applicable standard of conduct set forth in the DeepTech Charter by (i) a majority vote of a quorum of disinterested directors,
(ii) by independent legal counsel or (iii) by the holders of a majority of the outstanding stock of DeepTech entitled to vote thereon and permit indemnification of employees or agents to the same extent as provided for directors and officers.

AMENDMENT OF BYLAWS

     The DGCL vests the power to adopt, amend and repeal bylaws in the stockholders entitled to vote and permits a corporation to confer such power on its board of directors.

     El Paso. The El Paso By-laws may be amended by the affirmative vote of a majority of the entire El Paso Board, subject to the right of stockholders to amend bylaws made or amended by the El Paso Board, by the affirmative vote of a majority of the outstanding shares represented at a stockholder meeting and entitled to vote thereon.

     DeepTech. The DeepTech Bylaws may be amended (i) by the affirmative vote of at least a majority of the then-authorized number of directors and, under certain circumstances, by the affirmative vote of at least a majority of disinterested directors or (ii) by the DeepTech stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class and, under certain circumstances, by the affirmative vote of the holders of at least a majority of the combined voting power of disinterested shares.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     The DGCL provides that an amendment to the certificate of incorporation, after being declared advisable by the board of directors, generally must be approved by holders of a majority of the outstanding stock of the corporation entitled to vote thereon, unless the certificate requires a greater percentage.

     El Paso. The El Paso Charter contains a provision requiring the affirmative vote of not less than 51% of all shares entitled to vote in the election of directors, excluding the stock of any Interested stockholder (as defined below in " -- Fair Price Provisions" with respect to El Paso), to amend
(i) the "fair price" provisions described below in " -- Fair Price Provisions," and (ii) the provision prohibiting action by stockholders by written consent. These provisions make it more difficult for stockholders to make changes to the El Paso Charter, including changes designed to facilitate the exercise of control over El Paso.

     DeepTech. The DeepTech Charter provides that, in addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of DeepTech Preferred Stock provided for or fixed pursuant to the provisions of the DeepTech Charter, the amendment of any provision of the DeepTech Charter must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. In addition, amendments to the provisions of the DeepTech Charter relating to definitions, authorized capital stock, election of directors, meetings of stockholders, stockholder consent, limitation of liability, business combinations or amendment of corporate documents must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, and, under certain circumstances, also by the affirmative vote of the holders of at least a majority of the combined voting power of disinterested shares (unless such amendment has been first approved by at least two-thirds of the then-authorized number of directors and a majority of disinterested directors).

BUSINESS COMBINATIONS

     Under the DGCL, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote is generally required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets to be consummated. Unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the agreement of merger does not amend in any respect the surviving corporation's charter, (ii) each share of the corporation's stock outstanding immediately prior to the effective date of the merger is to remain outstanding, and (iii) the number of shares of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. Neither the El Paso Charter nor the DeepTech Charter addresses the vote required by stockholders of a surviving corporation to approve a merger, unless the fair price provisions described below are applicable.

FAIR PRICE PROVISIONS

     El Paso. The El Paso Charter provides that, in addition to any affirmative vote otherwise required, the affirmative vote of not less than 51% of the holders of stock entitled to vote in the election of directors, excluding the stock of an Interested Stockholder (defined below) who is a party to a Business Combination (defined in the El Paso Charter to include certain transactions, including a merger, sale of assets and certain recapitalizations), shall be required for the adoption or authorization of a Business Combination, unless Disinterested Directors (as defined in the El Paso Charter) determine by a two-thirds vote that: (i) the Interested Stockholder is the beneficial owner of not less than 80% of all shares entitled to vote in the election of directors and has declared its intention to vote in favor of or to approve such Business Combination; or (ii)(A) the fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of El Paso in a Business Combination is equal to or greater than the consideration per share (including brokerage commissions and soliciting dealer's fees) paid by such Interested Stockholder in acquiring the largest number of shares of such class of stock previously acquired in any one transaction or series of related transactions, whether before or after the Interested Stockholder became an Interested Stockholder, and (B) the Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance provided by El Paso, whether in anticipation of or in connection with such Business Combination or otherwise.

     For the purposes of the above paragraph, an "Interested Stockholder" is a person other than El Paso who is (1) the beneficial owner of 10% or more of the stock of El Paso entitled to vote for the election of directors, or (2) an affiliate of El Paso which (A) at any time within a two-year period prior to the record date for the vote on a Business Combination was the beneficial owner of 10% or more of the stock entitled to vote in the election of directors, or (B) at the completion of the Business Combination will be the beneficial owner of 10% or more of such stock.

     The "fair price" provision is intended to ensure that all stockholders receive equal treatment in the event of a tender or exchange offer and to protect stockholders against certain takeover bids. Notwithstanding the foregoing, the provision also could have the effect of discouraging a third party from making a tender or exchange offer for El Paso, even though such an offer might be beneficial to El Paso and its stockholders.

     DeepTech. The DeepTech Charter requires, in addition to any other affirmative vote required by law, the affirmative vote of 75% or more of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class. However, a particular Business Combination will require only such affirmative vote as is required by law if there are one or more Continuing Directors (as defined in the DeepTech Charter) then in office and if such Business Combination has been approved by the DeepTech Board by (i) the affirmative vote of at least a majority of the then-authorized number of directors and (ii) the affirmative vote of at least a majority of the Continuing Directors then in office.

DELAWARE STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

          (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

          (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Under the DGCL, a corporation may expressly elect not to be governed by
Section 203 of the DGCL in its certificate of incorporation or its bylaws.

     DeepTech. In its certificate of incorporation, DeepTech has elected not to be governed by Section 203 of the DGCL.

SHAREHOLDER RIGHTS PLAN

     El Paso. El Paso has adopted the El Paso Rights Agreement that is designed to protect El Paso stockholders from coercive or unfair takeover tactics. Under the El Paso Rights Agreement, the El Paso Rights are attached to all El Paso Common Stock certificates representing shares presently outstanding and the El Paso Rights will be attached to any new El Paso Common Stock certificates representing shares then outstanding. One-half of an El Paso Right will be issued with respect to each share of El Paso Common Stock issued pursuant to the Merger. Under certain conditions, each El Paso Right may be exercised to purchase from El Paso one one-hundredth of a share of El Paso Series A Junior Preferred Stock at a price of $150 per one one-hundredth of a share, subject to adjustment.

     The El Paso Rights are exercisable only if, without the prior consent of the El Paso Board, a person or group becomes the beneficial owner of 15% or more of the voting power of all outstanding voting securities of El Paso (any such person or group, an "Acquiring Person") or commences or announces a tender or exchange offer which would result in any person or group becoming an Acquiring Person, or a Transaction (generally defined in the El Paso Rights Agreement as any merger, consolidation or sale, mortgage or transfer of assets or earning power or any acquisition which would result in a person becoming an Acquiring Person) is reasonably expected to become effective or consummated. In the event that El Paso is the surviving corporation in a merger and the El Paso Common Stock is not changed or exchanged, or in the event that a person becomes the beneficial owner of securities having 15% or more of the voting power of all then outstanding voting securities of El Paso (unless under certain circumstances deemed to be in the best interests of El Paso and its stockholders by a majority of the El Paso Board who are not officers of El Paso), then each El Paso Right not owned by the Acquiring Person will entitle its holder to receive upon exercise that number of shares of El Paso Common Stock (or in certain circumstances other equity securities of El Paso with at least the same economic value as El Paso Common Stock) having a market value of twice the El Paso Right's then-current exercise price. If, after the El Paso Rights become exercisable, El Paso is involved in a merger or other business combination transaction in which the El Paso Common Stock is exchanged or changed, or it sells

50% or more of its assets or earning power, in either case with or to an Interested Stockholder (as defined in the El Paso Rights Agreement) or any other person in which such Interested Stockholder has an interest or any person acting on behalf of or in concert with such Interested Stockholder, each El Paso Right will entitle the holder to purchase, at the El Paso Right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the El Paso Right. The El Paso Rights, which have no voting rights, expire no later than July 7, 2002. The El Paso Rights may be redeemed by El Paso under certain circumstances prior to their expiration date at a purchase price of $0.01 per Right. It is possible that the existence of the El Paso Rights may have the effect of delaying, deterring or preventing a takeover of El Paso.

     If DeepTech stockholders approve the Amended Merger Agreement and the Amended Merger and the holding company reorganization occurs, El Paso Energy will enter into a shareholder rights plan (the "El Paso Energy Rights Plan") with BankBoston, N.A. as rights agent. The El Paso Energy Rights Plan at the Effective Time will be substantially identical to that of El Paso except that each share of El Paso Energy common stock will be associated with one preferred stock purchase right of El Paso Energy which will represent the right to purchase one two-hundredth of a share of El Paso Energy Series A Junior Preferred Stock at a price of $75 per one two-hundredth of a share, subject to adjustment.

     DeepTech.  DeepTech has not adopted a shareholder rights plan.

                               THE EXCHANGE RATIO

     The chart below sets forth a range of possible Average Prices, the corresponding Exchange Ratio and the equivalent market value per share of DeepTech Common Stock (assuming that a share of El Paso Common Stock had a value equal to the Average Price). The Average Prices set forth below are for illustrative purposes and are not intended to be an exhaustive list of possible Average Prices. There can be no assurance that on the date a holder of DeepTech Common Stock receives shares of El Paso Common Stock that the share of El Paso Common Stock will have a value equal to, greater than or less than the equivalent values set forth below.

               AVERAGE PRICE, EXCHANGE RATIO AND EQUIVALENT VALUE

  AVERAGE
STOCK PRICE*   EXCHANGE RATIO   EQUIVALENT VALUE
------------   --------------   ----------------
   $18.00           0.5600           $10.08
    20.00          0.5600             11.20
    22.00          0.5600             12.32
    24.00          0.5600             13.44
    25.00          0.5600             14.00
    26.00          0.5385             14.00
    28.00          0.5000             14.00
    30.00          0.4667             14.00
    31.25          0.4480             14.00
    32.00          0.4375             14.00
    34.00          0.4118             14.00
    36.00          0.3889             14.00
    37.50          0.3733             14.00
    38.00          0.3733             14.19
    40.00          0.3733             14.93
    42.00          0.3733             15.68
    44.00          0.3733             16.43

     No assurance can be given as to the market prices of El Paso Common Stock or DeepTech Common Stock at the Effective Time or during the period in which the Average Price is calculated. Because the Exchange Ratio is based on an average of the average high and low prices of the El Paso Common Stock for a period prior to the Effective Time, the market price of the El Paso Common Stock at the Effective Time may be less than, equal to or greater than the Average Price. In addition, because the Exchange Ratio becomes fixed if the Average Price is less than $37.50 or greater than $25.00, the market value of a share of El Paso Common Stock multiplied by the Exchange Ratio even at the time the Exchange Ratio is established may be more or less than $14.00. There can be no assurance that the market value of the El Paso Common Stock that holders of DeepTech Common Stock will receive upon consummation of the Merger will not vary significantly from the market value of the shares of El Paso Common Stock that holders of DeepTech Common Stock would receive if the Merger was consummated and holders of DeepTech Common Stock received shares of El Paso Common Stock on the date of this Proxy Statement/Prospectus or on the Election Record Date.

     Holders of DeepTech Common Stock may call 1-800-414-2879 at any time between the date of this Proxy Statement/Prospectus and the Election Record Date to obtain information including the Average Price and the Exchange Ratio if each were calculated on the date of the call.
---------------

* Adjusted to give effect to a two-for-one stock split in the form of a 100 percent stock dividend distributed on April 1, 1998 to holders of record of El Paso Common Stock on March 13, 1998.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The El Paso Common Stock is listed and traded on the NYSE and the DeepTech Stock is listed and traded on the NASDAQ. The following table sets forth the high and low trading prices per share of each of the El Paso Common Stock and the DeepTech Common Stock on the NYSE and the NASDAQ, respectively, for the periods indicated as reported in published financial sources and the dividends paid per share for such periods:

                                           EL PASO COMMON     EL PASO       DEEPTECH      DEEPTECH
                                            STOCK PRICES*    DIVIDENDS    STOCK PRICES    DIVIDENDS
                                          ----------------    DECLARED    -------------   DECLARED
           CALENDAR QUARTER                HIGH      LOW     PER SHARE*   HIGH     LOW    PER SHARE
           ----------------               ------   -------   ----------   -----   -----   ---------
1996
First Quarter..........................  $19 1/16  $14 5/16  $0.17375    $ 6 5/8  $ 4 1/8     --
Second Quarter.........................   19 1/2    17 1/8    0.17375      6 1/8    4 1/2     --
Third Quarter..........................   22 15/16  18 7/8    0.17375      8        5 3/8     --
Fourth Quarter.........................   26 5/8    22 1/16   0.17375      7 3/8    5 3/8     --
1997
First Quarter..........................   28 1/2    24 7/16   0.18250      7        5 3/4     --
Second Quarter.........................   30 5/16   27 1/8    0.18250      8 3/8    6         --
Third Quarter..........................   30 11/32  26 1/2    0.18250     11 7/8    7 5/8     --
Fourth Quarter.........................   33 3/4    28 11/16  0.18250     14 1/8   10         --
1998
First Quarter..........................   35 5/8    31 1/8    0.19125     14 3/8   10 1/8     --
Second Quarter.........................   38 15/16  35 7/16   0.19125     14       13 1/4     --
Third Quarter (through July 10,
  1998)................................   38 5/8    36           --       14 1/16  13 7/8      --

     On February 26, 1998, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, the reported high and low sale prices per share and closing price per share of El Paso Common Stock and DeepTech Common Stock on the NYSE and the NASDAQ, respectively, were as follows:

                                                                FEBRUARY 26, 1998
                                                             -----------------------
                                                             HIGH      LOW     CLOSE
                                                             -----    -----    -----
El Paso*.................................................    $33 3/4  $33 1/4  $33 1/2
DeepTech.................................................     13 1/8   12 3/8   12 7/8

     On July 13, 1998, the reported high and low sale prices per share and closing price per share of El Paso Common Stock and DeepTech Common Stock on the NYSE and the NASDAQ, respectively, were as follows:

                                                                       JULY 13, 1998
                                                                --------------------------
                                                                HIGH       LOW       CLOSE
                                                                ----       ----      -----
El Paso.....................................................    $36 13/16  $36 3/16  $36 3/8
DeepTech....................................................     14         14        14

     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF EL PASO COMMON STOCK AND DEEPTECH COMMON STOCK.
---------------

* Adjusted to give retroactive effect to a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on April 1, 1998 to holders of record of El Paso Common Stock on March 13, 1998.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF EL PASO

     The financial data set forth below have been derived from the financial statements of El Paso for each of the five fiscal years ended December 31, 1997 and the unaudited three-month periods ended March 31, 1998 and March 31, 1997. The financial statements for each of the five fiscal years for the period ended December 31, 1997 have been audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated financial data set forth below as of and for each of the three-month periods ended March 31, 1998 and 1997 were derived from the unaudited condensed financial statements of El Paso and its consolidated subsidiaries. In the opinion of El Paso's management, the summary consolidated financial data of El Paso as of and for the three-month periods ended March 31, 1998 and 1997, include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the three-month period ended March 31, 1998 should not be regarded as indicative of the results that may be expected for the full year. This information should be read in conjunction with the historical financial statements and notes thereto contained in the El Paso Annual Report on Form 10-K for the year ended December 31, 1997 and the El Paso Quarterly Report on Form 10-Q for the three-month period ended March 31, 1998, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                            FIRST QUARTER
                                           ENDED MARCH 31,
                                             (UNAUDITED)               YEAR ENDED DECEMBER 31,
                                           ---------------   --------------------------------------------
                                            1998     1997     1997    1996(A)   1995(A)    1994     1993
                                           ------   ------   ------   -------   -------   ------   ------
                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS AND RATIO)
Operating Results Data:
  Operating revenues.....................  $1,619   $1,831   $5,638   $3,012    $1,038    $  870   $  909
  Depreciation, depletion and
     amortization........................      65       67      236      101        72        65       54
  Litigation special charge..............      --       --       --       --        --        15       --
  Employee separation and asset
     impairment charge...................      --       --       --       99        --        --       --
  Operating income.......................     141      139      521      170       212       222      229
  Income before income taxes and minority
     interest............................      99       87      340       65       133       148      151
  Income tax expense.....................      35       34      129       25        48        58       59
  Minority interest......................       6        6       25        2        --        --       --
  Net income available to common stock...      58       47      186       38        85        90       92
  Basic earnings per common share(b).....    0.50     0.43     1.64      .53      1.24      1.23     1.23
  Diluted earnings per common share(b)...    0.48     0.42     1.59      .52      1.24      1.23     1.23
  Cash dividends declared per share of
     common stock(b).....................     .19      .18      .73      .70       .66       .61      .55
  Basic average common shares
     outstanding(b)......................   115.9    111.2    114.0     72.3      69.0      73.3     74.4
  Diluted average common shares
     outstanding(b)......................   121.7    113.2    117.4     73.2      69.0      73.3     74.4
  Ratio of earnings to combined fixed
     charges and preferred stock dividend
     requirements........................    2.36     2.35     2.26     1.59      2.51      2.87     3.04
Financial Position Data:
  Total assets...........................  $9,591   $8,746   $9,532   $8,843    $2,535    $2,332   $2,270
  Short-term debt (including current
     maturities of long-term debt).......     751      541      885      841       285       114        7
  Long-term debt.........................   2,115    2,194    2,119    2,215       772       779      796
  Minority interest......................     365      340      365      335        --        --       --
  Stockholders' equity...................   2,017    1,833    1,959    1,638       712       710      708

---------------

(a) Reflects the acquisitions in September 1995 of Eastex Energy Inc., December 1995 of Premier Gas Company, June 1996 of Cornerstone Natural Gas, Inc., and December 1996 of El Paso Tennessee Pipeline Co.

(b) All common share and per share amounts have been adjusted to give retroactive effect to a two-for-one stock split effected in the form of a 100 percent stock dividend distributed on April 1, 1998 to holders of record of El Paso Common Stock on March 13, 1998.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DEEPTECH

     The selected historical consolidated financial data set forth below at and for each of the nine months ended March 31, 1998 and 1997, for each of the three fiscal years ended June 30, 1997, 1996 and 1995 and at June 30, 1997 and 1996 were derived from the consolidated financial statements and notes thereto that are incorporated by reference in this Proxy Statement/Prospectus. The consolidated financial data at June 30, 1994 and 1993 and for the years then ended and at June 30, 1995 were derived from DeepTech's historical consolidated financial statements.

                                        NINE MONTHS
                                           ENDED
                                         MARCH 31,                           YEAR ENDED JUNE 30,
                                 -------------------------   ----------------------------------------------------
                                    1998          1997         1997       1996       1995       1994       1993
                                 -----------   -----------   --------   --------   --------   --------   --------
                                 (UNAUDITED)   (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
Operating Results Data:
  Operating revenue............   $111,161      $107,384     $134,117   $ 55,434   $ 25,440   $ 33,443   $ 17,367
  Operating expenses, excluding
     losses of equity
     investees.................     91,611        96,008      127,259     48,196     21,483     25,193     13,882
  Losses of equity investees...      2,410           244       17,736      1,859     13,909      2,355         --
  Net income (loss)............      1,581         3,297      (19,834)     3,642     (8,428)    26,588     (4,299)
  Net income (loss)
     attributable to common
     shareholders..............      1,581         3,297      (19,834)     3,642     (8,428)    25,988     (4,299)
  Weighted average number of
     common shares
     outstanding...............     20,904        17,713       18,027     16,327     15,315     14,695     14,516
  Basic net income (loss) per
     common share..............       0.08          0.19        (1.10)      0.22      (0.55)      1.77      (0.30)
  Average number of shares
     outstanding assuming
     dilution..................     24,464        20,325       18,027     16,942     15,315     16,609     14,516
  Diluted net income (loss) per
     common share..............       0.06          0.16        (1.10)      0.21      (0.55)      1.56      (0.30)
  Cash dividends declared per
     common share..............         --            --           --         --         --         --         --

                                         MARCH 31,                           YEAR ENDED JUNE 30,
                                 -------------------------   ----------------------------------------------------
                                    1998          1997         1997       1996       1995       1994       1993
                                 -----------   -----------   --------   --------   --------   --------   --------
                                 (UNAUDITED)   (UNAUDITED)
                                                                  (IN THOUSANDS)
Financial Position Data:
  Total assets.................   $234,465      $198,340     $228,218   $156,433   $127,693   $119,229   $ 35,125
  Long-term debt...............     96,414       155,460      164,561     97,534     91,381     87,656     15,122
  Minority interest in
     consolidated
     subsidiaries..............        347           483          344        186        639        422      5,791
  Stockholders' equity
     (deficit).................     37,378        23,204        5,539     12,282      2,382      8,911    (18,529)

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                OF DEEPTECH INTERNATIONAL INC. AND SUBSIDIARIES

     The unaudited pro forma condensed consolidated financial statements at and for the three months ended March 31, 1998 and for the twelve months ended December 31, 1997 have been prepared based on the historical consolidated balance sheet and statements of operations of DeepTech. The historical balance sheet and statement of operations were adjusted to give effect to the transactions identified below (the "Transactions"). The balance sheet was adjusted by giving effect to the Transactions as if they had occurred on March 31, 1998. The statements of operations for the three months ended March 31, 1998 and for the twelve months ended December 31, 1997 were adjusted by giving effect to the Transactions as if they had occurred on January 1, 1998 and January 1, 1997, respectively.

     As previously described, at the Effective Time, DeepTech's assets will consist of its Leviathan interests, certain oil and gas properties and cash and, accordingly, the company being acquired by El Paso in the Merger will not retain any ownership interest in DeepFlex or Tatham Offshore. The unaudited pro forma condensed consolidated financial statements included herein are presented in order to reflect the pro forma impact of the disposition prior to the Merger of DeepTech's interests in DeepFlex and Tatham Offshore.

     DeepTech is a diversified energy company currently engaged, through its operating subsidiaries, Tatham Offshore, Leviathan, DeepFlex and certain joint ventures, in offshore contract drilling services and the acquisition, development, production, processing, gathering, transportation and marketing of, and the exploration for, oil and gas located offshore the United States in the Gulf of Mexico (the "Gulf") and offshore eastern Canada. Tatham Offshore is currently engaged in the exploration and production activities in the flextrend and deepwater areas of the Gulf and is pursuing energy related opportunities in eastern Canada, including the development of offshore pipeline infrastructure. DeepFlex, currently a wholly-owned subsidiary of DeepTech, through its subsidiaries, focuses on the acquisition and deployment of semisubmersible drilling rigs for contract drilling services. DeepFlex owns and operates two semisubmersible drilling rigs, the FPS Bill Shoemaker and the FPS Laffit Pincay.

     The pro forma financial information gives effect to the following
Transactions:

          (1) The El Paso Board and the DeepTech Board and a majority of DeepTech stockholders have approved entering into a definitive Merger Agreement. DeepTech will offer all of its equity ownership in Tatham Offshore (28,073,450 shares of common stock and 4,670,957 shares of Series A 12% Preferred Stock ("Series A Preferred Stock")) to the stockholders of DeepTech in the Rights Offering. This equity includes the 406,783 shares of Tatham Offshore common stock and 4,670,957 shares of Tatham Offshore Series A Preferred Stock DeepFlex conveyed to DeepTech in March 1998 as satisfaction of $12 million of the amount DeepFlex owes to DeepTech under an intercompany line of credit. DeepTech will retain $75 million of the net proceeds from the Rights Offering and will contribute the balance (other than amounts necessary to satisfy certain tax payment obligations of Tatham Offshore, if any) to Tatham Offshore.

          (2) Additionally, DeepTech will contribute to the capital of DeepFlex all of its remaining amounts due from DeepFlex under the intercompany line of credit except for $8.0 million discussed in (3) below, prior to contributing all of the outstanding shares of capital stock of DeepFlex to Tatham Offshore.

          (3) Further, DeepTech will sell $8.0 million of debt due to it by DeepFlex under an intercompany line of credit in exchange for (i) all of the outstanding shares of capital stock of Tatham Development which owns leases covering Ewing Bank Block 958, 959, 1002 and 1003 located in the Gulf and (ii) the cancellation of revisionary interests in certain oil and gas properties owned by Leviathan.

     The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of DeepTech's consolidated financial condition or results of operations that might have occurred had the Transactions been completed at the beginning of the period or as of the date specified, and do not purport to indicate DeepTech's consolidated financial position or results of operations for any future period or at any future date. The unaudited pro forma condensed consolidated financial statements should be read in the context of the related historical consolidated financial statements and notes thereto that are incorporated by reference in this Proxy Statement/Prospectus.

                  DEEPTECH INTERNATIONAL INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998
                                 (IN THOUSANDS)

                                                                         PRO FORMA
                                                        HISTORICAL      ADJUSTMENTS      PRO FORMA
                                                        ----------      -----------      ---------
ASSETS
Current assets:
  Cash and equivalents................................   $ 39,911        $    (580)(c)   $114,331(j)
                                                                            75,000(g)
  Accounts receivable.................................     13,733           (7,441)(c)      6,292
  Other current assets................................        501             (165)(c)        336
                                                         --------        ---------       --------
     Total current assets.............................     54,145           66,814        120,959
                                                         --------        ---------       --------
Intercompany line of credit with DeepFlex.............         --(a)        72,974(c)          --
                                                                           (64,974)(e)
                                                                            (8,000)(f)
Property and equipment, net...........................    128,698         (128,493)(c)      8,605
                                                                             8,400(f)
Equity investment.....................................     32,831           11,500(b)          --
                                                                            64,974(e)
                                                                           (75,000)(g)
                                                                           (34,305)(i)
Deferred income taxes.................................     13,023            5,036(d)       3,137
                                                                           (14,922)(h)
Debt issue costs, net and other.......................      5,768           (1,157)(c)      4,611
                                                         --------        ---------       --------
          Total assets................................   $234,465        $ (97,153)      $137,312
                                                         ========        =========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................   $ 16,121        $  (4,077)(c)   $  8,797
                                                                            (3,247)(d)
  Notes payable.......................................     64,841          (64,841)(c)         --
                                                         --------        ---------       --------
     Total current liabilities........................     80,962          (72,165)         8,797
Long-term debt........................................     96,414               --         96,414
Cash distributions of equity investees in excess of
  investment and accumulated equity earnings..........     19,042                          19,042
Other noncurrent liabilities..........................        322              400(f)         722
                                                         --------        ---------       --------
          Total liabilities...........................    196,740          (71,765)       124,975
                                                         --------        ---------       --------
Minority interests in consolidated subsidiaries.......        347             (250)(c)         97
                                                         --------        ---------       --------
Stockholders' equity:
  Common stock........................................        249                             249(j)
  Additional paid-in capital..........................     60,850               (2)(c)     60,848(j)
  Accumulated deficit.................................    (23,721)          11,500(b)     (48,857)
                                                                             4,308(c)
                                                                             8,283(d)
                                                                           (14,922)(h)
                                                                           (34,305)(i)
                                                         --------        ---------       --------
                                                           37,378          (25,138)        12,240
                                                         --------        ---------       --------
          Total liabilities and stockholders'
            equity....................................   $234,465        $ (97,153)      $137,312
                                                         ========        =========       ========

    The accompanying notes are an integral part of this financial statement.

                  DEEPTECH INTERNATIONAL INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA
                                                       HISTORICAL      ADJUSTMENTS       PRO FORMA
                                                       -----------     -----------       ---------
                                                       (UNAUDITED)
Revenue:
  Oil and gas sales..................................    $12,165        $     --          $12,165
  Drilling services..................................     16,485         (16,485)(a)           --
                                                         -------        --------          -------
                                                          28,650         (16,485)          12,165
                                                         -------        --------          -------
Costs and expenses:
  Oil and gas purchases..............................     12,035              --           12,035
  Operating expenses.................................      7,815          (7,815)(a)           --
  Losses of equity investees.........................      1,963          (1,398)(b)          565
  Depreciation and amortization......................      1,334          (1,318)(a)           16
  General and administrative expenses................      2,900            (875)(a)        2,025
                                                         -------        --------          -------
                                                          26,047         (11,406)          14,641
                                                         -------        --------          -------

Operating income (loss)..............................      2,603          (5,079)          (2,476)
Interest and other income............................        373             (21)(a)          328
                                                                             (24)(b)
Interest and other financing costs...................     (5,625)          2,477(a)        (3,148)
                                                         -------        --------          -------
Loss before minority interests and income taxes......     (2,649)         (2,647)          (5,296)
Minority interests in consolidated subsidiaries......         52              --               52
                                                         -------        --------          -------
Loss before income taxes.............................     (2,597)         (2,647)          (5,244)
Income tax (benefit) expense.........................       (896)         (1,367)(a)       (1,796)
                                                                             467(b)
                                                         -------        --------          -------
Net loss.............................................    $(1,701)       $ (1,747)         $(3,448)
                                                         =======        ========          =======

Weighted average number of shares....................     22,473                           22,473
                                                         -------                          -------

Basic and diluted net loss per common share..........    $ (0.08)                         $ (0.15)
                                                         =======                          =======

    The accompanying notes are an integral part of this financial statement.

                  DEEPTECH INTERNATIONAL INC. AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        PRO FORMA
                                                        HISTORICAL     ADJUSTMENTS       PRO FORMA
                                                        -----------    -----------       ---------
Revenue:
  Oil and gas sales.................................     $106,879       $     --         $106,879
  Drilling services.................................       44,793        (44,793)(a)           --
                                                         --------       --------         --------
                                                          151,672        (44,793)         106,879
                                                         --------       --------         --------
Costs and expenses:
  Oil and gas purchases.............................      105,955             --          105,955
  Operating expenses................................       23,089        (23,089)(a)           --
  Losses of equity investees........................       18,893           (894)(a)          343
                                                                         (17,656)(b)

  Depreciation and amortization.....................        3,790         (3,412)(a)          378
  General and administrative expenses...............        2,907         (2,876)(a)           31
                                                         --------       --------         --------
                                                          154,634        (47,927)         106,707
                                                         --------       --------         --------

Operating (loss) income.............................       (2,962)         3,134              172
Loss on investments.................................      (12,049)        11,539(a)          (510)
Interest and other income...........................        6,950           (846)(a)          817
                                                                          (5,287)(b)
Interest and other financing costs..................      (17,796)         5,162(a)       (12,634)
                                                         --------       --------         --------
(Loss) income before minority interests and income
  taxes.............................................      (25,857)        13,702          (12,155)
Minority interests in consolidated subsidiaries.....       (1,009)            --           (1,009)
                                                         --------       --------         --------
(Loss) income before income taxes...................      (26,866)        13,702          (13,164)
Income tax (benefit) expense........................       (8,681)           453(a)        (4,023)
                                                                           4,205(b)
                                                         --------       --------         --------
Net (loss) income...................................     $(18,185)      $  9,044         $ (9,141)
                                                         ========       ========         ========

Weighted average number of common shares
  outstanding.......................................       19,466                          19,466
                                                         ========                        ========

Basic and diluted net loss per common share.........     $  (0.93)                       $  (0.47)
                                                         ========                        ========

    The accompanying notes are an integral part of this financial statement.

                  DEEPTECH INTERNATIONAL INC. AND SUBSIDIARIES

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated financial statements have been prepared to reflect the Transactions described on page 73 and the application of the adjustments to the historical amounts as described below. The exchange transaction amounts were based on negotiated values as determined by DeepTech and El Paso and were generally accounted for in the pro forma financial information at net book value since the parties were under the common control of DeepTech.

BALANCE SHEET

     (a) At March 31, 1998, the historical balance owed to DeepTech by DeepFlex under an intercompany line of credit totaled $72,974,000 which includes the results of the conveyance by DeepFlex of all of its ownership equity in Tatham Offshore (406,783 shares of common stock and 4,670,957 shares of Series A Preferred Stock) as satisfaction of $12.0 million of debt owed to DeepTech by DeepFlex under an intercompany line of credit. The value of the stock conveyance was based on DeepFlex's historical cost of such stocks plus any accrued and unpaid dividends. This intercompany balance is eliminated in the historical consolidated balance sheets of DeepTech as of March 31, 1998. See (c) below.

     (b) To reverse the elimination of the gain recorded by DeepFlex in March 1998 pursuant to the transaction described in (a) above as DeepFlex had reserved the book value of its equity ownership of Tatham Offshore in June 1997 based on the circumstances surrounding Tatham Offshore's operations at such time.

     (c) To record DeepTech's contribution of all of the outstanding shares of capital stock of DeepFlex to Tatham Offshore. DeepFlex's historical balances relating to its offshore contract drilling services business included in the March 31, 1998 historical consolidated results is as follows (in thousands):

      Cash..................................................  $    580
      Accounts receivable...................................     7,441
      Other current assets..................................       165
      Property and equipment, net...........................   128,493
      Intercompany line of credit payable to DeepTech.......   (72,974)
      Debt issue costs, net.................................     1,157
      Accounts payable......................................    (4,077)
      Notes payable.........................................   (64,841)
      Minority interest liability...........................      (250)
      Accumulated deficit...................................     4,308
      Additional paid-in capital............................        (2)
                                                              --------
                                                              $     --
                                                              --------

     (d) To reverse consolidated deferred income tax balances that relate to the operations of DeepFlex as follows (in thousands):

      Deferred income taxes payable.........................  $  5,036
      Current estimated tax refund..........................     3,247
                                                              --------
                                                              $  8,283
                                                              ========

     (e) To record DeepTech's contribution to the capital of DeepFlex of all of the amounts due from DeepFlex under the intercompany line of credit except for $8.0 million discussed in (f) below.

     (f) To record the sale by DeepTech of $8.0 million of debt due to it by DeepFlex under an intercompany line of credit in exchange for all of the outstanding shares of capital stock of Tatham

        Development and the cancellation of reversionary interests in certain oil and gas properties owned by Leviathan.

     (g)  To record net proceeds from the Rights Offering.

     (h) To reverse the deferred tax asset of $14.9 million included in the March 31, 1998 historical consolidated DeepTech amounts related to DeepTech's investment in Tatham Offshore.

     (i) To record a loss on the sale of the investment in Tatham Offshore as a result of the Rights Offering.

      Basis (includes the historical March 31, 1998 balance
       of $32.8 million plus the results of adjustments (b)
       and (e)).............................................  $109,305
      Proceeds (see adjustment (g)).........................   (75,000)
                                                              --------
      Loss..................................................  $ 34,305
                                                              ========

     (j) From April 1, 1998 through May 31, 1998, options and warrants totaling 637,988 have been exercised to purchase an equivalent number of shares of DeepTech common stock at an average price of $4.47 per share resulting in $2.9 million of additional cash and equity. As of June 1, 1998, DeepTech had outstanding warrants and options to acquire 3,733,550 shares of common stock at prices ranging from $4.00 per share to $13.50 per share (or an average price of $5.11 per share) resulting in potential proceeds of $19.1 million.

STATEMENT OF OPERATIONS

     (a) To reverse historical results of operations related to the assets and liabilities of DeepFlex contributed by DeepTech to Tatham Offshore as if such events had occurred at the beginning of the period.

     (b) To reverse historical results of operations related to DeepTech's investment in Tatham Offshore.

                                    EXPERTS

     The consolidated financial statements of El Paso as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 have been incorporated by reference herein and in the Registration Statement in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of (i) each of DeepTech and Leviathan Gas Pipeline Company as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, (ii) Leviathan as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 and (iii) Viosca Knoll Gathering Company as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of High Island Offshore System as of December 31, 1997 and 1996 and for each of the two years in the period ended December 31, 1997 incorporated in this Informational Statement/Prospectus by reference from Leviathan's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 1997 and 1996 and for the year ended December 31, 1997 and the period from inception (February 14, 1996) through December 31, 1996 have been incorporated by reference herein and in the Registration Statement from Leviathan's Annual Report on Form 10-K for the year ended December 31, 1997 in reliance on the report of Arthur Andersen LLP, independent public accountants, given upon the authority of such firm as experts in accounting and auditing.

     The oil and gas reserves data, as of June 30, 1997, of Leviathan and Tatham Offshore have been incorporated by reference herein and in the Registration Statement from DeepTech's Annual Report on Form 10-K/A for the year ended June 30, 1997 in reliance on the reports, Tatham Offshore, Inc., Estimated Net Reserves and Income Data Attributable to Certain Leasehold and Royalty Interests, dated as of June 30, 1997, of Ryder Scott Company Petroleum Engineers and the reserve report of Netherland, Sewell & Associates, Inc., each, an independent petroleum engineering consulting firm, given upon the authority of such firms as experts in petroleum engineering.

     The oil and gas reserves data, as of December 31, 1997, of Leviathan have been incorporated by reference herein and in the Registration Statement from DeepTech's Annual Report on Form 10-K/A for the year ended June 30, 1997 and from Leviathan's Annual Report on Form 10-K for the year ended December 31, 1997 in reliance on the reserve report of Netherland, Sewell & Associates, Inc., an independent petroleum engineering consulting firm, given upon the authority of such firm as experts in petroleum engineering.

                                 LEGAL MATTERS

     The validity of the El Paso Common Stock to be issued by El Paso pursuant to the Merger will be passed upon by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations). Certain tax matters will be passed upon by Fried, Frank, Harris, Shriver & Jacobson.

                             STOCKHOLDER PROPOSALS

     If the Merger is not consummated in accordance with the Merger Agreement, DeepTech will consider including a stockholder's proposal for action at its 1998 Annual Meeting of stockholders in the proxy material to be mailed to its stockholders in connection with such meeting.

                                                                    APPENDIX A-1

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          EL PASO NATURAL GAS COMPANY,
                          EL PASO ACQUISITION COMPANY

                                      AND

                          DEEPTECH INTERNATIONAL INC.
                         DATED AS OF FEBRUARY 27, 1998

                               TABLE OF CONTENTS

                                                                                 PAGE
                                                                                 ----
ARTICLE I THE MERGER...........................................................   A-1
     Section 1.1   The Merger..................................................   A-1
     Section 1.2   Effective Time..............................................   A-1
     Section 1.3   Effects of the Merger.......................................   A-1
     Section 1.4   Charter and By-laws; Directors..............................   A-1
     Section 1.5   Conversion of Securities....................................   A-2
     Section 1.6   Company Common Stock Elections..............................   A-3
     Section 1.7   Special Cash Rights; Restructuring of Merger................   A-5
     Section 1.8   Parent to Make Cash and Certificates Available; Transfer
                     Taxes; Withholding........................................   A-5
     Section 1.9   Dividends, Fractional Shares, etc...........................   A-6
     Section 1.10  Closing.....................................................   A-7
     Section 1.11  Transfer Taxes..............................................   A-7
     Section 1.12  Restructuring...............................................   A-7
     Section 1.13  Alternative Restructuring...................................   A-8
     Section 1.14  Guarantee...................................................   A-9
     Section 1.15  Dissenting Shares...........................................   A-9

ARTICLE II REPRESENTATIONS AND WARRANTIES OF PARENT............................   A-9
     Section 2.1   Organization and Qualification..............................   A-9
     Section 2.2   Capitalization..............................................  A-10
     Section 2.3   Subsidiaries................................................  A-10
     Section 2.4   Authority Relative to this Agreement........................  A-10
     Section 2.5   Reports and Financial Statements............................  A-11
     Section 2.6   Absence of Certain Changes or Events........................  A-11
     Section 2.7   Litigation..................................................  A-11
     Section 2.8   Compliance with Applicable Laws.............................  A-12
     Section 2.9   Tax Matters.................................................  A-12
     Section 2.10  Parent Action...............................................  A-12
     Section 2.11  Public Utility..............................................  A-12
     Section 2.12  Representations and Warranties Regarding Merger Sub.........  A-12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................  A-13
     Section 3.1   Organization and Qualification..............................  A-13
     Section 3.2   Capitalization..............................................  A-13
     Section 3.3   Subsidiaries................................................  A-13
     Section 3.4   Authority Relative to this Agreement........................  A-14
     Section 3.5   Reports and Financial Statements............................  A-15
     Section 3.6   Absence of Certain Changes or Events........................  A-15
     Section 3.7   Litigation..................................................  A-16
     Section 3.8   Compliance with Applicable Laws.............................  A-16
     Section 3.9   Tax Matters.................................................  A-16
     Section 3.10  Employee Benefit Plans......................................  A-16
     Section 3.11  Company Action..............................................  A-18
     Section 3.12  Taxes.......................................................  A-18
     Section 3.13  Certain Agreements..........................................  A-19
     Section 3.14  Compliance with Worker Safety and Environmental Laws........  A-19
     Section 3.15  Financial Advisor...........................................  A-20
     Section 3.16  Public Utility..............................................  A-20
     Section 3.17  Offshore Group..............................................  A-20

                                      A-1-i

                                                                                 PAGE
                                                                                 ----
     Section 3.18  Limitation on Company Representations and Warranties........  A-20

ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS...........................  A-21
     Section 4.1   Conduct of Business by the Company Pending the Merger.......  A-21
     Section 4.2   Partnerships and Joint Ventures.............................  A-23

ARTICLE V ADDITIONAL AGREEMENTS................................................  A-23
     Section 5.1   Access and Information......................................  A-23
     Section 5.2   Registration Statement/Information Statement................  A-24
     Section 5.3   Compliance with the Securities Act..........................  A-24
     Section 5.4   Stock Exchange Listing......................................  A-25
     Section 5.5   Employee Matters............................................  A-25
     Section 5.6   Indemnification.............................................  A-25
     Section 5.7   HSR Act.....................................................  A-26
     Section 5.8   Additional Agreements.......................................  A-26
     Section 5.9   No Shop.....................................................  A-26
     Section 5.10  Advice of Changes; SEC Filings..............................  A-27
     Section 5.11  Certain Additional Matters..................................  A-27
     Section 5.12  Confidentiality Agreement...................................  A-28

ARTICLE VI CONDITIONS PRECEDENT................................................  A-28
     Section 6.1   Conditions to Each Party's Obligation to Effect the
                     Merger....................................................  A-28
     Section 6.2   Conditions to Obligation of the Company to Effect the
                     Merger....................................................  A-29
     Section 6.3   Conditions to Obligations of Parent to Effect the Merger....  A-29

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..................................  A-30
     Section 7.1   Termination.................................................  A-30
     Section 7.2   Effect of Termination.......................................  A-31
     Section 7.3   Amendment...................................................  A-32
     Section 7.4   Waiver......................................................  A-32
     Section 7.5   Exclusive Remedy for Inaccuracy or Breach of Representation
                     or Warranty...............................................  A-32

ARTICLE VIII GENERAL PROVISIONS................................................  A-32
     Section 8.1   Non-Survival of Representations and Warranties..............  A-32
     Section 8.2   Disclosure Schedules........................................  A-32
     Section 8.3   Notices.....................................................  A-32
     Section 8.4   Interpretation..............................................  A-33
     Section 8.5   Counterparts................................................  A-33
     Section 8.6   Entire Agreement; No Third-Party Beneficiaries..............  A-33
     Section 8.7   Governing Law...............................................  A-33
     Section 8.8   Assignment..................................................  A-34
     Section 8.9   Severability................................................  A-34
     Section 8.10  Enforcement of this Agreement...............................  A-34
Exhibit A  -- Certificate of Incorporation
Exhibit B  -- Affiliate Letter
Exhibit C  -- Contribution and Distribution Agreement
Exhibit D  -- Tax Sharing Agreement
Exhibit E  -- Redemption Agreement
Exhibit F  -- Parent Certificate
Exhibit G  -- Company Certificate
Appendix A -- Amendments to the Company Indenture

                                     A-1-ii

                             INDEX OF DEFINED TERMS

                            TERM                                 SECTION
                            ----                                 -------
Affiliate...................................................   5.3
Affiliate Letter............................................   5.3
Aggregate Merger Consideration..............................   1.7(a)
Aggregate Cash Consideration................................   1.7(a)
Agreement...................................................   Preamble
Alternative Taxable Merger..................................   1.12(a)
Alternative Tax-Free Merger.................................   1.13(a)
Alternative Proposal........................................   5.9
Average Price...............................................   1.5(c)(i)
Cap.........................................................   5.6(a)
Cash Consideration..........................................   1.5(c)(ii)
Cash Election...............................................   1.6(a)
Cash-Out Option.............................................   1.5(d)(i)
Certificate.................................................   1.5(f)
Certificate of Merger.......................................   1.2
Closing.....................................................   1.10
Code........................................................   1.8(b)
Commission..................................................   2.5
Company.....................................................   Preamble
Company Common Stock........................................   Recitals
Company Disclosure Schedule.................................   Article III
Company Employee Benefit Plans..............................   3.10(a)
Company ERISA Affiliate.....................................   3.10(g)
Company Group SEC Reports...................................   3.5
Company Indenture...........................................   4.1(a)
Company Knowledge...........................................   3.7
Company Material Adverse Effect.............................   3.1
Company Permits.............................................   3.8
Company Preferred Stock.....................................   3.2
Company Stock Plans.........................................   1.5(d)(i)
Company Subsidiary..........................................   3.1
Consent.....................................................   3.4
Consent Date................................................   3.4
Contribution................................................   5.11(a)
Contribution and Distribution Agreement.....................   5.11(a)
Control.....................................................   8.4
Deepflex....................................................   3.1
Dissenting Shares...........................................   1.15
DGCL........................................................   1.1
Effective Time..............................................   1.2
Election....................................................   1.6(a)
Election Record Date........................................   1.6(e)
Environmental Laws..........................................   3.14(a)
ERISA.......................................................   3.10(a)
Excess Proceeds.............................................   1.7(a)
Exchange....................................................   3.6
Exchange Act................................................   2.4
Exchange Agent..............................................   1.6(b)
Exchange Fund...............................................   1.8(a)
Exchange Ratio..............................................   1.5(c)(i)

                                     A-1-iii

                            TERM                                 SECTION
                            ----                                 -------
Expenses Fee................................................   7.2(b)
Form of Election............................................   1.6(c)
Form S-4....................................................   5.2
Governmental Entity.........................................   2.4
Holding Company Act.........................................   2.11
Holdings....................................................   3.6
HSR Act.....................................................   1.6(c)
Information Statement/Prospectus............................   5.2
Indemnified Parties.........................................   5.6(a)
Leviathan...................................................   3.5
Leviathan Credit Agreement..................................   4.1(e)
Leviathan Purchase Agreement................................   5.11(d)
LGPC........................................................   3.6
Merger......................................................   Recitals
Merger Consideration........................................   1.5(c)
MSG Entities................................................   3.1
Merger Sub..................................................   Preamble
Multiemployer Plan..........................................   3.10(b)
Multiplier..................................................   1.5(c)(i)
Non-Electing Share..........................................   1.6(a)
NYSE........................................................   1.5(c)(i)
Offshore....................................................   3.1
Offshore Documentation......................................   5.11(a)
Offshore Group..............................................   3.1
Offshore Shares.............................................   5.11(a)
Option......................................................   1.5(d)(i)
Parent......................................................   Preamble
Parent Common Stock.........................................   Recitals
Parent Disclosure Schedule..................................   Article II
Parent Knowledge............................................   2.7
Parent Material Adverse Effect..............................   2.1
Parent Permits..............................................   2.8
Parent Preferred Stock......................................   2.2
Parent Rights...............................................   2.2
Parent SEC Reports..........................................   2.5
Parent Stock Options........................................   2.2
Permitted Encumbrances......................................   4.1(e)
Person......................................................   3.12(c)
Redemption Agreement........................................   5.11(b)
Related Agreements..........................................   2.4
Related Party...............................................   3.13(b)
Restructuring Agreement.....................................   3.6
Rights......................................................   5.11(a)
Rights Offering.............................................   5.11(a)
Rights Offering Prospectuses................................   5.11(a)
Rights Offering Registration Statements.....................   5.11(a)
Securities Act..............................................   2.4
Stock Consideration.........................................   1.5(c)(i)
Stock Election..............................................   1.6(a)
Stockholder Agreements......................................   3.11
Subordinated Note...........................................   4.1(a)

                                     A-1-iv

                            TERM                                 SECTION
                            ----                                 -------
Subsidiaries Agreements.....................................   5.11(c)
Subsidiaries Securities.....................................   5.11(c)
Subsidiary..................................................   8.4
Substitute Option...........................................   1.5(d)(i)
Superior Proposal...........................................   5.9
Surviving Corporation.......................................   1.1
Tax.........................................................   3.12(a)
Tax Return..................................................   3.12(a)
Tax Sharing Agreement.......................................   5.11(a)
Tax-Free Merger Maximum Cash Consideration..................   1.7(a)
Transfer Taxes..............................................   1.11
Warrant.....................................................   1.5(e)(i)
Warrant Agreements..........................................   1.5(e)(i)
Worker Safety Laws..........................................   3.14(a)

                                      A-1-v

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 27, 1998 (this "Agreement"), among El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Acquisition Company, a Delaware corporation ("Merger Sub"), and DeepTech International Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS the respective Boards of Directors of Parent and the Company have approved the merger of the Company with and into Parent (the "Merger") or with or into Merger Sub if the Merger is restructured as provided herein, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, par value $0.01 per share, of the Company ("Company Common Stock"), not owned by Parent, the Company or their respective Subsidiaries (as defined in Section 8.4) will be converted into shares of common stock, par value $3.00 per share, of Parent ("Parent Common Stock"), and/or cash;

     WHEREAS the respective Boards of Directors of each of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders; and

     WHEREAS under certain circumstances the Merger may be restructured as provided herein to merge the Company with or into Merger Sub, and accordingly the Board of Directors of Merger Sub and Parent as sole stockholder have approved such merger, upon the terms and subject to the condition set forth herein.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Parent at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

     Section 1.2 Effective Time. The Merger shall become effective when the Certificate of Merger (the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware or such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is accepted for record or such later time established by the Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 1.10).

     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

     Section 1.4 Charter and By-laws; Directors. (a) At the Effective Time, the Restated Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the By-laws of Parent, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation or by applicable law.

     (b) The directors of Parent at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                      A-1-1

     Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holders of any securities of Parent:

          (a) Each issued and outstanding share of Parent Common Stock shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of Parent Common Stock.

          (b) All shares of Company Common Stock that are held in the treasury of the Company and shares of Company Common Stock owned by Parent or any Subsidiary of Parent shall be canceled and no cash, capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Subject to Sections 1.5(b), 1.6 and 1.7, at the Effective Time each issued and outstanding share of Company Common Stock shall be converted into, at the election of the holder thereof, one of the following (as adjusted pursuant to this Article I, the "Merger Consideration"):

             (i) for each such share of Company Common Stock (other than shares as to which a Cash Election (as defined in Section 1.6(a)) has been effectively made and not revoked or lost pursuant to Section 1.6, the right to receive a number of shares of Parent Common Stock, including the associated Parent Rights (as defined in Section 2.2) (collectively, the "Stock Consideration") equal to the result (calculated to four decimal places) obtained by multiplying (x) $14.00 by (y) a fraction, the numerator of which shall equal 29,291,594.5 and the denominator of which shall equal the sum of (i) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (ii) the aggregate number of shares of Company Common Stock which could be acquired upon the exercise in full of all options and warrants to purchase Company Common Stock outstanding immediately prior to the Effective Time (after giving effect to any anti-dilution adjustments, if any, applicable to such options and warrants in connection with the Rights Offering (as defined in Section 5.11(a)) (such fraction is referred to herein as the "Multiplier"), and dividing the result (rounded up to the nearest full cent) by the average (calculated to four decimal places) of the closing sales prices of a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape, as reported in The Wall Street Journal, during the ten consecutive trading days ending on and including the trading day immediately prior to the Effective Time (the "Average Price") (provided that if the Average Price is more than $75.00, the Average Price shall be deemed for purposes of this paragraph to be $75.00, and if the Average Price is less than $50.00, the Average Price shall be deemed for purposes of this paragraph to be $50.00) (the "Exchange Ratio"); and

             (ii) for each such share of Company Common Stock as to which a Cash Election has been made, the right to receive an amount in cash, without interest (the "Cash Consideration"), equal to the result (rounded up to the nearest full cent) obtained by multiplying (a) $14.00 by (b) the Multiplier.

          (d) (i) Each of the Company's Equity Incentive Plan, as amended, and Non-Employee Director Stock Option Plan (collectively, the "Company Stock Plans"), and each outstanding stock option held by any current or former employee or director (an "Option") thereunder, (A) shall be assumed by Parent at the Effective Time, and each such Option shall become an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Company Common Stock subject to such Option multiplied by the Exchange Ratio (rounded to the nearest whole share, with 0.5 shares being rounded up) or (B) at the option of the holder of such Option exercisable by written notice to the Company prior to the Effective Time, shall be cancelled immediately prior to the Effective Time in exchange for a payment in cash as provided below (a "Cash-out Option"). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Common Stock divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original Option to which it relates. The cash payment for each Cash-out Option shall be equal to the product of (x) the number of shares of Company Common Stock subject to such Option and (y) the excess of the Cash Consideration over the exercise price per share of Company Common Stock subject to such Option. Parent shall provide to the Company at the Effective Time funds to make the payments provided in the
                                      A-1-2
     preceding sentence. Prior to the Effective Time, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Company Stock Plans to effect the transactions contemplated by this paragraph.

             (ii) As soon as practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to Substitute Options and all shares of Parent Common Stock which were issued in exchange for Company Common Stock which constituted performance shares or restricted stock of the Company to the extent such registration is legally required for such Parent Common Stock to be freely tradable by such holder, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

          (e) (i) At the Effective Time, each warrant (a "Warrant") to purchase shares of Company Common Stock outstanding immediately prior to the Effective Time pursuant to any of the warrant agreements listed in Section
     3.2 of the Company Disclosure Schedule (as defined in Article III) (the "Warrant Agreements") shall remain outstanding and shall thereafter represent the right to receive, upon exercise of such Warrant, solely the Merger Consideration receivable by a holder of the number of shares of Company Common Stock for which such Warrant is exercisable immediately prior to the Merger. For the purpose of determining the form of Merger Consideration receivable in respect of any such Warrant, such Warrant shall be treated in the same manner as any share of Company Common Stock as to which a Stock Election (as defined in Section 1.6(a)) has been made. Parent as the Surviving Corporation in the Merger hereby assumes the due and punctual observance and performance of each and every covenant and condition of such Warrant Agreement to be performed and observed by the Company and all the obligations and liabilities thereunder, subject to the provisions of this paragraph, which, to the extent required by the terms of any Warrant Agreement, have been deemed appropriate by resolution of the Board of Directors of the Company.

              (ii) Parent shall take all such further actions as may be required as of or after the Effective Time in order to comply with the obligations and liabilities of the Company under each Warrant Agreement.

          (f) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock shall, pursuant to Section 1.5(c), cease to be outstanding and the certificates representing such shares shall be canceled and retired and shall cease to exist, and each holder of such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration and cash for fractional shares of Parent Common Stock in accordance with Section 1.9 upon the surrender of a certificate representing such shares of Company Common Stock (a "Certificate").

     Section 1.6 Company Common Stock Elections. Each holder of shares of Company Common Stock (other than holders of shares to be canceled as set forth in Section 1.5(b)) shall have the right to submit a request specifying the number of shares of Company Common Stock which such holder desires to have converted into the right to receive either (i) the Cash Consideration or (ii) the Stock Consideration in accordance with the following procedures:

          (a) Each holder of shares of Company Common Stock may specify in a request made in accordance with the provisions of this Section 1.6 (an "Election") (i) the number of such shares which such holder desires to have converted into the right to receive the Cash Consideration in the Merger (a "Cash Election") and (ii) the number of such shares which such holder desires to have converted into the Stock Consideration in the Merger (a "Stock Election"). Each holder of shares of Company Common Stock may specify, by completion of the box provided therefor on the Form of Election (as defined in subsection (c) below), that (x) in the event the Average Price is less than $50.00, such share of Company Common Stock shall be converted into the right to receive the Cash Consideration, notwithstanding such holder's Stock Election, and (y) in the event the Average Price is greater than $75.00, such share of Company Common Stock shall be converted into the right to receive the Stock
                                      A-1-3

     Consideration, notwithstanding such holder's Cash Election. Each share of Company Common Stock as to which no Election is in effect at the Election Record Date (as defined in Section 1.6(e)) or for which an Election has been made but has been revoked or withdrawn or is otherwise no longer effective shall be called a "Non-Electing Share." Subject to Section 1.7, the Non-Electing Shares of each holder of shares of Company Common Stock shall be treated for purposes of this Agreement as if such shares were covered by a Stock Election.

          (b) Parent shall authorize Parent's Transfer Agent or such other person as shall be reasonably acceptable to the Company to receive Elections and to act as Exchange Agent hereunder (the "Exchange Agent").

          (c) Parent shall prepare, for use by stockholders of the Company in surrendering Certificates, a form (the "Form of Election") pursuant to which each holder of Company Common Stock may make Elections. The Form of Election shall be mailed to stockholders of record of the Company on the earliest practicable date on or after the latest to occur of (i) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the mailing of the Information Statement/Prospectus (as defined in Section 5.2) to stockholders of the Company and (iii) the mailing of the Rights Offering Prospectuses (as defined in Section 5.11(a)) to stockholders of the Company.

          (d) The Company shall use all reasonable efforts to make the Form of Election available to all persons who become stockholders of record of the Company during the period between such record date and the Election Record Date (as defined in Section 1.6(e)).

          (e) An Election shall have been properly made only if the Exchange Agent shall have received, by 5:00 p.m., New York City time, on the twentieth day following the date of mailing of the Form of Election (such time on such day being referred to herein as the "Election Record Date"), a properly completed and signed Form of Election accompanied by the Certificate or Certificates representing the shares of Company Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

          (f) Any holder of record of shares of Company Common Stock may at any time prior to the Election Record Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Record Date accompanied by a properly completed Form of Election. Parent shall have the right in its sole discretion to permit changes in Elections after the Election Record Date.

          (g) Any holder of record of shares of Company Common Stock may at any time prior to the Election Record Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Record Date or by withdrawal prior to the Election Record Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Record Date. Any stockholder of the Company who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent at or prior to the Election Record Date. Parent shall obtain from the Exchange Agent an agreement to return all Forms of Election and accompanying Certificates to the stockholders submitting the same in the event this Agreement shall be terminated in accordance with its terms.

          (h) Parent shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.7, the issuance and delivery of certificates for Parent Common Stock into which shares of Company Common Stock are converted in the Merger

                                      A-1-4
     and the payment for shares of Company Common Stock converted into the right to receive the Cash Consideration in the Merger.

     Section 1.7 Special Cash Rights; Restructuring of Merger. (a) Notwithstanding any provision of Section 1.5 or 1.6, in the event that the portion of the aggregate consideration paid or deemed paid with respect to the Company Common Stock pursuant to the Merger (including the Aggregate Cash Consideration (as defined below)) (the "Aggregate Merger Consideration") which shall be paid or deemed paid other than in the form of Parent Common Stock (which shall be deemed to include, without limitation, cash paid upon the acquisition by Parent or any of its Subsidiaries of Company Common Stock, Options or Warrants, whether pursuant to the Merger, the Stockholder Agreements (as hereinafter defined in Section 3.11) or otherwise, the fair market value of the Rights (as defined in Section 5.11(a)) distributed to holders of Company Common Stock pursuant to the Rights Offering, any Excess Proceeds (as defined in the Contribution and Distribution Agreement) transferred to Tatham Offshore, Inc. ("Offshore") pursuant to the Contribution and Distribution Agreement (as defined in Section 5.11(a)), and cash paid in lieu of fractional shares) (the "Aggregate Cash Consideration") shall exceed 50% of the Aggregate Merger Consideration (the "Tax-Free Merger Maximum Cash Consideration"), no share of Company Common Stock shall be converted into the right to receive the Stock Consideration in the Merger unless (i) a valid Stock Election is in effect with respect to such share of Company Common Stock at the Election Record Date and
(ii) such Stock Election expressly specifies, by completion of the box provided therefor on the Form of Election, that such share of Company Common Stock shall be converted into the right to receive the Stock Consideration in the Merger notwithstanding that the receipt of Parent Common Stock in the Merger may be taxable to the holder of such share of Company Common Stock. For the purpose of determining the Aggregate Merger Consideration and the Tax-Free Merger Maximum Cash Consideration, a share of Parent Common Stock shall be valued at the lowest of (x) the closing trading price of a share of Parent Common Stock on the NYSE Composite Tape on the date of the Effective Time, (y) the median, rounded to four decimal places, of the high and low trading price of a share of Parent Common Stock on the NYSE Composite Tape on the date of the Effective Time and
(z) the Average Price.

     (b) If the Aggregate Cash Consideration shall exceed the Tax-Free Merger Maximum Cash Consideration, (i) the Merger shall be restructured as a merger of Merger Sub with and into the Company, and (ii) without any further action by the Board of Directors or stockholders of Parent or the Company, the provisions set forth in Section 1.12 hereof shall be applicable to the Merger.

     Section 1.8 Parent to Make Cash and Certificates Available; Transfer Taxes; Withholding. (a) As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock, certificates for shares of Parent Common Stock and cash representing the Merger Consideration payable pursuant to Sections 1.5, 1.6, 1.7 and 1.9 (such certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent. As soon as practicable after the Effective Time, the Exchange Agent shall distribute to each holder of shares of Company Common Stock converted into the right to receive the Cash Consideration or the Stock Consideration pursuant to Sections 1.5, 1.6, 1.7 and 1.9, upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for cancellation, a check for the amount of cash to which such holder is entitled under such sections and certificates representing the shares of Parent Common Stock to which such holder is entitled under such sections. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to this Article I (other than any holder who previously surrendered all its Certificates with a Form of Election or pursuant to a guarantee of delivery set forth in a Form of Election) (A) a letter of transmittal in form reasonably acceptable to Parent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates.

     (b) Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a
                                      A-1-5
certificate representing that number of whole shares of Parent Common Stock issuable and the cash payable to such holder pursuant to Sections 1.5, 1.6, 1.7 and 1.9 of this Agreement. Each share of Parent Common Stock into which a share of Company Common Stock shall be converted shall be deemed to have been issued at the Effective Time. If any certificate representing shares of Parent Common Stock or cash or other property is to be issued or delivered in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     Section 1.9 Dividends, Fractional Shares, etc. (a) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared after the Effective Time on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate, until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of certificates for Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes that may be required thereon.

     (b) At or after the Effective Time, there shall be no transfer on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing any such shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, deliverable in respect thereof pursuant to this Agreement.

     (c) No fractional shares of Parent Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to the Merger, cash adjustments shall be paid to holders in respect of any fractional share of Parent Common Stock that could otherwise be issuable, and the amount of such cash adjustment shall be equal to the product of such fractional amount and the Average Price.

     (d) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company six months after the Effective Time or for such longer time as Parent shall determine shall be delivered to Parent. Any former stockholder of the Company who has not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and Parent for payment of the applicable Merger Consideration, cash in lieu of fractional shares and unpaid dividends and distributions on Parent Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case without any interest thereon.

     (e) To the fullest extent permitted by law, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common

                                      A-1-6

Stock for any amount properly delivered to a public official pursuant to applicable or unclaimed property, escheat or similar laws.

     (f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock, as provided in this Section 1.9, deliverable in respect thereof pursuant to this Agreement.

     (g) In the event of any change in the Parent Common Stock between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, combination, exchange of Parent Common Stock or the like, the Merger Consideration, the maximum and minimum prices of the Parent Common Stock used to determine the Average Price, and other terms set forth in this Agreement shall be appropriately adjusted.

     Section 1.10 Closing. The closing of the Merger (the "Closing") and all actions contemplated by this Agreement to occur at the Closing shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1900 Pennzoil Place, South Tower, 711 Louisiana Street, Suite 1900, Houston, Texas, at 10:00 a.m., local time, on a date to be specified by the parties, which (subject to fulfillment or waiver of the conditions set forth in Article VI) shall be no later than the second business day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived, or at such other time and place as Parent and the Company shall agree.

     Section 1.11 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or other taxes described in
Section 1.8(b) (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Stock, all Transfer Taxes.

     Section 1.12 Restructuring. If the Aggregate Cash Consideration exceeds the Tax-Free Merger Maximum Cash Consideration, Parent, Merger Sub and the Company agree as follows:

          (a) As promptly as practicable after the Election Record Date, the Merger shall be restructured as provided in this Section 1.12 (the "Alternative Taxable Merger").

          (b) The following provisions shall apply to the Alternative Taxable
     Merger:

             (i) Section 1.1 of this Agreement shall be deemed to read as follows:

                Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

             (ii) Section 1.4 of this Agreement shall be deemed to read as follows:

                Section 1.4 Charter and By-laws; Directors. (a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A. At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation or by applicable law.

                                      A-1-7

                (b) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

             (iii) The introductory paragraph of Section 1.5 and Section 1.5(a) of this Agreement shall be deemed to read as follows:

                Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of
           Parent:

                (a) Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

             (iv) All references in this Agreement to the Surviving Corporation shall be deemed references to the Company as the Surviving Corporation in the Alternative Taxable Merger.

             (v) The condition set forth in Section 6.1(e) of this Agreement shall not be applicable to the Alternative Taxable Merger.

             (vi) References to Parent in Sections 6.2(a) and (b) of this Agreement shall be deemed to include references to Merger Sub.

     Section 1.13 Alternative Restructuring. (a) At the option of Parent, exercisable by written notice to the Company, the Merger shall be restructured as provided in this Section 1.13 (the "Alternative Tax-Free Merger"); provided, however, that if Parent makes such election, Parent shall not be permitted to assert, and shall be deemed to have waived, each condition to its obligation to close the Merger, which condition would be satisfied, if such alternative structure were not used.

     (b) The following provisions shall apply to the Alternative Tax-Free Taxable Merger:

          (i) Section 1.1 of this Agreement shall be deemed to read as follows:

             Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Merger Sub at the Effective Time (as defined in Section 1.2). Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

          (ii) Section 1.4 of this Agreement shall be deemed to read as follows:

             Section 1.4 Charter and By-laws; Directors. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation or by applicable law.

             (b) The directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          (iii) The introductory paragraph of Section 1.5 and Section 1.5(a) of this Agreement shall be deemed to read as follows:

             Section 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent:

                                      A-1-8

             (a) Each issued and outstanding share of common stock of Merger Sub shall remain outstanding and shall represent one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (iv) All references in this Agreement to the Surviving Corporation shall be deemed references to Merger Sub as the Surviving Corporation in the Alternative Tax-Free Merger.

     Section 1.14. Guarantee. Parent hereby absolutely and unconditionally guarantees the performance by Merger Sub of all of its obligations under this Agreement. The liability of Parent hereunder shall be primary and not as a surety, and shall not be affected by the bankruptcy of Merger Sub or any failure or delay by the Company in exercising any right or remedy. Parent hereby waives notice or demand of performance in the acceptance of its obligations hereunder.

     Section 1.15. Dissenting Shares. Notwithstanding Section 1.5(c), if the Merger is restructured in the form of the Alternative Taxable Merger as provided in Section 1.12, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who (i) has not executed a written consent in favor of the Merger, (ii) is required by the terms of this Agreement to accept consideration for shares of Company Common Stock owned by such holder other than in the form of Parent Common Stock and cash in lieu of fractional shares, and (iii) has demanded appraisal for such shares of Company Common Stock in accordance with the DGCL (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive in exchange for each share of Company Common Stock the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to execution of this Agreement):

     Section 2.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Parent Material Adverse Effect. For the purposes of this Agreement, a "Parent Material Adverse Effect" means any state of facts, event, change or effect which, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its Subsidiaries taken as a whole, other than effects arising out of or resulting from changes in general economic conditions, stock or financial market fluctuations, or oil and gas industry conditions, or (ii) would prevent the consummation of the material transactions contemplated hereby. Complete and correct copies as of the date hereof of the Restated Certificate of Incorporation and By-laws of Parent have been delivered to the Company as part of the Parent Disclosure Schedule.

                                      A-1-9

     Section 2.2 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 25,000,000 shares of Preferred Stock, par value $.01 per share (the "Parent Preferred Stock"). As of February 26, 1998, (a) 60,773,150 shares of Parent Common Stock were validly issued and outstanding, fully paid, and nonassessable, (b) no shares of Parent Preferred Stock were issued and outstanding and (c) 4,284,773 shares of Parent Common Stock were reserved for issuance pursuant to stock options ("Parent Stock Options") of Parent. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Parent's stockholders, whether together or as a separate class, on any matters on which Parent's stockholders may vote. As of the date of this Agreement, except for Parent Stock Options and rights ("Parent Rights") issued pursuant to the Amended and Restated Shareholder Rights Agreement, dated July 23, 1997 between Parent and The First National Bank of Boston, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. All of the shares of Parent Common Stock issuable in accordance with this Agreement in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

     Section 2.3 Subsidiaries. Each Subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such Subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Section 2.3 of the Parent Disclosure Schedule contains, with respect to each Subsidiary of Parent, its name and jurisdiction of organization and, with respect to each Subsidiary that is not wholly owned, the percentage of outstanding capital stock or equity capital owned by Parent or a Subsidiary. All the outstanding shares of capital stock or equity capital of each Subsidiary of Parent are validly issued, fully paid and nonassessable, and, to the extent owned by Parent or by a Subsidiary of Parent, are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of Parent. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     Section 2.4 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and each other agreement executed and delivered in connection with the material transactions contemplated hereby (the "Related Agreements") to which Parent is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Agreements to which Parent is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Parent's Board of Directors. This Agreement and each Related Agreement to which Parent is a party constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any Related Agreement to which Parent is a party and the transactions contemplated hereby or thereby. Parent is not subject to or obligated under (i) any charter, by-law, indenture or other loan or credit document provision or (ii) any other contract, license, franchise, permit, order, decree, concession, lease, instrument or judgment or any statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or
                                     A-1-10
their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement or any Related Agreement to which Parent is a party other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations, rights to payment or compensation, or losses which, either alone or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect and (B) the laws and regulations referred to in the next sentence. Except as required by the HSR Act, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement or any Related Agreement to which Parent is a party, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

     Section 2.5 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that Parent was required to file with the Commission since that date (the documents in clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of Parent and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects in accordance with the books of account and records of Parent and its Subsidiaries.

     Section 2.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed and delivered to the Company prior to the date of this Agreement, since September 30, 1997, there has not been any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

     Section 2.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding to which Parent or any of its Subsidiaries is a party pending or, to the actual knowledge of the individuals listed in Section 2.7 of the Parent Disclosure Schedule ("Parent

                                     A-1-11

Knowledge"), threatened against Parent or any of its Subsidiaries which, alone or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries which, alone or in the aggregate, has had, or would reasonably be expected to have, any such Parent Material Adverse Effect.

     Section 2.8 Compliance with Applicable Laws. Parent and each of its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (the "Parent Permits"). Parent and each of its Subsidiaries is in compliance with the terms of the Parent Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed and delivered to the Company prior to the date of this Agreement, the businesses of Parent and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, alone or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

     Section 2.9 Tax Matters. To the Parent Knowledge, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 2.10 Parent Action. The Board of Directors of Parent (at a meeting duly called and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and fair to and in the best interests of Parent and its stockholders and (b) approved the Merger and the transactions contemplated thereby in accordance with the DGCL and Parent's Restated Certificate of Incorporation.

     Section 2.11 Public Utility. Parent is not a "holding company," a "subsidiary company" of a "holding company," an affiliate of a "holding company," or a "public utility company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended (the "Holding Company Act").

     Section 2.12 Representations and Warranties Regarding Merger Sub. Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

          (A) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

          (B) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are directly owned by Parent free and clear of all liens, claims and encumbrances.

          (C) Merger Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and sole stockholder of Merger Sub. This Agreement constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as required by the HSR Act, the Securities Act (as defined in Section 2.4), the Exchange Act (as defined in
     Section 2.4) and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity (as defined in Section 2.4) is necessary for the consummation by Merger Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authoriza-

                                     A-1-12
     tions, consents or approvals the failure to make or obtain which would not prevent the consummation of the transactions contemplated this Agreement.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified on a disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to execution of this Agreement):

     Section 3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Company Material Adverse Effect. For the purposes of this Agreement, a "Company Material Adverse Effect" means any state of facts, event, change or effect which, individually or in the aggregate, (i) has a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and the Company Subsidiaries (as defined below) taken as a whole, other than effects arising out of or resulting from changes in general economic conditions, stock or financial market fluctuations, or oil and gas industry conditions, or (ii) would prevent the consummation of the material transactions contemplated hereby. Complete and correct copies as of the date hereof of the Certificate of Incorporation and By-laws of the Company have been delivered to Parent as part of the Company Disclosure Schedule. The term "Company Subsidiary" shall mean each Subsidiary of the Company other than any member of the Offshore Group. The term "Offshore Group" means Offshore, DeepFlex Production Services, Inc. ("Deepflex") and their Subsidiaries, other than Tatham Offshore Development, Inc. The term "MSG Entities" shall mean Deepflex and its Subsidiaries.

     Section 3.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, $.01 par value (the "Company Preferred Stock"). As of February 27, 1998, 24,708,807 shares of Company Common Stock were validly issued and outstanding, fully paid and nonassessable, and no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Company's stockholders, whether together or as a separate class, on any matters on which the Company's stockholders may vote. As of the date of this Agreement, except for (a) Options issued pursuant to the Company Stock Plans which are listed in Section 3.2 of the Company Disclosure Schedule (which contains the name of the Option holder, the date of grant, the exercise price, the vesting and expiration dates and the number of shares of Company Common Stock covered by each such Option) and (b) Warrants issued pursuant to the Warrant Agreements listed in Section 3.2 of the Company Disclosure Schedule (which contains the name of the Warrantholder, the exercise price, the expiration dates and the number of shares of Company Common Stock covered by each such Warrant), such options and warrants covering not in excess of 4,582,787.5 shares of Company Common Stock, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. After the Effective Time, except for obligations in respect of the Options and Warrants, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 3.10).

     Section 3.3 Subsidiaries. Each Company Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such Company

                                     A-1-13

Subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary except where the failure to be so qualified, when taken together with all such failures, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Section 3.3 of the Company Disclosure Schedule contains, with respect to each Company Subsidiary, its name and jurisdiction of organization and, with respect to each Company Subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or equity capital and the number of shares of capital stock or equity capital owned by the Company or a Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, all the outstanding shares of capital stock or equity capital of each Company Subsidiary are validly issued, fully paid and nonassessable, and those owned by the Company or by a Company Subsidiary are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of the Company. Except as set forth in Section 3.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     Section 3.4 Authority Relative to this Agreement. The Company and its Subsidiaries have the corporate power to enter into this Agreement and each Related Agreement to which the Company or any of its Subsidiaries is a party and to carry out their obligations hereunder and thereunder. The execution and delivery of this Agreement and each Related Agreement to which the Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company or the Board of Directors and, if required, the stockholders of the relevant Subsidiary, and this Agreement and the Merger have been duly authorized by the written consent (the "Consent") of the holders of a majority of the shares of the Company outstanding as of the record date therefor determined in accordance with Section 228 of the DGCL (the "Consent Date"). This Agreement and each Related Agreement to which the Company or any of its Subsidiaries is a party constitutes a valid and binding obligation of the Company or such Subsidiary enforceable against the Company or such Subsidiary in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or any Related Agreement to which the Company or any of its Subsidiaries is a party and the transactions contemplated hereby or thereby. Except as set forth in Section 3.4 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to or obligated under (i) any charter, by-law, indenture or other loan or credit document or (ii) any other contract (other than Options and Warrants set forth in Section 3.2 of the Company Disclosure Schedule), license, franchise, permit, order, decree, concession, lease, instrument or judgment or any statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a material benefit, by its executing and carrying out this Agreement or any Related Agreement to which the Company or any of its Subsidiaries is a party, other than, in the case of clause (ii) only, (A) any breaches, violations, defaults, terminations, cancellations, modifications, accelerations, rights to payment or compensation, or losses which, either alone or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect and (B) the laws and regulations referred to in the next sentence. Except as required by the HSR Act, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company and its Subsidiaries of the Merger or the other transactions contemplated by this Agreement or any Related Agreement to which the Company or

                                     A-1-14
any of its Subsidiaries is a party, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

     Section 3.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies, for each of the Company and Leviathan Gas Pipeline Partners, L.P. ("Leviathan"), of its (i) Annual Reports on Form 10-K for the fiscal years ended June 30, 1996 and June 30, 1997 (in the case of the Company) and for the fiscal years ended December 31, 1996 and December 31, 1995 (in the case of Leviathan), in each case, as filed with the Commission, (ii) Quarterly Report on Form 10-Q for the quarters ended September 30, 1997 and December 31, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders or to the extent applicable, limited partners (whether annual or special) since December 31, 1995 and (iv) all other reports or registration statements filed by the Company or Leviathan with the Commission since June 30, 1996 (in the case of the Company) and since December 31, 1995 (in the case of Leviathan), except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that the Company or Leviathan were required to file with the Commission since that date (the documents in clauses (i) through (iv) being referred to herein collectively as the "Company Group SEC Reports"). As of their respective dates, the Company Group SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company Group SEC Reports. As of their respective dates, the Company Group SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company or Leviathan, as the case may be, included in the Company Group SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company Group SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto); present fairly, in all material respects, the financial position of the Company or Leviathan, and their respective Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and cash flows for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; and are in all material respects in accordance with the books of account and records of the Company or Leviathan and their respective Subsidiaries.

     Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the Company Group SEC Reports filed and delivered to Parent prior to the date of this Agreement or in Section 3.6 of the Company Disclosure Schedule, since December 31, 1997, the Company and the Company Subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;
(ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would reasonably be expected to have, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the capital stock of the Company or any of the Company Subsidiaries (other than (x) dividends or distributions between the Company and wholly owned Company Subsidiaries, (y) regular quarterly cash dividends by Leviathan, Leviathan Gas Pipeline Company ("LGPC") and Leviathan Holdings Company ("Holdings") declared and paid in amounts (including any increases thereof) and at times consistent with past practice and (z) the distribution of Offshore capital stock to the Company and the holders of Company Common Stock in accordance with the terms of the Contribution and Distribution Agreement and the Tax Sharing Agreement (each as defined in Section 5.11(a)); (iv) any material change in the Company's accounting principles, practices or methods;
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

(v) any repurchase or redemption with respect to its capital stock; (vi) any stock split, combination or reclassification of any of the Company's capital stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock;
(vii) any grant of or any amendment (other than (A) to accelerate vesting or (B) to waive an anti-dilution adjustment in connection with the Contribution and the Rights Offering (as defined in Section 5.11(a)) in exchange for a proportionate number of shares of Offshore capital stock) of the terms of any warrant or option to purchase shares of capital stock of the Company other than pursuant to the Company Option Plans; (viii) any granting by the Company or any of the Company Subsidiaries to any director, officer or employee of the Company or any of the Company Subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits; (ix) any entry by the Company or any of the Company Subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of the Company Subsidiaries; or (x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing. The Company has exercised the option under the Restructuring Option Agreement dated September 22, 1997, between the Company and Offshore (the "Restructuring Agreement"), to exchange the $60,000,000 Subordinated Convertible Promissory Note of Offshore held by the Company for 26,666,667 shares of common stock of Offshore (the "Exchange").

     Section 3.7 Litigation. Except as disclosed in the Company Group SEC Reports filed and delivered to Parent prior to the date of this Agreement, there is no suit, action or proceeding to which the Company or any Company Subsidiary is a party pending or, to the actual knowledge of Thomas P. Tatham, Charles M. Darling IV, Donald V. Weir, Grant E. Sims, John H. Gray or Kenneth H. Hamilton ("Company Knowledge"), threatened against the Company or any of its Subsidiaries which, alone or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries which, alone or in the aggregate, has had, or would reasonably be expected to have, any such Company Material Adverse Effect.

     Section 3.8 Compliance with Applicable Laws. The Company and each of the Company Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not reasonably be expected to have a Company Material Adverse Effect (the "Company Permits"). The Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of the Company Permits. Except as disclosed in the Company Group SEC Reports filed and delivered to Parent prior to the date of this Agreement, the businesses of the Company and the Company Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which alone or in the aggregate have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Company Knowledge, during the past five years, none of the Company's or any of the Company Subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of the Company Subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act, except for violations or penalties which could not reasonably be expected to cost the Company more than $500,000 individually or in the aggregate.

     Section 3.9 Tax Matters. To the Company Knowledge, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     Section 3.10 Employee Benefit Plans. (a) Section 3.10(a) of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements, including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus
                                     A-1-16
pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Company Subsidiary or any Company ERISA Affiliate (as defined in Section 3.10(g)) or to which the Company, any Company Subsidiary or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company, any Company Subsidiary or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

     (b) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any Company ERISA Affiliate presently maintains or has maintained such a plan.

     (c) Except as provided in Part 6 of Title I of ERISA, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

     (d) Except as provided in the Options and Warrants, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 3.10(d) of the Company Disclosure Schedule. Except as disclosed in Section 3.10(d) of the Company Disclosure Schedule, no payment or benefit which will or may be made by the Company, Parent or any of their Subsidiaries or affiliates with respect to any employee of the Company or any Company Subsidiary will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     (e) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA,
(i) the Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

     (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

                                     A-1-17

     (g) Section 3.10(g) of the Company Disclosure Schedule sets forth a complete list of all amounts outstanding relating to bonuses payable to employees and any obligation to pay bonuses to employees relating to the Company's performance, the employee's performance or the transactions contemplated hereby.

     For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     Section 3.11 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (b) approved the Merger and the transactions contemplated by this Agreement and the Stockholder Agreements dated the date hereof between Parent and each of Thomas P. Tatham, Donald V. Weir, Charles M. Darling IV, Grant E. Sims, Lehman Brothers Holdings, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, as custodian, and DLJ Capital Corp. (collectively, the "Stockholder Agreements") and the transactions contemplated thereby in accordance with the DGCL and the Company's Certificate of Incorporation, and (c) approved the Consent for the purposes of Article VIII of the Company's Certificate of Incorporation. The Company is not subject to
Section 203 of the DGCL.

     Section 3.12 Taxes. (a) The term "Tax" as used herein means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax Return" as used herein means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. All citations to the Code, or the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto. Leviathan has been validly characterized as a partnership for Tax purposes at all times throughout its existence.

     (b) Each of the Company and the Company Subsidiaries has filed all material Tax Returns required to be filed by any of them and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns. The information contained in such Tax returns is true, complete and accurate in all material respects. Neither the Company nor any Company Subsidiary is delinquent in the payment of any material Tax, assessment or governmental charge. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries that have not been finally settled or paid in full, and no requests for waivers of the time to assess any such Tax are pending. None of the Company and the Company Subsidiaries is obligated, or is reasonably expected to be obligated, to make any payments, or is a party to any agreement that on account of the transactions contemplated by this Agreement would obligate it, or reasonably be expected to obligate it, to make any payments that will not be deductible under Section 280G of the Code. Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to be withheld and paid and has complied with all information and backup withholding requirements, including maintaining all necessary records in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (c) Except as set forth in Section 3.12(c) of the Company Disclosure Schedule, none of Company or the Company Subsidiaries has, since December 31, 1994, been a member of an affiliated group, within the meaning of Code sec. 1504, filing a consolidated income Tax Return other than a group the common parent of which is the Company. None of the Company and its Subsidiaries has any material liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Reg. sec.1.1502-6 (or any similar provision

                                     A-1-18
of state, local, or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise. For this purpose, "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

     (d) Section 3.12(d) of the Company Disclosure Schedule sets forth the following information as of December 31, 1997 (as well as on an estimated pro forma basis as of the Effective Time giving effect to the consummation of the transactions contemplated hereby): (A) the Tax basis of the Company and each Company Subsidiary in its assets; (B) the Tax basis of the stockholder(s) of the MSG Entities in the stock of each such entity (or the amount of any excess loss account, as that term is defined in Reg. sec. 1.1502-19); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or any Company Subsidiary; and (D) the amount of any deferred gain or loss allocable to the Company or any Company Subsidiary arising out of any deferred intercompany transaction, as that term is defined in Reg. sec. 1.1502-13.

     Section 3.13 Certain Agreements. (a) Neither the Company nor any of the Company Subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license, concession or other agreement including, but not limited to, any Company Employee Benefit Plan, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

     (b) Section 3.13(b) of the Company Disclosure Schedule describes all contracts, agreements and transactions, involving consideration of more than $100,000 for any individual contract, agreement or transaction or series of related contracts, agreements or transactions, between the Company or any of the Company Subsidiaries, on the one hand, and any Related Party (as defined below), on the other hand, which are currently in effect or which were in effect or were consummated at any time on or after January 1, 1995 and sets forth all current balances payable to or receivable from such Related Party related thereto as of the date of this Agreement. For the purpose of this Agreement, "Related Party" means (i) any officer or director of the Company, Offshore or Leviathan or any of their respective Subsidiaries, (ii) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the persons listed in clause
(i), (iii) any Affiliate (as defined in Section 5.3) of any of the persons listed in clauses (i) and (ii) (other than the Company or any Company Subsidiary), and (iv) any member of the Offshore Group.

     Section 3.14 Compliance with Worker Safety and Environmental Laws. (a) The properties, assets and operations of the Company and the Company Subsidiaries and their predecessors are and have been in compliance with all applicable federal, state, local, and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. With respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of the Company Subsidiaries and their predecessors that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

     (b) The Company and the Company Subsidiaries and their predecessors have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws

                                     A-1-19
and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and the Company Subsidiaries have not reported to any Governmental Entity any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. To the Company Knowledge, there are no pending, threatened or asserted claims or liabilities under CERCLA, 42 U.S.C. sec.9601 et seq., RCRA, 42 U.S.C. sec.6901 et seq., or equivalent state law provisions and no current or former property, asset or operation of the Company or any Company Subsidiary is identified or currently proposed for the National Priorities List at 40 CFR sec.300, Appendix B, or the CERCLIS or equivalent state lists or hazardous substances release sites.

     Section 3.15 Financial Advisor. The Company's Board of Directors has received the opinion of Chase Securities Inc. to the effect that, as of the date hereof, the Merger Consideration, together with the Rights to be distributed to the holders of Company Common Stock in the Rights Offering, is fair from a financial point of view to the holders of Company Common Stock. Except for Chase Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously delivered to Parent copies of the engagement letter, dated February 4, 1998, from Chase Securities Inc. to the Company.

     Section 3.16 Public Utility. The Company is not a "holding company," a "subsidiary company" of a "holding company," an affiliate of a "holding company," or a "public utility company," as such terms are defined in the Holding Company Act.

     Section 3.17 Offshore Group. (a) Except as disclosed in the Company Group SEC Reports filed and delivered to Parent prior to the date of this Agreement or in Section 3.17(a) of the Company Disclosure Schedule or as does not otherwise have, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any joint and several liabilities or obligations arising out of the assets, business, operations, debts or liabilities of the Offshore Group.

     (b) Neither the Company nor any Company Subsidiary is contractually liable, either primarily or contingently, for any liability or obligation of any member of the Offshore Group under any indenture or other loan or credit document or any other contract, license, lease or instrument to which any member of the Offshore Group is a party, except for liabilities or obligations set forth in
Section 3.17(b) of the Company Disclosure Schedule which will be released prior to the Effective Time.

     (c) Since December 31, 1997, except as permitted by this Agreement or any Related Agreement or as otherwise set forth in Section 3.17(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any investment, loan, payment, advance or contribution of funds or property to any member of the Offshore Group or forgiven or capitalized any amounts owed by any member of the Offshore Group to the Company or any Company Subsidiary (other than the Exchange).

     (d) The assets owned or leased by the MSG Entities are used in connection with the ownership or operation of such entities' semi-submersible drilling rigs and are not used in connection with the business of the Company and the Company Subsidiaries.

     Section 3.18 Limitation on Company Representations and Warranties. Except as set forth in Section 3.4, 3.5, 3.13(b) or 3.17, no representations or warranties delivered by the Company in this Agreement shall cover, apply to, or otherwise pertain to any member of the Offshore Group or any assets, business, operations or information related thereto.

                                     A-1-20

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 4.1 Conduct of Business by the Company Pending the Merger. Except as contemplated by the Company Disclosure Schedule, this Agreement and the Related Agreements during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, lessors and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time and (ii) prepare and timely file all Tax Returns and amendments required to be filed by any of the Company and the Company Subsidiaries prior to the Effective Time and pay all Taxes relating to such Tax Returns before they shall become delinquent. Except as otherwise expressly permitted or contemplated by this Agreement, the Related Agreements or the Company Disclosure Schedule, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such (other than (x) dividends and other distributions by direct or indirect wholly owned Subsidiaries, (y) regular quarterly cash dividends by Leviathan, LGPC and Holdings declared and paid in amounts (including any increases thereof) and at times consistent with past practice and (z) the distribution of Offshore capital stock to the holders of Company Common Stock in accordance with the terms of the Contribution and Distribution Agreement and the Tax Sharing Agreement), (ii) other than in the case of any direct or indirect wholly owned Company Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than a purchase or an acquisition resulting from a required repurchase offer by the Company pursuant to the Indenture dated as of March 21, 1994 between the Company and the Bank of New York, successor in interest to the First Interstate Bank of Texas, N.A. and the related loan and security documents (collectively, as amended, the "Company Indenture") and the Company's Senior Subordinated Promissory Note dated January 23, 1997 payable to Hare & Co. (the "Subordinated Note") as a consequence of any of the Company's election under the Restructuring Agreement, the Contribution and the Rights Offering (as defined in Section 5.11(a)) or the transactions contemplated by the Contribution and Distribution Agreement);

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber (other than the pledges or other encumbrances described in Section 4.1(e)) any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Options (whether or not presently exercisable) outstanding on the date of this Agreement or upon the exercise of Warrants outstanding on the date of this Agreement, in each case in accordance with their current terms;

          (c) amend its articles or certificate of incorporation or by-laws or other comparable organizational documents;

          (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets except, in the case of clauses (i) and (ii), for transactions not exceeding $100,000 individually or $1,000,000 for all transactions pursuant to clauses (i) and (ii) in the aggregate;

                                     A-1-21

          (e) except for Permitted Encumbrances or as required by contracts and agreements set forth in the Company Disclosure Schedule, sell, lease, license, mortgage or otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any lien, charge or encumbrance or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to the Company and the Company Subsidiaries taken as a whole; when used in this Agreement, the term "Permitted Encumbrances" shall include any liens, title defects, preferential rights or other encumbrances upon any of the relevant individual's or entities' property, assets or revenues, whether now owned or hereafter acquired, that are (i) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceeding, (ii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (iii) for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or the Company Subsidiaries, as the case may be, in conformity with GAAP, (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (v) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or such Company Subsidiary, (vi) created pursuant to construction, operating and maintenance agreements, space lease agreements and other similar agreements, in each case having ordinary and customary terms and entered into in the ordinary course of business by the Company and the Company Subsidiaries and (vii) created pursuant to or arising under the Company Indenture, the Subordinated Note or the Second Amended and Restated Credit Agreement dated as of March 23, 1995 between Leviathan, Chase Manhattan Bank, as administrative agent, and the lenders thereto and the related loan and security documents (collectively, as amended, the "Leviathan Credit Agreement ");

          (f) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any loans, advances or capital contributions to, or other investments in, any other person, or enter into any arrangement having the economic effect of any of the foregoing, other than indebtedness incurred in the ordinary course of business consistent with past practice which is prepayable at any time without premium or penalty;

          (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Company Subsidiary other than as contemplated by this Agreement and the Related Agreements;

          (h) except as required under any collective bargaining agreement, enter into or adopt any new, or amend any existing, severance plan, agreement or arrangement or enter into any new or amend any existing Company Employee Benefit Plan or employment or consulting agreement, other than as required by law;

          (i) increase the compensation payable or to become payable to its officers or employees, except for (i) increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries and (ii) to the extent required under the terms of any applicable incentive plan or arrangement set forth in the Company Disclosure Schedule, the payment of annual incentive bonuses relating to the fiscal year ending June 30, 1998;

          (j) grant or award any stock options, restricted stock, performance shares, stock appreciation rights or other equity-based incentive awards;

                                     A-1-22

          (k) take any action with respect to accounting policies or procedures for Tax or accounting purposes (other than actions required to be taken by Tax laws or generally accepted accounting principles) or make or change any election with respect to Taxes (except that the Company can elect to forgo the carryback of net operating losses existing as of June 30, 1997);

          (l) except as disclosed in the Company's or Leviathan's capital expenditure plan which has been disclosed to Parent prior to the date of this Agreement or in the Company Disclosure Schedule or for maintenance capital expenditures in the ordinary course of business consistent with past practice or capital expenditures to repair or replace casualty losses, make or agree to make any new capital expenditure or expenditures in excess of $100,000 individually or $1,000,000 in the aggregate;

          (m) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Group SEC Reports or incurred in the ordinary course of business consistent with past practice or as required by law;

          (n) settle or compromise any material federal, state, local or foreign Tax liability;

          (o) except as expressly provided in this Agreement, enter into, amend, terminate or waive any provision of, any agreement or arrangement with any Related Party or enter into any transaction with any Related Party;

          (p) take any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code; or

          (q) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 4.2 Partnerships and Joint Ventures. Notwithstanding anything in this Agreement to the contrary, (i) the Company shall have the right to take all such actions it reasonably deems necessary or appropriate to cause LGPC, Leviathan and applicable Subsidiaries of Leviathan to perform their obligations under contracts to which they are parties, (ii) nothing in this Agreement shall restrict LGPC and its Subsidiaries from taking such actions as they reasonably deem necessary or appropriate by reason of any capital calls or equity issuances by any entities (partnerships, limited liability companies or other joint ventures) in which Leviathan or Subsidiaries of Leviathan own an interest as of the date of this Agreement in order to maintain their proportionate equity interest in such entities and (iii) to the extent that the Company and the Company Subsidiaries are required to take any action or are precluded from taking any action with respect to Viosca Knoll Gathering Company pursuant to any provision of this Agreement and Parent declines a request by the Company to waive the restrictions in this Agreement with respect to any such action, Parent shall be deemed to have waived any and all fiduciary duties and obligations owed to Parent or any Subsidiary thereof, in its capacity as a partner in Viosca Knoll Gathering Company, in connection with any such action by the Company, VK Deepwater Gathering Company, L.L.C., or any other Company Subsidiaries.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     Section 5.1 Access and Information. The Company and the Company Subsidiaries shall afford to Parent and to Parent's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel, and, during such period, shall furnish promptly to Parent
(i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request.

                                     A-1-23

     Section 5.2 Registration Statement/Information Statement. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, a portion of which Registration Statement shall also serve as the information statement of the Company with respect to the Merger (the "Information Statement/Prospectus"). Notwithstanding the foregoing, Parent may elect to cause the Company to file the Information Statement/Prospectus as confidential proxy material and to defer the filing of the Form S-4 until the Commission has provided written comments with respect thereto or has indicated that the Information Statement/Prospectus will not be reviewed, and shall thereafter file the Form S-4 as promptly as reasonably practicable. The respective parties will cause the Information Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable after the filing thereof (including without limitation, responding to any comments received from the Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall, as promptly as practicable, provide to the other copies of any written comments received from the Commission with respect to the Information Statement/Prospectus or the Form S-4 and advise the other of any oral comments with respect to the Information Statement/Prospectus or the Form S-4 received from the Commission. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Information Statement/Prospectus (i) in the case of the Information Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Information Statement/Prospectus (i) in the case of the Information Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof, or, (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company shall be deemed to have been supplied by the Company. No amendment or supplement to the Information Statement/Prospectus will be made by Parent or the Company without the approval (not to be unreasonably delayed or withheld) of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

     Section 5.3 Compliance with the Securities Act. At least 30 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the date of this Agreement, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B (an "Affiliate Letter"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

                                     A-1-24

     Section 5.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

     Section 5.5 Employee Matters. As of the Effective Time, the employees of the Company and each Company Subsidiary listed in Section 5.5(a) of the Company Disclosure Schedule shall continue employment with the Surviving Corporation and its Subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, neither the Surviving Corporation and its Subsidiaries, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. The Company has agreed to make certain severance payments to terminated employees as provided in the Contribution and Distribution Agreement (as defined in Section 5.11(a)). At the request of Parent, the Company shall terminate immediately prior to the Effective Time any employee of the Company and the Company Subsidiaries listed in Section 5.5(b) of the Company Disclosure Schedule. As of the Effective Time, Parent shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Time, and Parent shall and shall cause its Subsidiaries to satisfy all obligations and liabilities under such Company Employee Benefit Plans; provided, however, that, except as hereafter provided in this Section 5.5 or in the Company Disclosure Schedule, nothing contained in this Agreement shall limit or restrict Parent's or its Subsidiaries' right on or after the Effective Time to amend, modify or terminate any of the Company Employee Benefit Plans. To the extent any employee benefit plan, program or policy of Parent or their affiliates is made available to any person who is an employee of the Company or any of the Company Subsidiaries immediately prior to the Effective Time: (i) service with the Company and the Company Subsidiaries by any employee prior to the Effective Time shall be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes; and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the Company Subsidiaries for their employees prior to the Effective Time. At the reasonable request of Parent, the Company shall amend, modify or terminate any of the Company Employee Benefit Plans at or immediately prior to the Effective Time (whichever the Parent may request) and shall take such other steps as Parent may reasonably request to facilitate the administration after the Effective Time of the compensation and benefit plans, programs and arrangements of the Surviving Corporation.

     Section 5.6 Indemnification. (a) From and after the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless the officers, directors and employees of the Company and the Company Subsidiaries (except to the extent such persons are liable due to performance in the capacity as an officer, director or employee of any Subsidiary of the Company other than a Company Subsidiary) who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties shall be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers or employees of the Company and the Company Subsidiaries as provided in the Company's certificate of incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect thereafter. Parent shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that Parent may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the Indemnified Parties; and provided, further, that Parent shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 150% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent
                                     A-1-25
coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto.

     (c) Any Indemnified Party, upon learning of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section 5.6, shall promptly notify Parent.

     Section 5.7 HSR Act. The Company and Parent shall file as soon as practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby, and shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation.

     Section 5.8 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees diligently to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practical, including using all commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals, (ii) effect all necessary registrations and filings, (iii) lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), (iv) work diligently in cooperation with the other party in connection with the consummation of any repurchase offer or consent solicitation required pursuant to the Company's Indenture or the Subordinated Note as a consequence of the Contribution and the Rights Offering, the Merger, the Company's disposition of Deepflex or the Company's election made pursuant to the Restructuring Agreement and the obtaining of the consent of the holders of the notes issued pursuant to the Company Indenture and the Subordinated Note to the amendments described in Appendix A, provided that Parent shall control any solicitation of consents contemplated by this clause (iv) and shall be responsible for all costs and expenses incurred by any party hereto in connection with such solicitation of consents, (v) to the extent deemed desirable by the Company, obtain waivers from holders of applicable Options and Warrants with respect to any antidilution adjustment, if any, in connection with the Contribution and the Rights Offering in exchange for a proportionate share of the Offshore stock, and (vi) otherwise promptly satisfy the conditions set forth in Article VI.

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Company shall take all such necessary action.

     (c) Following the Effective Time, Parent shall use all reasonable efforts to conduct the business and otherwise act in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of
Section 368(a) of the Code.

     Section 5.9 No Shop. The Company agrees (a) that neither it nor any of its Subsidiaries or affiliates shall, and it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries or affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company and the Company Subsidiaries, taken as a whole (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities,

                                     A-1-26
discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.9; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, prior to the Consent Date, the Company may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any person, if (i) such person has submitted an unsolicited written proposal to the Board of Directors of the Company relating to an Alternative Proposal, (ii) the Board of Directors of the Company believes, after consultation with its financial advisor, that such Alternative Proposal is superior from a financial point of view to the transactions contemplated by this Agreement and the Related Agreements and (iii) the Board of Directors of the Company determines in its good faith judgment that it is required to take such action to comply with the Board of Directors' fiduciary duty imposed by law (a "Superior Proposal"). Such Board of Directors shall provide a copy of any such written proposal to Parent immediately after receipt thereof and thereafter keep Parent promptly advised of any development with respect thereto and any revision of the terms of such Superior Proposal. Nothing in this Section 5.9 shall (x) permit the Company to terminate this Agreement,
(y) permit the Company or any Company Subsidiary to enter into any agreement or arrangement with respect to an Alternative Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, neither the Company nor any Company Subsidiary shall enter into any agreement or arrangement with any person that provides for, or in any way facilitates, an Alternative Proposal (other than a confidentiality agreement in customary form)), or (z) affect any other obligation of the Company under this Agreement.

     Section 5.10 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could reasonably be expected to have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby other than any filing by the Company pursuant to the HSR Act.

     Section 5.11 Certain Additional Matters. (a) Prior to the Closing, the Company shall (i) contribute to Offshore all of the outstanding shares of capital stock of Deepflex owned by the Company (the "Contribution") and (ii) distribute pro rata to the holders of Company Common Stock rights (the "Rights") to purchase all of the common and preferred stock and/or units representing the same (the "Offshore Shares") owned or to be acquired by the Company in Offshore (the "Rights Offering") as provided in the Contribution and Distribution Agreement attached as Exhibit C (the "Contribution and Distribution Agreement"). The Company and Offshore will also execute and deliver a Tax Sharing Agreement in the form attached as Exhibit D (the "Tax Sharing Agreement") immediately prior to the Contribution and will execute and deliver such other definitive documentation necessary to effectuate the Contribution and the Rights Offering and document the contractual relationship between Offshore and the Company (collectively, the "Offshore Documentation") as Parent, the Company and Offshore shall in reasonable good faith mutually agree on. The Company shall cause Offshore to execute and deliver the Offshore Documentation. The Company and Offshore shall not amend, modify or waive any provisions of the Contribution and Distribution Agreement or the Tax Sharing Agreement without the consent of Parent. The Company shall, and shall cause Offshore, promptly to prepare and to file with the Commission as soon as practical and in no event later than March 31, 1998, a Registration Statement under the Securities Act, with respect to the Offshore Shares issuable or deliverable upon exercise of the Rights (the "Rights Offering Registration Statements"), a portion of which shall also serve as the prospectus of the Company and Offshore with respect to the offering and sale of the Offshore Shares (the "Rights Offering Prospectuses"). The Company will, and will cause Offshore to, use all reasonable efforts, and Parent and the Company will cooperate with Offshore, to have the Rights Offering Registration Statements declared effective by the Commission as promptly as practical after the filing thereof, and to mail to stockholders of the Company in connection with the Contribution and the Rights Offering the Rights Offering Prospectuses. The Company shall, and shall cause Offshore to, perform its obligations required to be performed prior to the Effective Time under the Contribution and Distribution
                                     A-1-27

Agreement, the Offshore Documentation and any other agreements executed in connection with this Agreement.

     (b) Between the date hereof and the Closing, except as contemplated by this Agreement and the Related Agreements (i) the Company and the Company Subsidiaries shall not invest, loan, pay or otherwise advance or contribute any funds or property to any member of the Offshore Group or pay any Taxes (as defined in the Tax Sharing Agreement) relating to the assets, business or operations of any member of the Offshore Group or forgive or capitalize any amounts owed by any member of the Offshore Group to the Company or any of the Company Subsidiaries, (ii) immediately prior to the Effective Time, the Company shall cause the members of the Offshore Group to (and the members of the Offshore Group shall) pay in cash all amounts owed by them to the Company or any of the Company Subsidiaries (except (x) if the transactions contemplated by the Redemption Agreement attached as Exhibit E (the "Redemption Agreement") are consummated, the management fees under the First Amended and Restated Management Agreement dated November 10, 1993 between Offshore and the Company will be reduced by 50% effective retroactively to January 1, 1998, (y) management fees under the Management Agreement dated November 10, 1993 between the Company and Deepflex, as amended, dated January 19, 1995 that accrue from December 19, 1997 through the Closing, will be contributed or forgiven at or prior to the Closing, and (z) as otherwise provided in the Contribution and Distribution Agreement)) and (iii) immediately prior to the Effective Time, the Company shall cause the members of the Offshore Group to (and the members of the Offshore Group shall) reimburse the Company for any payments of Taxes made by the Company or any Company Subsidiaries after January 1, 1998 and prior to the Effective Time which relate to the assets, business or operations of any member of the Offshore Group.

     (c) Contemporaneously with the execution and delivery of this Agreement, each of Thomas P. Tatham, Donald V. Weir, Charles M. Darling IV, John H. Gray, Grant E. Sims, James H. Lytal, Donald A. Sanders, Ben T. Morris and Michael T. Willis and Parent have entered into agreements (the "Subsidiaries Agreements") pursuant to which Parent will acquire all outstanding interests in Holdings, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. (the "Subsidiaries Securities") not owned by the Company concurrently with the Closing.

     (d) Contemporaneously with the execution and delivery of this Agreement, Leviathan and Offshore are entering into an agreement (the "Leviathan Purchase Agreement") pursuant to which Offshore will purchase the shares of capital stock of Offshore held by Leviathan in exchange for Offshore's interests in certain oil and gas properties. The Company shall cause Offshore to perform its obligations to be performed prior to the Effective Time under the Leviathan Purchase Agreement.

     Section 5.12 Confidentiality Agreement. Each party shall keep all information received pursuant to this Agreement confidential in accordance with the confidentiality provisions of the offer letter executed December 19, 1997 between Parent and the Company.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued to stockholders of the Company in connection with the Merger shall have been obtained.
                                     A-1-28

          (c) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

          (d) The Parent Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (e) On the Closing Date, the opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to Parent, shall have been delivered to the Company and Parent in form and substance reasonably satisfactory to the Company and Parent to the effect that the Merger or, if applicable, the Alternative Tax Free Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code, if applicable. In rendering such opinion, such counsel shall be entitled to rely upon representations made by Parent and the Company in certificates in the forms attached hereto as Exhibits F and G.

          (f) The Contribution and the Rights Offering as provided in Section 5.11(a) hereof shall have occurred (including the effectiveness of the Rights Offering Registration Statements and the consummation of the transactions contemplated therein) and the Offshore Documentation shall have been executed and delivered and be in full force and effect.

          (g) The holders of notes issued pursuant to the Company Indenture and the Subordinated Note shall have consented to the transactions related to the Contribution and the Rights Offering and the holders of notes issued pursuant to the Company Indenture and the Subordinated Note shall have consented to the amendments described in Appendix A; provided that if such note holders elect to exercise their rights under any repurchase offer related to the transactions contemplated by the Merger Agreement and the Related Agreements, Parent shall finance the Company's repurchase thereof concurrently with the Closing or the consummation of such repurchase offer, if later.

     Section 6.2  Conditions to Obligation of the Company to Effect the
Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following additional conditions:

          (a) Performance of Obligations; Representations and
     Warranties. Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received certificates signed on behalf of Parent by an executive officer of Parent to such effect.

          (b) Consents and Authorizations. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the consummation by it of the transactions contemplated by this Agreement shall have been obtained and made by Parent and Merger Sub, except for those consents, waivers, approvals, authorizations, orders and filings the failure of which to obtain would not and would not reasonably be expected to adversely affect the Closing.

          (c) Subsidiaries Agreements. Parent shall have complied in all material respects with its obligations to be performed prior to the Effective Time under the Subsidiaries Agreements.

     Section 6.3 Conditions to Obligations of Parent to Effect the Merger. The obligations of Parent to effect the Merger shall be subject to the fulfillment (or waiver by Parent) at or prior to the Effective Time of the following additional conditions:

                                     A-1-29

          (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed at or prior to the Effective Time, (i) each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and (ii) each of the representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date) except for such inaccuracies or breaches which either (a) do not adversely affect the Company or any Company Subsidiary or the value of the Merger to Parent or Parent's ability to operate the businesses of the Company and the Company Subsidiaries after the Effective Time or (b) have been cured by the Company within ten days after Parent's delivery to the Company of written notice of each such inaccuracy or breach; in the case of
     (i) and (ii), except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Consents Under Agreements. The Company shall have obtained the consent or approval of each person that is not a Governmental Entity whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, or other agreement or instrument of the Company and the Company Subsidiaries, except as to which the failure to obtain such consents and approvals, individually or in the aggregate, would not be expected, in the reasonable opinion of Parent, to have a Company Material Adverse Effect or to have a material adverse effect upon the consummation of the transactions contemplated in this Agreement.

          (c) No Litigation. There shall not be pending any suit, action or proceeding by any domestic Governmental Entity (i) challenging the acquisition by Parent of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or the Company any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company or Parent and their respective Subsidiaries, or to compel the Company or Parent and their respective Subsidiaries to dispose of or hold separate any portion of the combined business or assets of the Company or Parent and their respective Subsidiaries, as a result of the Merger, which in either case, is material in relation to the Company and the Company Subsidiaries taken as a whole, or (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock.

          (d) Subsidiaries Agreements. Each party selling Subsidiaries Securities pursuant to the Subsidiaries Agreements shall have complied in all material respects with its obligations to be performed prior to the Effective Time under the Subsidiaries Agreements.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of any matters presented in connection with the Merger by the stockholders of the Company:

          (a) by mutual written consent of Parent and the Company;

          (b) by either the Company or Parent if there has been a breach of the representations, warranties, covenants or agreements on the part of the other set forth in this Agreement, which breach would result in the condition set forth in Section 6.2(a), in the case of a breach by Parent or Merger Sub, or

                                     A-1-30

     Section 6.3(a), in the case of a breach by the Company, not being satisfied, and such breach has not been cured within ten business days following receipt by the breaching party of notice of such breach from the non-breaching party;

          (c) by either Parent or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Merger shall have become final and non-appealable;

          (d) by either Parent or the Company if the Merger shall not have been consummated on or before June 30, 1998, unless the failure to consummate the Merger is the result of a material breach of any covenant or agreement contained in this Agreement by the party seeking to terminate this Agreement which has not been cured within ten business days following receipt by the breaching party of notice of such breach from the non-breaching party; provided that, at the option of Parent, exercisable by notice in writing to the Company on or prior to June 30, 1998, the earliest date on which this Agreement may be terminated under this paragraph (d) shall be extended to September 30, 1998; and provided, further, that Parent shall have the right to exercise such option only if in the exercise notice Parent agrees that Parent shall permanently waive and be deemed to have waived all of its conditions to Closing except for the following: (x) Sections 6.1(a)-(f) and 6.3(d) (other than with respect to the Subsidiaries Agreements relating to each of Michael T. Willis, Donald A. Sanders and Ben
     T. Morris), (y) Section 6.3(a) with respect to covenants and agreements, and (z) Section 6.3(a) with respect to representations or warranties of the Company only to the extent Parent has given at least five days notice of its non binding intent to exercise Parent's right to extend and either (i) the Company has not delivered an officer's certificate with respect to the matters provided for in Section 6.3(a) (substituting the date of the certificate for the Effective Time in such certificate) or (ii) the officer's certificate was not to the Company's knowledge true and accurate.

          (e) by the Company, prior to the date on which the Consent has been executed by the holders of a majority of the shares of Company Common Stock outstanding as of the Consent Date, if the Board of Directors of the Company has received a Superior Proposal which the Board of Directors has resolved to accept; provided that concurrently with, and as a condition to the validity of, any such purported termination, the Company shall pay to Parent the sum of $20,000,000 in cash; provided that upon the tender of such $20,000,000 payment by the Company, Parent shall be deemed to have waived any and all claims Parent may have at law or in equity against the Company, its Subsidiaries or their respective officers, directors or employees arising out of or relating to this Agreement or Related Agreements; and provided, further, that nothing in this paragraph (e) shall constitute a waiver of any claim Parent may have at law or in equity against a third party for tortious interference with contract arising out of or relating to any Alternative Proposal.

     Section 7.2 Effect of Termination. (a) In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or their respective officers or directors (except for Section 5.12, Section 7.1(e), which liability on the part of the Company thereunder shall be limited to $20,000,000, this Section 7.2 and Article VIII, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant or agreement contained in this Agreement.

     (b) If either the Company or Parent has willfully breached a representation, warranty, covenant or agreement set forth in this Agreement that results in the other party terminating this Agreement pursuant to Section 7.1(c), then, in addition to any other remedies available to the non-breaching party, the breaching party shall promptly reimburse the non-breaching party for all substantiated out-of-pocket costs and expenses incurred by the non-breaching party in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors, up to an aggregate of $5,000,000 (the "Expenses Fee"). Each of Parent and the Company acknowledges that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated in this

                                     A-1-31

Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if the breaching party fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, the non-breaching party commences a suit which results in a judgment for the Expenses Fee, the breaching party shall pay to the non-breaching party its costs and expenses (including attorney's fees) in connection with such suit.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

     Section 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     Section 7.5 Exclusive Remedy for Inaccuracy or Breach of Representation or Warranty. Except as expressly provided in Section 7.2(a) and (b) hereof, a party's sole and exclusive remedy with respect to the inaccuracy or breach of any representation or warranty provided by the other party shall be to (i) elect not to close the Merger and the other transactions contemplated by this Agreement to the extent permitted by Article VI and (ii) elect to terminate this Agreement to the extent permitted by Article VII.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Non-Survival of Representations and Warranties. Except to the extent expressly set forth in Articles II and III, the parties hereto have not made and expressly negate and waive any representations or warranties (express, implied, statutory or otherwise) with respect to this Agreement or the title, condition or quality of any rights or assets of the Company or any Company Subsidiary or the accuracy or completeness of any information provided or obtained. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or, if sooner, the termination of this Agreement.

     Section 8.2 Disclosure Schedules. Each disclosure identified in the Parent Disclosure Schedule and the Company Disclosure Schedule or elsewhere in this Agreement constitutes a disclosure by the disclosing party with respect to all applicable Sections of this Agreement, regardless of any reference to a particular Section or subsection.

     Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  if to Parent or Merger Sub, to

            El Paso Natural Gas Company
            1001 Louisiana
            Houston, Texas 77002
            Attention: William A. Wise

                                     A-1-32

             Facsimile No.: (713) 757-6030

            and

            Attention: Britton White, Jr.
            Facsimile No.: (713) 757-1872

            with a copy (which shall not constitute notice) to:

            Fried, Frank, Harris, Shriver & Jacobson
            One New York Plaza
            New York, New York 10004-1980
            Attention: Gary P. Cooperstein
            Facsimile No.: (212) 859-4000

        (b) if to the Company, to

           DeepTech International Inc.
           600 Travis Street
           Suite 7500
           Houston, Texas 77002
           Attention: Chief Executive Officer

           Facsimile No.: (713) 224-7574

           with a copy (which shall not constitute notice) to:

           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
           711 Louisiana Street, Suite 1900
           Houston, Texas 77002
           Attention: Rick L. Burdick
           Facsimile No.: (713) 236-0822

     Section 8.4 Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "the date hereof" in this Agreement means the date of this Agreement. As used in this Agreement, the word "Subsidiary" when used with respect to any relevant individual or entity, means any other individual or entity that directly or indirectly is controlled by such relevant individual or entity in question. As used herein, the term "control" (including its derivatives and similar terms) means the power to, directly or indirectly, direct or cause the direction of the management and policies of such relevant individual or entity.

     Section 8.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other written agreements executed by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and there are no promises, undertakings, representations or warranties by the Company or Parent relative to the subject matter of this Agreement not expressly set forth or referred to herein. This Agreement, except for the provisions of Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                                     A-1-33

     Section 8.8 Assignment. Except as contemplated by Sections 1.11 and 1.12, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, transferred, disposed of or otherwise alienated by either of the parties hereto (whether voluntarily or involuntarily, with or without consideration, by operation of law or otherwise) without the prior written consent of the other party (which consent may be granted or withheld in such party's sole discretion). An attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     Section 8.10 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                          DEEPTECH INTERNATIONAL INC.

                                          By:  /s/ CHARLES M. DARLING, IV
                                            ------------------------------------
                                            Name: Charles M. Darling, IV
                                            Title: President

                                          EL PASO ACQUISITION COMPANY

                                          By:      /s/ H. BRENT AUSTIN
                                            ------------------------------------
                                            Name: H. Brent Austin
                                            Title: Executive Vice President and
                                                   CFO

                                          EL PASO NATURAL GAS COMPANY

                                          By:      /s/ H. BRENT AUSTIN
                                            ------------------------------------
                                            Name: H. Brent Austin
                                            Title: Executive Vice President and
                                                   CFO

                                     A-1-34

                       CERTIFICATE OF CORPORATE SECRETARY

     The undersigned hereby certifies that he is the duly elected, qualified, and acting Corporate Secretary of Parent, and that, as such, he is familiar with the facts herein certified and is duly authorized to certify the same and does hereby certify and resolve on behalf of Parent that: (i) this Agreement has been adopted by Parent pursuant to Section 251(f) of the Delaware General Corporation Law, (ii) Parent's Restated Certificate of Incorporation does not require a vote of its stockholders for the adoption of this Agreement, (iii) this Agreement does not amend in any respect Parent's Restated Certificate of Incorporation,
(iv) each share of stock of Parent outstanding immediately prior to the effective date of the Merger is to be an identical outstanding or treasury share of the Surviving Corporation after the Effective Time, and (v) the authorized unissued shares or the treasury shares of common stock of Parent to be issued or delivered under this Agreement plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under this Agreement do not exceed 20% of the shares of common stock of Parent outstanding immediately prior to the Effective Time.

     IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the 27th day of February, 1998.

                                          By:     /s/ DAVID L. SIDDALL
                                            ------------------------------------
                                            Name: David L. Siddall
                                            Title: Corporate Secretary of El
                                                   Paso Natural Gas Company

                                     A-1-35

                            CERTIFICATE OF SECRETARY

     The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of the Company, and that, as such, he is familiar with the facts herein certified and is duly authorized to certify the same and does hereby certify and resolve on behalf of the Company that this Agreement has been adopted by written consent of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon.

     IN WITNESS WHEREOF, I hereunder subscribe my name effective as of the 27th day of February, 1998.

                                          By:      /s/ DONALD V. WEIR
                                            ------------------------------------
                                            Name: Donald V. Weir
                                            Title: Secretary of DeepTech
                                              International Inc.

                                     A-1-36

                                                                    APPENDIX A-2

     AMENDMENT NO. 1 (this "Amendment"), dated as of June 16, 1998, by and among El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Energy Corporation, a Delaware corporation ("Holding"), El Paso Acquisition Company, a Delaware corporation ("Merger Sub"), and DeepTech International Inc., a Delaware corporation (the "Company"), to the Agreement and Plan of Merger, dated as of February 27, 1998 (the "Merger Agreement"), by and among Parent, Merger Sub and the Company. All capitalized terms not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     WHEREAS, Parent may adopt a holding company structure (the "Holding Company Reorganization") whereby Parent and its subsidiaries, including Merger Sub, would become direct and indirect subsidiaries of Holding, a newly formed Delaware holding company which has not engaged in any business other than in connection with the Holding Company Reorganization.

     WHEREAS, pursuant to the Holding Company Reorganization, holders of Parent Common Stock would become holders on a share-for-share basis of shares of common stock of Holding (the "Holding Common Stock").

     WHEREAS, Parent, Merger Sub and the Company desire to add Holding as a party to the Merger Agreement and to provide for Holding to perform the obligations of Parent under the Merger Agreement if the Holding Company Reorganization occurs prior to the Effective Time.

     NOW, THEREFORE, Parent, Holding, Merger Sub and the Company agree as follows:

     1. By this Amendment, Holding is hereby added as a party to the Merger Agreement.

     2. If the Holding Company Reorganization occurs prior to the Effective Time, for the period subsequent to the Holding Company Reorganization:

          (a) Unless the context otherwise requires, all references in the Merger Agreement to Parent, except with respect to Article II of the Merger Agreement, shall be deemed references to Holding, and in accordance with
     Section 1.9(g) of the Merger Agreement, all references to Parent Common Stock shall be deemed references to Holding Common Stock.

          (b) Unless the context otherwise requires, references to the Restated Certificate of Incorporation of Parent shall be deemed references to the Restated Certificate of Incorporation of Holding as in effect immediately prior to the Effective Time.

          (c) Holding shall perform all of the obligations of Parent under the Merger Agreement which have not theretofore been performed.

          (d) The capital stock of Merger Sub will be transferred by Parent to Holding so that, notwithstanding any other provision of the Merger Agreement, Merger Sub will be a wholly owned Subsidiary of Holding.

          (e) Holding hereby represents and warrants to the Company as follows:

             (i) Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

             (ii) As of the date hereof, the authorized capital stock of Holding consists of 1,000 shares of common stock, par value $1.00 per share, all of which are validly issued and outstanding, fully paid and nonassessable and are directly owned by Parent free and clear of all liens, claims and encumbrances. Upon the consummation of the Merger, the authorized capital stock of Holding will consist of 275,000,000 shares of common stock, par value $3.00 per share, and 25,000,000 shares of preferred stock, par value $.01 per share.

             (iii) Holding has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the

                                      A-2-1
        transactions contemplated hereby have been duly authorized by the Board of Directors and sole stockholder of Holding. This Agreement constitutes a valid and binding obligation of Holding enforceable against Holding in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Holding are necessary to authorize this Agreement and the transactions contemplated hereby. Except as required by the HSR Act, the Securities Act, the Exchange Act and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Holding of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which would not prevent the consummation of the transactions contemplated this Agreement.

          (f) References to Parent and Merger Sub, collectively, in Sections 6.2(a), 6.2(b) and 7.1(b) of the Merger Agreement shall be deemed to refer to Parent, Merger Sub and Holding.

     3. Except as expressly set forth herein, the Merger Agreement shall continue in full force and effect in accordance with its terms.

     4. This Amendment shall not be effective unless and until the Merger Agreement, as amended by this Amendment (as amended, the "Amended Merger Agreement"), has been duly approved by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote or act by consent thereon; it being understood that the Merger Agreement has previously been duly approved by written consents of the holders of the Company Common Stock and that the foregoing written consents shall remain in full force and effect notwithstanding any failure by the holders of Company Common Stock to approve the Amended Merger Agreement.

     5. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     6. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                                      A-2-2

     IN WITNESS WHEREOF, the parties have executed this Amendment as the date first written above.

                                            EL PASO NATURAL GAS COMPANY

                                            By:     /s/ H. BRENT AUSTIN
                                              ----------------------------------
                                              Name: H. Brent Austin
                                              Title:   Executive Vice President
                                                  and Chief Financial Officer

                                            EL PASO ENERGY CORPORATION

                                            By:     /s/ H. BRENT AUSTIN
                                              ----------------------------------
                                              Name: H. Brent Austin
                                              Title:   Executive Vice President
                                                  and Chief Financial Officer

                                            EL PASO ACQUISITION COMPANY

                                            By:     /s/ H. BRENT AUSTIN
                                              ----------------------------------
                                              Name: H. Brent Austin
                                              Title:   Executive Vice President



                                              DEEPTECH INTERNATIONAL INC.

                                            By: /s/ CHARLES M. DARLING, IV
                                              ----------------------------------
                                              Name: Charles M. Darling, IV
                                              Title:   President

                                      A-2-3

                                                                      APPENDIX B

                    CONTRIBUTION AND DISTRIBUTION AGREEMENT

     This CONTRIBUTION AND DISTRIBUTION AGREEMENT (the "Agreement") is made as of the 27th day of February, 1998 among DeepTech International Inc., a Delaware corporation (the "Company"), Tatham Offshore, Inc., a Delaware corporation ("Offshore"), DeepFlex Production Services, Inc., a Delaware corporation ("DeepFlex"), and El Paso Natural Gas Company, a Delaware corporation ("Parent").

                                   BACKGROUND

     A. The Company and its affiliates are the holders of the shares of common stock and preferred stock of Offshore set forth on Schedule 1.

     B. DeepFlex desires to satisfy a portion of certain indebtedness owed by DeepFlex to the Company by causing Offshore to transfer the shares of capital stock of Offshore held by DeepFlex to the Company.

     C. The Company desires to sell, and Offshore desires to purchase, a portion of certain indebtedness owed by DeepFlex to the Company, in exchange for which Offshore will transfer all of the stock of Tatham Offshore Development, Inc. ("TODI"), to the Company and Offshore will cancel certain reversionary interests.

     D. The Company desires to capitalize the remaining portion of the indebtedness owed by DeepFlex to the Company.

     E. The Company desires to contribute to Offshore, and Offshore desires to accept the contribution of, the stock of DeepFlex.

     F. The Company desires to distribute on a pro rata basis to the holders of the Company's common stock, par value $0.01 per share ("Company Common Stock"), rights (the "Rights") to purchase the Offshore Shares (as hereinafter defined) on the terms and subject to the conditions set forth herein (including the sale of the underlying Offshore Shares, the "Rights Offering") and Offshore is willing to cooperate with the Company in connection therewith.

     NOW, THEREFORE, the parties agree as follows:

1. DEFINITIONS.

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

     "Commission" shall mean the Securities and Exchange Commission.

     "Company Indenture" shall mean the Indenture dated as of March 21, 1994 between the Company and the Bank of New York, successor in interest to the First Interstate Bank of Texas, N.A. and the related loan and security documents.

     "Completion Date" shall mean the earlier of (i) the date on which all of the Offshore Shares shall have been subscribed and paid for pursuant to the Rights Offering, including any subscriptions and payments for Offshore Shares by Tatham Brothers, Thomas P. Tatham and/or Offshore, and such subscriptions shall have been accepted by the Company and (ii) the Final Expiration Date.

     "DeepFlex Note" shall mean (i) the Second Amended and Restated Senior Promissory Note dated March 1, 1995, issued by DeepFlex to the Company and (ii) any other indebtedness owed by DeepFlex or any of its Subsidiaries to the Company or any Company Subsidiary.

     "DeepFlex Shares" shall mean the shares of capital stock of DeepFlex owned, directly or indirectly, by the Company.

     "Distribution" shall mean the distribution pursuant to the Rights Offering of the Rights to holders of record on the Record Date of Company Common Stock.

     "Distribution Date" shall mean the date of effecting the Distribution.

     "Effective Time" shall have the meaning ascribed to it in the Merger Agreement.

     "Estimated Tax Amount" shall mean the tax estimated to be due by DeepFlex or Offshore as set forth on the Price Tax Schedule (as defined in the Tax Sharing Agreement).

     "Excess Proceeds" means the net proceeds of the Rights Offering in excess of $75 million.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FPS" shall mean the FPS III, Inc., a Delaware corporation and/or FPS V, Inc., a Delaware corporation.

     "Final Expiration Date" shall mean the date on which the right of Tatham Brothers, Thomas P. Tatham and Offshore to exercise any Rights pursuant to the Rights Offering shall terminate, which date shall be the close of business on the later of (x) two days after the General Expiration Date and (y) five days after the date of the Effective Time.

     "General Expiration Date" shall mean the date fixed by the Board of Directors of Offshore on which the right of all holders of Rights (other than Tatham Brothers, Thomas P. Tatham and Offshore) to exercise Rights pursuant to the Rights Offering shall terminate, which date shall be not more than 50 days following the Distribution Date.

     "Initial Proceeds" shall have the meaning ascribed to it in Section 4.3 hereof.

     "Initial Subscription Period" shall mean the period fixed by the Board of Directors of Offshore for holders of Rights to purchase the Offshore Shares subject to such Rights (exclusive of any period (an "Additional Period") fixed by the Board of Directors of Offshore for the purchase of any unsubscribed Shares), which period shall expire no later than the General Expiration Date.

     "Leviathan" shall mean Leviathan Gas Pipeline Partners, L.P.

     "Merger Agreement" shall mean the Agreement and Plan of Merger, among Parent, El Paso Acquisition Company and the Company, dated as of February 27, 1998.

     "Offshore Common Stock" shall mean the common stock, par value $0.01 per share, of Offshore listed on Schedule 1 attached hereto.

     "Offshore Preferred Stock" shall mean the Series A 12% Convertible Exchangeable Preferred Stock, par value $0.01 per share, Series B 8% Convertible Exchangeable Preferred Stock, par value $0.01 per share, Series C 4% Convertible Exchangeable Preferred Stock, par value $0.01 per share, 9% Senior Convertible Preferred Stock, par value $0.01 per share, and Mandatory Redeemable Preferred Stock, par value $0.01 per share, of Offshore listed on Schedule 1 attached hereto.

     "Offshore Shares" shall mean (i) the shares of Offshore Common Stock and Offshore Preferred Stock or (ii) units comprised of such shares.

     "Prospectus" shall mean the prospectus(es) to be distributed to the holders of Company Common Stock in connection with the Rights Offering.

     "Record Date" shall mean the record date for the Distribution fixed by the Company's Board of Directors or any committee thereof.

     "Redemption Agreement" shall mean the Redemption Agreement dated the date hereof between Leviathan and Offshore.

     "Registration Statement" shall mean the registration statement(s) registering the offering and sale of the Rights and the Offshore Shares pursuant to the Rights Offering.

     "RIGCO" shall mean RIGCO North America, L.L.C., a Delaware limited liability company.

     "Rig Distribution" shall have the meaning ascribed to it in Section 3.2 hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Senior Preferred Stock" shall mean the 9% Senior Convertible Preferred Stock, par value $0.01 per share, of Offshore.

     "Subordinated Note" shall mean the Company's Senior Subordinated Note dated January 23, 1997 payable to Hare & Co.

     "Tatham Brothers" shall mean Tatham Brothers, L.L.C., a Delaware limited liability company.

     "Tax" shall have the meaning ascribed to it in the Tax Sharing Agreement.

     "Tax Sharing Agreement" shall have the meaning ascribed to it in the Merger Agreement.

     Other capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2. PRELIMINARY ACTION.

     2.1 Registration Statement and Prospectus. The Company and Offshore shall prepare and file the Registration Statement (which shall include the Prospectus) with the Commission as promptly as practical, and in no event later than March 31, 1998. Subject to the conditions set forth herein, the Company and Offshore shall use all commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act. The Company and Offshore shall cause the Prospectus to be mailed to the holders of record on the Record Date of Company Common Stock.

     2.2 Federal Securities Laws. The Company and Offshore shall take all such other action as may be necessary or appropriate under the securities laws of the United States in connection with the Rights Offering to permit the Rights and the Offshore Shares to be offered and sold as provided herein.

     2.3 Blue Sky. The Company and Offshore shall take all such action as may be necessary or appropriate under the securities or blue sky laws of states or other political subdivisions of the United States in connection with the Rights Offering to permit the offering and sale of the Rights and the Offshore Shares as provided herein.

     2.4 Listing. Offshore may prepare and file an application to effect the listing of the Offshore Shares on the Nasdaq National Market.

     2.5 Representations and Warranties Regarding TODI. Offshore represents and warrants to Parent and the Company as of the date of this Agreement and as of the date of the Contribution as follows:

          (a) TODI is a corporation validly existing and in good standing under the laws of Delaware. The authorized capital stock of TODI consists of 1,000 shares of common stock, par value $.01, of which 1 share is validly issued and outstanding, which is owned by Offshore. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments obligating TODI to issue, deliver or sell shares of its capital stock or obligating TODI to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

          (b) Except as listed on Schedule 2, TODI is not a party to any contracts or agreements and has no liabilities or obligations, whether absolute or contingent, accrued or unaccrued, matured or unmatured.

     2.6 No Other Representations or Warranties; Consents. Each party hereto understands and agrees that, except as expressly provided in Section 2.5, no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, representing or warranting in any way (i) that the obtaining of any consents or approvals, the execution and delivery of any agreements or the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable laws or (ii) matters relating to the business, operations, assets, debts or liabilities of DeepFlex, Offshore or their respective Subsidiaries. Notwithstanding the foregoing, the parties shall use all commercially reasonable efforts to obtain all consents and approvals, to enter into all agreements and to make all filings and applications which may be required for the consummation of the transactions contemplated by this Agreement, including, without limitation, all applicable regulatory filings or consents under federal or state laws and all necessary consents, approvals, agreements, filings and applications.

3. THE CONTRIBUTION.

     3.1 The Contribution. Subject to the satisfaction of the conditions set forth in Article 7 hereof, at least seven days prior to the Distribution Date:

          (a) (i) the Company shall sell to Offshore, and Offshore shall purchase from the Company $8 million of the DeepFlex Note in exchange for
     (x) the delivery by Offshore to the Company of a stock certificate evidencing the outstanding share of capital stock of TODI, duly endorsed for transfer, free and clear of all liens, charges and encumbrances, and
     (y) the irrevocable termination and cancellation by Offshore of all its rights to receive an assignment of certain interests in oil and gas properties under the Agreement for Purchase and Sale by and between Offshore and Flextrend Development Company, L.L.C. dated June 30, 1995 and
     (ii) in satisfaction of $12 million of the amount due and owing with respect to the DeepFlex Note, DeepFlex shall deliver to the Company stock certificates evidencing all of the shares of Offshore Common Stock and Offshore Preferred Stock owned by DeepFlex, duly endorsed for transfer, free and clear of all liens, charges and encumbrances;

          (b) in full satisfaction of the remaining balance of the DeepFlex Note held by the Company, the Company shall contribute to the capital of DeepFlex the balance of the amount due and owing with respect to the DeepFlex Note after the repayment and transfer in paragraph (a) (or, in the case of indebtedness due and owing from a DeepFlex Subsidiary, transfer such indebtedness to DeepFlex); and

          (c) the Company shall contribute to the capital of Offshore the DeepFlex Shares, by delivery to Offshore of stock certificates evidencing the DeepFlex Shares, duly endorsed for transfer, free and clear of all liens, charges and encumbrances (the contributions described in clauses (a) through (c) are referred to herein collectively as the "Contribution").

     3.2 Optional Rig Distribution. Prior to the Contribution, at Offshore's option, the Company shall cause RIGCO to distribute to FPS either (but not both of) the FPS Laffit Pincay or the FPS Bill Shoemaker (the "Rig Distribution"); provided, however, that such Rig Distribution shall occur only if the gain realized (as calculated for federal income tax purposes) by RIGCO on the distribution is no more than $48 million.

4. THE RIGHTS OFFERING.

     4.1 The Rights Offering. The Company shall take all steps required to effect the Rights Offering and Offshore shall cooperate with the Company in connection therewith, including, without limitation, the transactions contemplated by Section 2.

     4.2  Terms of the Rights Offering.

          (a) Pursuant to the Rights Offering, the Company will distribute to the holders of record on the Record Date of the Company Common Stock, pro rata, Rights to purchase all of the Offshore Shares. The Rights will be transferable by the holders thereof and will be listed or admitted to trading on NASDAQ.

          (b) The subscription price payable for the Offshore Shares by holders of Rights shall be $3.25 per Offshore Share.

          (c) Subject to paragraph (e) below, each Right will expire on the General Expiration Date, unless theretofore exercised by the holder thereof by completion of the subscription form mailed to holders of Rights, accompanied by payment of the aggregate subscription price for the Offshore Shares covered thereby.

          (d) At Offshore's election, the subscription form will include an over-subscription option which will permit each holder who exercises in full the Rights distributed to such holder to elect to subscribe, pro rata with all holders of Rights who exercise their over-subscription option (each, a "Subscribing Holder"), for any Offshore Shares covered by unexercised Rights ("Unsubscribed Shares"). As promptly as practicable following the Initial Subscription Period, the Company shall notify each Subscribing Holder of the number of Unsubscribed Shares to be distributed to such holder and the aggregate subscription price therefor, and each Subscribing Holder shall have until the General Expiration Date to deliver to the Company payment of the subscription price for the Unsubscribed Shares to be delivered to such holder.

          (e) Immediately following the General Expiration Date, any Rights to acquire Unsubscribed Shares which have not been subscribed for as provided in paragraph (d) ("Remaining Shares") will be transferred to Tatham Brothers and Tatham Brothers shall be obligated to exercise such number of Rights, if any, as is required by the Standby Agreement dated the date hereof among Parent, the Company, Offshore, Tatham Brothers and Thomas P. Tatham (the "Standby Agreement").

          (f) Thomas P. Tatham has guaranteed the obligations of Tatham Brothers under the Standby Agreement and is obligated pursuant to such guarantee to perform prior to the Final Expiration Date the obligations of Tatham Brothers described in clause (e) of this Section 4.2, to the extent Tatham Brothers has not theretofore performed such obligations in accordance with the Standby Agreement.

          (g) Offshore shall purchase on the Final Expiration Date all Remaining Shares not purchased by Tatham Brothers at the subscription price of $3.25 per Offshore Share.

          (h) All Rights of Tatham Brothers, Thomas P. Tatham and Offshore to exercise any Rights covering Remaining Shares shall expire on the Final Expiration Date.

          (i) All net proceeds received by the Company from any holder of Rights, including, without limitation, Tatham Brothers, Thomas P. Tatham and/or Offshore upon the exercise of Rights, constitute net proceeds of the Rights Offering and shall be distributed as provided in Section 4.3.

          (j) The completion of the Rights Offering is subject to the satisfaction of the conditions set forth in Article 7 hereof and the prior consummation of the Contribution.

          (k) Other terms of the Rights Offering shall be determined by mutual agreement between the Company, Parent and Offshore.

     4.3 Proceeds of Rights Offering. The first $75 million of net proceeds (the "Initial Proceeds") of the Rights Offering shall be retained by the Company. Subject to Section 3.03 of the Tax Sharing Agreement, the Company shall contribute the Excess Proceeds to the capital of Offshore. If the Completion Date occurs prior to the date of the Effective Time, the Initial Proceeds, together with the Estimated Tax Amount, shall be deposited by the Company in escrow in accordance with an escrow agreement in the form of Schedule 3 hereto.

     4.4 Expenses of Contribution and Rights Offering. Subject to Sections 5.2 and 5.3, the first $1 million of expenses related in any way to the Contribution and the Rights Offering, including, without limitation, all legal, financial advisory, accounting and printing fees of the Company and Offshore ("Expenses"), shall be borne by the Company and any Expenses in excess of $1 million shall be borne by Offshore. Neither the Company nor Offshore has retained (or will retain) a financial advisor in connection with the Contribution and the Rights Offering.

5. ADDITIONAL ASSURANCES; INDEMNIFICATION.

     5.1 Mutual Assurances. Parent, the Company and Offshore agree to cooperate with respect to the Contribution and the Rights Offering and to execute such further documents and instruments as may be necessary to effect the transactions contemplated thereby.

     5.2  Indemnification.

          (a) From and after the Effective Time, Offshore shall indemnify, defend and hold Parent and its Subsidiaries (including the Company and the Company Subsidiaries) and the officers, directors and employees of each such entity (other than members of the Offshore Indemnified Group (defined herein), the "Parent Indemnified Group") harmless from and against all losses, expenses, claims, damages and liabilities (other than Taxes, which are governed by the Tax Sharing Agreement) to which the Parent Indemnified Group may be or become subject that relate to (i) the assets, business, operations, debts or liabilities of the Offshore Group, whether arising prior to, concurrent with or after the Contribution or the Rights Offering,
     (ii) the failure to obtain all necessary third party consents to the Contribution or the Rights Offering (other than the failure to obtain all necessary consents under the Company Indenture and the Subordinated Note in connection with the Contribution and the Rights Offering, or the failure to obtain any other necessary third party consents as to which Offshore or the Company notify Parent to the extent the failure to obtain the consent is a result of Parent's election to unreasonably withhold or delay its consent under Section 4.1 of the Merger Agreement (the "5.2(a)(ii) Consents")), or
     (iii) any filing by any member of the Offshore Group under the Securities Act or the Exchange Act (including, without limitation, the Registration Statement) or any information relating to the Offshore Group contained in any filing made by any member of the Company Group in each case whether made prior to or concurrent with the Effective Time.

          (b) From and after the Effective Time, Parent shall indemnify, defend and hold the Offshore Group and the officers, directors and employees thereof (other than members of the Company Indemnified Group, the "Offshore Indemnified Group") harmless from and against all losses, expenses, claims, damages and liabilities (other than Taxes, which are governed by the Tax Sharing Agreement) to which the Offshore Indemnified Group may be or become subject that relate to (i) the assets, business, operations, debts or liabilities of the Company Group, whether arising prior to, concurrent with, or after the Contribution or the Rights Offering, (ii) the failure to obtain the 5.2(a)(ii) Consents, or (iii) any filing by any member of the Company Group (other than to the extent a filing by a member of the Company Group contained or contains information relating to the Offshore Group) under the Securities Act or the Exchange Act, whether made prior to or concurrent with the Effective Time.

6. COVENANTS.

     6.1 Employment Matters. As of the Effective Time, the employees of the Company and each Company Subsidiary listed in Schedule 4 hereto (the "Spin Off Employees") shall be offered full-time employment by Offshore or one of its Subsidiaries; provided, however, that except as may be specifically required by applicable law or any contract, neither Offshore and its Subsidiaries, on the one hand, nor any employee, on the other hand, shall be obligated to continue any employment relationship or any specific terms of employment for any specific period of time. Effective as of the Effective Time, Offshore shall, and hereby does, assume all obligations arising under any employment agreement or arrangement (written or oral) between the Company or any of its Subsidiaries and the Spin Off Employees (including, without limitation, any obligation of the Company under lease agreements relating to automobiles provided by the Company to any Spin Off Employee prior to the Effective Time), and, effective as of the Effective Time, the Company and its Subsidiaries shall be, and hereby are, indemnified by Offshore from all obligations arising under such employment agreements or arrangements.

     6.2 Offshore Defined Contribution Plan. Effective as of the Effective Time, Offshore shall establish a defined contribution plan for the benefit of the Spin Off Employees and any other full-time Offshore employees (the "Offshore DC Plan"). As promptly as practicable after the Effective Time, the Company shall cause the trustee of the DeepTech International Inc. Section 401(k) Plan (the "DeepTech DC Plan") to transfer to the trustee of the Offshore DC Plan the account balances of each Spin Off Employee with respect to whom the DeepTech DC Plan maintains an account as of the close of business on the date of the Effective Time. Such transfers shall be equal to the value of the transferred account balances as of the close of business on the day preceding the date of transfer and shall be in cash, except that the Offshore DC Plan shall accept the following: (a) Company Common Stock (which, as of the Effective Time, will represent solely the right to receive the Merger Consideration) for the Company Common Stock fund portion of such account balances (together with the Offshore Shares distributed in connection with the Distribution); and (b) amounts credited to the DeepTech DC Plan which are held in mutual funds which are also investment media in the Offshore DC Plan. Offshore shall cause the Offshore DC Plan (x) to permit the Spin Off Employees to sell from the Company Common Stock fund portion of the Offshore DC Plan any shares of the Parent Common Stock received in the Merger and (y) not to permit the future investment in the shares of Company Common Stock or the common stock of any other entity that does not sponsor the Offshore DC Plan (except for investments through mutual funds or other collective investment vehicles with respect to which participants have no control over the individual investments thereof).

     6.3  Severance and Consulting Arrangements.

          (a) In the case of any person listed on Schedule 5 hereto, such person shall be entitled to severance as provided below, if such person is not offered employment by the Surviving Corporation, Parent or any of their Subsidiaries in Houston at such person's current base salary as of the Effective Time or is terminated by the Surviving Corporation, Parent or any of their Subsidiaries prior to January 1, 1999. In the case of any person listed on Schedule 6 hereto, such person shall be entitled to severance as provided below, if (i) such person is not employed by Offshore or any of its Subsidiaries in Houston as of the Effective Time, unless such person is offered employment by the Surviving Corporation, Parent or any of their Subsidiaries in Houston at such person's current base salary as of the Effective Time or (ii) such person is employed by the Surviving Corporation, Parent or any of their Subsidiaries at such person's current base salary as of the Effective Time and is terminated by the Surviving Corporation, Parent or any of their Subsidiaries prior to January 1, 1999. Any person entitled to severance as provided in this paragraph shall receive a lump sum cash payment equal to six months' base salary based upon such person's current monthly base salary paid to such employee as of the date of termination. Until January 1, 1999, none of Offshore and its Subsidiaries listed shall employ or enter into any consulting arrangement with any employee listed on Schedule 5.

          (b) Certain individuals listed on Schedule 7 hereto may enter into agreements to provide certain consulting services to the Company and Offshore for a period of six months after the Effective Time. The Company and Offshore shall each pay one half of the costs of such consulting agreements.

     6.4 Offshore Group/Company Group Arrangements. All arrangements and agreements between any member of the Offshore Group and the Company Group are set forth in the Company Disclosure Schedule. Except as contemplated by this Agreement, the Merger Agreement (including the Company Disclosure Schedule) and the related Agreements, it is the intention of the parties hereto that between the date of this Agreement and the Effective Time the Company Group and the Offshore Group shall be operated as independent corporate groups and there shall be no new investment, contribution, financing or credit support or payments of Taxes (as defined in the Tax Sharing Agreement) provided by any member of either group to any member of the other group, and any additional funds required by any member of either group from the date of this Agreement to the Effective Time shall be obtained from such group's internally generated funds or from third parties. Except as contemplated by this Agreement, the Merger Agreement (including the Company Disclosure Schedule) and the related Agreements, in furtherance of the foregoing, between the date of this Agreement and the Effective Time, no member of the Company Group shall invest, loan, pay or otherwise advance or contribute any funds or property (other than the accrual of (i) amounts payable under that certain First Amended and Restated Management Agreement dated November 10, 1993 between Offshore and the Company (the "Management Agreement"), as amended, and (ii) interest on indebtedness outstanding on the date of this Agreement under the DeepFlex Note) to any member of the Offshore Group or pay any Taxes relating to the assets, business or operations of any member of the Offshore Group or forgive or capitalize any amounts owed by any member of the Offshore Group to any member of the Company Group (other than, if the transactions contemplated by the Redemption Agreement are consummated, the reduction by 50% of the management fees payable by Offshore to the Company pursuant to the Management Agreement, effective retroactively to January 1, 1998). Except as contemplated by this Agreement, the Merger Agreement (including the Company Disclosure Schedule) and the Related Agreements, immediately prior to the Effective Time, the members of the Offshore Group (i) shall pay in cash all amounts owed by them to any member of the Company Group (except that amounts outstanding under the Management Agreement which relate to DeepFlex and its Subsidiaries will be contributed to Offshore or forgiven and the DeepFlex Note will be treated as provided in
Article 3 hereof) and (ii) shall reimburse the Company for any payments of Taxes made by the Company or any Company Subsidiary after January 1, 1998 and prior to the Effective Time which relate to the assets, business or operations of any member of the Offshore Group. Any amounts owing by the Company Group to the Offshore Group (all of which are set forth in the Company Disclosure Schedule) will be offset against amounts otherwise owed to the Company under the DeepFlex Note. Other than the Tax Sharing Agreement, this Agreement and the agreements marked with an asterisk as continuing agreements in the Company Disclosure Schedule, all intercompany agreements and arrangements between any member of the Offshore Group and any member of the Company Group shall terminate as of the Effective Time. The Company and Offshore shall take or shall cause to be taken all actions necessary to effectuate the termination of such agreements.

     6.5 Restrictions on Amendments. The Company and Offshore shall not amend, modify, waive or extend any time period under any provisions of this Agreement, the Redemption Agreement, or the Tax Sharing Agreement prior to the Effective Time without the consent of Parent.

     6.6 Sublease. As of the Effective Time, subject to the approval by the lessor of (i) the assignment of the existing lease to Parent, as successor to the Company, and (ii) the sublease contemplated hereby, the Company shall sublease to Offshore, and Offshore shall sublease from the Company, the space currently occupied by the Company on the 74th and 75th floor of 600 Travis Street, Houston, Texas, pursuant to the Sublease Agreement attached as Schedule 8 hereto, which shall be executed and delivered at the Effective Time.

     6.7 North Atlantic Partners. Leviathan has entered into an agreement, attached as Schedule 9 hereto, with North Atlantic Pipeline Partners, L.P., an indirect wholly owned subsidiary of Offshore, and other parties, dated February 5, 1998, relating to the participation by Leviathan in a proposed pipeline project in Canadian Atlantic waters (the "NAP Agreement"). The Company and Offshore agree that no payments shall be made by or on behalf of Leviathan pursuant to the NAP Agreement and Leviathan will not incur any liability or obligation under the NAP Agreement prior to the first anniversary of the Effective Time, and the NAP Agreement may be terminated by Leviathan at any time prior to the first anniversary of the Effective Time without cost, liability, expense or continuing obligation on the part of Leviathan or any of its affiliates. No press release or other public disclosure that mentions Parent or its Subsidiaries shall be made with respect to the NAP Agreement or the transactions contemplated thereby, except by Offshore with the prior consent of Parent, which will not be unreasonably withheld or delayed.

     6.8 Exchange of Senior Preferred Stock. As promptly as practical, and in any event no later than Monday, March 2, 1998, Offshore shall take, and the Company shall cause Leviathan to take, all such actions as shall be necessary to exchange the outstanding shares of the Senior Preferred Stock for a substantially identical series of preferred stock of Offshore, except that such new series of preferred stock shall not be redeemable and shall be immediately convertible into Offshore Common Stock. References in this Agreement to the Senior Preferred Stock shall include the shares of preferred stock of Offshore for which the Senior Preferred Stock shall be exchanged.

     6.9 Cross-Guarantees. Each of the Company, Offshore, Leviathan and DeepFlex shall be responsible for its respective premium obligations under the premium finance agreements between such parties and AFCO Credit Corporation. Prior to the Effective Time, each of the Company, Offshore, Leviathan and DeepFlex shall pay any unpaid portion of its premium obligations under such agreements, whether or not such obligations are then due and payable.

7. CONDITIONS TO THE CONTRIBUTION AND THE COMPLETION OF THE RIGHTS OFFERING.

     The Contribution and the completion of the Rights Offering shall be subject to the satisfaction or waiver of the following conditions (provided that the condition in Section 7.3 shall apply solely to the Rights Offering):

     7.1 Securities Law Compliance. The transactions contemplated hereby shall be in compliance with applicable federal and state securities laws and applicable Nasdaq regulations, and the Registration Statement shall have been declared effective and no stop orders shall have been instituted with respect thereto under the Securities Act.

     7.2 Legal Proceedings. No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Contribution or the Rights Offering shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

     7.3 Proceeds of Rights Offering. The net proceeds actually received and retained by the Company pursuant to the Rights Offering shall be not less than the Initial Proceeds and the Estimated Tax Amount shall have been paid by Offshore or retained by the Company out of the Excess Proceeds, and such amounts shall have been deposited in escrow in accordance with Section 4.3, if required.

8. MISCELLANEOUS.

     8.1 Waiver and Amendment. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in an instrument in writing duly executed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

     8.2 Assignment. No party may assign its rights and obligations hereunder without the prior written consent of the other; provided, however, that, so long as such party remains primarily obligated and responsible with respect thereto, any party may assign its rights hereunder to any of its affiliates (which remains an affiliate) or to any person or entity with which the assigning party is merged or consolidated if such person is the surviving entity or which acquires all or substantially all of the assets of such party.

     8.3 No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall be effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its rules of conflicts of laws thereof.

     8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or the Company, to

               El Paso Natural Gas Company
               1001 Louisiana
               Houston, Texas 77002
               Attention: William A. Wise
               Facsimile No.: (713) 757-6030

               and

               Attention: Britton White, Jr.
               Facsimile No.: (713) 757-1872

               with a copy to:

               Fried, Frank, Harris, Shriver & Jacobson
               One New York Plaza
               New York, New York 10004-1980
               Attention: Gary P. Cooperstein
               Facsimile No.: (212) 859-4000

        (b) if to Offshore or DeepFlex, to

               Tatham Offshore, Inc.
               7500 Chase Tower
               600 Travis Street
               Houston, Texas 77002
               Attention: Chief Executive Officer
               Facsimile No.: (713) 224-7574

               with a copy to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               1900 Pennzoil Place -- South Tower
               Houston, Texas 77002
               Attention: Rick L. Burdick
               Facsimile No.: (713) 236-0822

     8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

     8.9 Termination. Parent's obligations under this Agreement shall terminate upon termination of the Merger Agreement if the Merger has not been consummated prior thereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            DEEPTECH INTERNATIONAL INC.

                                            By: /s/ CHARLES M. DARLING, IV
                                              ----------------------------------
                                              Name: Charles M. Darling, IV
                                              Title:  President

                                            TATHAM OFFSHORE, INC.

                                            By:     /s/ DONALD V. WEIR
                                              ----------------------------------
                                              Name: Donald V. Weir
                                              Title: Assistant Secretary

                                            DEEPFLEX PRODUCTION SERVICES, INC.

                                            By:     /s/ DONALD V. WEIR
                                              ----------------------------------
                                              Name: Donald V. Weir
                                              Title:  Vice President and
                                                Secretary

                                            EL PASO NATURAL GAS COMPANY

                                            By:     /s/ H. BRENT AUSTIN
                                              ----------------------------------
                                              Name: H. Brent Austin
                                                Title:  Executive Vice President
                                                  and Chief Financial Officer

                                                                      APPENDIX C

                   FAIRNESS OPINION OF CHASE SECURITIES INC.

                                                                February 6, 1998

Independent Committee of the
  Board of Directors
Deeptech International Inc.
600 Travis Street
Suite 750
Houston, Texas 77002

Board of Directors
Deeptech International Inc.
600 Travis Street
Suite 750
Houston, Texas 77002

Members of the Independent Committee and the Board of Directors:

     You have informed us that Deeptech International Inc. ("Deeptech") and El Paso Natural Gas Company ("El Paso") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for, among other things, the merger (the "Merger") of Deeptech with and into El Paso pursuant to which each outstanding share of common stock, par value $.01 per share (the "Deeptech Common Stock"), of Deeptech not owned by El Paso or Deeptech or their respective subsidiaries shall be converted into either (i) a fraction of a share of common stock, par value $3.00 per share (the "El Paso Common Stock"), of El Paso calculated by multiplying $14.00 by the "Multiplier" and dividing the result by the "Average Price" of El Paso Common Stock (as each such term is defined in the Merger Agreement), or (ii) $14.00 in cash (collectively, the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected in accordance with the Merger Agreement. You have further informed us that, prior to the closing of the Merger, Deeptech shall distribute pro rata to the holders of Deeptech Common Stock rights (the "Rights"), exercisable for $3.25 per Right, to purchase all of the common and preferred stock (and/or units representing the same) in Tatham Offshore, Inc. ("Offshore") owned or to be acquired by Deeptech in accordance with the Contribution and Distribution Agreement (as defined in the Merger Agreement). As used in this opinion, the term "Consideration" collectively refers to the Merger Consideration and the Rights to be received by the holders of Deeptech Common Stock in connection with the Merger.

     You have requested that we render our opinion as to the fairness, from a financial point of view, of the Consideration to be received by the holders of Deeptech Common Stock in connection with the Merger.

     In arriving at the opinion set forth below, we have, among other things:

     (a) reviewed a draft of the Merger Agreement and the Contribution and Distribution Agreement in the forms provided to us and have assumed that the final forms of the Merger Agreement and the Contribution and Distribution Agreement will not vary in any regard that is material to our analysis;

     (b) reviewed certain publicly available business and financial information that we deemed relevant relating to Deeptech, El Paso, Offshore and Leviathan Gas Pipeline Partners L.P. ("Leviathan"), an affiliate of Deeptech, as well as the respective industries in which they operate;

     (c) discussed, with members of management of Deeptech, Leviathan and El Paso, Deeptech's, Leviathan's and El Paso's respective operations, historical financial statements and future prospects, as well as such other matters as we deemed necessary or appropriate;

     (d) reviewed certain internal non-public financial and operating data provided to us by or on behalf of the management of Deeptech, Leviathan and El Paso relating to their respective businesses, including certain forecast and projection information as to future financial results of such businesses;

     (e) compared the financial and operating performance of Deeptech, Leviathan and El Paso with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant stock market information for such other companies;

     (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Merger and otherwise relevant to our inquiry; and

     (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion, and have further relied upon the assurances of management of Deeptech, Leviathan and El Paso that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Deeptech, Leviathan or El Paso, nor have we conducted a physical inspection of the properties and facilities of Deeptech, Leviathan or El Paso. We were not requested to, and did not, generally solicit offers from third parties to acquire all or part of the Company. We have assumed that the financial forecast and projection information provided to us by or on behalf of Deeptech, Leviathan and El Paso have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Deeptech, Leviathan and El Paso, respectively, as to the future financial performance of such companies.

     For purposes of rendering our opinion we have assumed that the representations and warranties of each party contained in the Merger Agreement are true and correct in all material respects, that each party will perform in all material respects all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that any material governmental, regulatory or other consents and approvals will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, no restrictions will be imposed that would have any material adverse effect on the contemplated benefits to the holders of Deeptech Common Stock of the Merger.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of Deeptech Common Stock in connection with the Merger, and we express no opinion as to the merits of the underlying decision by Deeptech to engage in the Merger or consummate any of the transactions contemplated thereby. This opinion does not constitute a recommendation to any holder of Deeptech Common Stock as to how such holder should vote with respect to the Merger or as to whether such holder should elect cash or El Paso Common Stock as the Merger Consideration. We further express no opinion as to the price at which the shares of El Paso Common Stock or the Offshore capital stock will actually trade following consummation of the Merger, nor do we express an opinion as to whether a holder of a Right should exercise such Right.

     Chase Securities, Inc. ("CSI"), as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Independent Committee of the Board of Directors (the "Committee") of Deeptech in connection with the Merger and will receive a fee for rendering this opinion. In addition, Deeptech has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation ("Chase") and its affiliates, including CSI, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Deeptech, Leviathan and El Paso and their respective affiliates or subsidiaries. In the ordinary course of business we or our affiliates may trade in the debt and equity securities of Deeptech, Leviathan, El Paso or their respective affiliates or subsidiaries for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Consideration to be received by the holders of Deeptech Common Stock in connection with the Merger is fair, from a financial point of view, to such holders.

     This opinion is for the use and benefit of the Committee and the Board of Directors of Deeptech in their evaluation of the Merger and shall not be used for any other purpose without the prior written consent of CSI. Except as expressly permitted under CSI's engagement letter with Deeptech, this opinion shall not be reproduced, disseminated, quoted, summarized or referred to an any time, in any manner or for any purpose, nor shall any public references to CSI be made by Deeptech or El Paso, without the prior written consent of CSI.

                                          Very truly yours,

                                          /s/  CHASE SECURITIES INC.

                                          CHASE SECURITIES INC.

                                                                         ANNEX I

                      DELAWARE CODE TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
                     SUBCHAPTER IX. MERGER OR CONSOLIDATION

SECTION 262 APPRAISAL RIGHTS.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record in a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to sec.251(g) of this title), sec.252, sec.254, sec.257, sec.258, sec.263 or sec.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of the shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                 [ALTERNATE SHAREHOLDER LETTER IN THE EVENT THE


                 AMENDED MERGER IS APPROVED BY WRITTEN CONSENT]


                          DEEPTECH INTERNATIONAL INC.
                                7500 CHASE TOWER
                               600 TRAVIS STREET
                              HOUSTON, TEXAS 77002
Dear Stockholder:

   On February 27, 1998, DeepTech International Inc. entered into an Agreement and Plan of Merger (the "Original Merger Agreement") with El Paso Natural Gas Company and El Paso Acquisition Company, a wholly owned subsidiary of El Paso, pursuant to which DeepTech would merge (the "Original Merger") with El Paso, or under certain circumstances, with El Paso Acquisition Company. On June 16, 1998, an amendment to the Original Merger Agreement (as amended, the "Amended Merger Agreement") was entered into among El Paso, El Paso Acquisition Company and El Paso Energy Corporation pursuant to which, if El Paso effects a holding company reorganization prior to the date of the merger, DeepTech would merge (the "Amended Merger") with El Paso Energy, or under certain circumstances, with a subsidiary of El Paso Energy. The holders of a majority of DeepTech's common stock approved the Original Merger on February 27, 1998 and approved the Amended Merger on July , 1998. Accordingly, no further action by the stockholders of DeepTech is necessary for the Original Merger or the Amended Merger to occur.

   As a result of the approval of the Original Merger Agreement and the Amended Merger Agreement, there will not be a DeepTech stockholders' meeting to vote on the Original Merger or the Amended Merger. Accordingly, the special meeting of stockholders of DeepTech contemplated by the attached Proxy Statement/Prospectus has been cancelled. Notwithstanding any references in the attached Proxy Statement/Prospectus to a possible DeepTech special meeting or to the possible solicitation of proxies, WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. The attached Proxy Statement/Prospectus will constitute the Information Statement/Prospectus with respect to the Amended Merger Agreement and the transactions contemplated thereby. All references to the term "Proxy Statement/Prospectus" will be deemed to refer to the "Information Statement/Prospectus."

   The Amended Merger Agreement provides for the substitution of the new holding company, El Paso Energy Corporation, in place of El Paso Natural Gas Company as a party to the merger agreement and the substitution of the common stock of El Paso Energy Corporation as consideration in the merger, in lieu of the common stock of El Paso Natural Gas Company, if El Paso effects the holding company reorganization prior to the date of the merger. The terms of the El Paso Energy Corporation common stock and the rights of former DeepTech stockholders as stockholders of El Paso Energy Corporation would be substantially identical to the terms of the El Paso Natural Gas Company common stock and the rights of former DeepTech stockholders as stockholders of El Paso Natural Gas Company. The remaining terms of the merger will be substantially identical, whether the merger is consummated in accordance with the Original Merger Agreement or in accordance with the Amended Merger Agreement.

   In connection with the merger, you have the right to specify (i) the number of shares of DeepTech common stock you own that you would like to convert into the right to receive cash consideration and (ii) the number of such shares which you would like to convert into the right to receive stock consideration. As described in more detail in the enclosed Proxy Statement/Prospectus, depending upon the number of shares of DeepTech common stock which elect stock or cash, the merger may be either a tax-free or a taxable transaction. In either case, you may specify, by completion of the appropriate box on the enclosed Form of Election, that (x) if the average of the closing prices of a share of El Paso common stock on the New York Stock Exchange during the ten consecutive trading days ending on and including the trading day immediately prior to the effective time of the merger is less than $25.00, your share or shares of DeepTech common stock will be converted into the right to receive cash consideration, notwithstanding your election to receive stock, and (y) if the average price during such specified ten-day period is greater than $37.50, your share or shares of DeepTech common stock will be converted into the right to receive the stock consideration, notwithstanding your election to receive cash.

   If you make no election, your shares of DeepTech common stock will be treated as if they were covered by a stock election for purposes of the merger agreement. If the merger is a taxable transaction, regardless of any election you have made, you will receive cash for your shares of DeepTech common stock unless you specify by marking the appropriate box on the Form of Election that you wish to receive El Paso common stock in a taxable transaction. You should not mark this box on the Form of Election unless you wish to receive stock in a taxable transaction.

   The material terms of the merger and the transactions contemplated by the merger agreement and other agreements related to DeepTech and certain of its subsidiaries are as follows:

   (i) DeepTech will sell to its subsidiary, Tatham Offshore, Inc., $8 million of debt owed to it by its wholly owned subsidiary, DeepFlex Production Services, Inc., and its subsidiaries in exchange for (x) the stock of Tatham Offshore Development, Inc. (a subsidiary of Tatham Offshore which owns an interest in an undeveloped oil and gas property in the Gulf of Mexico) and (y) the cancellation of reversionary interests in certain oil and gas properties owned by Leviathan Gas Pipeline Partners, L.P.;

   (ii) DeepFlex will deliver to DeepTech the shares of Tatham Offshore common and preferred stock which DeepFlex owns in exchange for $12 million of debt owed by DeepFlex to DeepTech;

   (iii) DeepTech will contribute to DeepFlex the remaining balance of approximately $61.4 million of debt owed by DeepFlex to DeepTech;

   (iv) DeepTech will contribute the stock of DeepFlex to Tatham Offshore. DeepFlex, through its subsidiaries, owns all of the assets of DeepTech's offshore contract drilling services business;

   (v) DeepTech will effect a rights offering to DeepTech stockholders of the Tatham Offshore common and preferred stock owned by DeepTech. DeepTech will retain $75 million of the net rights offering proceeds and will contribute the balance (other than amounts necessary to satisfy certain tax payment obligations of Tatham Offshore) to Tatham Offshore;

   (vi) El Paso will acquire the minority interests in Leviathan Holdings Company, Offshore Gas Marketing, Inc. and Offshore Gas Processors, Inc. held by certain members of DeepTech management and third parties for an aggregate of $55 million in cash;

   (vii) DeepTech will merge with and into El Paso (or, if the Amended Merger Agreement has been approved and the El Paso holding company reorganization has occurred, El Paso Energy) or, under certain circumstances, with El Paso Acquisition Company; and

   (viii) Tatham Offshore will transfer certain oil and gas properties owned by it to a subsidiary of Leviathan in exchange for 7,500 shares of Tatham Offshore's 9% Senior Convertible Preferred Stock owned by Leviathan and the satisfaction of all accrued and unpaid dividends on the Senior Convertible Preferred Stock owed to Leviathan.

   The consummation of the merger is subject to customary conditions precedent and requires consent from the holders of DeepTech's 12% Senior Secured Notes due 2000 and Senior Subordinated Notes due 2000. DeepTech has received the requisite consents from the holders of DeepTech's 12% Senior Secured Notes and Senior Subordinated Notes.

   If the merger is a taxable transaction and you (i) have not executed a written consent or voted in favor of the merger and (ii) are required under the merger agreement to accept cash for your shares of DeepTech common stock (other than cash exchanged for fractional shares), you will be entitled to appraisal rights. To exercise such right, you must send to DeepTech within 20 days after the date of mailing of this letter a notice stating that you demand the appraisal of your shares. Within 120 days after the effective date of the merger, you may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock. Notwithstanding the foregoing, any time within 60 days after the effective date of the merger, you will have the right to withdraw your demand for appraisal and to accept the terms offered pursuant to the merger.

   As required by Sections 228 and 262 of the Delaware General Corporation Law, this letter also constitutes notice to the stockholders of DeepTech of the approval of the Amended Merger Agreement by written consent and of the availability of appraisal rights. A copy of Section 262 is attached to the attached Proxy Statement/Prospectus as Annex I. A second notice specifying the effective date (the "Effective Date") of the merger as contemplated by the Amended Merger Agreement will be sent within 10 days after the Effective Date to all stockholders who have demanded appraisal of such holders' shares within 20 days after the mailing of this letter and the attached Proxy Statement/Prospectus.

   The attached Proxy Statement/Prospectus is being provided to DeepTech stockholders for the purposes of, among others, providing each DeepTech stockholder an opportunity to elect the type of consideration he or she wishes to receive in the merger. The attached Proxy Statement/Prospectus contains a more detailed description of the merger and the transactions contemplated by the merger agreement. We encourage you to read the Proxy Statement/Prospectus thoroughly.

                                        Very truly yours,

                                        /s/ Thomas P. Tatham

                                        THOMAS P. TATHAM
                                        CHAIRMAN OF THE BOARD
Houston, Texas
July  , 1998

   This Proxy Statement/Prospectus and the accompanying Form of Election are first being mailed to stockholders of DeepTech on or about July , 1998.
                            ------------------------
THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT
 BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY   , 1998.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statue requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statue provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, By-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Article X of the By-laws of El Paso requires indemnification to the full extent permitted under Delaware law as from time to time in effect. Subject to any restrictions imposed by Delaware law, the By-laws of El Paso provide an unconditional right to indemnification for all expense, liability, and loss (including attorney's fees, judgments, fines, ERISA excise taxes, or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened proceeding (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer or employee of El Paso, such person or is or was serving at the request of El Paso as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. The By-laws of El Paso also provide that El Paso may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors and officers.

     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

     Article 10 of El Paso's Restated Certificate of Incorporation, as amended, provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of El Paso shall not be liable to El Paso or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of El Paso for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     El Paso maintains directors' and officers' liability insurance which provides for payment, on behalf of the directors and officers of El Paso and its subsidiaries, of certain losses of such persons (other than matters uninsurable under law) arising from claims, including claims arising under the Securities Act of 1933, as amended, for acts or omissions by such persons while acting as directors or officers of El Paso and/or its subsidiaries, as the case may be.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     Set forth below is a list of the exhibits included as part of this Registration Statement.


    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
        2.1       Agreement and Plan of Merger ("Merger Agreement"), dated as of February 27, 1998, among El Paso Natural Gas Company, El
                  Paso Acquisition Company and DeepTech International Inc.
                  (included as Appendix A-1 to the Proxy
                  Statement/Prospectus)**
        2.2       Contribution and Distribution Agreement, dated as of
                  February 27, 1998, among DeepTech International Inc.,
                  DeepFlex Production Services, Inc., El Paso Natural Gas
                  Company and Tatham Offshore, Inc. (included as Appendix B to the Proxy Statement/Prospectus)**
        2.3       Amendment No. 1 to the Merger Agreement, dated June 16, 1998 among El Paso Natural Gas Company, El Paso Acquisition
                  Company, El Paso Energy Corporation and DeepTech
                  International Inc. (included as Appendix A-2 to the Proxy
                  Statement/Prospectus)**
        5.1       Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson,
                  as to the legality of the securities being registered*
        5.2       Opinion of Chase Securities, Inc., financial advisor of
                  DeepTech (included as Appendix C to the Proxy
                  Statement/Prospectus)**
        8.1       Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
                  re: tax matters*
       23.1       Consent of PricewaterhouseCoopers LLP, independent
                  accountants of El Paso Natural Gas Company**
       23.2       Consent of PricewaterhouseCoopers LLP, independent
                  accountants of DeepTech International Inc., Leviathan Gas
                  Pipeline Company, Leviathan Gas Pipeline Partners, L.P. and
                  Viosca Knoll Gathering Company**
       23.3       Consent of Deloitte & Touche LLP, independent accountants of
                  High Island Offshore System**
       23.4       Consent of Arthur Andersen LLP, independent public
                  accountants of Poseidon Oil Pipeline Company, L.L.C.**
       23.5       Consent of Ryder Scott Company Petroleum Engineers,
                  Independent Petroleum Engineers**
       23.6       Consent of Netherland, Sewell & Associates, Inc.,
                  Independent Petroleum Engineers**
       23.7       Consent of Netherland, Sewell & Associates, Inc.,
                  Independent Petroleum Engineers**
       23.8       Consent of Chase Securities, Inc.*
       23.9       Consent of Fried, Frank, Harris, Shriver & Jacobson re:
                  legality of the securities being registered (included in
                  Exhibit 5.1 to this Registration Statement)*
       23.10      Consent of Fried, Frank, Harris, Shriver & Jacobson re: tax
                  matters (included in Exhibit 8.1 to this Registration
                  Statement)*
       99.1       Form of Election and Letter of Transmittal*
       99.2       Form of DeepTech International Inc. Proxy*
       99.3       Form of DeepTech International Inc. Written Consent for all
                  holders of record other than Cede & Co.*
       99.4       Form of DeepTech International Inc. Written Consent for Cede
                  & Co., as holder of record*


---------------
 * Previously filed with Form S-4 Registration Statement

** Filed herewith

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (1)(i) and
     (ii) above do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

          (4) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (5) That every prospectus that is filed pursuant to paragraph (6) immediately preceding will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective; and

          (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 15, 1998.


                                          EL PASO NATURAL GAS COMPANY

                                          By:     /s/ H. BRENT AUSTIN
                                             ----------------------------------
                                                      H. Brent Austin
                                               Executive Vice President, and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.


                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----
                      *                        Chairman of the Board, Chief Executive    July 15, 1998
---------------------------------------------  Officer and Director
               William A. Wise

                      *                        President                                 July 15, 1998
---------------------------------------------
             Richard Owen Baish

                      *                        Executive Vice President and Chief        July 15, 1998
---------------------------------------------  Financial Officer
               H. Brent Austin

                      *                        Vice President and Controller (Chief      July 15, 1998
---------------------------------------------  Accounting Officer)
              Jeffrey I. Beason

                      *                        Director                                  July 15, 1998
---------------------------------------------
              Byron Allumbaugh

                      *                        Director                                  July 15, 1998
---------------------------------------------
             Juan Carlos Braniff

                      *                        Director                                  July 15, 1998
---------------------------------------------
               Peter T. Flawn

                      *                        Director                                  July 15, 1998
---------------------------------------------
              James F. Gibbons

                  SIGNATURE                                     TITLE                         DATE
                  ---------                                     -----                         ----
                      *                        Director                                  July 15, 1998
---------------------------------------------
                 Ben F. Love

                      *                        Director                                  July 15, 1998
---------------------------------------------
             Kenneth L. Smalley

                      *                        Director                                  July 15, 1998
---------------------------------------------
               Malcolm Wallop

          *By: /s/ H. BRENT AUSTIN             Attorney-in-Fact
   ---------------------------------------
               H. Brent Austin

                                    EXHIBITS


    EXHIBIT NO.                           DESCRIPTION
    -----------                           -----------
        2.1       Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 27, 1998, among El Paso Natural Gas Company,
                  El Paso Acquisition Company and DeepTech International Inc.
                  (included as Appendix A-1 to the Proxy
                  Statement/Prospectus)**
        2.2       Contribution and Distribution Agreement, dated as of
                  February 27, 1998, among DeepTech International Inc.,
                  DeepFlex Production Services, Inc., El Paso Natural Gas
                  Company and Tatham Offshore, Inc. (included as Appendix B to the Proxy Statement/Prospectus)**
        2.3       Amendment No. 1 to the Merger Agreement, dated as of June
                  16, 1998, among El Paso Natural Gas Company, El Paso
                  Acquisition Company, El Paso Energy Corporation and DeepTech
                  International Inc. (included as Appendix A-2 to the Proxy
                  Statement/Prospectus)**
        5.1       Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
                  as to the legality of the securities being registered*
        5.2       Opinion of Chase Securities, Inc., financial advisor of
                  DeepTech (included as Appendix C to the Proxy
                  Statement/Prospectus)**
        8.1       Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson
                  re: tax matters*
       23.1       Consent of PricewaterhouseCoopers LLP, independent
                  accountants of El Paso Natural Gas Company**
       23.2       Consent of PricewaterhouseCoopers LLP, independent
                  accountants of DeepTech International Inc., Leviathan Gas
                  Pipeline Company, Leviathan Gas Pipeline Partners, L.P. and
                  Viosca Knoll Gathering Company**
       23.3       Consent of Deloitte & Touche LLP, independent accountants of
                  High Island Offshore System**
       23.4       Consent of Arthur Andersen LLP, independent public
                  accountants of Poseidon Oil Pipeline Company, L.L.C.**
       23.5       Consent of Ryder Scott Company Petroleum Engineers,
                  Independent Petroleum Engineers**
       23.6       Consent of Netherland, Sewell & Associates, Inc.,
                  Independent Petroleum Engineers**
       23.7       Consent of Netherland, Sewell & Associates, Inc.,
                  Independent Petroleum Engineers**
       23.8       Consent of Chase Securities, Inc.*
       23.9       Consent of Fried, Frank, Harris, Shriver & Jacobson
                  re: legality of the securities being registered (included in
                  Exhibit 5.1 to this Registration Statement)*
       23.10      Consent of Fried, Frank, Harris, Shriver & Jacobson re: tax
                  matters (included in Exhibit 8.1 to this Registration
                  Statement)*
       99.1       Form of Election and Letter of Transmittal*
       99.2       Form of DeepTech International Inc. Proxy*
       99.3       Form of DeepTech International Inc. Written Consent for all
                  holders of record other than Cede & Co.*
       99.4       Form of DeepTech International Inc. Written Consent for Cede
                  & Co., as holder of record*


---------------

 * Previously filed with Form S-4 Registration Statement

** Filed herewith